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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

Rice Energy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Shareholders of EQT Corporation and Stockholders of Rice Energy Inc.:

          On June 19, 2017, EQT Corporation ("EQT"), Eagle Merger Sub I, Inc., an indirect, wholly owned subsidiary of EQT ("Merger Sub"), and Rice Energy Inc. ("Rice") entered into an Agreement and Plan of Merger (the "merger agreement"), providing for the merger of Merger Sub with and into Rice, with Rice surviving the merger as an indirect, wholly owned subsidiary of EQT (the "merger"). Following the effective time of the merger, the surviving corporation will merge with and into an indirect, wholly owned limited liability company subsidiary of EQT, with the limited liability company subsidiary surviving the second merger as an indirect wholly owned subsidiary of EQT.

          In connection with the transactions contemplated by the merger agreement, EQT will issue shares of common stock of EQT to stockholders of Rice (the "share issuance"). Under the rules of the New York Stock Exchange ("NYSE"), EQT is required to obtain shareholder approval of the share issuance. Accordingly, EQT will hold a special meeting of shareholders (the "EQT special meeting") to vote on the share issuance (the "share issuance proposal"). At the EQT special meeting, EQT will also propose that its shareholders approve proposals (i) to amend and restate EQT's Restated Articles of Incorporation to provide that the number of members of the board of directors of EQT (the "EQT board") be not less than five nor more than thirteen (the "charter amendment proposal") and (ii) to approve the adjournment of the EQT special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (the "EQT adjournment proposal"). Approval of each of these proposals requires the affirmative vote of a majority of the votes cast on each such proposal by holders of EQT's common stock. The EQT special meeting will be held on November 9, 2017 at EQT Plaza, 625 Liberty Avenue, Pittsburgh, PA 15222, at 8:00 a.m. local time. The EQT board unanimously recommends that EQT shareholders vote "FOR" the share issuance proposal, "FOR" the charter amendment proposal and "FOR" the EQT adjournment proposal.

          In addition, Rice will hold a special meeting of stockholders (the "Rice special meeting") to vote on a proposal to adopt the merger agreement (the "merger agreement proposal") and approve related matters as described in the attached joint proxy statement/prospectus. Under the laws of the State of Delaware, the approval of Rice's stockholders must be obtained before the merger can be completed. Approval of the merger agreement proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of Rice stock, in person or by proxy, entitled to vote on the merger agreement proposal. At the Rice special meeting, Rice will also propose that its stockholders approve proposals (i) to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger (the "advisory compensation proposal") and (ii) to approve the adjournment of the Rice special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the "Rice adjournment proposal"). Approval of each of the advisory compensation proposal and the Rice adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Rice stock, present in person or represented by proxy at the Rice special meeting and entitled to vote on the proposals. The Rice special meeting will be held on November 9, 2017 at Rice's executive offices at 2200 Rice Drive, Canonsburg, PA 15317, at 8:00 a.m. local time. Rice's board of directors unanimously recommends that Rice stockholders vote "FOR" the adoption of the merger agreement, "FOR" the advisory compensation proposal and "FOR" the Rice adjournment proposal.

          If the merger is completed, each outstanding share of Rice common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will convert into the right to receive 0.37 of a share of EQT common stock and $5.30 in cash, without interest and subject to applicable withholding taxes. Although the number of shares of EQT common stock that Rice stockholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of EQT common stock and will not be known at the time that Rice stockholders vote to adopt the merger agreement or at the time EQT shareholders vote to approve the share issuance. Based on the closing price of EQT's common stock on the NYSE on June 16, 2017, the last trading day before the public announcement of the merger, the 0.37 exchange ratio together with the $5.30 in cash represented approximately $27.04 in value for each share of Rice common stock. Based on EQT's closing price on October 11, 2017 of $63.10, the 0.37 exchange ratio together with the $5.30 in cash represented approximately $28.65 in value for each share of Rice common stock. Based upon the estimated number of shares of capital stock as well as the outstanding equity of the parties that will be outstanding immediately prior to the consummation of the merger, we estimate that, upon consummation of the transaction, existing EQT shareholders will hold approximately 65% and former Rice stockholders will hold approximately 35% of the outstanding common stock of EQT. We urge you to obtain current market quotations for EQT (trading symbol "EQT") and Rice (trading symbol "RICE").

          The obligations of EQT and Rice to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is included as Annex A to the attached joint proxy statement/prospectus. The attached joint proxy statement/prospectus describes the EQT special meeting, the Rice special meeting, the merger, the documents and agreements related to the merger, the share issuance and other related matters. It also contains or references information about EQT and Rice and certain related agreements and matters. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors," beginning on page 34, for a discussion of the risks relating to the proposed merger. You also can obtain information about EQT and Rice from documents that each has filed with the Securities and Exchange Commission.

Sincerely,

Steven T. Schlotterbeck	Daniel J. Rice IV
President, Chief Executive Officer and Director	Chief Executive Officer and Director
EQT Corporation	Rice Energy Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          This document is dated October 12, 2017 and is first being mailed to shareholders of record of EQT and stockholders of record of Rice on or about October 12, 2017.

EQT CORPORATION
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 9, 2017

        This is a notice that a special meeting of shareholders (the "EQT special meeting") of EQT Corporation ("EQT") will be held on November 9, 2017 at EQT Plaza, 625 Liberty Avenue, Pittsburgh, PA 15222, at 8:00 a.m. local time. This special meeting will be held for the following purposes:

  1.
  to approve the issuance of shares of common stock of EQT, no par value, to shareholders of Rice Energy Inc. ("Rice") in connection with the Agreement and Plan of Merger, dated as of June 19, 2017 (as it may be amended from time to time, the "merger agreement"), by and among EQT, Eagle Merger Sub I, Inc., an indirect wholly owned subsidiary of EQT, and Rice (the "share issuance proposal");

  2.
  to approve an amendment and restatement of EQT's Restated Articles of Incorporation in the form attached to this joint proxy statement/prospectus as Annex B to provide that the number of members of the board of directors of EQT (the "EQT board") be not less than five nor more than thirteen (the "charter amendment proposal"); and

  3.
  to approve the adjournment of the EQT special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (the "EQT adjournment proposal").

        This joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the EQT special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section titled "The Merger" beginning on page 56 for a description of the transactions contemplated by the merger agreement, including the share issuance contemplated by the share issuance proposal, and the section titled "Risk Factors" beginning on page 34 for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement, including the share issuance.

        The EQT board unanimously (i) determined the merger agreement and the other agreements and transactions contemplated thereby, including, without limitation, the merger and the share issuance, are fair to and in the best interests of EQT and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the share issuance and the charter amendment and (iii) approved the execution, delivery and performance of the merger agreement. The EQT board recommends that EQT shareholders vote "FOR" the share issuance proposal, "FOR" the charter amendment proposal and "FOR" the EQT adjournment proposal.

        The EQT board has fixed September 25, 2017 as the record date for determination of EQT shareholders entitled to receive notice of, and to vote at, the EQT special meeting or any adjournments or postponements thereof. Only holders of record of EQT common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the EQT special meeting.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.    The merger between EQT and Rice cannot be completed without the approval of the share issuance proposal by the affirmative vote of a majority of the votes cast on the proposal by holders of EQT's common stock.

        Whether or not you expect to attend the EQT special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to vote online; (2) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the EQT special meeting. Even if you plan to attend the EQT special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of EQT common stock will be represented at the EQT special meeting if you are unable to attend.

        If your shares are held in the name of a broker, bank, trustee or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank, trustee or other nominee, as appropriate. If your shares are held through EQT's Employee Savings Plan or EQT's 2014 Long-Term Incentive Plan, you will receive a separate voting direction card. If you have any questions concerning the share issuance proposal or the other transactions contemplated by the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of EQT common stock, please contact EQT's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022

Shareholders May Call Toll-Free: (877) 717-3930

Banks & Brokers May Call Collect: (212) 750-5833

By order of the Board of Directors

Nicole King Yohe
Corporate Secretary

RICE ENERGY INC.
2200 Rice Drive
Canonsburg, PA 15317
(724) 271-7200

NOTICE OF 2017 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 9, 2017

        This is a notice that a special meeting of stockholders (the "Rice special meeting") of Rice Energy Inc. ("Rice") will be held on November 9, 2017, at 8:00 a.m., local time, at Rice's executive offices at 2200 Rice Drive, Canonsburg, PA 15317. This special meeting will be held for the following purposes:

  1.
  to adopt the Agreement and Plan of Merger, dated as of June 19, 2017 (as it may be amended from time to time, the "merger agreement"), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part, among Rice, EQT Corporation ("EQT"), and Eagle Merger Sub I, Inc. ("Merger Sub"), an indirect wholly owned subsidiary of EQT, pursuant to which Merger Sub will merge with and into Rice (the "merger"), and immediately thereafter Rice will merge with and into another wholly owned indirect subsidiary of EQT with such indirect subsidiary surviving as a wholly owned subsidiary of EQT, and each outstanding share of Rice common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive 0.37 of a share of common stock, no par value, of EQT, and $5.30 in cash, without interest and subject to applicable withholding taxes, pursuant to the merger agreement;

  2.
  to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger; and

  3.
  to approve the adjournment of the Rice special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

        This joint proxy statement/prospectus describes the proposals listed above in more detail, as well as other matters contemplated in connection with the proposed merger. Please refer to the attached document, including the merger agreement and all other annexes and including any documents incorporated by reference, for further information with respect to the business to be transacted at the Rice special meeting. You are encouraged to read the entire document carefully before voting.

        Rice's board of directors (the "Rice board") unanimously determined that it is advisable and in the best interests of Rice's stockholders to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend adoption of the merger agreement by Rice's stockholders and that the adoption of the merger agreement be submitted to a vote at a meeting of Rice's stockholders. The Rice board recommends that Rice stockholders vote "FOR" the adoption of the merger agreement, "FOR" the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger and "FOR" the adjournment of the Rice special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

        September 21, 2017 has been fixed as the record date for determination of Rice stockholders entitled to receive notice of, and to vote at, the Rice special meeting or any adjournments or postponements thereof. Only holders of record of Rice common stock and Rice Class A Preferred

Stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Rice special meeting.

        A complete list of registered Rice stockholders entitled to vote at the Rice special meeting will be available for inspection at the principal place of business of Rice at 2200 Rice Drive, Canonsburg, Pennsylvania 15317, during regular business hours for a period of no less than 10 days before the Rice special meeting and at the place of the Rice special meeting during the meeting.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.    The merger between Rice and EQT cannot be completed without the adoption of the merger agreement by the affirmative vote, in person or by proxy, of holders of a majority in voting power of the outstanding shares of Rice stock entitled to vote on the merger agreement proposal as of the record date for the Rice special meeting.

        Whether or not you expect to attend the Rice special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to vote online; (2) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Rice special meeting. If your shares are held in a Rice plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the plan trustee or administrator, or such broker, bank or other nominee, as appropriate.

        If you have any questions concerning the merger agreement or the merger contemplated by the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Rice common stock, please contact Rice's proxy solicitor:

105 Madison Avenue
New York, New York 10016
RICE@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885

By order of the Board of Directors
William E. Jordan
Senior Vice President, General Counsel and Corporate Secretary

ADDITIONAL INFORMATION

        Both EQT and Rice file annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the "SEC"). You may read and copy any materials that either EQT or Rice files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room. In addition, EQT and Rice file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You can also obtain these documents, free of charge, from EQT at http://ir.eqt.com or from Rice at http://investors.riceenergy.com. The information contained on, or that may be accessed through, EQT's and Rice's websites is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

        EQT has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part with respect to the shares of EQT common stock to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of EQT filed as part of the registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits in the SEC's reading room at the address set forth above or at the SEC's website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates important business and financial information about EQT and Rice from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For EQT shareholders:	For Rice stockholders:
EQT Corporation 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222 (412) 553-5700 Attention: Corporate Secretary	Rice Energy Inc. 2200 Rice Drive Canonsburg, Pennsylvania 15317 (832) 708-3437 Attention: Investor Relations
Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, New York 10022 Shareholders May Call Toll-Free: (877) 717-3930 Banks & Brokers May Call Collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 RICE@mackenziepartners.com Call Collect: (212) 929-5500 or Toll-Free: (800) 322-2885

        If you would like to request any documents, please do so by November 7, 2017 in order to receive them before the EQT special meeting or the Rice special meeting, as applicable.

        For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page 202.

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-219508) filed with the SEC by EQT, constitutes a prospectus of EQT under the Securities Act of 1933, as amended, with respect to the shares of EQT common stock to be issued to Rice stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Rice and EQT under the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting of EQT shareholders and a notice of meeting with respect to the special meeting of Rice stockholders.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 12, 2017, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding EQT has been provided by EQT and information contained in this joint proxy statement/prospectus regarding Rice has been provided by Rice.

i

QUESTIONS AND ANSWERS

        The following are some questions that you, as a shareholder of EQT Corporation ("EQT") or a stockholder of Rice Energy Inc. ("Rice"), may have regarding the merger, the issuance of shares of EQT common stock to Rice stockholders in connection with the merger and other matters being considered at the special meetings of EQT's shareholders and Rice's stockholders (the "EQT special meeting" and the "Rice special meeting," respectively) and the answers to those questions. EQT and Rice urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger, the issuance of shares of EQT common stock in connection with the merger and the other matters being considered at the EQT special meeting and the Rice special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:
Why am I receiving this document?

A:
EQT, Rice and Eagle Merger Sub I, Inc., an indirect, wholly owned subsidiary of EQT ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of June 19, 2017 (as it may be amended from time to time, the "merger agreement"), providing for the merger of Merger Sub with and into Rice, with Rice surviving the merger as an indirect wholly owned subsidiary of EQT (the "merger"). Following the effective time of the merger (the "effective time," and the date of the effective time the "closing date"), the surviving corporation in the merger will merge with and into an indirect wholly owned limited liability company subsidiary of EQT, with the limited liability company subsidiary surviving the second merger as an indirect wholly owned subsidiary of EQT (the "post-closing merger" and together with the merger, the "mergers").

  In order to complete the merger, EQT shareholders must approve the proposal to issue EQT common stock, no par value (the "EQT common stock"), to the Rice stockholders pursuant to the merger agreement (the "share issuance proposal") and Rice stockholders must approve the proposal to adopt the merger agreement (the "merger agreement proposal"), and all other conditions to the merger must be satisfied or waived.

  EQT and Rice will hold separate special meetings to obtain these approvals and other related matters, including, in the case of EQT, a vote to amend and restate EQT's Restated Articles of Incorporation (the "EQT articles") in the form attached to this joint proxy statement/prospectus as Annex B to provide that the number of members of EQT's board of directors (the "EQT board") be not less than five nor more than thirteen (the "charter amendment proposal") and, in the case of Rice, a vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger (the "compensation proposal").

  This joint proxy statement/prospectus, which you should read carefully, contains important information about the merger, the share issuance and other matters being considered at the EQT special meeting and the Rice special meeting.

Q:
What will Rice stockholders receive for their shares of Rice common stock in the merger?

Q:
At the effective time, each share of Rice common stock, par value $0.01 per share (the "Rice common stock") issued and outstanding immediately prior to the effective time (other than shares of Rice common stock (1) (a) held in treasury by Rice or (b) owned by EQT, Merger Sub or EQT Investments Holdings, LLC, the intermediate subsidiary of EQT that holds all of Merger Sub's outstanding capital stock, which will automatically be canceled and cease to exist, (2) held by any wholly owned subsidiary of EQT (other than Merger Sub or EQT Investments Holdings, LLC) or any wholly owned subsidiary of Rice, which will automatically be converted into a number of shares of EQT common stock equal to the sum of (x) the stock consideration and (y) the quotient of the cash consideration and the last reported sale price of EQT common stock on the New York Stock Exchange (the "NYSE") (as reported in The Wall Street Journal) on the closing date, or (3) held by any holder of record who is entitled to demand and properly demands appraisal of such shares pursuant to and in compliance with the Delaware General Corporate Law (the "DGCL") (the shares of Rice common stock described in clauses (1) through (3) together, "excluded shares")), will be cancelled and converted automatically into the right to receive (i) 0.37 shares of EQT common stock (the "exchange ratio") in book-entry form (the "stock consideration") (with cash in lieu of fractional shares, if any) and (ii) $5.30 in cash, without interest and subject to applicable withholding taxes (the "cash consideration" and, together with the stock consideration, the "merger consideration").

  In addition, Rice will take all actions as may be necessary so that at the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock will be treated as described in "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger."

  For additional information regarding the consideration to be received in the merger, see the section entitled "The Merger—Effects of the Merger."

Q:
If I am a Rice stockholder, how will I receive the merger consideration to which I am entitled?

A:
As soon as practicable after the effective time (but no later than the second business day after the closing date), an exchange agent will mail to each holder of record of Rice common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of certificates of Rice common stock ("Rice stock certificates") and book-entry shares representing the shares of Rice common stock ("Rice book-entry shares") in exchange for the merger consideration. Upon receipt by the exchange agent of (i) either Rice stock certificates or Rice book-entry shares and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

Q:
Who will own EQT immediately following the transactions?

A:
EQT and Rice estimate that, upon completion of the merger, EQT shareholders as of immediately prior to the merger will hold approximately 65% and Rice stockholders will hold approximately 35% of the outstanding common stock of EQT.

Q:
How important is my vote?

A:
Your vote "FOR" each proposal presented at the EQT special meeting and/or the Rice special meeting is very important, and you are encouraged to submit a proxy as soon as possible.

  Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast on the proposal by holders of EQT's common stock. Any abstention by an EQT shareholder will have the same effect as a vote against the share issuance proposal. The failure of any EQT shareholder to submit a vote will not be counted in determining the votes cast in connection with this proposal and therefore will have no effect on the outcome of the share issuance proposal. Approval of the charter amendment proposal requires the affirmative vote of a majority of the votes cast on the proposal by holders of EQT's common stock. Failure to vote and abstentions will not be counted as votes cast "for" or "against" the charter amendment proposal and will have no effect on the outcome of the charter amendment proposal. Approval of the proposal to adjourn the EQT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes at the time of such adjournment to approve the share issuance (the "EQT adjournment proposal") requires the affirmative vote of a majority of the votes cast on the proposal by holders of EQT's common stock. Failure to vote and abstentions will not be counted as votes cast "for" or "against" the EQT adjournment proposal and will have no effect on the outcome of the charter amendment proposal.

  Approval of the merger agreement proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of Rice stock, in person or by proxy, entitled to vote on the merger agreement proposal. Any abstention by a Rice stockholder and the failure of any Rice stockholder to submit a vote will have the same effect as voting against the merger agreement proposal. Adoption of the compensation proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Rice stock, present in person or represented by proxy at the Rice special meeting and entitled to vote on the compensation proposal. Abstentions are considered shares present and entitled to vote and will have the same effect as votes "against" the compensation proposal. Since the compensation proposal is non-binding, if the merger agreement is approved by Rice stockholders and the merger is completed, the compensation that is the subject of the compensation proposal, which includes amounts EQT or Rice are contractually obligated to pay, would still be paid regardless of the outcome of the non-binding advisory vote. Approval of the proposal to adjourn the Rice special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (the "Rice adjournment proposal") requires the affirmative vote of the holders of a majority in voting power of the shares of Rice stock, present in person or represented by proxy at the Rice special meeting and entitled to vote on the Rice adjournment proposal. Abstentions are considered shares present and entitled to vote and will have the same effect as votes "against" the Rice adjournment proposal.

Q:
How do the EQT board and the Rice board recommend that I vote?

A:
The EQT board unanimously (i) determined the merger agreement and the other agreements and transactions contemplated thereby, including, without limitation, the merger and the share issuance, are fair to and in the best interests of EQT and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the share issuance and the charter amendment and (iii) approved the execution, delivery and performance of the merger agreement. For a detailed description of the various factors considered by the EQT board, see the section titled "The Merger—Recommendation of the EQT Board and Reasons for the Merger."

  Accordingly, the EQT board unanimously recommends that EQT shareholders vote "FOR" the share issuance proposal, "FOR" the charter amendment proposal and "FOR" the EQT adjournment proposal.

  Rice's board of directors (the "Rice board"), after considering the various factors described under "The Merger—Recommendation of the Rice Board and Reasons for the Merger," the comprehensive process conducted by the Rice board and the alternatives to the merger (including remaining as a stand-alone company), has unanimously determined that it is advisable and in the best interests of Rice's stockholders to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend the adoption of the merger agreement by Rice's stockholders and that the adoption of the merger agreement be submitted to a vote at a meeting of Rice's stockholders.

  Accordingly, the Rice board recommends that you vote "FOR" the merger agreement proposal, "FOR" the compensation proposal and "FOR" the Rice adjournment proposal.

Q:
Will the EQT common stock received at the time of completion of the merger be traded on an exchange?

A:
Yes. It is a condition to the consummation of the merger that the shares of EQT common stock to be issued to Rice stockholders in connection with the merger be authorized for listing on the NYSE, subject to official notice of issuance.

Q:
How will EQT shareholders be affected by the merger?

A:
Upon completion of the merger, each EQT shareholder will hold the same number of shares of EQT common stock that such shareholder held immediately prior to completion of the merger. As a result of the merger, EQT shareholders will own shares in a larger company with more assets. However, because in connection with the merger, EQT will be issuing additional shares of EQT common stock to Rice stockholders in exchange for their shares of Rice common stock, each outstanding share of EQT common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of EQT common stock outstanding after the merger.

Q:
What are the U.S. federal income tax consequences of the merger?

A:
It is intended that the merger and the post-closing merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to each of EQT's and Rice's obligation to complete the mergers that it receive a written opinion from its counsel, Wachtell, Lipton, Rosen & Katz and Vinson & Elkins LLP, respectively, to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, assuming the receipt and accuracy of such opinions, a U.S. holder (as defined under "The Merger—Material U.S. Federal Income Tax Consequences") of shares of Rice common stock that receives shares of EQT common stock and cash in exchange for shares of Rice common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the EQT common stock and cash received by the U.S. holder exceeds such U.S. holder's adjusted tax basis in its shares of Rice common stock surrendered and (ii) the amount of cash received by such U.S. holder. Holders of Rice common stock that are not U.S. holders and that receive shares of EQT common stock and cash pursuant to the merger may be subject to U.S. withholding tax with respect to cash received.

  Holders of Rice common stock should read the section entitled "The Merger—Material U.S. Federal Income Tax Consequences" for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences to a particular holder will depend on such holder's particular facts and circumstances. Rice stockholders should consult their own tax advisors to determine the specific consequences to them of receiving EQT common stock and cash pursuant to the merger.

Q:
When do EQT and Rice expect to complete the merger?

A:
EQT and Rice currently expect to complete the merger in the fourth quarter of fiscal year 2017. However, neither EQT nor Rice can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond either company's control. See the sections entitled "The Merger—Regulatory Approvals" and "The Merger Agreement—Conditions to Completion of the Merger."

Q:
What happens if the merger is not completed?

A:
If the merger agreement is not adopted by Rice's stockholders, the share issuance is not approved by EQT's shareholders or the merger is not completed for any other reason, Rice's stockholders will not receive any payment for shares of Rice common stock they own. Instead, Rice will remain an independent public company, Rice common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rice will continue to file periodic reports with the SEC on account of Rice's common stock.

  Under specified circumstances, Rice and/or EQT may be required to reimburse the other party's expenses or pay a termination fee upon termination of the merger agreement, as described under "The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement."

Q:
When and where is the EQT special meeting?

A:
The EQT special meeting will be held on November 9, 2017, at 8:00 a.m., local time, at EQT Plaza, 625 Liberty Avenue, Pittsburgh, PA 15222.

Q:
When and where is the Rice special meeting?

A:
The Rice special meeting will be held on November 9, 2017, at 8:00 a.m., local time, at Rice's executive offices at 2200 Rice Drive, Canonsburg, PA 15317.

Q:
How many votes may I cast?

A:
Each share of EQT common stock entitles its holder of record to one vote on each matter considered at the EQT special meeting. Only EQT shareholders who held shares of EQT common stock at the close of business on September 25, 2017 are entitled to vote at the EQT special meeting and any adjournment or postponement of the EQT special meeting, so long as such shares remain outstanding on the date of the EQT special meeting.

  Each outstanding share of Rice common stock entitles its holder of record to one vote on each matter considered at the Rice special meeting; each 1/1000th of an outstanding share of Rice Class A Preferred Stock, par value $0.01 per share (the "Rice preferred stock" and together with the Rice common stock, "Rice stock") entitles its holder of record to one vote on each matter considered at the Rice special meeting. Only Rice stockholders who held shares of record at the close of business on September 21, 2017 are entitled to vote at the Rice special meeting and any adjournment or postponement of the Rice special meeting, so long as such shares remain outstanding on the date of the Rice special meeting.

Q:
Who can vote at each of the EQT special meeting and the Rice special meeting?

A:
All holders of shares of EQT common stock who hold such shares of record at the close of business on September 25, 2017, the record date for the EQT special meeting, are entitled to receive notice of and to vote at the EQT special meeting.

  All holders of shares of Rice common stock and Rice preferred stock who hold such shares of record at the close of business on September 21, 2017, the record date for the Rice special meeting, are entitled to receive notice of and to vote at the Rice special meeting.

Q:
What are the record dates in connection with each of the EQT special meeting and the Rice special meeting?

A:
The record date for the determination of shareholders entitled to notice of and to vote at the EQT special meeting is September 25, 2017. The record date for the determination of stockholders entitled to notice of and to vote at the Rice special meeting is September 21, 2017.

Q:
What constitutes a quorum at each of the EQT special meeting and the Rice special meeting?

A:
In order for business to be conducted at the EQT and Rice special meetings, a quorum must be present. A quorum at the EQT special meeting requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of EQT common stock entitled to vote at the EQT special meeting. A quorum at the Rice special meeting requires the presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of Rice stock entitled to vote at the Rice special meeting.

Q:
What do I need to do now?

A:
After you have carefully read and considered the information contained or incorporated by reference into this joint proxy statement/prospectus, please submit your proxy via the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the EQT special meeting or the Rice special meeting, as applicable.

  Additional information on voting procedures can be found under the section titled "EQT Special Meeting" and under the section titled "Rice Special Meeting."

Q:
How will my proxy be voted?

A:
If you submit your proxy via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, your proxy will be voted in accordance with your instructions.

  Additional information on voting procedures can be found under the section titled "EQT Special Meeting" and under the section titled "Rice Special Meeting."

Q:
Who will count the votes?

A:
The votes at the EQT special meeting will be counted by three independent judges of election appointed by the EQT board. The votes at the Rice special meeting will be counted by an independent inspector of election appointed by the Rice board.

Q:
May I vote in person?

A:
Yes. If you are a shareholder of record of EQT at the close of business on September 25, 2017 or a stockholder of record of Rice at the close of business on September 21, 2017, you may attend your special meeting and vote your shares in person, in lieu of submitting your proxy by Internet, telephone or by completing, signing, dating and returning the enclosed proxy card.

  If you are a beneficial holder of EQT common stock or Rice common stock, you are also invited to attend the EQT special meeting or the Rice special meeting, as applicable. However, because you are not the shareholder or stockholder of record, you may not vote your shares in person at the EQT special meeting or the Rice special meeting, as applicable, unless you request and obtain a valid "legal proxy" from your bank, broker or nominee.

Q:
What must I bring to attend my special meeting?

A:
Only EQT's shareholders of record, or Rice's stockholders of record, as of the close of business on the applicable record date, beneficial owners of EQT common stock or Rice common stock as of the applicable record date, holders of valid proxies for the EQT special meeting or Rice special meeting, and invited guests of EQT or Rice may attend the applicable special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders or stockholders of record, beneficial owners or proxy holders.

  Additionally, EQT shareholders planning to attend the EQT special meeting will need an admission ticket. Holders of shares in registered name or through EQT's Employee Savings Plan or EQT's 2014 Long-Term Incentive Plan (the "EQT 2014 LTIP") can obtain an admission ticket by checking the appropriate box on their proxy card or direction card, or by writing to EQT's Corporate Secretary at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary. Beneficial owners holding through a broker, bank or other holder of record, must write to EQT's Corporate Secretary at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary AND must include proof of your ownership of EQT common stock as of the record date, such as a copy of your brokerage account statement or an omnibus proxy, which you can obtain from your broker, bank or other holder of record, and EQT will send you an admission ticket for the special meeting.

  Additional information on attending the EQT special meeting and the Rice special meeting can be found under the section titled "EQT Special Meeting" and under the section titled "Rice Special Meeting."

Q:
What should I do if I receive more than one set of voting materials for the EQT special meeting or the Rice special meeting?

A:
You may receive more than one set of voting materials for the EQT special meeting or the Rice special meeting or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your EQT common stock or Rice common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form.

Q:
What's the difference between holding shares as a shareholder or stockholder of record and holding shares as a beneficial owner?

A:
If your shares of EQT common stock or Rice common stock are registered directly in your name with EQT's transfer agent, Computershare, or Rice's transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the shareholder of record, in the case of EQT, or the stockholder of record, in the case of Rice. If you are a shareholder or stockholder of record, then this joint proxy statement and your proxy card have been sent directly to you by EQT or Rice, as applicable.

  If your shares of EQT common stock or Rice common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of the shares of EQT common stock or Rice common stock held in "street name." In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend the EQT special meeting or the Rice special meeting, as applicable. However, because you are not the shareholder or stockholder of record, you may not vote your shares in person at the EQT special meeting or the Rice special meeting, as applicable, unless you request and obtain a valid "legal proxy" from your bank, broker or nominee.

Q:
If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If your shares are held in the name of a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. The availability of Internet or telephonic voting will depend on the nominee's voting process. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

  You should instruct your broker, bank or other nominee how to vote your shares. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the EQT special meeting or the Rice special meeting. A so-called "broker non-vote" results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. EQT and Rice do not expect any broker non-votes at the EQT special meeting or Rice special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the EQT special meeting and Rice special meeting are considered non-routine. As a result, no broker will be permitted to vote your shares at the EQT special meeting or Rice special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have no effect on the outcome of the share issuance proposal or the charter amendment proposal, but will have the same effect as a vote "against" the adoption of the merger agreement proposal.

  Additional information on voting procedures can be found under the section titled "EQT Special Meeting" and under the section titled "Rice Special Meeting."

Q:
How do I vote shares of EQT common stock held through EQT's Employee Savings Plan?

A:
If you hold shares through EQT's Employee Savings Plan, you will receive a separate voting direction card. The trustee of the EQT Employee Savings Plan will vote your shares in accordance with the instructions on your returned direction card.

  If you do not return a direction card or if you return a direction card with no instructions, the trustee will vote your shares in proportion to the way other plan participants voted their shares. Please note that the direction cards have an earlier return date than the proxy cards. Please review your direction card for the date by which your instructions must be received in order for your shares to be voted.

  In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the direction card by mail.

Q:
How do I vote restricted shares of EQT common stock held through EQT's 2014 Long-Term Incentive Plan?

A:
Employees of EQT holding restricted shares through the EQT 2014 LTIP will receive a separate voting direction card. The administrator of the EQT 2014 LTIP (or its designee) will vote your restricted shares in accordance with the instructions on your returned direction card.

  If you return a direction card with no instructions, the administrator or its designee will vote your shares as recommended by the EQT board. If you do not return a direction card, your shares will not be voted. Please note that the direction cards have an earlier return date than the proxy cards.

  Please review your direction card for the date by which your instructions must be received in order for your shares to be voted.

  In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the direction card by mail.

Q:
What do I do if I am an EQT shareholder and I want to revoke my proxy?

A:
Shareholders of record may revoke their proxies at any time before their shares are voted at the EQT special meeting in any of the following ways:

•
sending a written notice of revocation to EQT at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary, which must be received before their shares are voted at the EQT special meeting;

•
properly submitting a later-dated, new proxy card, which must be received before their shares are voted at the EQT special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m. Eastern Time on November 8, 2017 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the EQT special meeting and voting in person. Attendance at the EQT special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

  Beneficial owners of EQT common stock may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the EQT special meeting.

  Additional information can be found under the section titled "EQT Special Meeting."

Q:
What do I do if I am a Rice stockholder and I want to revoke my proxy?

A:
Stockholders of record may revoke their proxies at any time before their shares are voted at the Rice special meeting in any of the following ways:

•
sending a written notice of revocation to Rice at 2200 Rice Drive, Canonsburg, Pennsylvania 15317, Attention: Investor Relations, which must be received before their shares are voted at the Rice special meeting;

•
properly submitting a later-dated, new proxy card, which must be received before their shares are voted at the Rice special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m. Eastern Time on November 8, 2017 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the Rice special meeting and voting in person. Attendance at the Rice special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

  Beneficial owners of Rice common stock may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the EQT special meeting.

  Additional information can be found under the section entitled "Rice Special Meeting."

Q:
What happens if I sell or otherwise transfer my shares of EQT common stock before the EQT special meeting?

A:
The record date for shareholders entitled to vote at the EQT special meeting is September 25, 2017, which is earlier than the date of the EQT special meeting. If you sell or otherwise transfer your shares after the record date but before the EQT special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the EQT special meeting but will otherwise transfer ownership of your shares of EQT common stock.

Q:
What happens if I sell or otherwise transfer my shares of Rice common stock before the Rice special meeting?

A:
The record date for stockholders entitled to vote at the Rice special meeting is September 21, 2017, which is earlier than the date of the Rice special meeting. If you sell or otherwise transfer your shares after the record date but before the Rice special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the Rice special meeting but will otherwise transfer ownership of your shares of Rice common stock.

Q:
What happens if I sell or otherwise transfer my shares of Rice common stock before the completion of the merger?

A:
Only holders of shares of Rice common stock at the effective time will become entitled to receive the merger consideration. If you sell your shares of Rice common stock prior to the completion of the merger, you will not become entitled to receive the merger consideration by virtue of the merger.

Q:
Do any of the officers or directors of Rice have interests in the merger that may differ from or be in addition to my interests as a Rice stockholder?

A:
In considering the recommendation of the Rice board that Rice stockholders vote to adopt the merger agreement proposal, to approve the compensation proposal and to approve the Rice adjournment proposal, Rice stockholders should be aware that some of Rice's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Rice stockholders generally. The Rice board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the adoption of the merger and the approval of the compensation proposal and the Rice adjournment proposal.

  For more information and quantification of these interests, please see "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger."

Q:
Where can I find voting results of the EQT special meeting and the Rice special meeting?

A:
Rice and EQT intend to announce their respective preliminary voting results at each of the Rice and EQT special meetings and publish the final results in Current Reports on Form 8-K that will be filed with the SEC following the Rice special meeting and the EQT special meeting, respectively. All reports that Rice and EQT file with the SEC are publicly available when filed. See the section titled "Where You Can Find More Information."

Q:
Do EQT shareholders and Rice stockholders have dissenters' rights or appraisal rights, as applicable?

A:
EQT shareholders are not entitled to dissenters' rights in connection with the merger. Rice stockholders are entitled to appraisal rights in connection with the merger under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Rice common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into EQT common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law. For further information relating to appraisal rights and dissenters' rights see the sections in this joint proxy statement/prospectus titled "The Merger—Appraisal Rights and Dissenters' Rights" and "Appraisal Rights and Dissenters' Rights."

Q:
How can I find more information about EQT and Rice?

A:
You can find more information about EQT and Rice from various sources described in the section titled "Where You Can Find More Information."

Q:
Who can answer any questions I may have about the EQT special meeting, the Rice special meeting, the merger, or the transactions contemplated by the merger agreement, including the share issuance?

A:
If you have any questions about the EQT special meeting, the Rice special meeting, the merger, the share issuance, or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, the enclosed proxy card or voting instructions, you should contact:

For EQT shareholders:	For Rice stockholders:
EQT Corporation 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222 (412) 553-5700 Attention: Corporate Secretary	Rice Energy Inc. 2200 Rice Drive Canonsburg, Pennsylvania 15317 (832) 708-3437 Attention: Investor Relations
Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, New York 10022 Shareholders May Call Toll-Free: (877) 717-3930 Shareholders May Call Collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 RICE@mackenziepartners.com Call Collect: (212) 929-5500 or Toll-Free: (800) 322-2885

SUMMARY

        The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Rice stockholders and EQT shareholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes, and the documents to which EQT and Rice refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See "Where You Can Find More Information."

The Parties (see pages 41 and 42)

EQT Corporation

        EQT Corporation conducts its business through three business segments: EQT Production, EQT Gathering and EQT Transmission. EQT Production is the largest natural gas producer in the Appalachian Basin, based on average daily sales volumes, with 13.5 Tcfe of proved natural gas, natural gas liquids ("NGLs") and crude oil reserves across approximately 3.6 million gross acres, including approximately 790,000 gross acres in the Marcellus play, as of December 31, 2016. EQT Gathering and EQT Transmission provide gathering, transmission and storage services for EQT's produced gas, as well as for independent third parties across the Appalachian Basin, through EQT's ownership and control of EQT Midstream Partners, LP ("EQM") (NYSE: EQM), a publicly traded limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin.

        In 2015, EQT formed EQT GP Holdings, LP ("EQGP") (NYSE: EQGP), a Delaware limited partnership, to own EQT's partnership interests, including the incentive distribution rights ("IDRs"), in EQM. As of June 30, 2017, EQT owned the entire non-economic general partner interest and 239,715,000 common units, which represented a 90.1% limited partner interest, in EQGP. As of June 30, 2017, EQGP's only cash-generating assets were the following EQM partnership interests: 21,811,643 EQM common units, representing a 26.6% limited partner interest in EQM; 1,443,015 EQM general partner units, representing a 1.8% general partner interest in EQM; and all of EQM's IDRs, which entitle EQGP to receive 48.0% of all incremental cash distributed in a quarter after $0.5250 has been distributed in respect of each common unit and general partner unit of EQM for that quarter. EQT is the ultimate parent company of EQGP and EQM.

Eagle Merger Sub I, Inc.

        Merger Sub is an indirect, wholly owned subsidiary of EQT. Merger Sub was formed by EQT solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 and its telephone number is (412) 553-5700.

Rice Energy Inc.

        Rice Energy Inc. is an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. Rice operates in three business segments, which are managed separately due to their distinct operational differences. The Exploration and Production segment is engaged in the acquisition, exploration and development of natural gas, oil and NGLs. The Rice Midstream Holdings segment is engaged in the gathering and compression of natural gas production in Belmont and Monroe Counties, Ohio. The Rice Midstream Partners segment is engaged in the gathering and compression of natural gas production in Washington and Greene Counties, Pennsylvania, and in the provision of water services to support the well completion services of Rice and third parties in Washington and Greene Counties, Pennsylvania and in Belmont County, Ohio.

EQT Special Meeting (see page 43)

        Date, Time and Place.    The EQT special meeting will be held on November 9, 2017 at EQT Plaza, 625 Liberty Avenue, Pittsburgh, PA 15222, at 8:00 a.m. local time.

        Purpose.    The EQT special meeting is being held to consider and vote on the following proposals:

  •
  Proposal 1.  To approve the issuance of shares of EQT common stock to Rice stockholders in connection with the merger agreement (referred to previously in this joint proxy statement/prospectus as the share issuance proposal).

  •
  Proposal 2.  To approve an amendment and restatement of the EQT articles in the form attached to this joint proxy statement/prospectus as Annex B to provide that the number of members of the EQT board be not less than five nor more than thirteen (referred to previously in this joint proxy statement/prospectus as the charter amendment proposal).

  •
  Proposal 3.  To approve the adjournment of the EQT special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to previously in this joint proxy statement/prospectus as the EQT adjournment proposal).

        Record Date; Voting Rights.    The record date for the determination of shareholders entitled to notice of and to vote at the EQT special meeting is September 25, 2017. Only EQT shareholders who held shares of EQT common stock of record at the close of business on September 25, 2017 are entitled to vote at the EQT special meeting and any adjournment or postponement of the EQT special meeting. Each share of EQT common stock entitles its holder of record to one vote at the EQT special meeting.

        Quorum.    In order for business to be conducted at the EQT special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of EQT common stock entitled to vote at the EQT special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions will count towards the quorum.

        Vote Required.    The affirmative vote of a majority of the votes cast on the respective proposal by holders of EQT's common stock is required to approve each of the share issuance proposal, the charter amendment proposal and the EQT adjournment proposal.

        As of the record date, there were approximately 173,832,392 shares of EQT common stock outstanding, held by 2,211 holders of record. As of the record date, EQT directors and executive officers, as a group, owned and were entitled to vote approximately 943,125 shares of EQT common stock, or approximately 0.54% of the outstanding shares of EQT common stock as of the record date.

Rice Special Meeting (see page 49)

        Date, Time and Place.    The Rice special meeting will be held on November 9, 2017, at Rice's executive offices at 2200 Rice Drive, Canonsburg, PA 15317, at 8:00 a.m. local time.

        Purpose.    The Rice special meeting is being held to consider and vote on the following proposals:

  •
  Proposal 1.  To adopt the merger agreement , a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which each outstanding share of Rice common stock (other than excluded shares) will be converted into the right to receive 0.37 of a share of EQT common stock and $5.30 in cash, without interest and subject to applicable withholding taxes (referred to previously in this joint proxy statement/prospectus as the merger agreement proposal).

  •
  Proposal 2.  To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger (referred to previously in this joint proxy statement/prospectus as the compensation proposal), discussed under the heading "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger."

  •
  Proposal 3.  To approve the adjournment of the Rice special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (referred to previously in this joint proxy statement/prospectus as the Rice adjournment proposal).

        Record Date; Voting Rights.    The record date for the determination of stockholders entitled to notice of and to vote at the Rice special meeting is September 21, 2017. Only Rice stockholders who held shares of record at the close of business on September 21, 2017 are entitled to vote at the Rice special meeting and any adjournment or postponement of the Rice special meeting, so long as such shares remain outstanding on the date of the Rice special meeting. Each share of Rice common stock entitles its holder of record to one vote at the Rice special meeting on each matter considered at the Rice special meeting. Each outstanding share of Rice common stock entitles its holder of record to one vote on each matter considered at the Rice special meeting and each 1/1000th of an outstanding share of Rice preferred stock will be entitled to one vote on each matter considered at the Rice special meeting.

        Quorum.    In order for business to be conducted at the Rice special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of Rice stock entitled to vote at the Rice special meeting. For purposes of determining whether there is a quorum, all shares that are present and entitled to vote will count towards the quorum, including abstentions.

        Vote Required.    The votes required for each proposal are as follows:

  •
  Proposal 1—the merger agreement proposal.  The affirmative vote of holders of a majority in voting power of the outstanding shares of Rice stock, in person or by proxy, entitled to vote on the merger agreement proposal is required to adopt the merger agreement proposal.

  •
  Proposal 2—the compensation proposal.  The affirmative vote of the holders of a majority in voting power of the shares of Rice stock, present in person or represented by proxy at the Rice special meeting and entitled to vote on the compensation proposal, is required to approve the compensation proposal. Since the votes for the merger-related compensation proposal are non-binding, if the merger agreement is approved by Rice's stockholders and the merger is completed, the compensation that is the subject of the compensation proposal, which includes amounts Rice or EQT are contractually obligated to pay, would still be paid regardless of the outcome of the non-binding advisory vote on the compensation proposal.

  •
  Proposal 3—the Rice adjournment proposal.  The affirmative vote of the holders of a majority in voting power of the shares of Rice stock, present in person or represented by proxy at the Rice special meeting and entitled to vote on the Rice adjournment proposal, is required to approve the Rice adjournment proposal.

        As of the close of business on the record date, there were 227,957,481 shares of Rice common stock outstanding, held by 23 holders of record and 15,217 shares of Rice preferred stock outstanding held by six holders of record. As of the record date, directors and executive officers of Rice, as a group, owned and were entitled to vote 3,492,019 shares of Rice common stock and no shares of Rice preferred stock, or approximately 1.44% of the voting power of outstanding shares of Rice.

The Merger (see page 56)

        Upon satisfaction or waiver of the conditions to closing in the merger agreement, on the closing date, Merger Sub, an indirect wholly owned subsidiary of EQT formed for the purpose of effecting the merger, will merge with and into Rice. Rice will be the surviving company in the merger. At the effective time, each share of Rice common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive 0.37 of a share of EQT common stock, with cash paid in lieu of the issuance of fractional shares of EQT common stock, and $5.30 in cash, without interest and subject to applicable withholding taxes. In addition, Rice will take all actions as may be necessary so that at the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock will be treated as described in "The Merger—Treatment of Rice Equity Awards."

Recommendation of the EQT Board and Reasons for the Merger (see page 68)

        The EQT board recommends that EQT shareholders vote "FOR" the share issuance proposal, "FOR" the charter amendment proposal and "FOR" the EQT adjournment proposal.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the share issuance and the charter amendment, the EQT board considered a number of factors in its deliberations. For a more complete discussion of these factors, see "The Merger—Recommendation of the EQT Board and Reasons for the Merger."

Recommendation of the Rice Board and Reasons for the Merger (see page 73)

        The Rice board recommends that Rice stockholders vote "FOR" the merger agreement proposal, "FOR" the compensation proposal and "FOR" the Rice adjournment proposal.

        In the course of reaching its decision to approve the merger agreement and the merger contemplated by the merger agreement, the Rice board considered a number of factors in its deliberations. For a more complete discussion of these factors, see "The Merger—Recommendation of the Rice Board and Reasons for the Merger."

Opinion of EQT's Financial Advisor (see page 86)

        In connection with the mergers, EQT's financial advisor, Citigroup Global Markets Inc. ("Citi"), delivered a written opinion, dated June 19, 2017, to the EQT board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be paid by EQT pursuant to the merger agreement. The full text of Citi's written opinion, dated June 19, 2017, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the EQT board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the mergers or related transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of EQT to effect or enter into the mergers or any related transactions, the relative merits of the mergers or any related transactions as compared to any alternative business strategies that might exist for EQT or the effect of any other transaction in which EQT might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed mergers, any related transactions or otherwise.

        For further information, see the section of this joint proxy statement/prospectus entitled "The Merger—Opinion of EQT's Financial Advisor" and Annex C.

Opinion of Rice's Financial Advisor (see page 106)

        In connection with the merger, on June 18, 2017, Rice's financial advisor, Barclays Capital Inc., ("Barclays") rendered its oral opinion (which opinion was subsequently confirmed in writing) to the Rice board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to Rice stockholders (other than holders of shares of Rice common stock (a) that are subject to perfected appraisal rights, (b) held in treasury by Rice or owned by EQT, Merger Sub or EQT Investments Holdings, LLC, which will automatically be canceled and cease to exist or (c) held by any other wholly owned subsidiary of EQT or Rice (collectively, the "excluded shares") is fair, from a financial point of view, to such stockholders. The full text of Barclays' written opinion, dated June 19, 2017, which describes the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The summary of Barclays' opinion set forth below is qualified in its entirety by reference to the full text of Barclays' opinion.

        Barclays' opinion is addressed to the Rice board, addresses only the fairness, from a financial point of view, to Rice stockholders (other than holders of excluded shares) of the merger consideration to be offered to such stockholders and does not constitute a recommendation to any Rice stockholder as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm's-length negotiations between Rice and EQT and were unanimously approved by the Rice board. Barclays did not recommend any specific form of consideration to Rice or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion does not in any manner address, Rice's underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger or any class of such persons, relative to the consideration to be offered to Rice stockholders in connection with the merger. Barclays' opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Rice might engage.

        For further information, see the section of this joint proxy statement/prospectus entitled "The Merger—Opinion of Rice's Financial Advisor" and Annex D.

Financing of the Transactions (see page 128)

        Excluding any funds required to refinance and/or pay off any indebtedness of Rice and its subsidiaries on the closing date and cash severance costs, EQT anticipates that the total amount of funds necessary to finance the transactions and to pay transaction fees and expenses will be approximately $1.8 billion. This amount is expected to be funded through a combination of available cash on hand, borrowings under EQT's existing revolving credit facility and proceeds from the issuance and sale by EQT of senior unsecured notes. In connection with the transactions, EQT received debt financing commitments in the amount of $1.4 billion. On October 4, 2017 EQT terminated its $1.4 billion debt financing commitments and closed an offering of $3.0 billion of its fixed and floating rate senior notes. The merger, however, is not conditioned upon receipt of this or any other financing by EQT. For a more complete discussion of the financing of the transactions, see "The Merger—Financing of the Transactions."

Interests of Certain Rice Directors and Executive Officers in the Merger (see page 128)

        Rice's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Rice stockholders generally. The members of the Rice board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that Rice stockholders adopt the merger agreement.

        These interests include, among others:

  •
  Rice's directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

  •
  If the effective time occurs before the time that Rice's 2017 bonuses would be paid in the ordinary course of business, each Rice executive officer will receive a bonus payment equal to 200% of the executive's target bonus opportunity in respect of any 2017 bonus to which they would otherwise be entitled.

  •
  Each Rice executive officer is a party to an employment agreement with Rice that would provide that executive with certain compensation and benefits in the event that the executive experiences a qualifying termination in connection with the merger.

  •
  Rice performance stock units held by the executive officers will be converted into time-based restricted stock units of EQT, and the performance conditions applicable to such Rice performance stock units will be deemed to have been met at the maximum level at the effective time.

        Rice's directors and executive officers hold equity compensation plan awards under Rice's Amended and Restated 2014 Long-Term Incentive Plan (the "Rice LTIP"), the vesting of which will be accelerated if the executive experiences a qualifying termination. See the section of this joint proxy statement/prospectus titled "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger" for a more detailed description of the interests of Rice's executive officers and directors.

Board of Directors and Management of EQT Following Completion of the Merger (see page 135)

        In the merger agreement, EQT has agreed, subject to the approval of the charter amendment proposal by EQT's shareholders, to increase the size of the EQT board to thirteen directors and cause Daniel J. Rice IV and Robert F. Vagt (each, a "Rice designee") to become members of the EQT board upon the effective time. If EQT's shareholders do not approve the charter amendment proposal at the EQT special meeting, EQT has agreed to increase the size of the EQT board to twelve directors and appoint either Mr. Rice or Mr. Vagt, at Rice's election, upon the effective time and to seek shareholder approval to increase the maximum size of the EQT board specified in the EQT articles to thirteen directors at its next annual meeting of shareholders and appoint the Rice designee not appointed upon the effective time.

        Upon completion of the merger, the current directors and executive officers of EQT are expected to continue in their current positions, other than as may be publicly announced by EQT in the normal course.

Material U.S. Federal Income Tax Consequences (see page 135)

        It is intended that the merger and the post-closing merger, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to each of EQT's and Rice's obligation to complete the mergers that it receive a written opinion from its counsel, Wachtell, Lipton, Rosen & Katz and Vinson & Elkins LLP, respectively, to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, assuming the receipt and accuracy of such opinions, a U.S. holder (as defined under "The Merger—Material U.S. Federal Income Tax Consequences") of shares of Rice common stock that receives shares of EQT common stock and cash in exchange for shares of Rice common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the EQT common stock and cash received by the U.S. holder exceeds such U.S. holder's adjusted tax basis in its shares of Rice common stock surrendered and (ii) the amount of cash received by such U.S. holder. Holders of Rice common stock that are not U.S. holders and that receive shares of EQT common stock and cash pursuant to the merger may be subject to U.S. withholding tax with respect to cash received.

        Holders of Rice common stock should read the section entitled "The Merger—Material U.S. Federal Income Tax Consequences" for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences to a particular holder will depend on such holder's particular facts and circumstances. Rice stockholders should consult their own tax advisors to determine the specific consequences to them of receiving EQT stock and cash pursuant to the merger.

Accounting Treatment (see page 138)

        EQT prepares its financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). The merger will be accounted for using the acquisition method of accounting with EQT being considered the acquirer of Rice for accounting purposes. This means that EQT will allocate the purchase price to the fair value of Rice's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price (if any) being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals Required to Complete the Merger (see page 139)

        The completion of the merger is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, the merger cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ"), and until the applicable waiting period has expired or has been terminated.

        On June 30, 2017, EQT and Rice each filed a premerger notification and report form under the HSR Act and on July 18, 2017, the FTC granted early termination under the HSR Act.

        Additionally, in connection with the share issuance proposal, EQT must file a registration statement with the SEC under the Exchange Act that is declared effective by the SEC.

Treatment of Rice Equity Awards (see page 139)

        At the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock that is held by an employee or other service provider of Rice (including Rice directors) who will be continuing with EQT following the effective time will be converted into a restricted stock unit award, with substantially the same terms and conditions as were applicable to the pre-conversion award, in respect of a number of shares of EQT common stock equal to the product (rounded to the nearest whole share) of (i) the number of shares of Rice common stock subject to the pre-conversion award multiplied by (ii) the sum of (a) the exchange ratio plus (b) the quotient of the cash consideration divided by the average closing price of EQT common stock for the five consecutive trading days ending on the last complete trading day prior to the effective time (the "stock award exchange ratio"). Performance conditions that are applicable to any such Rice performance stock units will be deemed to have been met at the maximum level specified in the award at the effective time, and the converted awards will be subject solely to time-based vesting.

        For Rice employees identified by EQT prior to the effective time as not continuing to be employed following the effective time, at the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock will vest and be settled within seven business days following the closing date for the merger consideration with respect to each share of Rice common stock subject to such awards. Performance conditions that are applicable to such Rice performance stock units will be deemed to have been met at the maximum level specified in the award at the effective time.

        See the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger" for a detailed description of the treatment of Rice equity awards.

Agreement with Certain Rice Stockholders (see page 140)

        Concurrently with the execution of the merger agreement, EQT entered into a voting and support agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex F (the "voting agreement"), with Rice Energy 2016 Irrevocable Trust, Rice Energy Holdings LLC, Daniel J. Rice III, Daniel J. Rice IV, Derek A. Rice and Toby Z. Rice (collectively, the "named Rice stockholders"), pursuant to which each of the named Rice stockholders has agreed, among other matters and upon the terms and subject to the conditions set forth in the voting agreement, to vote all of their shares of Rice common stock in favor of the merger agreement proposal and the other actions contemplated by the merger agreement and against any proposal that would reasonably be expected to result in any condition to the consummation of the merger set forth in the merger agreement not being fulfilled. As of the record date for the Rice special meeting, the named Rice stockholders held approximately 36,832,830 shares of Rice common stock in the aggregate, or approximately 15.1% of the voting power of Rice as of the record date.

Agreements with Certain Executive Officers and Directors of Rice (see page 132)

        In connection with the execution of the merger agreement and effective immediately following the closing of the merger, Rice entered into (i) an amendment to the employment agreements with each of the executive officers and (ii) a confidentiality, non-solicitation and non-competition agreement with Daniel J. Rice III (the "Daniel J. Rice, III Agreement"), each as described in the "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger." The amendments amend terms of the executive officers' existing obligations under their respective employment agreements to refrain from competing with the business of Rice. The employment agreement amendments provide, among other terms, that the executive officers may not engage in certain competitive activities with Rice during the time of their employment and for a period of three years after the end of such employment in any location within the Appalachian Basin, as defined by the United States Energy Information Administration (the "Appalachian Basin"). The Daniel J. Rice, III Agreement imposes confidentiality and noncompetition covenants on Mr. Rice III that are comparable to those applicable to the executive officers under their amended employment agreements, with the noncompetition period running for three years from the closing of the merger.

Listing of EQT Common Stock; Delisting of Rice Common Stock (see page 140)

        It is a condition to the consummation of the merger that the shares of EQT common stock to be issued to Rice stockholders in the merger be authorized for listing on the NYSE, subject to official notice of issuance. As a result of the merger, shares of Rice common stock currently listed on the NYSE will cease to be listed on the NYSE.

Appraisal Rights and Dissenters' Rights (see page 141)

        Rice stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Rice common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into EQT common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

        Under the Pennsylvania Business Corporation Law ("PBCL"), as well as the governing documents of EQT, EQT shareholders are not entitled to dissenters' rights in connection with the merger or the transactions contemplated by the merger.

Litigation Relating to the Merger (see page 144)

        On August 2, 2017, a class action lawsuit related to the merger was filed against Rice and its directors. On August 3, 2017, a second class action lawsuit was filed against Rice and its directors, also naming EQT and Merger Sub as defendants. On August 11, 2017, two additional class action lawsuits were filed against Rice and its directors, one of which also named EQT and Merger Sub as defendants. On August 15, 2017, a fifth class action lawsuit was filed against Rice and its directors. Also on August 15, 2017, a derivative lawsuit was filed against members of the EQT board, with EQT as a nominal defendant; the parties have entered into a memorandum of understanding providing for the resolution of this matter. EQT and Rice believe the claims in each complaint are without merit. See the section entitled "Litigation Relating to the Merger."

No Solicitation of Alternative Proposals (see page 155)

        Pursuant to the merger agreement, each of EQT and Rice have agreed that they will not, and will cause their respective subsidiaries and will use reasonable best efforts to cause their respective representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a competing proposal (as defined in "The Merger Agreement—No Solicitation of Alternative Proposals"), (ii) engage in any discussions or negotiations with respect to a competing proposal or (iii) furnish any non-public information, or access to its properties, assets or employees, to any person in connection with or in response to a competing proposal or enter into any letter of intent or agreement in principle, or other agreement providing for a competing proposal.

        The parties are permitted, prior to obtaining the applicable shareholder or stockholder approval of the transactions contemplated by the merger agreement, to engage in the activities described above solely with and to any person who has made a written, bona fide competing proposal that did not result from a breach of the applicable party's non-solicitation obligations; provided, that (A) no non-public information may be furnished until the party receives an executed confidentiality agreement containing limitations on the use and disclosure of non-public information no less favorable to that party in the aggregate than the terms of the confidentiality agreement between EQT and Rice; and (B) prior to taking any such actions, the party's board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a superior proposal (as defined in "The Merger Agreement—No Solicitation of Alternative Proposals"), and, after consultation with its outside legal counsel, that the failure to engage in such activities would be inconsistent with the board's duties under applicable law.

Conditions to Completion of the Merger (see page 161)

        The obligations of Rice and EQT to consummate the merger are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

  •
  adoption of the merger agreement proposal by Rice stockholders and approval of the share issuance proposal by EQT shareholders;

  •
  any waiting period applicable to the merger under the HSR Act shall have been terminated or expired;

  •
  absence of any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and no law shall have been adopted that makes consummation of the merger illegal or otherwise prohibited;

  •
  the registration statement on Form S-4 filed by EQT in connection with the share issuance having been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceedings for that purpose having been sought by the SEC; and

  •
  EQT common stock issued in the merger having been approved for listing on the NYSE, upon official notice of issuance.

        The obligation of Rice to effect the merger is also subject to the satisfaction or waiver by Rice of the following additional conditions:

  •
  the accuracy of the representations and warranties of EQT and Merger Sub set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Rice's receipt of an officer's certificate from EQT to such effect;

  •
  performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with under the merger agreement by EQT at or prior to the effective time (and Rice's receipt of an officer's certificate from EQT to such effect);

  •
  the absence, since the date of the merger agreement, of any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to EQT; and

  •
  the receipt by Rice of a written tax opinion from Vinson & Elkins LLP, in form and substance reasonably satisfactory to Rice and dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        The obligations of EQT and Merger Sub to effect the merger are also subject to the satisfaction or waiver by EQT of the following additional conditions:

  •
  the accuracy of the representations and warranties of Rice set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and EQT's receipt of an officer's certificate from Rice to such effect:

  •
  performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with under the merger agreement by Rice at or prior to the effective time (and EQT's receipt of an officer's certificate from Rice to such effect);

  •
  the absence, since the date of the merger agreement, of any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Rice; and

  •
  the receipt by EQT of a written tax opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to EQT and dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        As further discussed under the section titled "Risk Factors," neither EQT nor Rice can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

        None of EQT, Rice or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement (as described below), on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of the merger agreement.

Termination of the Merger Agreement (see page 162)

        Rice and EQT may mutually agree to terminate the merger agreement before consummating the merger, even after adoption of the merger agreement proposal by Rice stockholders and approval of the share issuance proposal by EQT shareholders.

        In addition, either EQT or Rice may terminate the merger agreement if:

  •
  any governmental authority having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and injunction shall have become final and nonappealable, or if there shall be adopted any law that permanently makes consummation of the merger illegal or otherwise permanently prohibited (provided that this right to terminate the merger agreement shall not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the cause of or resulted in such injunction or law);

  •
  subject to certain exceptions, the merger is not consummated by February 19, 2018, subject to one three-month extension to May 19, 2018, at the election of EQT or Rice, if the only conditions not satisfied at such time relate to an antitrust law (such date, as may be extended, the "end date") (provided that this right to terminate the merger agreement shall not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before the end date);

  •
  subject to certain exceptions, there has been a breach of the merger agreement by the other party or there has been a failure to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) if it was continuing to occur on the closing date, would result in a failure of a condition to close by such breaching party and (2) is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period (provided the party seeking to terminate the merger agreement pursuant to this provision is not then in terminable breach);

  •
  if the Rice special meeting has concluded without adoption of the merger agreement proposal by Rice stockholders or if the EQT special meeting has concluded without approval of EQT shareholders of the share issuance proposal; or

  •
  prior to the adoption of the merger agreement by Rice stockholders or approval of the share issuance by EQT shareholders, as applicable, the other party (i) makes an adverse recommendation change or (ii) is in material violation of its non-solicitation obligations.

        Rice may also terminate the merger agreement in order to enter into a definitive agreement with respect to a Rice superior proposal (provided that contemporaneous with such termination Rice tenders a termination fee payment to EQT).

Expenses and Termination Fees Relating to the Termination of the Merger Agreement (see page 163)

        Rice or EQT, as applicable, will be obligated to pay the other party a termination fee of $255 million in the following circumstances:

  •
  if such party effects an adverse recommendation change or such party commits a material breach of its non-solicitation obligations; or

  •
  (i) a competing proposal has been announced, disclosed or otherwise communicated to the Rice board or the EQT board, as applicable, and not withdrawn by a date that is at least three business days prior to the Rice special meeting or EQT special meeting, as applicable, or at least three business days prior to the termination of the merger agreement due to occurrence of the end date or a terminable breach by Rice or EQT, as applicable, (ii) thereafter, the merger agreement is terminated because the other party's shareholders fail to adopt the merger agreement or approve the share issuance, as applicable, or because of the occurrence of the end date or a terminable breach by the other party and (iii) within twelve months of the termination of the merger agreement, the other party enters into a definitive agreement with a third party with respect to or consummates a transaction that is a competing proposal with a third party.

        Rice will also be required to pay a termination fee of $255 million if Rice terminates the merger agreement in order to enter into a superior proposal.

        In addition, unless otherwise entitled to the $255 million termination fee, EQT or Rice will be obligated to pay the other party an expense reimbursement fee of $67 million if such party's shareholders fail to adopt the merger agreement or approve the share issuance, as applicable.

        In no event shall either party be entitled to receive more than one termination fee and one expense reimbursement fee. If a party receives a termination fee, then such party will not be entitled to also receive an expense reimbursement fee, and any payment of the expense reimbursement fee shall be fully creditable against any subsequent payment of the termination fee.

Specific Performance (see page 164)

        In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically its terms and provisions.

Expected Timing of the Merger (see page 148)

        The merger is expected to be completed in the fourth quarter of fiscal year 2017. However, neither EQT nor Rice can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond each party's control.

Comparison of Rights of Common Shareholders of EQT and Common Stockholders of Rice (see page 186)

        Rice stockholders receiving shares of EQT common stock in connection with the merger will have different rights once they become shareholders of EQT due to differences between laws of the Commonwealth of Pennsylvania and the State of Delaware and the governing corporate documents of EQT and Rice. These differences are described in more detail under "Comparison of Rights of Common Shareholders of EQT and Common Stockholders of Rice."

Risk Factors (see page 34)

        Before voting at the Rice special meeting or the EQT special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading "Risk Factors."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EQT

        The following table sets forth EQT's selected consolidated historical financial information that has been derived from (1) EQT's consolidated financial statements as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and (2) EQT's unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2017 and 2016. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of EQT nor does it include the effects of the merger. You should read this financial information together with EQT's consolidated financial statements, the related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its Annual Report on Form 10-K as of and for the year ended December 31, 2016 filed on February 9, 2017, and Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2017 filed on July 27, 2017, each of which is incorporated into this joint proxy statement/prospectus by reference. In EQT's view, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim financial information. The selected balance sheet data as of June 30, 2016 has been derived from EQT's unaudited condensed consolidated financial statements as of June 30, 2016, which have not been incorporated into this joint proxy statement/prospectus by reference. For more information, see the section titled "Where You Can Find More Information."

	As of and for the Year Ended December 31,					Six Months Ended June 30,
	2016	2015	2014	2013	2012	2017	2016
	(Thousands, except per share amounts)					(unaudited)
Total operating revenues	$1,608,348	$2,339,762	$2,469,710	$1,862,011	$1,377,222	$1,588,416	$672,600
Amounts attributable to EQT Corporation:
(Loss) income from continuing operations	$(452,983)	$85,171	$385,594	$298,729	$135,902	$205,118	$(253,009)

Net (loss) income	$(452,983)	$85,171	$386,965	$390,572	$183,395	$205,118	$(253,009)

Earnings per share of common stock attributable to EQT Corporation:
Basic:
(Loss) income from continuing operations	$(2.71)	$0.56	$2.54	$1.98	$0.91	$1.18	$(1.56)

Net (loss) income	$(2.71)	$0.56	$2.55	$2.59	$1.23	$1.18	$(1.56)

Diluted:
(Loss) income from continuing operations	$(2.71)	$0.56	$2.53	$1.97	$0.90	$1.18	$(1.56)

Net (loss) income	$(2.71)	$0.56	$2.54	$2.57	$1.22	$1.18	$(1.56)

Total assets	$15,472,922	$13,976,172	$12,035,353	$9,765,907	$8,819,750	$15,724,011	$14,783,186
Long-term debt	$3,289,459	$2,793,343	$2,959,353	$2,475,370	$2,496,061	$3,292,162	$2,795,620
Cash dividends declared per share of common stock	$0.12	$0.12	$0.12	$0.12	$0.88	$0.06	$0.06

        EQT adopted Accounting Standards Update (ASU) No. 2015-03, Interest—Imputation of Interest and ASU No. 2015-15, Interest—Imputation of Interest as of December 31, 2015, which requires an entity to present the debt issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. All periods prior to December 31, 2016 presented above were recast to reflect the change in accounting principle retrospectively applied as of December 31, 2015.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RICE

        The following table sets forth Rice's selected consolidated historical financial information that has been derived from (1) Rice's consolidated financial statements as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and (2) Rice's unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2017 and 2016. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Rice nor does it include the effects of the merger. You should read this financial information together with Rice's consolidated financial statements, the related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its Annual Report on Form 10-K as of and for the year ended December 31, 2016 filed on March 1, 2017, and Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2017 filed on August 3, 2017, each of which is incorporated into this joint proxy statement/prospectus by reference. In Rice's view, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim financial information. The selected statement of operations data and cash flow data for the years ended December 31, 2013 and 2012, and selected balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from Rice's audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of June 30, 2016 has been derived from Rice's unaudited condensed consolidated financial statements as of June 30, 2016, which have not been incorporated into this joint proxy statement/prospectus by reference. For more information, see the section titled "Where You Can Find More Information."

	As of and for the Year Ended December 31,					Six Months Ended June 30,
(in thousands, except share data)	2016	2015	2014	2013	2012	2017	2016
						(unaudited)
Statement of operations data:
Total operating revenues	$778,906	$502,141	$390,942	$88,687	$27,200	$792,113	$295,940
Total operating expenses	843,936	940,308	401,364	116,567	36,100	636,457	377,109
Operating (loss) income	(65,030)	(438,167)	(10,422)	(27,880)	(8,900)	155,656	(81,169)
Net (loss) income	(248,820)	(267,999)	219,035	(35,776)	(19,344)	135,760	(135,404)
Net (loss) income attributable to Rice Energy Inc.	(269,751)	(291,336)	218,454	(35,776)	(19,344)	57,227	(174,274)
Net (loss) income attributable to Rice Energy Inc. common stockholders	(298,201)	(291,336)	218,454	(35,776)	(19,344)	28,239	(185,676)
(Loss) earnings per share—basic	(1.84)	(2.14)	1.70	(0.44)	(0.33)	0.14	(1.28)
(Loss) earnings per share—diluted	(1.84)	(2.14)	1.70	(0.44)	(0.33)	0.14	(1.28)
Balance sheet data (at period end):
Cash	$470,043	$151,901	$256,130	$31,612	$8,547	$161,540	$565,514
Total property, plant and equipment, net	6,117,912	3,243,131	2,461,331	734,331	273,640	6,446,251	3,514,759
Total assets	7,817,522	3,949,098	3,527,949	879,810	344,971	7,995,050	4,406,879
Total debt	1,522,481	1,435,790	900,680	426,942	149,321	1,599,779	1,302,684
Total equity before noncontrolling interest	2,908,202	1,279,897	1,522,710	298,647	138,191	3,124,869	1,449,579
Net cash provided by (used in):
Operating activities	$485,885	$412,987	$85,075	$33,672	$(3,014)	$326,451	$202,894
Investing activities	(1,917,560)	(1,217,019)	(1,481,465)	(458,595)	(119,973)	(666,030)	(492,273)
Financing activities	1,749,817	699,803	1,620,908	444,988	127,145	31,076	702,992
Other financial data (unaudited):
Adjusted EBITDAX	$575,547	$431,510	$246,610	$52,258	$11,768	$473,726	$240,124

Non-GAAP Financial Measures

        Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Rice's management and external users of Rice's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

        Rice defines Adjusted EBITDAX as net (loss) income before noncontrolling interest; interest expense; depreciation, depletion and amortization; amortization of deferred financing costs; amortization of intangible assets; equity in loss (income) of their joint ventures; derivative fair value loss (gain), excluding net cash receipts (payments) on settled derivative instruments; gain on purchase of Marcellus joint venture; acquisition expense; non-cash stock compensation expense; non-cash incentive unit expense; restricted unit expense; income tax (benefit) expense; loss on extinguishment of debt; write-off of deferred financing costs; (gain) loss from sale of interest in gas properties; exploration expenses; and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

        Rice's management believes Adjusted EBITDAX is a useful measure to the users of Rice's financial statements because it allows them to more effectively evaluate Rice's operating performance and compare the results of Rice's operations from period to period and against Rice's peers without regard to Rice's financing methods or capital structure. Rice excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within Rice's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rice's computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. Rice believes that Adjusted EBITDAX is a widely followed measure of operating performance also used by investors.

        The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

	Year Ended December 31,					Six Months Ended June 30,
(in thousands)	2016	2015	2014	2013	2012	2017	2016
Adjusted EBITDAX reconciliation to net (loss) income:
Net (loss) income	$(248,820)	$(267,999)	$219,035	$(35,776)	$(19,344)	$135,760	$(135,404)
Interest expense	99,627	87,446	50,191	17,915	3,487	54,292	49,323
Depreciation, depletion and amortization	368,455	322,784	156,270	32,815	14,149	282,782	163,937
Impairment of gas properties	20,853	18,250	—	—	—	92,355	—
Impairment of goodwill	—	294,908	—	—	—	—	—
Impairment of fixed assets	23,057	—	—	—	—	—	2,595
Amortization of deferred financing costs	7,545	5,124	2,495	5,230	7,220	6,078	3,169
Amortization of intangible assets	1,634	1,632	1,156	—	—	808	811
Equity in loss (income) of joint ventures	—	—	2,656	(19,420)	(1,532)	—	—
Write-off of abandoned leases	—	—	—	—	2,253	—	—
Derivative fair value loss (gain)(1)	220,236	(273,748)	(186,477)	(6,891)	1,381	(88,779)	131,376
Net cash receipts (payments) on settled derivative instruments(1)	201,071	193,908	(18,784)	676	879	(29,753)	131,455
Gain on purchase of Marcellus joint venture(2)	—	—	(203,579)	—	—	—	—
Embedded derivative liability	—	—	—	—	—	15,417	—
Acquisition expense	6,109	1,235	2,339	—	—	2,615	556
Acquisition break fee	(1,939)	—	—	—	—	—	(1,939)
Non-cash stock compensation expense	21,915	16,528	5,553	—	—	11,701	11,042
Non-cash incentive unit expense	51,761	36,097	105,961	—	—	7,683	38,982
Restricted unit expense	—	—	—	32,906	—	—	—
Income tax (benefit) expense	(142,212)	12,118	91,600	—	—	33,341	(126,871)
Loss on extinguishment of debt	—	—	7,654	10,622	—	—	—
Write-off of deferred financing costs	—	—	6,896	—	—	—	—
(Gain) loss from sale of interest in gas properties		(953)	—	4,230	—	—	—
Exploration expense	15,159	3,137	4,018	9,951	3,275	11,118	6,538
Other expense	6,511	4,380	207	—	—	—	3,424
Net income attributable to noncontrolling interest in midstream entities	(75,415)	(23,337)	(581)	—	—	(61,692)	(38,870)

Adjusted EBITDAX(3)	$575,547	$431,510	$246,610	$52,258	$11,768	$473,726	$240,124

(1)
The adjustments for the derivative fair value (gains) losses and net cash receipts on settled commodity derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because Rice does not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDAX on a cash basis during the period the derivatives settled.

(2)
Represents gain recognized on the purchase of the remaining 50% interest in Rice's Marcellus joint venture.

(3)
The above Adjusted EBITDAX reconciliation deducts the impact of noncontrolling interest attributable to midstream entities and excludes the elimination of intercompany water revenues between Rice's subsidiaries and Rice Midstream Partners LP. Included in the above reconciliation is the non-controlling interest attributable to Rice Energy Operating, LLC, as Rice views their business on a fully diluted basis.

 SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF EQT

        The following selected unaudited pro forma condensed combined balance sheet data gives effect to the proposed merger as if it had occurred on June 30, 2017 while the unaudited pro forma combined statement of operations data for the six months ended June 30, 2017 and the year ended December 31, 2016 is presented as if the pro forma events had occurred on January 1, 2016.

        The following selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the pro forma events occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors." The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" and related notes included in this joint proxy statement/prospectus.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(in millions, except per share amounts)
Unaudited Pro Forma Statements of Combined Operations Data
Sale of Natural gas, Oil and NGLs	$1,955.9	$2,391.7
Net Income (Loss) attributable to EQT corporation	260.0	(896.1)
Earnings (Loss) per Share, Basic	0.98	(3.46)
Earnings (Loss) per Share, Diluted	0.98	(3.46)

As of June 30, 2017
(in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Data
Cash	$447.3
Total Assets	28,817.8
Long-Term Debt	6,472.4
Total Shareholders' Equity	16,919.3

 UNAUDITED COMPARATIVE PER SHARE INFORMATION

        The following table shows per share data regarding earnings (losses) from continuing operations, book value per share and cash dividends for EQT and Rice on a historical and pro forma combined basis after giving effect to the merger. The pro forma earnings (losses) from continuing operations information was compared as if the merger had been completed on January 1, 2016. The pro forma book value per share information was computed as if the merger had been completed on June 30, 2017.

        The following comparative per share data is derived from the historical consolidated financial statements of each of EQT and Rice. The information below should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 164.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(Unaudited)
Historical-EQT
Earnings (Loss) Per Share, Basic	$1.18	$(2.71)
Earnings (Loss) Per Share, Diluted	$1.18	$(2.71)
Book Value Per Share	$34.98	$33.91
Cash Dividends	$0.06	$0.12
Historical-Rice
Earnings (Loss) Per Share, Basic	$0.14	$(1.84)
Earnings (Loss) Per Share, Diluted	$0.14	$(1.84)
Book Value Per Share	$14.76	$14.35
Cash Dividends	$—	$—
Pro Forma Combined (Unaudited)
Earnings (Loss) Per Share, Basic	$0.98	$(3.46)
Earnings (Loss) Per Share, Diluted	$0.98	$(3.46)
Pro Forma Book Value Per Share	$45.16	$—
Equivalent Pro Forma	$16.71	$—

 COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

        EQT's common stock is listed on the NYSE under the symbol "EQT." Rice's common stock is listed on the NYSE under the symbol "RICE." The following table sets forth the closing sales prices per share of EQT common stock and Rice common stock, on an actual and equivalent per share basis, on the NYSE on the following dates:

  •
  June 16, 2017, the last full trading day before the public announcement of the merger, and

  •
  October 11, 2017, the last trading day for which this information could be calculated before the date of this joint proxy statement/prospectus.

	EQT Common Stock	Rice Common Stock	EQT Equivalent Per Share(1)
June 16, 2017	$58.77	$19.69	$27.04
October 11, 2017	$63.10	$27.45	$28.65

(1)
The equivalent per share data for EQT common stock has been determined by multiplying the market price of one share of EQT common stock on each of the dates by the exchange ratio of 0.37 and adding the $5.30 cash consideration.

        The following table sets forth, for the periods indicated, the high and low sales prices per share of EQT common stock and Rice common stock as reported on the NYSE, and cash dividends declared for the same periods.

EQT Common Stock

	EQT Price Range
	High	Low	Cash Dividends
Fiscal Year Ending December 31, 2017
Fourth Quarter (through October 11, 2017)	$65.70	$62.51	$0.03
Third Quarter	$67.84	$57.49	$0.03
Second Quarter	$64.45	$49.63	$0.03
First Quarter	$66.41	$56.33	$0.03
Fiscal Year Ended December 31, 2016
Fourth Quarter	$75.74	$63.11	$0.03
Third Quarter	$79.64	$67.69	$0.03
Second Quarter	$80.61	$63.48	$0.03
First Quarter	$68.26	$48.30	$0.03
Fiscal Year Ended December 31, 2015
Fourth Quarter	$77.58	$47.10	$0.03
Third Quarter	$81.67	$63.09	$0.03
Second Quarter	$92.79	$80.86	$0.03
First Quarter	$83.46	$71.33	$0.03

 Rice Common Stock

	Rice Price Range
	High	Low	Cash Dividends
Fiscal Year Ending December 31, 2017
Fourth Quarter (through October 11, 2017)	$29.12	$27.19	$—
Third Quarter	$29.55	$24.65	—
Second Quarter	$24.31	$19.19	—
First Quarter	$23.92	$18.30	—
Fiscal Year Ended December 31, 2016
Fourth Quarter	$27.88	$20.38	—
Third Quarter	$29.36	$20.45	—
Second Quarter	$23.57	$13.42	—
First Quarter	$14.16	$7.92	—
Fiscal Year Ended December 31, 2015
Fourth Quarter	$18.70	$8.01	—
Third Quarter	$21.11	$15.57	—
Second Quarter	$25.33	$20.16	—
First Quarter	$22.13	$16.04	—

        As of the close of business on September 25, 2017, the record date for the EQT special meeting, there were approximately 173,832,392 shares of EQT common stock outstanding and approximately 2,211 holders of record of EQT common stock. As of the close of business on September 21, 2017, the record date, for the Rice special meeting, there were 227,957,481 shares of Rice common stock outstanding, held by 23 holders of record.

        Because the exchange ratio will not be adjusted for changes in the market price of either EQT common stock or Rice common stock, the market value of the shares of EQT common stock that holders of Rice common stock will have the right to receive on the date the merger is completed may vary significantly from the market value of the shares of EQT common stock that holders of Rice common stock would receive if the merger were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of EQT common stock and Rice common stock prior to voting your shares. See "Risk Factors—Risks Relating to the Merger."

Dividends

        EQT has paid a quarterly dividend of $0.03 per share in respect of its common stock for the past several years. Any future decisions to pay dividends on EQT common stock will be at the discretion of the EQT board and will depend on the financial condition, results of operations, capital requirements, and other factors that the EQT board may deem relevant. Subject to limited exceptions, including for EQT's ordinary course quarterly dividends of $0.03 per share, the merger agreement prohibits EQT (unless consented to in advance by Rice, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of EQT common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

        Since its initial public offering, Rice has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of Rice common stock in the foreseeable future. Subject to limited exceptions, the merger agreement prohibits Rice (unless consented to in advance by EQT, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Rice common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts but reflect EQT's and Rice's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "plan," "continue," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "plan," "possible," "potential," "predict," "project," "pursue," "will," "should," "target," and other similar words, phrases or expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the ability of EQT to complete the contemplated financing transactions in connection with the transaction; EQT's plans, objectives, expectations and intentions with respect to future operations and services; required approvals of the merger by Rice's stockholders and the share issuance by EQT's shareholders, and by governmental regulatory authorities; the stock price of EQT following the consummation of the transactions; the stock price of EQT prior to the consummation of the transactions; the satisfaction of the closing conditions to the proposed merger; and the timing of the completion of the merger. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of EQT and Rice and difficult to predict. These risks and uncertainties also include those set forth under the section titled "Risk Factors" as well as, among others, risks and uncertainties relating to:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions;

  •
  the possibility that the consummation of the proposed merger is delayed or does not occur, including due to the failure to obtain the required approvals of the EQT shareholders and Rice stockholders, which may have adverse effects on the business and the stock price of EQT and Rice;

  •
  the ability to obtain the regulatory approvals required to complete the merger as contemplated by the merger agreement, and the timing and conditions for such approvals;

  •
  the possibility that the stock price of EQT falls prior to the consummation of the proposed merger;

  •
  the taking of governmental action (including the passage of legislation) to block the merger or otherwise adversely affecting EQT and Rice;

  •
  the outcome of any legal proceedings that have been or may be instituted against EQT, Rice or others following announcement of the merger contemplated by the merger agreement;

  •
  the disruption from the merger making it more difficult for Rice and EQT to maintain relationships with their respective customers, employees or suppliers;

  •
  the inability of Rice to retain key personnel;

  •
  the ability to successfully integrate the operations of EQT and Rice;

  •
  the effects of the combination of EQT's and Rice's businesses, including the combined company's future financial condition, results of operations, strategy and plans;

  •
  the expected benefits of the merger and the ability of EQT to realize those benefits;

  •
  unexpected costs or unexpected liabilities that may arise from the merger, whether or not consummated;

  •
  liabilities from operations for which EQT or Rice, as applicable, do not have insurance and/or do not receive full indemnification;

  •
  equipment specialization and new technologies;

  •
  difficulty in building and deploying new equipment;

  •
  operating hazards attendant to the natural gas and oil business;

  •
  shortages, delays in delivery and interruptions in supply of equipment, supplies and materials;

  •
  the ability to realize backlog;

  •
  operating costs;

  •
  failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed term contracts);

  •
  the ability to repay indebtedness when due;

  •
  interest rate volatility;

  •
  weather, environmental risks and ability to satisfy future environmental costs; and

  •
  the impact of global economic conditions, fluctuations in exchange rates, labor relations, competitive actions taken by competitors, terrorist attacks or natural disasters.

        EQT and Rice caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in EQT's and Rice's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All subsequent written and oral forward-looking statements concerning EQT, Rice, the merger or other matters attributable to EQT or Rice or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither EQT nor Rice undertakes any obligation to update publicly any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statements Regarding Forward-Looking Statements," you should carefully consider the following risk factors before deciding whether to vote for the merger agreement proposal, in the case of Rice stockholders, or for the share issuance proposal, in the case of EQT shareholders. In addition, you should read and consider the risks associated with each of the businesses of Rice and EQT because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the Annual Reports of EQT and Rice on Form 10-K for the fiscal year ended December 31, 2016, and any amendments thereto for each of EQT and Rice, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section titled "Where You Can Find More Information."

Risks Relating to the Merger

Because the exchange ratio is fixed and the market prices of EQT common stock and Rice common stock may fluctuate, Rice stockholders cannot be sure of the value of the EQT common stock they will receive on the closing date.

        At the effective time, each share of Rice common stock (other than excluded shares) will be converted into the right to receive 0.37 of a share of EQT common stock and $5.30 in cash, without interest and subject to applicable withholding taxes. If applicable, the exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, stock split, reclassification, reorganization or other similar change with respect to the shares of either EQT common stock or Rice common stock prior to the completion of the merger. The exchange ratio will not, however, be adjusted for changes in the market price of either EQT common stock or Rice common stock between the date of signing the merger agreement and the effective time. Accordingly, at the time of the EQT special meeting and at the time of the Rice special meeting, neither EQT shareholders nor Rice stockholders will know, or be able to determine, the value of EQT common stock to be issued in connection with the merger. For that reason, the market price of EQT common stock on the date of the EQT special meeting and the Rice special meeting may not be indicative of the value of EQT common stock that Rice stockholders will receive upon completion of the merger.

        The market prices of EQT common stock and Rice common stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Neither EQT nor Rice is permitted to terminate the merger agreement or re-solicit the vote of EQT shareholders or Rice stockholders, as applicable, solely because of changes in the market prices of either company's common stock. Stock price changes may result from a variety of factors, including general market and economic conditions and changes in the respective businesses, operations and prospects, and regulatory considerations of EQT and Rice. Market assessments of the benefits of the proposed merger and the likelihood that the transactions will be completed, as well as general and industry-specific market and economic conditions, may also affect market prices of EQT common stock and Rice common stock. Many of these factors are beyond EQT's and Rice's control. Rice stockholders should obtain current market quotations for shares of EQT common stock and for shares of Rice common stock.

The market value of EQT common stock could be negatively affected by risks and conditions that apply to EQT, which may be different from the risks and conditions applicable to Rice, and EQT shareholders will have different rights than Rice stockholders.

        Following the merger, EQT shareholders and former Rice stockholders will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. The business of EQT and its subsidiaries and other companies it may acquire in the future are different from those of Rice. There is a risk that various factors, conditions and developments that would not affect the price of Rice common stock could negatively affect the price of EQT common stock. Current EQT shareholders and Rice stockholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which EQT common stock is included, to respond to the risk profile of the combined company or to realize a gain. In addition, if, following the merger, large amounts of EQT common stock are sold, the price of EQT common stock could decline.

        Holders of shares of EQT common stock will have rights as EQT shareholders that differ from the rights they had as Rice stockholders before the merger. For a detailed comparison of the rights of EQT shareholders to the rights of Rice stockholders, see "Comparison of Rights of Common Shareholders of EQT and Common Stockholders of Rice."

The transactions contemplated by the merger agreement are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the transactions contemplated by the merger agreement, including the merger, could have material and adverse effects on EQT and Rice.

        Completion of the merger is subject to a number of conditions, including the approval by EQT shareholders of the share issuance proposal and approval by Rice stockholders of the merger agreement proposal, which make the completion and timing of the completion of the transactions uncertain. See the section titled "The Merger Agreement—Conditions to Completion of the Merger" for a more detailed discussion. Also, either EQT or Rice may terminate the merger agreement if the merger has not been consummated by February 19, 2018 or, at either party's discretion—if the only conditions to closing that have not been satisfied or waived by that date are those related to the termination or expiration of any waiting period under the HSR Act or the issuance of an order, decree, ruling, injunction or other action that is in effect and is restraining, enjoining or otherwise prohibiting the consummation of the merger—May 19, 2018, except that this right to terminate the merger agreement will not be available to any party whose material breach of a representation, warranty, covenant or other agreement of such party under the merger agreement resulted in the failure of the transactions to be consummated on or before that date.

        If the transactions contemplated by the merger agreement are not completed, EQT's and Rice's respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the transactions, EQT and Rice will be subject to a number of risks, including the following:

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  EQT and Rice will be required to pay their respective costs relating to the transactions, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;

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  time and resources committed by EQT's and Rice's management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

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  the market price of EQT common stock or Rice common stock could decline to the extent that the current market price reflects a market assumption that the transactions will be completed;

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  if the merger agreement is terminated and the Rice board seeks another business combination, Rice stockholders cannot be certain that Rice will be able to find a party willing to enter into a transaction agreement on terms equivalent to or more attractive than the terms agreed to in the merger agreement; and

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  if the merger agreement is terminated and the EQT board seeks another acquisition, EQT shareholders cannot be certain that EQT will be able to find a party willing to enter into a transaction as attractive to EQT as the acquisition of Rice.

The merger agreement contains provisions that limit Rice's and EQT's ability to pursue alternatives to the transactions, could discourage a potential competing acquiror of Rice or EQT from making a favorable alternative transaction proposal and, in specified circumstances, could require Rice or EQT to pay the other party a termination fee of $255 million.

        The merger agreement contains certain provisions that restrict Rice's and EQT's ability to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a competing proposal, engage in any discussions or negotiations with respect to a competing proposal or furnish any non-public information to any person in connection with a competing proposal. Further, even if the Rice board or the EQT board changes, withholds, modifies, withdraws or qualifies its recommendation with respect to the merger agreement proposal or the share issuance proposal, as applicable, unless the merger agreement has been terminated in accordance with its terms, both parties will still be required to submit the merger agreement proposal and the share issuance proposal, as applicable, to a vote at the its special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before a party's board of directors may change, withhold, modify, withdraw or qualify its recommendation with respect to the merger agreement proposal or the share issuance proposal, as applicable. In some circumstances, upon termination of the merger agreement, Rice or EQT will be required to pay a termination fee of $255 million to the other party. See the sections entitled "The Merger Agreement—No Solicitation of Alternative Proposals," "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement."

        These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring all or a significant portion of Rice or EQT or pursuing an alternative transaction with either from considering or proposing such a transaction, even if, in the case of an acquisition of Rice, it were prepared to pay consideration with a higher per share price than the per share price proposed to be received in the merger or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to the stockholders of Rice or the shareholders of EQT than it might otherwise have proposed to pay because of the added expense of the $255 million termination fee that may become payable in certain circumstances.

Rice's executive officers and directors have interests in the transactions that may be different from, or in addition to, the interests of Rice stockholders generally.

        When considering the recommendation of the Rice board with respect to the merger, you should be aware that Rice's executive officers and directors may have interests in the merger that are different from, or in addition to, those of Rice's stockholders more generally. The Rice board was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Rice stockholders vote for the adoption of the merger agreement at the Rice special meeting.

        Upon completion of the merger, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock will be treated as described in "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger."

        See the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger" for a more detailed description of the interests of Rice's executive officers and directors.

Rice and EQT will be subject to business uncertainties while the merger is pending, which could adversely affect their business.

        In connection with the pendency of the transactions, it is possible that certain persons with whom Rice and EQT have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Rice or EQT, as the case may be, as a result of the transactions, which could negatively affect Rice's or EQT's revenues, earnings and cash flows, as well as the market price of Rice's or EQT's respective common stock, regardless of whether the merger is completed.

        Under the terms of the merger agreement, each of Rice and EQT are subject to certain restrictions on the conduct of its business prior to the effective time, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures, as applicable. Such limitations could negatively affect Rice's and EQT's businesses and operations prior to the completion of the transactions.

The merger is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on EQT or Rice or, if not obtained, could prevent completion of the transactions.

        Completion of the merger is conditioned upon the receipt of certain governmental approvals. Although each party has agreed to use their respective reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger or other agreements to be entered into in connection with the merger agreement. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transaction or of imposing additional costs or limitations on EQT or Rice following completion of the merger, any of which might have an adverse effect on EQT or Rice following completion of the merger. For additional information about the regulatory approvals process, see "The Merger—Regulatory Approvals."

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of EQT following completion of the pro forma events.

        The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what EQT's actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, EQT's actual results and financial position after the pro forma events may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the assumption that EQT will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Rice is a party.

        The completion of the transactions may trigger change in control or other provisions in certain agreements to which Rice is a party. If EQT and Rice are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if EQT and Rice are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Rice.

Risks Relating to EQT After Completion of the Merger

Following the merger, the market price of EQT common stock may be volatile, and holders of EQT's common stock could lose a significant portion of their investment due to drops in the market price of EQT's common stock following completion of the transactions.

        The market price of EQT's common stock may be volatile, and following completion of the merger, shareholders may not be able to resell their shares of EQT common stock at or above the price at which they acquired the common stock pursuant to the merger agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to EQT's performance or prospects.

        Specific factors that may have a significant effect on the market price for EQT's common stock include, among others, the following:

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  changes in stock market analyst recommendations or earnings estimates regarding EQT's common stock or other comparable companies;

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  actual or anticipated fluctuations in EQT's revenue stream or future prospects;

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  reaction to public announcements by EQT following the merger;

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  strategic actions taken by EQT or its competitors, such as acquisitions;

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  failure of EQT to achieve the perceived benefits of the merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts;

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  new laws or regulations or new interpretations of existing laws or regulations applicable to EQT's business and operations or the natural gas industry;

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  changes in tax or accounting standards, policies, guidance, interpretations or principles;

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  adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

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  sales of EQT common stock by members of EQT's management team or significant shareholders.

If the merger is completed, EQT may not achieve the intended benefits and the transaction may disrupt its current plans or operations.

        There can be no assurance that EQT will be able to successfully integrate Rice's assets or otherwise realize the expected benefits of the transaction. EQT also may not be able to finance the transaction on attractive terms, which could result in increased costs, dilution to its shareholders and/or have an adverse effect on its financial condition, results of operations or cash flows. In addition, EQT's business may be negatively impacted following the transaction if it is unable to effectively manage its expanded operations. The integration will require significant time and focus from EQT's management following the transaction. Additionally, consummating the merger could disrupt current plans and operations, which could delay the achievement of EQT's strategic objectives.

EQT has a material amount of indebtedness that involves debt service obligations, could expose EQT to interest rate fluctuations and exposes EQT to the risk of default under its debt obligations and EQT expects to incur more indebtedness in connection with the transactions contemplated by the merger agreement.

        EQT has a material amount of indebtedness and debt service requirements. As of June 30, 2017, EQT had approximately $3.3 billion in long-term indebtedness in the form of outstanding senior unsecured notes. On October 4, 2017, EQT closed an offering of $3.0 billion of its fixed and floating rate senior notes.

        In addition, EQT expects to incur more indebtedness in connection with the transactions. EQT's material indebtedness could have important consequences to you, including the following:

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  it may limit EQT's ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

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  a material portion of EQT's cash flows will be dedicated to the payment of principal and interest on EQT's indebtedness, including indebtedness it may incur in the future, and will not be available for other purposes, including to pay dividends and make acquisitions;

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  it could limit EQT's flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and place EQT at a competitive disadvantage compared to its competitors that have less debt or are less leveraged;

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  it could make EQT more vulnerable to downturns in general economic or industry conditions or in EQT's business, or prevent EQT from carrying out activities that are important to its growth;

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  it could increase EQT's interest expense if interest rates in general increase because any indebtedness under EQT's senior unsecured credit facility and floating rate notes will bear interest at floating rates;

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  it could limit EQT's ability to take advantage of strategic business opportunities; and

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  it could make it more difficult for EQT to satisfy its obligations with respect to its indebtedness, including under the notes, and any failure to comply with the obligations of any of EQT's debt instruments, including any financial and other restrictive covenants, could result in an event of default under the indentures governing the notes or under the agreements governing EQT's other indebtedness which, if not cured or waived, could result in the acceleration of EQT's indebtedness under the senior unsecured credit facility and/or the notes.

        EQT cannot assure you that its business will generate sufficient cash flow from operations, or that future borrowings will be available to EQT under its senior unsecured credit facility or from other debt financing, in an amount sufficient to enable EQT to pay its indebtedness, including the notes, or to fund its other liquidity needs. If EQT does not generate sufficient cash flow from operations to satisfy its debt service obligations, including payments on the notes, EQT may have to undertake alternative financing plans, such as refinancing or restructuring its indebtedness, selling assets or seeking to raise additional capital, including by issuing equity securities or securities convertible into equity securities. EQT's ability to restructure or refinance its indebtedness will depend on the capital markets and its financial condition at such time. Any refinancing of EQT's indebtedness could be at higher interest rates and may require EQT to comply with more onerous covenants, which could further restrict its business operations. EQT's inability to generate sufficient cash flow to satisfy its debt service requirements, including the inability to service the notes, or to refinance its obligations on commercially reasonable terms, would have an adverse effect, which could be material, on its business, financial position and results of operations, as well as on EQT's ability to satisfy its obligations in respect of the notes. To the extent that EQT will incur additional indebtedness or such other obligations, the risks associated with EQT's leverage, including its possible inability to service its debt, would increase.

Adverse changes in EQT's credit rating may affect EQT's borrowing capacity and borrowing terms.

        EQT's outstanding debt is periodically rated by nationally recognized credit rating agencies. The credit ratings are based upon EQT's operating performance, liquidity and leverage ratios, overall financial position, and other factors viewed by the credit rating agencies as relevant to both EQT's industry and the economic outlook. EQT's credit rating may affect the amount of capital EQT can access, as well as the terms of any financing EQT obtains. Because EQT relies in part on debt financing to fund growth, adverse changes in EQT's credit rating may have a negative effect on EQT's future growth.

After the merger is completed, Rice stockholders will become shareholders of a Pennsylvania corporation and have their rights as shareholders governed by EQT's organizational documents and Pennsylvania law.

        Upon consummation of the merger, Rice stockholders will receive EQT common stock that will be governed by EQT's organizational documents and the PBCL. For a detailed discussion of the differences between rights as a stockholders of Rice and rights as a shareholder of EQT, see "Comparison of Rights of Common Shareholders of EQT and Common Stockholders of Rice."

EQT is expected to incur substantial expenses related to the completion of the transactions.

        The combined company is expected to incur substantial expenses in connection with the completion of the merger and the transactions contemplated by the merger agreement. While EQT and Rice have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses.

Other Risk Factors of EQT and Rice

        EQT's and Rice's businesses are and will be subject to the risks described above. In addition, EQT and Rice are, and will continue to be subject to the risks described in EQT's and Rice's Annual Reports on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to EQT's and Rice's businesses. See "Where You Can Find More Information" for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT EQT

EQT Corporation

        EQT Corporation conducts its business through three business segments: EQT Production, EQT Gathering and EQT Transmission. EQT Production is the largest natural gas producer in the Appalachian Basin, based on average daily sales volumes, with 13.5 Tcfe of proved natural gas, NGLs and crude oil reserves across approximately 3.6 million gross acres, including approximately 790,000 gross acres in the Marcellus play, as of December 31, 2016. EQT Gathering and EQT Transmission provide gathering, transmission and storage services for EQT's produced gas, as well as for independent third parties across the Appalachian Basin, through EQT's ownership and control of EQM.

        In 2015, EQT formed EQGP to own EQT's partnership interests, including the IDRs, in EQM. As of June 30, 2017, EQT owned the entire non-economic general partner interest and 239,715,000 common units, which represented a 90.1% limited partner interest, in EQGP. As of June 30, 2017, EQGP's only cash-generating assets were the following EQM partnership interests: 21,811,643 EQM common units, representing a 26.6% limited partner interest in EQM; 1,443,015 EQM general partner units, representing a 1.8% general partner interest in EQM; and all of EQM's IDRs, which entitle EQGP to receive 48.0% of all incremental cash distributed in a quarter after $0.5250 has been distributed in respect of each common unit and general partner unit of EQM for that quarter. EQT is the ultimate parent company of EQGP and EQM.

        Shares of EQT common stock are traded on the NYSE under the symbol "EQT."

        The principal executive offices of EQT are located at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 and its telephone number is (412) 553-5700. Additional information about EQT and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Eagle Merger Sub I, Inc.

        Eagle Merger Sub I, Inc. is an indirect, wholly owned subsidiary of EQT. Merger Sub was formed by EQT solely in contemplation of the transactions, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 and its telephone number is (412) 553-5700.

 INFORMATION ABOUT RICE

        Rice Energy Inc. is an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas, oil and NGL properties in the Appalachian Basin. Rice operates in three business segments, which are managed separately due to their distinct operational differences. The Exploration and Production segment is engaged in the acquisition, exploration and development of natural gas, oil and NGLs. The Rice Midstream Holdings segment is engaged in the gathering and compression of natural gas production in Belmont and Monroe Counties, Ohio. The Rice Midstream Partners segment is engaged in the gathering and compression of natural gas production in Washington and Greene Counties, Pennsylvania, and in the provision of water services to support the well completion services of Rice and third parties in Washington and Greene Counties, Pennsylvania and in Belmont County, Ohio.

        Shares of Rice common stock are traded on the NYSE under the symbol "RICE."

        The principal executive offices of Rice are located at 2200 Rice Drive, Canonsburg, Pennsylvania 15317 and its telephone number is (724) 271-7200. Additional information about Rice and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

 EQT SPECIAL MEETING

General

        This joint proxy statement/prospectus is being provided to EQT shareholders as part of a solicitation of proxies by the EQT board for use at the EQT special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides EQT shareholders with important information about the EQT special meeting and should be read carefully in its entirety.

Date, Time and Place of the EQT Special Meeting

        The EQT special meeting will be held on November 9, 2017 at EQT Plaza, 625 Liberty Avenue, Pittsburgh, PA 15222, at 8:00 a.m. local time.

Purposes of the EQT Special Meeting

        The EQT special meeting is being held to consider and vote upon the following proposals:

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  Proposal 1:  to approve the issuance of shares of EQT common stock to Rice stockholders in connection with the merger, referred to previously as the share issuance proposal;

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  Proposal 2:  to approve an amendment and restatement of the EQT articles in the form attached to this joint proxy statement/prospectus as Annex B to provide that the number of members of the EQT board be not less than five nor more than thirteen, referred to previously as the charter amendment proposal; and

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  Proposal 3:  to approve the adjournment of the EQT special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, referred to previously as the EQT adjournment proposal.

Recommendation of the EQT Board

        The EQT board unanimously recommends that the EQT shareholders vote:

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  Proposal 1: "FOR" the approval of the share issuance proposal;

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  Proposal 2: "FOR" the charter amendment proposal; and

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  Proposal 3: "FOR" the EQT adjournment proposal.

        The EQT board unanimously (i) determined the merger agreement and the other agreements and transactions contemplated thereby, including, without limitation, the merger and the share issuance, are fair to and in the best interests of EQT and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the share issuance and the charter amendment and (iii) approved the execution, delivery and performance of the merger agreement.

        This joint proxy statement/prospectus contains important information regarding these proposals and factors that EQT shareholders should consider when deciding how to cast their votes. EQT shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement, including the share issuance proposal and the charter amendment proposal.

Attendance at the EQT Special Meeting

        Only EQT shareholders of record as of the close of business on the record date, beneficial owners as of the close of business on the record date, holders of valid proxies for the EQT special meeting and invited guests of EQT may attend the EQT special meeting.

        Seating is limited and will be offered on a "first come, first served" basis. If you plan to attend the EQT special meeting, you will need an admission ticket. If your shares are held in registered name or through EQT's Employee Savings Plan or the EQT 2014 LTIP, you can obtain an admission ticket by checking the appropriate box on your proxy card or direction card or by writing to EQT's Corporate Secretary at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary. If you are a beneficial owner holding through a broker, bank or other holder of record, you must write to EQT's Corporate Secretary at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary AND include proof of your ownership of EQT stock as of September 25, 2017, the record date, for the EQT special meeting, such as a copy of your brokerage account statement or a "legal proxy," which you can obtain from your broker, bank or other holder of record, and EQT will send you an admission ticket.

        Shareholders must present a form of photo identification, such as a driver's license, in order to be admitted to the EQT special meeting. No cameras, laptops, recording equipment or other similar electronic devices, signs, placards, briefcases, backpacks, large bags or packages will be permitted in the EQT special meeting. EQT reserves the right to deny admittance to any EQT shareholder who attempts to bring any such item into the EQT special meeting. Small purses are permissible, but they and any bags or packages permitted in the EQT special meeting room will be subject to inspection. The use of mobile phones or other communication devices, tablets and similar electronic devices during the EQT special meeting is prohibited, and such devices must be turned off and put away before entering the meeting room. All security procedures and instructions require strict adherence. By attending the EQT special meeting, EQT shareholders agree to abide by the agenda and procedures for the EQT special meeting, copies of which will be distributed to attendees at the EQT special meeting.

Record Date

        The record date for the determination of shareholders entitled to notice of and to vote at the EQT special meeting is September 25, 2017. Only EQT shareholders who held shares of record at the close of business on September 25, 2017 are entitled to vote at the EQT special meeting and any adjournment or postponement of the EQT special meeting, so long as such shares remain outstanding on the date of the EQT special meeting.

Outstanding Shares as of Record Date

        As of the close of business on the record date, there were approximately 173,832,392 shares of EQT common stock outstanding, held by 2,211 holders of record, and no shares of EQT preferred stock outstanding. Each share of EQT common stock entitles its holder of record to one vote at the EQT special meeting. EQT common stock is the only class of stock entitled to vote at the EQT special meeting, and holders of EQT common stock are entitled to vote on each proposal presented.

        A complete list of registered EQT shareholders entitled to vote at the EQT special meeting will be available for inspection at the place of the EQT special meeting during the meeting.

Quorum

        In order for business to be conducted at the EQT special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of EQT common stock entitled to vote at the EQT special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions, will count towards the quorum.

Vote Required

        The votes required for each proposal are as follows:

        Proposal 1—the share issuance proposal.    The affirmative vote of a majority of the votes cast on the share issuance proposal by holders of EQT's common stock is required to approve the share issuance proposal. Any abstention by an EQT shareholder will have the same effect as a vote against the share issuance proposal. The failure of any EQT shareholder to submit a vote (e.g., by not submitting a proxy or not voting in person) will not be counted in determining the votes cast in connection with the share issuance proposal. Because the share issuance proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the share issuance proposal and will not be able to vote on the share issuance proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee will result in the applicable shares not being counted in determining the votes cast in connection with the share issuance proposal, and will therefore have no effect on the outcome of the share issuance proposal.

        Proposal 2—the charter amendment proposal.    The affirmative vote of a majority of the votes cast on the charter amendment proposal by holders of EQT's common stock is required to approve the charter amendment proposal. Abstentions will not be treated as votes cast and, as a result, any abstention by an EQT shareholder will have no effect on the outcome of the charter amendment proposal. The failure of any EQT shareholder to submit a vote (e.g., by not submitting a proxy or not voting in person) will not be counted in determining the votes cast in connection with the charter amendment proposal. Because the charter amendment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the charter amendment proposal and will not be able to vote on the charter amendment proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee will result in the applicable shares not being counted in determining the votes cast in connection with the charter amendment proposal, and will therefore have no effect on the outcome of the charter amendment proposal.

        Proposal 3—the EQT adjournment proposal.    The affirmative vote of a majority of the votes cast on the EQT adjournment proposal by holders of EQT's common stock is required to approve the EQT adjournment proposal. Abstentions will not be treated as votes cast and, as a result, any abstention will have no effect on the outcome of the EQT adjournment proposal. The failure of any EQT shareholder to submit a vote (e.g., not submitting a proxy or not voting in person) will not be counted in determining the votes cast in connection with the EQT adjournment proposal. Because the EQT adjournment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the EQT adjournment proposal and will not be able to vote on the EQT adjournment proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee will result in the applicable shares not being counted in determining the votes cast in connection with the EQT adjournment proposal, and will therefore have no effect on the outcome of the EQT adjournment proposal.

        If shares are held in the name of a broker, bank or other nominee, the beneficial owner of such shares will receive separate instructions from his or her broker, bank or other nominee describing how to vote such shares.

        A so-called "broker non-vote" results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. EQT and Rice do not expect any broker-non votes at the EQT special meeting or Rice special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the EQT special meeting and Rice special meeting are considered non-routine. As a result, no broker will be permitted to vote shares at the EQT special meeting or Rice special meeting without receiving instructions from the beneficial owner of such shares.

How to Vote

        EQT shareholders of record as of the close of business on the record date may have their shares voted by submitting a proxy or may vote in person at the EQT special meeting by following the instructions provided on the enclosed proxy card. EQT recommends that EQT shareholders entitled to vote submit a proxy even if they plan to attend the EQT special meeting.

        EQT shareholders who hold their shares beneficially in "street name" and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2 and 3. EQT shareholders who hold their shares beneficially and wish to vote in person at the EQT special meeting must obtain proxies issued in their own names (known as a "legal proxy").

        EQT shareholders of record may submit a proxy in one of three ways or vote in person at the EQT special meeting:

  •
  Internet:  EQT shareholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on November 8, 2017. Shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. EQT shareholders who submit a proxy this way need not send in their proxy card.

  •
  Telephone:  EQT shareholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on November 8, 2017. Easy-to-follow voice prompts will guide shareholders through the voting and allow them to confirm that their instructions have been properly recorded. EQT shareholders who submit a proxy this way need not send in their proxy card.

  •
  Mail:  EQT shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. EQT shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the EQT special meeting.

  •
  In Person:  EQT shareholders may vote in person at the EQT special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the EQT special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

        EQT shareholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the EQT special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the EQT board.

        EQT shareholders who hold shares through EQT's Employee Savings Plan will receive a separate voting direction card. The trustee of the EQT Employee Savings Plan will vote such EQT shareholders' shares in accordance with the instructions on such shareholders' returned direction cards. If EQT shareholders who hold shares through EQT's Employee Savings Plan do not return a direction card or if they return a direction card with no instructions, the trustee will vote such EQT shareholders' shares in proportion to the way other plan participants voted their shares. Please note that the direction cards have an earlier return date than the proxy cards.

        EQT shareholders who hold shares through EQT's Employee Savings Plan should review their direction card for the date by which their instructions must be received in order for their shares to be voted.

        In the case of Internet or telephone voting, EQT shareholders who hold shares through EQT's Employee Savings Plan should have their direction card in hand and retain the card until they have completed the voting process. If EQT shareholders who hold shares through EQT's Employee Savings Plan vote by Internet or telephone, they do not need to return the direction card by mail.

        Employees of EQT holding restricted shares through the EQT 2014 LTIP will receive a separate voting direction card. The administrator of the EQT 2014 LTIP (or its designee) will vote his or her restricted shares in accordance with the instructions on their returned direction cards.

        If employees of EQT holding restricted shares through the EQT 2014 LTIP return a direction card with no instructions, the administrator or its designee will vote their shares as recommended by the EQT Board. If any such person does not return a direction card, his/her shares will not be voted. Please note that the direction cards have an earlier return date than the proxy cards. Employees of EQT holding restricted shares through the EQT 2014 LTIP should review their direction card for the date by which their instructions must be received in order for their shares to be voted.

        In the case of Internet or telephone voting, employees of EQT holding restricted shares through the EQT 2014 LTIP should have their direction card in hand and retain the card until they have completed the voting process. If such persons vote by Internet or telephone, they do not need to return the direction card by mail.

Proxies and Revocation

        EQT shareholders of record may revoke their proxies at any time before their shares are voted at the EQT special meeting in any of the following ways:

  •
  sending a written notice of revocation to EQT at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary, which must be received before their shares are voted at the EQT special meeting;

  •
  properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the EQT special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

  •
  submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m. Eastern Time on November 8, 2017 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

  •
  attending the EQT special meeting and voting in person. Attendance at the EQT special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

        EQT beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record.

Judges of Election

        The EQT board will select three independent persons to act as judges of election at the EQT special meeting.

Solicitation of Proxies

        EQT will pay for the proxy solicitation costs related to the EQT special meeting. In addition to sending and making available these materials, some of EQT's directors, officers and other employees may solicit proxies by contacting EQT shareholders by telephone, by mail, by e-mail or in person. EQT shareholders may also be solicited by press releases issued by EQT and/or Rice, postings on EQT's or Rice's websites and advertisements in periodicals. None of EQT's directors, officers or employees will receive any extra compensation for their solicitation services. EQT has also retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee currently estimated to be approximately $25,000, plus reasonable out-of-pocket expenses. EQT will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of EQT common stock and obtaining their proxies.

Adjournments

        The EQT special meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of the votes cast on the proposal by holders of EQT's common stock.

        Even if a quorum is present, the EQT special meeting could be adjourned in order to provide more time to solicit additional proxies in favor of approval of the share issuance proposal if a majority of votes are cast in favor of the EQT adjournment proposal. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the EQT special meeting.

No Dissenters' Rights

        Under the PBCL, as well as the governing documents of EQT, the EQT shareholders are not entitled to dissenters' rights in connection with the merger or the transactions contemplated by the merger.

Other Matters

        At this time, EQT knows of no other matters to be submitted at the EQT special meeting.

Householding of Special Meeting Materials

        Unless EQT has received contrary instructions, EQT may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more shareholders reside if EQT believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce EQT's expenses.

Questions and Additional Information

        EQT shareholders may contact EQT's proxy solicitor, Innisfree M&A Incorporated, with any questions about the proposals or how to vote or to request additional copies of any materials at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022

Shareholders May Call Toll-Free: (877) 717-3930

Shareholders May Call Collect: (212) 750-5833

RICE SPECIAL MEETING

General

        This joint proxy statement/prospectus is being provided to Rice stockholders as part of a solicitation of proxies by the Rice board for use at the Rice special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Rice stockholders with information about the Rice special meeting and should be read carefully in its entirety.

Date, Time and Place of the Rice Special Meeting

        The Rice special meeting will be held on November 9, 2017, at 8:00 a.m., local time, at Rice's executive offices at 2200 Rice Drive, Canonsburg, PA 15317.

Purposes of the Rice Special Meeting

        The Rice special meeting is being held to consider and vote upon the following proposals:

  •
  Proposal 1:  to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which each outstanding share of Rice common stock (other than excluded shares) will be converted into the right to receive 0.37 of a share of EQT common stock and $5.30 in cash, without interest and subject to applicable withholding taxes, referred to previously as the merger agreement proposal;

  •
  Proposal 2:  to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger, referred to previously as the compensation proposal; and

  •
  Proposal 3:  to vote to adjourn the Rice special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement, referred to previously as the Rice adjournment proposal.

Recommendation of the Rice Board

        The Rice board unanimously recommends that the Rice stockholders vote:

  •
  Proposal 1:  "FOR" the merger agreement proposal;

  •
  Proposal 2:  "FOR" the compensation proposal; and

  •
  Proposal 3:  "FOR" the Rice adjournment proposal.

        The Rice board unanimously determined that it is advisable and in the best interests of Rice's stockholders to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend adoption of the merger agreement by Rice's stockholders and that the adoption of the merger agreement be submitted to a vote at a meeting of Rice's stockholders.

        This joint proxy statement/prospectus contains important information regarding these proposals and factors that Rice stockholders should consider when deciding how to cast their votes. Rice stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the merger and other transactions contemplated by the merger agreement.

The Compensation Proposal and Interests of Directors

        In considering the recommendations of the Rice board, Rice stockholders should be aware that some of Rice's directors and executive officers may have interests that are different from, or in addition to, the interests of Rice stockholders more generally. For more information see the section titled "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger."

        Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Rice provide its stockholders with the opportunity to vote to approve, on an advisory, (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger." This vote is commonly referred to as a "golden parachute say on pay" vote. Accordingly, Rice's stockholders are being provided with the opportunity to cast an advisory vote on those change of control payments.

        Accordingly, Rice is seeking approval of the following resolution at the Rice special meeting:

  "RESOLVED, that Rice's stockholders approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger" (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K)."

        Rice stockholders should note that the compensation proposal is merely an advisory vote which will not be binding on Rice, EQT or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, the eligibility of the Rice named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

        The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a Rice stockholder may vote to approve one proposal and not the other. Because the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice's named executive officers in connection with the merger is advisory in nature only, it will not be binding on Rice or EQT, and the approval of that proposal is not a condition to the completion of the merger.

Attendance at the Rice Special Meeting

        Only Rice stockholders of record as of the close of business on the record date, beneficial owners as of the close of business on record date, holders of valid proxies for the Rice special meeting and invited guests of Rice may attend the Rice special meeting.

        All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders.

  •
  A Rice stockholder who holds shares directly registered in such stockholder's name with Rice's transfer agent, American Stock Transfer and Trust Company, LLC (a "stockholder of record"),

    who wishes to attend the Rice special meeting in person should bring government-issued photo identification.

  •
  A beneficial owner of Rice common stock who wishes to attend the Rice special meeting in person should bring:

  •
  government-issued photo identification; and

  •
  proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker).

  •
  A proxy holder who wishes to attend the Rice special meeting in person should bring:

  •
  government-issued photo identification;

  •
  the validly executed proxy naming such person as the proxy holder, signed by the Rice stockholder; and

  •
  proof of the signing stockholder's record ownership as of the record date.

        No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Rice special meeting may prevent stockholders from being admitted to the Rice special meeting.

        Rice is able to provide reasonable assistance to help persons with disabilities participate in the Rice special meeting if Rice is notified in writing in advance of requested accommodations. Please write to Rice's principal executive offices at 2200 Rice Drive, Canonsburg, Pennsylvania 15317, Attention: Corporate Secretary.

Record Date

        The record date for the determination of stockholders entitled to notice of and to vote at the Rice special meeting is September 21, 2017. Only Rice stockholders who held shares of record at the close of business on September 21, 2017 are entitled to vote at the Rice special meeting and any adjournment or postponement of the Rice special meeting, so long as such shares remain outstanding on the date of the Rice special meeting.

Outstanding Shares as of Record Date

        As of the close of business on the record date for the Rice special meeting, there were 227,957,481 shares of Rice common stock outstanding, held by 23 holders of record and 15,217 shares of Rice preferred stock outstanding held by six holders of record.

        A complete list of registered Rice stockholders entitled to vote at the Rice special meeting will be available for inspection at the principal place of business of Rice at 2200 Rice Drive, Canonsburg, Pennsylvania 15317, during regular business hours for a period of no less than 10 days before the Rice special meeting and at the place of the Rice special meeting during the meeting.

Quorum

        In order for business to be conducted at the Rice special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of Rice stock entitled to vote at the Rice special meeting. For purposes of determining whether there is a quorum, all shares that are present and entitled to vote will count towards the quorum, including abstentions.

Voting Rights of Holders of Rice Common Stock and Rice Preferred Stock

        Each outstanding share of Rice common stock will be entitled to one vote on each matter considered at the Rice special meeting; each 1/1000th of an outstanding share of Rice preferred stock will be entitled to one vote on each matter considered at the Rice special meeting.

Vote Required

        The votes required for each proposal are as follows:

  •
  Proposal 1—the merger agreement proposal.  The affirmative vote of holders of a majority in voting power of the outstanding shares of Rice stock, in person or by proxy, entitled to vote on the merger agreement proposal is required to adopt the merger agreement proposal. The failure of any Rice stockholder to submit a vote (e.g., by not submitting a proxy or not voting in person) and any abstention by a Rice stockholder will have the same effect as a vote "against" the merger agreement proposal. Because the merger agreement proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the merger agreement proposal, and will not be able to vote on the merger agreement proposal absent instructions from the beneficial owner.

  •
  Proposal 2—the compensation proposal.  The affirmative vote of the holders of a majority in voting power of the shares of Rice stock, present in person or represented by proxy at the Rice special meeting and entitled to vote on the compensation proposal, is required to approve the compensation proposal. Abstentions will be considered shares present and entitled to vote and will have the same effect as votes "against" the compensation proposal. Brokers, banks and other nominees do not have discretionary authority to vote on the compensation proposal and will not be able to vote on the compensation proposal. While the Rice board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Rice or EQT, and, if the proposed merger with EQT is approved by Rice stockholders and consummated, the compensation will be payable even if the compensation proposal is not approved.

  •
  Proposal 3—the Rice adjournment proposal.  The affirmative vote of the holders of a majority in voting power of the shares of Rice stock, present in person or represented by proxy at the Rice special meeting and entitled to vote on the Rice adjournment proposal, is required to approve the Rice adjournment proposal. Abstentions will be considered shares present and entitled to vote and will have the same effect as a votes "against" the Rice adjournment proposal. Brokers, banks and other nominees do not have discretionary authority to vote on the Rice adjournment proposal and will not be able to vote on the Rice adjournment proposal absent instructions from the beneficial owner.

        If shares are held in the name of a broker, bank or other nominee, the beneficial owner of such shares will receive separate instructions from his or her broker, bank or other nominee describing how to vote such shares.

        A so-called "broker non-vote" results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. EQT and Rice do not expect any broker non-votes at the EQT special meeting or Rice special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the EQT special meeting and Rice special meeting are considered non-routine. As a result, no broker will be permitted to vote shares at the EQT special meeting or Rice special meeting without receiving instructions from the beneficial owner of such shares.

How to Vote

        Rice stockholders of record as of the close of business on the record date may have their shares voted by submitting a proxy or may vote in person at the Rice special meeting by following the instructions provided on the enclosed proxy card. Rice recommends that Rice stockholders entitled to vote submit a proxy even if they plan to attend the Rice special meeting.

        Rice stockholders who hold their shares beneficially in "street name" and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2 and 3. Rice stockholders who hold their shares beneficially and wish to vote in person at the Rice special meeting must obtain a "legal proxy."

        Rice stockholders of record may submit a proxy in one of three ways or vote in person at the Rice special meeting:

  •
  Internet:  Rice stockholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time, on November 8, 2017. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Rice stockholders who submit a proxy this way should NOT send in their proxy card.

  •
  Telephone:  Rice stockholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time, on November 8, 2017. Rice stockholders who submit a proxy this way should NOT send in their proxy card.

  •
  Mail:  Rice stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Rice stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the Rice special meeting.

  •
  In Person:  Rice stockholders may vote in person at the Rice special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the Rice special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

        Rice stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Rice special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Rice board.

Proxies and Revocation

        Rice stockholders of record may revoke their proxies at any time before their shares are voted at the Rice special meeting in any of the following ways:

  •
  sending a written notice of revocation to Rice at 2200 Rice Drive, Canonsburg, Pennsylvania 15317, Attention: Corporate Secretary, which must be received before their shares are voted at the Rice special meeting;

  •
  properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the Rice special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

  •
  submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m. Eastern Time on November 8, 2017 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

  •
  attending the Rice special meeting and voting in person. Attendance at the Rice special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

        Rice beneficial owners may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the Rice special meeting.

Inspector of Election

        The Rice board has appointed a representative of Corporate Election Services to act as the inspector of election at the Rice special meeting.

Solicitation of Proxies

        Rice will pay for the proxy solicitation costs related to the Rice special meeting. In addition to sending and making available these materials, some of Rice's directors, officers and other employees may solicit proxies by contacting Rice stockholders by telephone, by mail, by e-mail or in person. Rice stockholders may also be solicited by press releases issued by Rice and/or EQT, postings on Rice's or EQT's websites and advertisements in periodicals. None of Rice's directors, officers or employees will receive any extra compensation for their solicitation services. Rice has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee expected not to exceed $75,000, plus reasonable out-of-pocket expenses. Rice will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of Rice common stock and obtaining their proxies.

Adjournments

        The Rice special meeting may be adjourned by the chairman of the Rice special meeting or by the affirmative vote of the holders of a majority in voting power of Rice stock represented at the Rice special meeting in person or by proxy, regardless of whether there is a quorum, without further notice other than by an announcement made at the Rice special meeting. In the case that a quorum is not present at the Rice special meeting, or in the case that a quorum is present at the Rice special meeting but there are not sufficient votes at the time of the Rice special meeting to adopt the merger agreement, then the chairman of the Rice special meeting has the power to adjourn the Rice special meeting, or, alternatively, Rice stockholders may be asked to vote on a proposal to adjourn the Rice special meeting in order to permit the further solicitation of proxies.

        If the adjournment is for more than 30 days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each Rice stockholder of record entitled to vote at the Rice special meeting.

Appraisal Rights

        Rice stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Rice common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into EQT common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

Other Matters

        At this time, Rice knows of no other matters to be submitted at the Rice special meeting.

Householding of Special Meeting Materials

        Unless Rice has received contrary instructions, Rice may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more stockholders reside if Rice believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce Rice's expenses.

Questions and Additional Information

        Rice stockholders may contact Rice's proxy solicitor, MacKenzie Partners, Inc., with any questions about the proposals or how to vote or to request additional copies of any materials at:

105 Madison Avenue
New York, New York 10016
RICE@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885

THE MERGER

        This section of the joint proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the proposed merger and the transactions related thereto. In addition, important business and financial information about each of EQT and Rice is included in or incorporated by reference into this joint proxy statement/prospectus and is included in the annexes hereto. See the section titled "Where You Can Find More Information."

Effects of the Merger

        Upon satisfaction or waiver of the conditions to closing, on the closing date, Merger Sub, an indirect wholly owned subsidiary of EQT formed for the purpose of effecting the merger, will merge with and into Rice. Rice will be the surviving company in the merger. At the effective time, each share of Rice common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive 0.37 of a share of EQT common stock, with cash paid in lieu of the issuance of fractional shares of EQT common stock, and $5.30 in cash, without interest and subject to applicable withholding taxes. In addition, Rice will take all actions as may be necessary so that at the effective time, each Rice outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock will be treated as described in "The Merger—Interests of Certain Rice Directors and Executive Officers in the Merger." Following the effective time, EQT and Rice expect that Rice will merge with and into a wholly owned limited liability company subsidiary of EQT, with the limited liability company subsidiary surviving the second merger as an indirect wholly owned subsidiary of EQT.

Background of the Merger

        The industries in which EQT and Rice operate are dynamic and evolving technologically and structurally. Therefore, the boards of directors and senior management teams of EQT and Rice regularly review their respective company's performance, future growth prospects and overall strategic direction and consider potential opportunities to strengthen their respective businesses and enhance shareholder value. For each company, these reviews have included consideration of investments, diversification into new basins, purchases and sales of assets and businesses, joint ventures, spin-offs, initial public offerings of subsidiaries, and potential strategic business combinations and other transactions with third parties that would further their respective strategic objectives and ability to create shareholder value.

        In actively managing EQT's portfolio of assets, the EQT board and management team have taken decisive steps to unlock shareholder value with respect to both EQT's upstream and midstream assets. Actions relating to EQT's midstream assets taken to increase shareholder value include:

  •
  July 2012: EQT completed the initial public offering of EQM. EQT received $302 million of gross proceeds from the offering. EQM was formed to impart a higher level of transparency in the value of EQT's midstream business, as well as to provide EQT with access to a source of low-cost capital, while at the same time maintaining detailed control of when, where, and how to build and operate required midstream infrastructure. EQM also provided a platform to pursue and execute third-party midstream projects.

  •
  July 2013: EQT sold its Sunrise Pipeline to EQM for $650 million.

  •
  December 2013: EQT sold its natural gas utility business, Equitable Gas Company, LLC, for $740 million in cash and $174 million in other assets.

  •
  May 2014: EQT sold its Jupiter Gathering System business to EQM for $1.2 billion

  •
  March 2015: EQT sold its Northern West Virginia Marcellus Gathering System business to EQM for $926 million.

  •
  May 2015: EQT completed the initial public offering of EQGP. EQT received $714 million of gross proceeds from the offering. EQGP owns the general partner interest, incentive distribution rights, and 21.8 million limited partner units of EQM. EQGP was formed to provide greater transparency in the value of EQT's interests, primarily the incentive distribution rights, in EQM. EQT's 90% ownership interest in EQGP is a substantial and rapidly growing source of cash flow.

  •
  October—December 2016: EQT sold its remaining midstream assets to EQM and a third-party for $350 million.

        These transactions have illuminated and allowed EQT to realize significant value. However, the success of these transactions has highlighted at times an apparent disparity in value between EQT on a consolidated basis and the valuation implied by EQT's midstream subsidiaries. EQT regularly reviews this sum-of-the-parts discount and is committed to developing a plan to address it by the end of 2018. In addition, when evaluating strategic transactions, EQT seeks to ensure that a potential transaction does not impair its ability to address the sum-of-the-parts discount, and considers the relative valuation of counterparties to determine if the proposed transaction is accretive to EQT's net asset value.

        In the exploration and production business, a key component of EQT's success in recent years has been the strategic decision to focus its activities on its core Marcellus play, reflected in EQT's January 2012 announcement that it would suspend development of its Huron assets in favor of investing in its higher return Marcellus assets, which followed a similar decision made in December 2010 to suspend development of EQT's CBM assets in Virginia. Since that time, EQT has pursued a consolidation strategy of seeking acquisitions of assets in the Marcellus play that complement EQT's existing portfolio geographically, geologically and operationally. Recent examples of this consolidation strategy include EQT's acquisition of approximately 60,000 Marcellus acres in two simultaneous transactions announced on October 25, 2016 for a total purchase price of $697 million (collectively, the "Marcellus Acreage Acquisition") and EQT's $523 million cash acquisition of 53,400 core net Marcellus acres from Stone Energy announced on February 9, 2017 (the "Stone Energy Transaction"). EQT's consolidation strategy, combined with continued improvements in operational efficiency, has enabled EQT to deliver enhanced development and productivity in its high-return Marcellus play while achieving a 26% compounded annual sales volume growth from 2013 through 2016.

        As part of its upstream consolidation strategy, EQT closely monitors and evaluates the activities of other industry participants in the southwestern Appalachian Basin, including strategic transactions undertaken by such participants. In this regard, EQT has noted an accelerating trend of industry-wide consolidation in the Appalachian Basin, including the acquisition by Vantage Energy ("Vantage") in May 2016 of certain Marcellus and Utica assets of Alpha Natural Resources for $339.5 million (the "Alpha Acquisition") and Rice's acquisition of Vantage announced in September 2016 for $2.7 billion (the "Vantage Acquisition"). Prior to the transactions, EQT had viewed Vantage, Rice and Alpha's Marcellus and Utica assets as key potential acquisition targets.

        Following the Alpha Acquisition and the Vantage Acquisition, EQT's view was that the number of remaining consolidation opportunities in EQT's core areas had narrowed considerably, with Rice having materially expanded its footprint in EQT's core operating area, thereby becoming a uniquely attractive and complementary potential business combination for EQT. Among other potential synergies, EQT noted the opportunity such a combination could create for a significant increase in the average lateral lengths of future Marcellus wells, more efficient development given the companies' significant contiguity, and a variety of cost savings in both the upstream and midstream businesses. EQT also reached the conclusion that, in light of the scarcity of remaining potential consolidation opportunities and the unique synergy opportunities presented by a potential combination with Rice, a combination of Rice with a third party would materially limit the remaining scope of strategic consolidation opportunities available for EQT to pursue in its core areas, which in turn could cause EQT's cost structure to become less competitive relative to other industry participants with more consolidated positions. These and other factors considered by the EQT board in its decision to approve and recommend the merger are described in more detail in "—Recommendation of the EQT Board and Reasons for the Merger."

        In June of 2015, representatives of EQT contacted Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton") to assist EQT in considering a potential transaction with Rice. Among other things, Wachtell Lipton over the next several weeks worked with representatives of EQT to evaluate potential transaction structures and provided EQT with a preliminary due diligence memorandum based on publicly available information regarding Rice.

        In July of 2015, after the parties had executed a mutual confidentiality agreement, Daniel J. Rice IV, Chief Executive Officer of Rice, and Robert F. Vagt, the Chairman of the Rice board, along with other members of the Rice management team met with David L. Porges, the Chairman and then-Chief Executive Officer of EQT and certain other members of the EQT management team, to discuss general industry matters. During this meeting, the parties informally discussed the potential benefits of a strategic business combination between Rice and EQT, but the matter was not pursued further by either party as neither party believed it to be likely that mutually acceptable transaction terms would be agreed at that time.

        On April 6, 2016, Mr. Rice met with the chief executive officer of a publicly traded independent exploration and production company ("Company A") and Company A's financial advisor, at the request of Company A. The chief executive officer of Company A inquired as to whether Rice would be interested in considering a combination of Rice and Company A. Mr. Rice replied that Rice would be open to hearing what Company A or its financial advisor might propose. Mr. Rice promptly advised members of the Rice board of his discussions with Company A.

        On April 18, 2016, Mr. Rice met with the chief executive officer of another publicly traded independent exploration and production company ("Company B"), at the request of Company B. The chief executive officer of Company B also inquired about whether Rice would be interested in considering a combination of Rice and Company B. Mr. Rice similarly replied that Rice would be open to hearing what Company B might propose. Mr. Rice promptly advised members of the Rice board of his discussions with Company B.

        On May 10, 2016, at the request of EQT, Mr. Rice met with Mr. Porges to discuss general industry matters. During the course of the conversation, Mr. Porges suggested that the two companies should more substantively revisit the conversation from the previous year concerning a strategic business combination. Mr. Rice indicated that Rice would be open to hearing what EQT might propose. Mr. Rice promptly advised members of the Rice board of his discussions with Mr. Porges.

        On May 12, 2016, Mr. Rice met again with the chief executive officer of Company B, as well as the chief operating officer and chief financial officer of Company B, to further discuss generally a combination of Rice and Company B. Shortly thereafter, Company B entered into a significant alternative transaction and discussions between Rice and Company B ceased.

        On May 13, 2016, representatives of EQT contacted Citi to serve as EQT's financial advisor in connection with the potential acquisition of Rice.

        On May 19, 2016, Rice entered into a confidentiality agreement with EQT and thereafter Rice and EQT engaged in reciprocal due diligence.

        Also on May 19, 2016, representatives of EQT instructed Wachtell Lipton to begin refreshing its due diligence and transaction structure review with respect to Rice.

        On May 20, 2016, members of Rice management contacted Barclays and Vinson & Elkins, LLP ("Vinson & Elkins") to assist Rice in considering the potential combinations with EQT and Company A, as well as other alternative counterparties.

        On May 24, 2016, members of Rice management met with representatives of Barclays to discuss the preferred manner for evaluating the interest of EQT, Company A and other parties in potential combination transactions.

        On June 9, 2016, Mr. Rice met with Mr. Porges and Robert J. McNally, Senior Vice President and Chief Financial Officer of EQT, to further discuss generally a combination of Rice and EQT.

        On June 14, 2016, the Rice board held a telephonic meeting. Mr. Rice updated the Rice board regarding discussions that he had had with potential counterparties to a combination transaction, including the expression of interest by EQT, Company A and Company B. Mr. Rice indicated that, while Rice is not for sale, given the interest expressed by third parties, it was the recommendation of management to establish a targeted process for a potential transaction as opposed to continuing only one-on-one discussions with companies that had affirmatively expressed interest. Members of the Rice board asked questions pertaining to management's view of the current and expected long-term valuation of Rice and whether pursuing a potential transaction was appropriate at this time. Mr. Rice provided insight into Rice's valuation, speaking to, among other things, Rice's net asset value and discounted cash flow valuation, as well as the near-term discounts to projected cash flows reflected in the current trading price of Rice common stock. Mr. Rice also explained the current stage of maturity of the Appalachian Basin and the potential efficiencies and financial benefits that could result from consolidation in that region. The Rice Board engaged Mr. Rice and management on these matters and discussed the benefits of participating in a consolidating environment at a time of financial and operational strength as opposed to being forced into consolidation at a time of weakness. The Rice board discussed the benefits of pursuing a targeted process as opposed to a more expansive process, including confidentiality, likelihood of consummation and workload on management. Mr. Rice recommended pursuing a process with six counterparties developed by management and Barclays following an evaluation of 20 potential counterparties. Thereafter, the Rice board discussed the manner in which potential counterparties would be contacted, recommending Mr. Rice continue engagement with EQT and Company A directly.

        On June 15, 2016, Mr. Rice contacted the chief executive officer of Company A to assess Company A's continued interest in a strategic combination of Rice and Company A. Mr. Rice advised that Rice expected to discuss alternative transactions with other publicly traded exploration and production companies and had engaged Barclays to assist Rice with the process. The chief executive officer of Company A indicated that Company A remained interested in exploring a potential business combination with Rice. Mr. Rice advised that Barclays would deliver a form of confidentiality agreement for Company A's consideration.

        Over the next several days, representatives of Barclays contacted four other potential publicly traded exploration and production counterparties to gauge their interest in a business combination with Rice. Two of the potential counterparties declined the opportunity and a third requested more time while it completed its own portfolio assessment but ultimately never reengaged. The fourth ("Company C") indicated to Barclays that it was interested in considering the opportunity. Barclays provided Company C with a form of confidentiality agreement for Company C's consideration.

        On June 23, 2016, Rice entered into a confidentiality agreement with Company A and thereafter engaged in reciprocal due diligence with Company A.

        On June 28, 2016, Rice entered into a confidentiality agreement with Company C and thereafter engaged in reciprocal due diligence with Company C.

        On July 5, 2016, Mr. Rice, together with Grayson T. Lisenby, the Senior Vice President and Chief Financial Officer of Rice, met with Messrs. Porges and McNally, as well as Steven T. Schlotterbeck, then President of EQT, and Randall L. Crawford, then Senior Vice President of EQT. During this meeting, Mr. Porges advised that EQT management was prepared to recommend to the EQT board an all-stock business combination transaction at an exchange ratio of 0.33 of a share of EQT common stock for each share of Rice common stock, which implied a value of $26.18 per share of Rice common stock at EQT's most recent closing stock price. Mr. Porges indicated that EQT was open to Rice having representation on the EQT board after closing. Mr. Porges advised that EQT's next board meeting was July 13, 2016 and requested a response prior to that meeting. Mr. Porges further advised that EQT wanted to move quickly towards executing a definitive merger agreement. Mr. Rice advised that for Rice to evaluate EQT's proposal, Rice needed certain due diligence information from EQT, and Mr. Porges agreed to provide that information.

        On July 6, 2016, the Rice board held a telephonic meeting. Representatives of Vinson & Elkins and Barclays were also present at the meeting. Mr. Rice updated the Rice board about the review of potential strategic transactions, noting that Barclays and Rice management had contacted five potential counterparties in addition to EQT, that EQT, Company A and Company C had each entered into confidentiality agreements with Rice and that diligence was ongoing with all three potential counterparties. Mr. Rice then summarized his meeting with EQT from the previous day, including EQT's indication of interest in an all-stock business combination transaction at an exchange ratio of 0.33 of a share of EQT common stock for each share of Rice common stock and EQT's desire to move quickly. Mr. Rice advised the Rice board that EQT's indication of interest was roughly a 18% premium to Rice's stock price and was of interest, but that additional diligence on EQT's business was required and was ongoing. Representatives of Vinson & Elkins then reviewed with the Rice board its fiduciary duties with respect to EQT's proposal and the consideration of alternative transactions. Representatives of Barclays provided the Rice board with information on EQT and a preliminary financial overview of the EQT proposal, cautioning that additional due diligence materials were required from EQT before Barclays would be able to make any recommendations to the Rice board. Barclays then discussed the other potential counterparties that had been contacted and advised that those counterparties were expected to provide indications of interest by the end of the following week. Extensive discussion by the Rice board then ensued. Following this discussion, the Rice board authorized management to continue to work with Barclays on evaluating the EQT proposal and to provide the other potential counterparties with information to enable them to provide an indication of interest by the end of the following week.

        Following the Rice board meeting and continuing through July 12, 2016, members of Rice management and representatives of Barclays reviewed due diligence information provided by EQT.

        On July 12, 2016, the Rice board held a telephonic meeting. Representatives of Vinson & Elkins and Barclays were also present at the meeting. Mr. Rice updated the Rice board on the progress made with the due diligence materials provided by EQT. Mr. Rice further advised that he expected some indication as to Company A's interest later in the week. Representatives of Barclays then updated the Rice board on the process to date, including the potential counterparties that had been contacted and their responses, a list of other potential counterparties that had not been contacted and the rationale for not doing so. Barclays advised that Company C had been provided with diligence materials but had not actively engaged in discussions with either Barclays or Rice management. Representatives of Barclays provided the Rice board with a preliminary financial overview of the EQT proposal and a range of potential counterproposals. Extensive discussion by the Rice board then ensued. Following this discussion, the Rice board authorized management to make a counterproposal to EQT of an exchange ratio of 0.37 of a share of EQT common stock for each share of Rice common stock, which implied a value of $28.47 per share of Rice common stock at EQT's then-trading stock price and a premium of approximately 26% to Rice's stock price. Later that afternoon, Mr. Rice contacted Mr. McNally and delivered the counterproposal.

        On July 13, 2016, the EQT board held a regularly scheduled meeting at which representatives of EQT management were also present. At this meeting, members of EQT management provided the EQT board with a detailed review of Rice and the strategic and financial considerations with respect to a potential business combination with Rice, as well as the current status of discussions with respect thereto. Following discussion, the EQT board authorized and instructed EQT management to continue discussions with Rice with respect to the potential transaction on the terms that EQT management had described to the EQT board.

        On July 14, 2016, Mr. McNally contacted Mr. Rice and advised that the EQT board had met the previous day and was supportive of the transaction, but EQT was not comfortable at an exchange ratio that exceeded its initial proposal of 0.33 of a share of EQT common stock for each share of Rice common stock.

        On July 15, 2016, Company A delivered to Rice a written indication of interest proposing an all-stock transaction at a 10% to 15% premium to Rice's stock price. Rice management promptly delivered Company A's indication of interest to the members of the Rice board.

        On July 17, 2016, the Rice board held a telephonic meeting. Representatives of Vinson & Elkins and Barclays were also present at the meeting. Mr. Rice updated the Rice board on Company A's indication of interest. In response to questions from the Rice board, representatives of Barclays and management noted that Company A was much smaller than EQT, unlike EQT was not investment grade and, at the high end of the proposed premium range, Rice stockholders would own more of the combined company than Company A's stockholders. Mr. Rice noted that a variety of governance-related matters would have to be worked out between the parties. Representatives of Barclays also noted that additional diligence of Company A would be necessary to assess value. After discussion, the Rice board authorized management to request due diligence materials from Company A and to continue to evaluate Company A's proposal. Mr. Rice next updated the Rice board on the status of discussions with EQT, including the reaffirmation of its proposal of 0.33 of a share of EQT common stock for each share of Rice common stock. After discussion, the Rice board authorized management to make a new proposal to EQT of 0.35 of a share of EQT common stock for each share of Rice common stock, which implied a value of $26.45 per share of Rice common stock at EQT's then-trading stock price.

        On July 19, 2016, Mr. Rice met with Mr. McNally and put forth Rice's counterproposal of 0.35 of a share of EQT common stock for each share of Rice common stock. The following morning, Mr. McNally called Mr. Rice and advised that EQT would not respond to the Rice counterproposal until after EQT's earnings announcement on July 28, 2016.

        Between July 20, 2016 and August 9, 2016, EQT's stock price declined from $75.08 per share to $68.86 per share, while Rice's stock price increased from $21.28 per share to $24.58 per share. The trading price of Company A's stock traded similarly to EQT's stock during this period. During this period, Rice continued to engage in due diligence reviews with both EQT and Company A. In late July, Company C confirmed to Barclays that it was not in a position to make a proposal to Rice.

        On August 1, 2016, the Rice board held a telephonic meeting. Representatives of Vinson & Elkins and Barclays were also present at the meeting. Representatives of Barclays updated the Rice board on the status of discussions with EQT and Company A and noted that Company C had declined to continue its evaluation of a transaction with Rice.

        Mr. Rice spoke with Mr. McNally on August 5, 2016 and communicated by email with Mr. Porges on August 9, 2016, with the respective managements noting that a transaction involving a meaningful premium for Rice stockholders was becoming increasingly difficult.

        On August 24, 2016, members of Rice management met with members of EQT management to discuss Rice's operations.

        Given the trading prices of Rice's stock relative to EQT's stock (which eliminated the implied premium in EQT's prior proposal) and Company A's stock (which resulted in Rice being the larger company), discussions between Rice, EQT and Company A ceased in late August 2016.

        On September 26, 2016, Rice announced the Vantage Acquisition.

        On October 25, 2016, EQT announced the Marcellus Acreage Acquisition.

        On October 27, 2016, EQT announced that Mr. Schlotterbeck would replace Mr. Porges as Chief Executive Officer of EQT, following the filing of EQT's annual report on Form 10-K for the year ended December 31, 2016. Mr. Porges would remain the Chairman of the EQT board.

        On February 9, 2017, EQT announced the Stone Energy Transaction.

        On February 21, 2017, Mr. McNally sent an email to Mr. Rice congratulating him on Rice's Vantage acquisition and on March 8, 2017, Mr. Rice and Mr. McNally met. Mr. McNally advised Mr. Rice that EQT continued to believe in the industrial logic of consolidation in the Marcellus and Utica and inquired whether Rice would be interested in reevaluating a potential business combination with EQT. Mr. Rice acknowledged the benefits of consolidation, including driving operational efficiencies, improved well results and cost savings, and promised to consider Mr. McNally's invitation to reengage in discussions. Mr. Rice informed Mr. McNally that Rice was in the process of evaluating, and quickly preparing for, a potential initial public offering of its limited partner interests and incentive distribution rights in Rice Midstream Partners LP ("RMP"), and that Rice would not wish to delay this process. Mr. Rice promptly advised members of the Rice board of his discussions with Mr. McNally and discussed with Mr. Vagt whether to reengage with EQT.

        On March 22, 2017, Mr. Rice called Mr. McNally to indicate that Rice would reengage in discussions.

        On April 13, 2017, Rice confidentially submitted to the SEC a draft registration statement on Form S-1 for a contemplated initial public offering of Rice Midstream GP LP ("RMGP"), the owner of all of Rice's limited partner interests and incentive distribution rights in RMP.

        At a meeting of the EQT board held on April 19, 2017 at which representatives of EQT management and Wachtell Lipton were present, the EQT board and EQT management discussed, among other things, strategic acquisition opportunities that might be available for EQT to pursue, including the potential acquisition of Rice. Members of the EQT board and management noted that Rice represented a uniquely compelling acquisition opportunity given the synergies that would likely result from the contiguous and complementary nature of Rice's asset base with EQT's. Following this discussion, the EQT board authorized and instructed EQT management to further explore whether an opportunity existed to reach agreement with Rice with respect to a business combination transaction on mutually acceptable terms. Messrs. Schlotterbeck and McNally indicated that they would keep the EQT board apprised of all material developments with respect to the transaction; in that regard, Mr. Schlotterbeck regularly provided updates to and solicited input from other members of the EQT board throughout the negotiating process that followed.

        In the several weeks following April 19, 2017, representatives of EQT began a detailed due diligence review of Rice based on both public and nonpublic information regarding Rice and began a detailed evaluation of potential transaction structures.

        On April 24, 2017, Mr. Rice met with Messrs. Schlotterbeck and McNally to discuss next steps. Messrs. Schlotterbeck and McNally indicated that they would make a formal proposal within two weeks. Later that day, EQT and Rice executed an updated confidentiality letter agreement that replaced the confidentiality letter agreement of May 19, 2016 covering the same subject.

        On May 4, 2017, Mr. McNally met with Mr. Rice and advised that EQT was willing to propose an all-stock transaction at an exchange ratio of 0.43 of a share of EQT common stock for each share of Rice common stock, which implied a value of $25.02 per share of Rice common stock at EQT's then-trading stock price of $58.19 per share, reflecting a premium of approximately 16% to Rice's then-trading stock price of $21.61 and an enterprise value multiple of approximately 6.9x Rice's estimated 2018E EBITDAX as adjusted by EQT management (as defined in "—Certain EQT Unaudited Prospective Financial and Operating Information"). Mr. Rice requested that EQT submit a formal, written proposal to the Rice board.

        On May 8, 2017, EQT delivered a letter containing non-binding indication of interest to the Rice board, indicating a willingness to acquire Rice in an all-stock transaction at a fixed exchange ratio of 0.43 of a share of EQT common stock for each share of Rice common stock, which implied a value of $25.03 per share of Rice common stock at EQT's then-trading stock price of $58.22 per share, reflecting a premium of approximately 15% to Rice's then-trading stock price of $21.84 and an enterprise value multiple of approximately 6.9x Rice's estimated 2018E EBITDAX as adjusted by EQT management. Mr. Rice promptly communicated EQT's indication of interest to members of the Rice board and delivered EQT's letter to each member of the Rice board.

        On May 10, 2017, Mr. Rice called Mr. McNally to advise him that Rice had engaged Barclays and Vinson & Elkins to evaluate EQT's proposal. Mr. Rice noted that as part of the transaction, Rice would request three or four seats on the combined company board. Mr. Rice further advised that it was important that Rice establish a retention program to ensure that its employees would remain with the company through closing. Mr. McNally responded that he would take these requests to the EQT board.

        On May 21, 2017, the Rice board held a telephonic meeting. Representatives of Vinson & Elkins and Barclays were also present at the meeting. The Rice board discussed the recent conversation between Messrs. Rice and McNally. Representatives of Vinson & Elkins reviewed with the Rice board its fiduciary duties with respect to EQT's proposal. Representatives of Barclays provided the Rice board with information on EQT and preliminary financial perspectives regarding EQT's proposal and potential counterproposal ranges. Representatives of Barclays also provided the Rice board with financial analyses of five additional potential acquirers, including Company A, Company B and Company C. Specifically, with respect to Company A, representatives of Barclays noted that the combination of Rice's acquisition of Vantage and the relative stock performance of Rice and Company A had resulted in Rice having grown to be 150% larger than Company A on a market capitalization basis, which would mean that an alternative transaction with Company A would involve Rice stockholders having a majority of the shares of the combined company. In 2016, Company A had proposed to acquire Rice at a 10 to 15% premium to Rice's stock price. In contrast, the Rice board concluded that at best, a transaction with Company A in May or June 2017 would have been at no premium to Rice's stock price and likely at a premium to the Company A stock price (and thus, at a discount to Rice's stock price). As such, a strategic transaction with Company A was not appealing to the Rice board. With respect to Company B, representatives of Barclays noted that Company B had completed a major acquisition less than one year ago and the Rice board concluded that Company B was unlikely to entertain another significant strategic transaction at this time. Moreover, even if Company B was interested, an all-stock transaction at premiums equal to or higher than the current EQT proposal would likewise result in Rice stockholders owning a majority of the combined company, and the Rice board concluded that such a transaction was highly unlikely to be achieved. And with Company C, representatives of Barclays noted that a transaction at the same or higher premium than the premium implied in the EQT proposal would be meaningfully dilutive to Company C's 2018 estimated cash flow per share, based upon FactSet consensus estimates. Moreover, the Rice board considered the fact that Company C declined to make a proposal in 2016 after weeks of evaluation. Based on these analyses and Rice's prior experience, the representatives of Barclays advised that, in their judgment, it was unlikely that any counterparty could make a proposal that would be superior to EQT's proposal in light of the uniquely attractive synergies and industrial logic inherent in a combination with EQT, which made the EQT shares a highly attractive acquisition currency. Extensive discussion by the Rice board then ensued, with the Rice board considering (i) their interaction with the potential counterparties less than a year prior, (ii) the judgment of Barclays and the board members themselves that contacting other counterparties was unlikely to yield a proposal more attractive than EQT's proposal, particularly if Rice was able to negotiate additional value, (iii) the fact that Rice was not for sale and that the EQT transaction represented a strategic opportunity and (iv) the need to maintain confidentiality. Based on these considerations, the Rice board determined to proceed with negotiations with EQT and not contact the other potential counterparties identified. Following this discussion, the Rice board authorized management to make a counterproposal to EQT for a business combination in which Rice stockholders would receive the equivalent of between 0.51 and 0.52 of a share of EQT common stock for each share of Rice common stock, which implied a value of between $28.77 and $29.34 per share of Rice common stock at EQT's then-trading stock price of $56.42, reflecting a premium of approximately 34% - 36% to Rice's then-trading stock price of $21.52 and an enterprise value multiple of approximately 7.7x - 7.8x Rice's estimated 2018E EBITDAX as adjusted by EQT management.

        On May 22, 2017, Mr. Rice and Toby Z. Rice, the President and Chief Operating Officer of Rice met with Messrs. Schlotterbeck and McNally and proposed a combination in which Rice stockholders would receive 0.43 of a share of EQT common stock and $5.00 in cash for each share of Rice common stock (roughly equivalent to 0.52 of a share of EQT common stock for each share of Rice common stock and an implied value of $29.30 per share of Rice common stock, reflecting a premium of approximately 37% to Rice's then-trading stock price of $21.42 and an enterprise value multiple of approximately 7.8x Rice's estimated 2018E EBITDAX as adjusted by EQT management). Messrs. Schlotterbeck and McNally stated that they believed the proposed price was too high and the parties' value expectations appeared to be far enough apart that it did not make sense for transaction negotiations to continue on that basis or for the parties to proceed with management presentations which previously had been scheduled for the following day. Later that evening, Mr. Rice telephoned Mr. McNally to suggest that the parties continue to negotiate, encouraging EQT to submit a counterproposal as the basis for such continued negotiations.

        On May 23, 2017, Mr. McNally contacted Mr. Rice and proposed a combination in which Rice stockholders would receive 0.36 of a share of EQT common stock and $5.00 in cash for each share of Rice common stock (roughly equivalent to 0.45 of a share of EQT common stock for each share of Rice common stock and an implied value of $25.34 per share of Rice common stock, reflecting a premium of approximately 18% to Rice's then-trading stock price of $21.42 and an enterprise value multiple of approximately 7.0x Rice's 2018E EBITDAX as adjusted by EQT management). That evening, the Rice board held a telephonic meeting at which members of Rice management and representatives of Barclays were present. Mr. Rice updated the Rice board on EQT's counterproposal. Representatives of Barclays provided the Rice board with preliminary financial perspectives regarding EQT's counterproposal and various alternatives of stock and cash above EQT's counterproposal. Following discussion, the Rice board authorized Mr. Rice to make a counteroffer to EQT based on an implied exchange ratio of no less than 0.48 of a share of EQT common stock for each share of Rice common stock.

        Later that evening, Mr. Rice contacted Mr. McNally and proposed a combination in which Rice stockholders would receive 0.40 of a share of EQT common stock and $5.00 in cash for each share of Rice common stock (roughly equivalent to 0.49 of a share of EQT common stock for each share of Rice common stock and an implied value of $27.88 per share of Rice common stock, reflecting a premium of approximately 32% to Rice's then-trading stock price of $21.20 and an enterprise value multiple of approximately 7.5x Rice's estimated 2018E EBITDAX as adjusted by EQT management).

        On May 24 and 25, 2017, Mr. Rice and Mr. McNally held a series of discussions concerning the appropriate exchange ratio. Ultimately, each agreed to take a proposal to their respective boards for a combination in which Rice stockholders would receive 0.37 of a share of EQT common stock and $5.30 in cash for each share of Rice common stock (roughly equivalent to 0.465 of a share of EQT common stock for each share of Rice common stock and an implied value of $26.47 per share of Rice common stock based on EQT's May 23, 2017 closing stock price, reflecting a premium of approximately 25% to Rice's closing stock price on such date and an enterprise value multiple of approximately 7.2x Rice's estimated 2018E EBITDAX as adjusted by EQT management). Mr. McNally advised Mr. Rice that this amount was EQT's firm and final offer.

        On May 26, 2017, the Rice board held a telephonic meeting. Representatives of Vinson & Elkins, Rice's outside legal counsel, and Barclays were also present at the meeting. The Rice board discussed the recent conversation between Messrs. Rice and McNally. Mr. Rice noted that he believed that the proposal was as far as EQT would go on value and recommended to the Rice board that they accept this latest proposal. Representatives of Barclays provided the Rice board with updated preliminary financial perspectives regarding the revised proposal and, following a request for confirmation by a member of the Rice board, again advised that, in their judgment, it was unlikely that any realistic counterparty could make an offer that would be superior to EQT's proposal. Representatives of Vinson & Elkins reviewed with the Rice board a summary of the merger agreement that had been prepared to be sent to EQT. Following discussion by its members, the Rice board authorized management to accept the exchange ratio of 0.37 of a share of EQT common stock and $5.30 in cash for each share of Rice common stock, subject to negotiation of a definitive merger agreement and completion of due diligence.

        That afternoon, Vinson & Elkins delivered a draft of the merger agreement to Wachtell Lipton. Also on that afternoon, Rice confidentially submitted to the SEC a first amendment to the draft registration statement on Form S-1 for RMGP.

        On May 30, 2017, Wachtell Lipton delivered a revised draft of the merger agreement as well as an initial draft of the voting agreement to be executed by members of the Rice family and their affiliates, to Vinson & Elkins.

        On May 31, 2017, the EQT board met, together with members of management and Wachtell Lipton and Citi, to discuss and review management's progress to date with respect to the potential transaction with Rice. At this meeting, management updated the EQT board regarding recent discussions with representatives of Rice, including with respect to the parties' preliminary, non-binding understanding regarding purchase price. Also at this meeting, EQT management and Citi reviewed with the EQT board certain preliminary financial and strategic considerations relating to the potential transaction, and representatives of Wachtell Lipton reviewed with the EQT board legal matters including terms of the draft merger agreement. The EQT board authorized the representatives of management, with the assistance of Wachtell Lipton and Citi, to proceed with the transaction negotiations and continue to apprise the EQT board of material developments.

        Later on May 31, 2017, representatives of Vinson & Elkins and Wachtell Lipton held a teleconference to discuss a number of open points reflected in the agreement drafts traded between the parties, including (i) the number of existing Rice directors that would be appointed to the EQT board at closing, (ii) the treatment of Rice equity awards, (iii) the scope of the interim operating covenants, (iv) whether the Rice board would be permitted to terminate the merger agreement for a superior proposal, (v) the size of the termination fees and whether the terminations fees would be reciprocal or proportional based on the parties' respective equity values, (vi) matters related to employee retention amounts and post-closing treatment of employees, (vii) non-competition obligations of Daniel J. Rice III, a member of the Rice board, and certain Rice executives, and (viii) covenants related to antitrust and financing cooperation.

        On June 1 and 2, 2017, Vinson & Elkins and Wachtell Lipton exchanged drafts of the merger agreement and held a series of calls to discuss open points in the draft relating to deal protection.

        On the afternoon of June 2, 2017, Mr. Vagt and James E. Rohr, lead independent director of the EQT board, met for lunch to discuss the transaction generally and, in particular, the number and identity of Rice board members that would be appointed to the combined company board.

        That afternoon, Wachtell Lipton contacted Vinson & Elkins and proposed as a compromise that EQT would accept a larger termination fee payable by EQT in the event that the EQT board changed its recommendation for reasons other than a superior proposal and certain changes to the non-solicitation covenant requested by Rice, in return for a termination fee of 4% of Rice's equity value in all other circumstances, changes to the termination provisions requested by EQT and a "force the vote" provision that would allow the Rice board to change its recommendation for a superior proposal, but not permit the Rice board to terminate the merger agreement to accept a superior proposal. Separately, Mr. McNally advised Mr. Rice by e-mail that EQT wanted to agree on these deal protection provisions prior to engaging on other aspects, such as board seats and employee related matters.

        That evening, Mr. Rice telephoned Mr. McNally and advised Mr. McNally that Rice was willing to accept most of EQT's proposed terms on deal protection, but required a right to terminate for a superior proposal, a minimum of three board seats, acceptable provisions on equity award vesting and retention support to ensure that key employees would remain with Rice through closing and additional flexibility on the interim operating covenants between signing and closing.

        On the morning of June 3, 2017, Mr. McNally called Mr. Rice to discuss the open points in the merger agreement which they had discussed the prior evening and requested that Rice provide a draft merger agreement that reflected Rice's position on these matters. That afternoon, Vinson & Elkins sent a revised draft of the merger agreement to Wachtell Lipton.

        On the morning of June 4, 2017, representatives of Vinson & Elkins and Wachtell Lipton had a series of calls related to employee matters. That afternoon, Wachtell Lipton sent a revised draft of the merger agreement to Vinson & Elkins, which continued to provide for the appointment of a single

Rice board member to the EQT board, a "force the vote" provision and a reversion on most matters related to employee equity awards, retention awards and post-closing compensation covenants.

        On June 5, 2017, representatives of Rice and its advisors held a teleconference with representatives of EQT and its advisors to discuss open points in the merger agreement relating to deal protection, board representation, treatment of employee equity awards, retention awards and post-closing compensation covenants.

        On the evening of June 6, 2017, Mr. Rice met in person with Mr. Schlotterbeck to discuss the remaining open deal points which had been discussed by the parties the previous day. Mr. Schlotterbeck and Mr. Rice were unable to agree on mutually acceptable resolutions to the open deal points, and the parties agreed to discontinue discussions at that time. Each of Messrs. Schlotterbeck and Rice subsequently updated members of their respective boards on the status of the discussions, including their June 6, 2017 conversation.

        On June 9, 2017, Mr. McNally and Mr. Rice met in person and discussed whether there was a path to reengagement, but did not come to agreement on pursuing further discussions.

        On June 13, 2017, representatives of Barclays and Citi, at the direction of and with guidance from Rice and EQT, respectively, met to discuss whether there was any path to reengaging and resolving the open points between the parties.

        On June 15, 2017, following up on the previous day's discussion, at EQT's direction, Citi conveyed EQT's proposals to representatives of Barclays that addressed certain open points between the parties. The proposals included, among other things, proposed compromises related to (i) equity awards for Rice employees who would not continue with EQT, (ii) a retention program that would allow Rice to provide 12 months of severance and 12 months of health insurance to its employees who remained with Rice through closing, (iii) the Rice board's ability to terminate the merger agreement for a superior proposal but requiring the same termination fees for both parties, (iv) each party's interim operating covenants, (v) post-closing compensation and benefits matters for employees continuing with EQT, (vi) a three-year non-competition obligation of members of the Rice family and Robert Wingo, but conceding that other executives would be subject only to the non-competition obligations in their respective employment agreements, and (vii) board composition of the combined company, which would include two existing Rice board members (one of whom would be Mr. Rice).

        Following discussion between members of Rice management, Barclays and Vinson & Elkins, as well as input from Mr. Vagt, Barclays advised Citi that progress had been made within the general parameters but that further work would be needed to reach agreement and presented Rice's counterproposals on certain points that remained open, including that (i) any differences in compensation for a Rice employee continuing with EQT be subject to a one-time true-up payment, (ii) Rice's covenant concerning assisting in the financing (the "financing cooperation covenant") be generally subject to an efforts standard, and that the agreement provide that a breach of the financing cooperation covenant would not result in a failure of a condition unless such breach was willful and material, and (iii) the agreement that the Rice board members appointed to the EQT board be nominated by EQT at the 2018 EQT annual meeting be enforceable by such Rice board members. Representatives of Citi then met with representatives of EQT management to discuss the counterproposals from Rice. Following this discussion and at the direction of EQT management, representatives of Citi confirmed to representatives of Barclays that Rice's counterproposals were an acceptable framework to continue negotiations.

        In the afternoon of June 15, 2017, a representative of Company C contacted a representative of Barclays to advise that Company C understood that Rice was close to reaching an agreement with EQT and inquiring as to whether Rice would consider discussing a combination transaction with Company C. The Barclays representative promptly advised Rice management and Rice management promptly advised members of the Rice board of the discussions with a representative of Company C.

        Later in the afternoon of June 15, 2017, the Rice board held a regularly scheduled telephonic meeting at which members of Rice management were present. Mr. Rice updated the Rice board on EQT's proposals received that morning and Rice's counterproposals. The Rice board generally agreed that the compromise proposals were constructive but wanted to confirm that the compromise proposals had the support of the EQT board, as well as EQT management. Following discussion, the Rice board authorized Mr. Rice to confirm with EQT management that the compromise proposals were supported by the EQT board in addition to EQT management. At this meeting, Mr. Rice also discussed with the Rice board the inquiry from Company C. Given that Company C had not provided any specifics (even qualitatively), given that Company C had declined to make a proposal when invited to do so during the 2016 process after weeks of evaluation, and given that Company C was one of the companies considered earlier in the process and was determined to be unlikely to provide value to the Rice stockholders that was superior to the EQT proposal (because at even a modest premium, an acquisition of Rice by Company C would be meaningfully dilutive to Company C's estimated 2018 cash flow per share), the Rice board determined to not engage with Company C.

        On the morning of June 16, 2017, Vinson & Elkins delivered a draft of the merger agreement to Wachtell Lipton reflecting the terms contained in the summary proposal.

        That day, Mr. Rice met with Mr. Rohr to discuss the transaction and Mr. Rice's role with the combined company. Later that afternoon, and again in the morning and early afternoon of June 17, 2017, the parties and their counsel had a series of conversations to negotiate remaining open points in the merger agreement including matters relating to the financing cooperation covenant, whether differences in compensation for a Rice employee continuing with EQT would be subject to a one-time true-up payment, and the second board seat requested by Rice and associated logistics (in particular, whether EQT's requirement to add a second Rice board nominee at closing would be subject to approval by EQT shareholders of a charter amendment expanding the permitted size of the EQT board).

        In the evening of June 17, 2017, the Rice board held a telephonic meeting. Representatives of Vinson & Elkins, Rice's outside legal counsel, and Barclays were also present at the meeting. Representatives of Vinson & Elkins summarized for the Rice board the key terms of the merger agreement, including a discussion of the points that remained open at that time. After discussion, the Rice board authorized Vinson & Elkins and Barclays to call Wachtell Lipton and Citi after the meeting and resolve the open points in the manner discussed at the meeting. Following this discussion, representatives of Barclays reviewed its preliminary financial analyses that it had performed on the proposed merger consideration and advised that on this basis, and based on current conditions, it would be in position to render an opinion to the Rice board that based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, from a financial point of view, the merger consideration to be offered to Rice stockholders in the transactions (other than holders of shares of Rice common stock (a) that are subject to perfected appraisal rights, (b) held in treasury by Rice, (c) owned by EQT, Merger Sub or EQT Investments Holdings, LLC, the intermediate subsidiary of EQT that holds all of Merger Sub's outstanding capital stock, which will automatically be canceled and cease to exist or (d) held by any wholly owned subsidiary of EQT (other than Merger Sub or EQT Investments Holdings, LLC) (collectively, the "excluded shares") is fair to such stockholders.

        Following the Rice board meeting, representatives of Barclays and Vinson & Elkins contacted representatives of Citi and Wachtell Lipton to discuss the remaining open points in the merger agreement. These discussions continued on June 18, 2017, by which time the parties had substantially resolved the open deal points relating to the second board seat and the financing cooperation covenant, but the one-time true-up payment for Rice employees continuing with EQT remained open. Later that morning, Wachtell Lipton sent over revised drafts of the merger agreement and related documentation. These drafts reflected the parties' agreement that (i) the appointment of Mr. Vagt to the EQT board would be conditioned on the approval of a charter amendment by the EQT shareholders, as agreed by the parties and (ii) the financing cooperation covenant would not be subject to a reasonable best efforts standard, but a failure to deliver required financial information could not serve as a termination right for EQT unless it remained uncured by the end date. The draft also reflected EQT's position, which remained an open deal point, that differences in compensation for a Rice employee continuing with EQT would not be subject to a one-time true-up payment.

        In the afternoon of June 18, 2017, the Rice board held a telephonic meeting. Representatives of Vinson & Elkins and Barclays were also present at the meeting. Representatives of Vinson & Elkins summarized for the Rice board its prior conversation with Wachtell Lipton and EQT's position. After discussion, the Rice board agreed to the terms proposed by EQT, including the exclusion of the one-time true-up payment. Representatives of Barclays advised that its financial analyses that had been discussed with the Rice board remained unchanged and rendered its oral opinion to the Rice board, subsequently confirmed by delivery of a written opinion dated June 19, 2017, to the effect that based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, from a financial point of view, the merger consideration to be offered to Rice stockholders in the transactions (other than holders of excluded shares) is fair to such stockholders. After discussing potential reasons for and against the proposed merger, the Rice board unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of Rice stockholders and are advisable, approved the merger agreement and the transactions contemplated thereby and recommended that the Rice stockholders vote to adopt the merger agreement at any meeting of the Rice stockholders to be called for the purposes of acting thereon.

        After the meeting of the Rice board, the parties finalized the transaction documents.

        On the morning of June 19, 2017, the EQT board met telephonically, together with members of management and Wachtell Lipton and Citi, to discuss and review the draft merger agreement and to consider the proposed transaction. Representatives of Wachtell Lipton reviewed the duties of the directors and the terms of the draft merger agreement. Also at this meeting, Citi reviewed with the EQT board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated June 19, 2017, to the EQT board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be paid by EQT pursuant to the merger agreement was fair, from a financial point of view, to EQT. Following extensive discussion, the EQT board unanimously determined that the merger was fair to, and in the best interests of, EQT and its shareholders, unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and authorized EQT to enter into the merger agreement.

        After the EQT board meeting, the parties executed the agreements in connection with the transaction and, prior to the opening of trading on Rice's and EQT's common stock on the New York Stock Exchange, Rice and EQT issued a joint press release announcing the execution of the merger agreement.

Recommendation of the EQT Board and Reasons for the Merger

        At a meeting held on June 19, 2017, the EQT board unanimously determined the merger agreement and the other agreements and transactions contemplated thereby, including the share issuance, are fair to and in the best interests of EQT and its shareholders and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the share issuance, and approved the execution, delivery and performance of the merger agreement. The EQT board recommends that EQT's shareholders vote "FOR" the share issuance proposal, "FOR" the charter amendment proposal and "FOR" the adjournment proposal.

        In evaluating the proposed transactions, the EQT board consulted with EQT's management and legal and financial advisors and, in reaching its determination and recommendation, considered a number of factors including, without limitation, the impact the merger would have on EQT's ability to address its sum-of-the-parts discount through, among other things, potential spin-off transactions. The EQT board also consulted with outside legal counsel regarding its obligations, legal due diligence matters and the terms of the merger agreement and other documents related to the transactions contemplated thereby.

        Many of the factors considered favored the conclusion of the EQT board that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance, are advisable and in the best interests of EQT and its shareholders, including the following:

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  Creation of a Compelling Investment Opportunity.  The EQT board believes that the merger will allow EQT to pursue a corporate strategy unavailable to a significant majority of the industry. The combined company will be a best-in-class North American natural gas company with premiere acreage positions in the Marcellus and Utica Shales.

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  EQT will be positioned to benefit from high quality, natural gas weighted assets totaling an estimated 75 trillion cubic feet equivalents (Tcfe) in resource potential and over 727,000 combined net acres in the core of the Marcellus and Utica Shales, positioning EQT for material production growth in the near and long term.

  •
  The addition of Rice's acreage position to the EQT portfolio will distinguish the combined company as having the deepest, highest quality drilling inventory in the Appalachian Basin. Rice has been able to establish a large inventory of 1,102 net Marcellus and Ohio Utica drilling locations that are de-risked by the producing wells it has drilled, which have some of the highest single-well returns in the basin to date. In 2016, Rice reached 1.0 Bcf/d of gross operated natural gas production with fewer wells drilled than any of the 12 other U.S. producers to reach this production threshold, having done so with only 180 wells drilled. As a result of the merger and the operational synergies described in more detail below, EQT's inventory in Washington and Greene Counties, Pennsylvania, two of the highest productivity counties in the Appalachian Basin, will improve in both scale and profitability—increasing from approximately 775 undeveloped locations with an average of 8,000' lateral to approximately 1,200 undeveloped drilling locations with an average of 12,000' lateral. EQT expects to focus its development efforts substantially in these locations in the near term to differentiate the combined company from its Appalachian peers, with returns per well anticipated to increase from 52% to 70% at a $3.00/Mcf NYMEX natural gas price.

  •
  The combined company will represent one of the lowest cost, highest margin operators in the United States, with an anticipated investment grade credit rating, allowing for continued industry-leading value creation even in a lower-for-longer commodity price environment.

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  As a result, through the consummation of the merger, EQT expects to position itself as one of the few, if not the only, large-cap, investment grade independent exploration and production companies capable of significant near and long-term production growth from its existing asset base. EQT anticipates this production growth will be achieved with significantly improved profitability given the capital, operational and administrative efficiencies expected in connection with the merger, including the ability for the combined company to achieve the same pro-forma feet-of-pay developed with 20% fewer Pennsylvania wells in 2018 and 35% fewer Pennsylvania wells in 2019 than would have been the case for EQT on a standalone basis. Given the flexibility created by becoming the lowest-cost natural gas operator, EQT expects to have the ability to return value to shareholders across commodity cycles, and is targeting cash flow breakeven for the combined company in 2019 with a plan to provide meaningful cash returns to shareholders in 2020 and beyond.

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  Pivotal Strategic Opportunity.  The EQT board believes that the merger represents a unique and presently available opportunity to create value and materially advance EQT's consolidation strategy, and the failure to pursue an actionable transaction with Rice would be a significant and irreversible lost value creation opportunity for EQT.

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  Following the Alpha Acquisition and the Vantage Acquisition, the EQT board believed that the number of remaining consolidation opportunities in EQT's core areas had narrowed considerably, with Rice having materially expanded its footprint in EQT's core operating area, thereby becoming a uniquely attractive and complementary potential business combination for EQT.

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  The EQT board reached the conclusion that, in light of the scarcity of remaining potential consolidation opportunities and EQT's desire to expand its drilling inventory of high-returning Marcellus Shale wells, a combination of Rice with a third party would materially limit the remaining scope of strategic consolidation opportunities available for EQT to pursue in its core areas, which in turn could cause EQT's cost structure to become less competitive relative to other industry participants with more consolidated positions.

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  Furthermore, pursuing the merger will enhance, and will not delay, EQT's ability to unlock the value attributable to solving the sum-of-the-parts discount at EQT, as the merger will increase the scale and improve the competitive positioning of each of EQT's key businesses. As such, the EQT board believes that Rice represented a pivotal strategic opportunity, one that substantially finalizes EQT's consolidation strategy and enhances its ability to pursue a path to further unlocking its embedded midstream value.

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  Participation in the Unlocking of Embedded Value in Rice.  The EQT Board believes that its shareholders will benefit, even after application of the purchase premium, in the unlocking of significant embedded value at Rice. The embedded value that EQT believes will be illuminated, or the illumination of which will be accelerated, as a result of the merger include the following:

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  Over $3 Billion of Embedded Midstream Value.  Rice has previously publicly ascribed over $3 billion of value to its retained midstream assets, including Rice Olympus Midstream and Strike Force Midstream (the "Drop Down Candidates"), and a 91.75% interest in RMGP, which owns the incentive distribution rights and a 28% limited partner interest in RMP. EQT expects to monetize the Drop Down Candidates in 2018 through a sale to EQM, thereby accelerating their value creation for EQT, including by materially enhancing the cash flow growth profile attributable to the incentive distribution rights owned by EQGP.

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  Elimination of Going Concern Discounts on Highly Valuable Acreage.  Rice is non-investment grade with a relatively short operating history and a complex corporate structure, and its performance is substantially dependent on the price of natural gas. As a result, Rice has historically traded at multiples below that of EQT and other Appalachian peers. While Rice has taken and continues to take steps to eliminate the discount at which it has traded, the merger with EQT should allow for Rice's assets to be valued appropriately as part of the combined company's best-in-class acreage portfolio in the Appalachian Basin. The EQT board also noted that, in light of Rice's relative valuation discounts, the merger is anticipated to be accretive on a net asset value basis even without assuming any synergies which are expected to be significant.

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  Significant Synergies.  In addition to the strategic rationale and the ability to participate in unlocking value embedded within Rice, EQT expects that its shareholders will derive a substantial benefit from the significant synergies attributable to the transaction. The EQT board believes that the merger will create capital efficiencies and operational cost savings and synergies through conducting EQT's and Rice's operations as part of a combined enterprise, including synergies resulting from:

    •
    the opportunity to optimize the combined company's upstream and midstream standalone portfolios by applying each company's best practices across the contiguous and complimentary acreage positions;

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    the opportunity for a significant increase in the average lateral lengths of future Marcellus wells, reducing well costs on a per horizontal foot basis and increasing the present value of development;

    •
    the expectation of meaningfully reduced lease operating expense per unit through more efficient development, including an increase in wells per pad, an increase in company net horizontal feet through coordinated development plan eliminating drainage effects, a reduction in rig and frac fleet move times, coordinated produced water handling and improved cycle times through concentrated execution;

    •
    overhead savings through elimination of duplicative corporate and public company costs;

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    midstream cost savings resulting from efficient infrastructure buildouts, as well as the ability to expand Rice's freshwater transportation expertise across EQT's legacy acreage;

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    gathering system connectivity that will enhance supply aggregation to the Equitrans, Mountain Valley and Ohio Valley Connector pipelines;

    •
    more efficient development of gathering systems leading to higher returns for EQM and lower cost to EQT;

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    an improved midstream growth profile through the addition of significant EQM drop-down inventory;

    •
    leveraging of the respective best practices, data and technological capabilities of each of Rice and EQT, including potential for improved well design to achieve greater returns on the combined acreage position;

    •
    an increase in the amount and percentage of organic leasing opportunities that can be valued as leases that expand the potential lateral length of planned development; and

    •
    an enhanced ability to right-size and optimize the combined company's firm transportation portfolio, including through increased access to premium Gulf, Southeast and Midwest markets.

        As a result of the synergies detailed above, EQT expects that the transaction will be significantly accretive to EQT shareholders in the first year following closing.

        The EQT board also considered the following factors in support of its conclusion that the merger agreement and the transactions contemplated by the merger agreement, including the share issuance, are advisable and in the best interests of EQT and its shareholders:

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  information from and discussions with EQT's management and advisors regarding EQT's and Rice's respective current business strategies and prospects, including the projected long-term financial results of EQT and Rice as stand-alone companies and the expected pro forma effect of the proposed transactions on EQT;

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  the EQT board's understanding of EQT's and Rice's businesses as well as their respective financial performance, results of operations and future prospects, which supported the EQT board's view that the merger consideration reflected a reasonable price for Rice;

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  the opinion of Citi, dated June 19, 2017, to the EQT board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be paid by EQT pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under the caption "—Opinion of EQT's Financial Advisor";

  •
  the review by the EQT board with its advisors of the structure of the proposed transactions and the financial and other terms of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transactions and the EQT board's evaluation of the likely time period necessary to complete the transactions. The EQT board also considered the following specific aspects of the transactions contemplated by the merger agreement:

  •
  the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either EQT or Rice for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

  •
  the efforts required by each party to obtain approvals from or clearances by the applicable governmental authorities;

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  the fact that the named Rice stockholders who, as of the date of the merger agreement collectively held approximately 15% of the outstanding voting power of Rice's voting stock, agreed to vote in favor of the merger agreement proposal, subject to certain exceptions; and

  •
  the circumstances under which certain termination fees and reimbursements of expenses could become payable by the parties to the merger agreement, as described in more detail elsewhere in this joint proxy statement/prospectus.

        In the course of its deliberations, the EQT board also considered a variety of risks and other potentially negative factors, including the following:

  •
  the possibility that the transactions may not be completed or that completion may be unduly delayed for reasons beyond the control of EQT and/or Rice, including the potential length of the regulatory review process and the risk that the applicable governmental authorities may prohibit or enjoin the transactions or otherwise impose conditions on EQT and/or Rice in order to obtain clearance for the transactions;

  •
  the possibility that, in certain circumstances relating to the failure to obtain shareholder approval of the share issuance proposal, EQT could be required to reimburse Rice's expenses up to $67 million;

  •
  the potential for diversion of management and employee attention and the potential effect of the transactions on EQT's business and strategic relationships;

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  the potential that the fixed exchange ratio for the stock consideration could result in EQT delivering greater value to Rice stockholders than had been anticipated should the value of the shares of EQT common stock increase from the date of execution of the merger agreement;

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  the risk that the benefits to EQT, following completion of the transactions, will not be realized or will take longer to realize than expected;

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  the possibility that changes in global economic conditions and fluctuations in exchange and interest rates could make EQT's financing difficult to obtain on favorable terms or at all;

  •
  the transaction costs to be incurred in connection with the proposed transactions; and

  •
  risks of the type and nature described under the sections titled "Risk Factors" and "Cautionary Statements Regarding Forward-Looking Statements."

        The EQT board considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the merger agreement. The foregoing discussion of the information and factors considered by the EQT board is not exhaustive. In view of the myriad factors considered by the EQT board in connection with its evaluation of the proposed transactions and the complexity of these matters, the EQT board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The EQT board evaluated the factors described above, among others, and reached a unanimous consensus that the merger agreement and the other agreements and transactions contemplated thereby, including, without limitation, the merger and the share issuance, were fair to and in the best interests of EQT and its shareholders and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the share issuance and the charter amendment, and approved the execution, delivery and performance of the merger agreement. In considering the factors described above and any other factors, individual members of the EQT board may have viewed factors differently or given different weight or merit to different factors.

Recommendation of the Rice Board and Reasons for the Merger

        By unanimous vote, the Rice board, at a meeting held on June 18, 2017, determined that it is advisable and in the best interests of Rice stockholders to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend the adoption of the merger agreement by Rice stockholders and that the adoption of the merger agreement be submitted to a vote at a meeting of Rice stockholders. The Rice board recommends that Rice stockholders vote "FOR" the merger agreement proposal, "FOR" the compensation proposal and "FOR" the Rice adjournment proposal.

        In evaluating the merger agreement, the merger and the other transactions contemplated by the transaction documents (including the merger agreement), the Rice board consulted with Rice's senior management, outside legal counsel and financial advisors. In recommending that Rice stockholders vote their shares of Rice common stock in favor of adoption of the merger agreement, the Rice board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Rice board viewed as being generally positive or favorable in coming to its determination, approval and related recommendation:

  •
  Attractive Value and Attractive Acquisition Currency.  The Rice board believed the merger consideration was an attractive value for shares of Rice common stock, especially in light of the Rice board's view that the EQT stock constituting a majority of the transaction consideration represents an attractive investment opportunity with significant upside. Based on the closing price of shares of EQT common stock on the NYSE of $58.77 on June 16, 2017, the last trading day before the public announcement of the merger agreement, the merger consideration represented an implied value of $27.04 for each share of Rice common stock, which represented a premium of (i) approximately 37.4% to the $19.69 per share closing price of Rice common stock on June 16, 2017, the last trading day before the public announcement of the merger agreement; and (ii) approximately 30.2% to the $20.78 per share volume-weighted average trading price of Rice common stock for the 30 trading days ended June 16, 2017, the last trading day before the public announcement of the merger agreement. The Rice board also believed that the merger will be accretive to Rice stockholders on a cash flow per share basis in 2018 and on a net asset value basis. The Rice board also believes that the EQT shares that will be delivered to Rice stockholders as merger consideration are a highly attractive currency that will benefit in the near and long term from the combination's significant synergies described in more detail below.

  •
  Best Alternative for Maximizing Stockholder Value.  The Rice board determined that entering into the merger agreement with EQT was more favorable to Rice stockholders than other alternatives reasonably available to Rice, including continued operation of Rice on a standalone basis and the pursuit of potential actionable strategic or financial transactions, in light of a number of factors, including the Rice board's assessment of Rice's business, assets and prospects, its competitive position, and its historical and financial performance, which are described in more detail below. Of particular import, the Rice board focused on the need to economically replace and expand drilling inventory over time, and the impacts of both the competitive landscape and relative maturity of the Appalachian Basin on Rice's ability to continue to expand inventory in highly accretive manners. In determining that the merger is the best alternative for maximizing stockholder value, the Rice board also considered the uniquely attractive synergy potential of a combination with EQT, from which Rice stockholders will be positioned to benefit based on their anticipated 35% ownership of the combined company at closing.

Continuation of Standalone Rice Energy

        The Rice board considered alternative paths to create stockholder value as a standalone company, including long-term inventory expansion through in-basin consolidation and out-of-basin acquisitions. The Rice board assessed the benefits and risks attributable to each these alternatives, including:

  •
  The limited opportunities for inventory expansion that compete with the economics of Rice's existing inventory, which reduces the likelihood of it being the ultimate acquirer thereof as compared to competitors that can accelerate value;

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  The likelihood of an adverse share price reaction to pursuing either path given the high transaction price expectations in the basin, as was seen in Rice's acquisition of Vantage Energy, and recent share price reactions to out-of-basin acquisitions by certain of Rice's competitors; and

  •
  The risks attendant to executing on either strategy given Rice's historical focus on acquisitions of largely undeveloped acreage, including integration and multi-basin operational risk.

        The Rice board also considered alternative paths to unlocking stockholder value, including executing upon a planned drop-down of Rice Olympus Midstream LLC to RMP and the initial public offering of Rice Midstream GP Holdings LLC or, alternatively, the sale of its incentive distribution rights to RMP.

  •
  The Rice board assessed the reliance on each such transaction on the capital markets, the current state and long-term expectations thereof.

  •
  The Rice board considered the potential for such transactions to provide Rice with access to a lower cost of capital for executing on either of its inventory expansion strategies, and the impact of such transactions on the Rice share price. The Rice board determined that the cost-of-capital and share price impacts would be impacted over the long-term by the ability to expand inventory.

Benefits of a Combination with EQT

        The Rice board determined that the merger with EQT provided the best alternative for maximizing stockholder value. In coming to this determination, the Rice board analyzed a number of factors, including the following:

  •
  The combined operational positions would allow for significant operational synergies given the contiguous nature of the companies' acreage positions in Washington and Greene Counties, Pennsylvania, which Rice believes are the two most economic counties in the Southwestern Pennsylvania dry gas core of the Marcellus Shale. These operational synergies would be geographically unique to a combination with EQT versus any of the other operators in the region and are expected to include:

    •
    The substantial contiguity in the acreage footprints should allow for a significant increase in the average lateral lengths of future Marcellus wells of the combined company, thereby significantly reducing well costs on a per horizontal foot basis and increasing the present value of development;

    •
    In addition, the proximity of operations will allow for more efficient development—including an increase in wells per pad, an increase in company net horizontal feet through coordinated development plan eliminating drainage effects, a reduction in rig and frac fleet move times, coordinated produced water handling and improved cycle times through concentrated execution—which is expected to meaningfully reduce lease operating expenses;

    •
    The operational footprint proximity will allow for midstream cost savings resulting from efficient infrastructure buildouts, benefiting both the combined companies and their midstream affiliates, as well as the ability to expand Rice's freshwater transportation expertise across EQT's legacy acreage;

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    The combination allows for the combined company to leverage within its existing operating areas best practices and technological advances of each of Rice and EQT, including potential for improved well design to achieve greater returns on the combined acreage position;

    •
    The combination increases the amount and percentage of organic leasing opportunities that can be valued as leases that expand the potential lateral length of planned development; and

    •
    The combined company will have the ability to right-size and optimize firm transportation portfolio.

  •
  The combined company would represent an unique investment opportunity both within the Appalachian Basin and in the industry at large.

  •
  The combined company would be a premier North American natural gas company with best-in-class acreage positions in the Marcellus and Utica Shales.

  •
  The merger would result in the combined company being positioned as a tier I E&P company with a pro forma enterprise value of approximately $26 billion based on the merger agreement, an anticipated investment grade rating and a near-term production compounded annual growth rate of greater than 20%;

  •
  The combined company would have high quality, natural gas weighted assets totaling an estimated 75 trillion cubic feet equivalents (Tcfe) in resource potential and over 727,000 combined net acres in the core of the Marcellus and Utica Shales;

  •
  The combined company would be one of the lowest cost, highest margin operators in the country, allowing for continued industry-leading value creation even in a lower-for-longer environment;

  •
  The merger would accelerate the unlocking of embedded value within Rice for the benefit of the combined shareholder base.

  •
  The combination accelerates the reduction of full cycle costs by, among other things, reducing Rice general and administrative expenses and interest expense;

  •
  The combination enhances the value attributable to solving the sum of the parts discounts that currently exist at each of Rice and EQT and strengthens the combined company's ability to develop a value-creating path towards addressing this discount;

    •
    The combination accelerates the value attributable to Rice's Utica Shale acreage in Pennsylvania by applying the technological advancements achieved by EQT to date;

  •
  The combined company would be managed by a team that has demonstrated the ability to execute in a manner necessary for the long-term development of the combined assets, with a strong and extensive operating history and an ability to maximize the value of its assets through long-term development;

  •
  Rice stockholders would have continuing influence in the execution of the strategy and business plan of the combined company through the appointment of Messrs. Rice and Vagt as EQT board members in connection with the consummation of the merger;

Alternative Combination Transactions

  •
  The Rice board considered alternative transactions and, following review of such alternatives and consultation with management and Barclays, believed that it was unlikely that an alternative bidder could consummate a transaction that would be on superior terms, and that would provide Rice stockholders greater consideration, than is being provided in connection with the merger.

  •
  In the summer of 2016, Rice management and Barclays conducted a targeted process of six of the most likely publicly traded exploration and production companies to gauge their interest in a business combination with Rice. EQT and two other companies entered into confidentiality agreements with Rice and only one (other than EQT) made a written proposal. The trading price of that company's stock had since declined to the degree that, as of such time, the company's market capitalization was smaller than that of Rice. Thus any premium transaction to Rice stockholders with this counterparty involving equity consideration would have to be done at a discount to the counterparty's stock price, which the Rice board determined was not reasonable.

  •
  Barclays provided the Rice board with financial analyses of strategic combination with five other potential counterparties following which the Rice board determined that none of the other alternatives were likely to provide a superior proposal to the merger.

  •
  Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal.  The Rice board considered the terms of the merger agreement related to Rice's ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the Rice board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the Rice board considered that:

  •
  subject to its compliance with the merger agreement, the Rice board can change its recommendation to Rice stockholders with respect to the adoption of the merger agreement prior to the adoption of the merger agreement by the vote of its stockholders if it determines in good faith (after consultation with its outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the Rice board's fiduciary duties;

  •
  subject to its compliance with the merger agreement, the Rice board may terminate the merger agreement for a superior proposal if it determines in good faith (after consultation with its outside legal advisors) the failure to take such action would be inconsistent with the Rice board's fiduciary duties; and

  •
  while the merger agreement contains a termination fee of $255 million that Rice would be required to pay to EQT in certain circumstances, including if (i) EQT terminates the merger agreement in connection with an adverse change in the Rice board's recommendation to stockholders with respect to adoption of the merger agreement or if Rice violates its non-solicitation obligations under the merger agreement or (ii) if Rice terminates the merger agreement for a superior proposal or enters into a definitive agreement with respect to a superior proposal, the Rice board believed that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers.

  •
  Certainty of Value.  The Rice board considered that a portion of merger consideration is cash, which provides more optionality and value certain for Rice stockholders by ensuring immediate value, as well as that the merger will provide Rice stockholders with significantly greater trading liquidity. The Rice board also considered that the benefits of the merger would be amplified in the event that natural gas prices rise above the current strip prices.

  •
  Post-Merger Corporate Governance.  The Rice board considered that the merger agreement provides that the EQT board must take all necessary corporate action to appoint the Chief Executive Officer of Rice and the Chairman of the Rice board to serve on the combined company's board of directors, subject, with respect to one of the designees to be selected (if necessary) by the Rice board, to the EQT shareholders approving a charter amendment increasing the size of the EQT board.

  •
  Tax Considerations.  The Rice board considered that the merger and the post-closing merger, taken together, are intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

  •
  Receipt of Fairness Opinion and Presentation from Barclays.  The Rice board considered the financial analysis reviewed and discussed with representatives of Barclays, as well as the oral opinion of Barclays rendered to the Rice board on June 18, 2017, which opinion was subsequently confirmed by delivery of a written opinion dated June 19, 2017, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, from a financial point of view, the merger consideration to be offered to the holders of Rice common stock in the merger (other than holders of excluded shares), is fair to such stockholders, as more fully described below under the caption "—Opinion of Rice's Financial Advisor" beginning on page 106.

  •
  EQT Dividend.  The Rice board considered that EQT pays a $0.12 per share annual dividend, which the Rice board expects EQT to continue paying following completion of the merger.

  •
  Terms of the Merger Agreement.  The Rice board reviewed and considered that the terms of the merger agreement, taken as a whole, including the parties' representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The Rice board also reviewed and considered the conditions to the closing of the merger, and concluded that while the closing of the merger is subject to various regulatory approvals, such approvals were not likely to prevent the closing of the merger.

        The Rice board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

  •
  Transaction Accretion.  The Rice board considered its belief that the merger will not be accretive to cash flow from operations on a per share basis to Rice stockholders in 2019 or 2020.

  •
  Post-Merger Corporate Governance.  The Rice Board considered that although the merger agreement provides that the EQT board must take all necessary corporate action to appoint the Chief Executive Officer of Rice and the chairman of the Rice board to serve on the combined company's board of directors, it is possible that only one of either the Chief Executive Officer of Rice and the chairman of the Rice board will serve on the EQT board if the EQT shareholders do not approve the charter amendment proposal.

  •
  Rice Employees.  The Rice board considered the expectation that many Rice employees will not be retained by EQT following completion of the merger.

  •
  Voting Agreement.  The Rice board considered that, because the merger agreement can be approved by holders of a majority of the outstanding Rice common stock, and Rice Energy 2016 Irrevocable Trust, Rice Energy Holdings LLC, Daniel J. Rice III, Daniel J. Rice IV, Derek A. Rice and Toby Z. Rice indirectly or indirectly own approximately 15% of the outstanding Rice common stock and have entered into the voting and support agreement with EQT to vote in favor of the merger, the merger could be approved even if less than a majority of the outstanding Rice common stock held by other Rice stockholders is voted in favor of the merger.

  •
  Merger Consideration.  The Rice board considered that, because the equity component of the merger consideration is based on a fixed exchange ratio rather than a fixed value, Rice stockholders bear the risk of a decrease in the trading price of EQT common stock during the pendency of the merger and the fact that the merger agreement does not provide Rice with a value-based termination right.

  •
  Interim Operating Covenants.  The Rice board considered the restrictions on the conduct of Rice's and its subsidiaries' businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement.

  •
  Risks Associated with the Pendency of the Merger.  The risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of Rice stockholders or EQT shareholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to Rice if the closing of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on Rice's relationships with third parties and the effect termination of the merger agreement may have on the trading price of Rice common stock and Rice's operating results.

  •
  EQT Change of Recommendation; EQT Shareholder Vote.  The Rice board considered the right of the EQT board to change its recommendation to EQT shareholders in certain circumstances, subject to certain conditions. The Rice board also considered that, even if the merger agreement is approved by Rice stockholders, EQT's shareholders may not approve the share issuance, which is a condition of the merger.

  •
  Alternative Proposals; Termination Fees; Expense Reimbursement.  The Rice board considered the terms of the merger agreement relating to no shop covenants and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to Rice. The Rice board also considered that, under specified circumstances, Rice may be required to pay a termination fee or expenses in the event the merger agreement is terminated and the effect this could have on Rice, including:

  •
  the possibility that the termination fee could discourage other potential parties from making a competing offer; although the Rice board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

  •
  if the merger is not consummated, Rice will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the merger agreement and the transactions contemplated thereby; and

  •
  the requirement that if the merger agreement is terminated as a result of the failure to obtain approval of Rice stockholders, Rice would be obligated to reimburse EQT for up to $67 million of its expenses in connection with the merger agreement.

  •
  Regulatory Approval.  The Rice board considered that the merger and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval.

  •
  Midstream Integration.  The expectation that the existence of two publicly traded midstream MLPs would necessitate post-closing structuring attention.

  •
  Interests of Rice Directors and Executive Officers.  The Rice board that Rice's directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Rice's stockholders. For more information about such interests, see below under the heading "—Interests of Certain Rice Directors and Executive Officers in the Merger."

  •
  Other Risks.  The Rice board considered risks of the type and nature described under the sections titled "Risk Factors", beginning on page 34, and "Cautionary Statements Regarding Forward-Looking Statements", beginning on page 32.

        The Rice board believed that, overall, the potential benefits of the merger to Rice stockholders outweighed the risks and uncertainties of the merger.

        The foregoing discussion of factors considered by the Rice board is not intended to be exhaustive, but includes the material factors considered by the Rice board. In light of the variety of factors considered in connection with its evaluation of the merger, the Rice board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Rice board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Rice board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Rice board based its recommendation on the totality of the information presented.

Certain EQT Unaudited Prospective Financial and Operating Information

        EQT does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, EQT's management prepared certain unaudited internal financial forecasts with respect to EQT, which were provided to the EQT board and Rice, as well as Rice's financial advisor, in connection with their evaluation of the proposed merger. Such forecasts also were provided to Citi for its use and reliance in connection with its financial analyses and opinion described in the section entitled "—Opinion of EQT's Financial Advisor." The inclusion of this information should not be regarded as an indication that any of EQT, Rice, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

        This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of EQT's management, including, among others, EQT's and Rice's future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions and other matters described in the sections entitled "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors." The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. EQT and Rice can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled "Risk Factors." See also "Cautionary Statements Regarding Forward-Looking Statements" and "Where You Can Find More Information."

        The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither EQT's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to EQT contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of EQT, and such report does not extend to the projections included below and should not be read to do so.

        Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. EQT and Rice can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, EQT and Rice do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on EQT or Rice of the merger, the effect on EQT or Rice of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on EQT or Rice of any possible failure of the merger to occur. None of EQT, Rice, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any EQT shareholder or Rice stockholder or other person regarding EQT's or Rice's ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by EQT, Rice, their respective advisors or any other person that it is viewed as material information of EQT or Rice, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger, the share issuance or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to the EQT board, Rice and EQT's and Rice's respective financial advisors in connection with the merger.

        In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, EQT shareholders and Rice stockholders are cautioned not to place undue reliance on such information, and EQT and Rice urge all EQT shareholders and Rice stockholders to review EQT's most recent SEC filings for a description of EQT's reported financial results and Rice's most recent SEC filings for a description of Rice's reported financial results. See the section titled "Where You Can Find More Information."

        In preparing the prospective financial and operating information described below, the management team of EQT used the following price assumptions, which are based on NYMEX oil and gas strip pricing as of May 11, 2017:

	NYMEX
	2017E	2018E	2019E	2020E	2021E
Commodity Prices
Natural Gas ($/Mmbtu)	$3.39	$3.14	$2.87	$2.86	$2.89
Crude Oil ($/Bbl)	$49.77	$49.73	$49.85	$50.41	$51.34

        The following table sets forth certain summarized prospective financial and operating information regarding EQT for the years 2017 through 2021—based on the respective price assumptions indicated above—which information was prepared by EQT management.

	2017E	2018E	2019E	2020E	2021E
Operating Results
Production (Mmcfe/d)	2,299	2,620	3,138	3,768	4,422
Financial Results ($ million, except per unit amounts)
EBITDAX(1)	$1,556	$1,581	$1,619	$1,952	$2,347
Unlevered Free Cash Flow(2)	$89	$126	$(71)	$(25)	$(34)
Unlevered Free Cash Flow (Upstream Business Only)(3)	$(102)	$(424)	$(644)	$(426)	$(232)
EQT GP Holdings, LP Distributions Per Unit	$0.89	$1.16	$1.44	$1.76	$2.12

(1)
EBITDAX is defined as earnings before interest, taxes, depreciation, amortization, and exploration expense. Includes unconsolidated upstream EBITDAX plus distributions from EQT GP Holdings, LP. 2017 EBITDAX also includes approximately $150 million of non-cash derivative gains.

(2)
Defined as EBITDAX adjusted to reflect the cash flow impact of cash taxes, capital expenditures, distributions received vs. earned, proceeds from the sale of EQT GP Holdings, LP units, changes in working capital, restricted stock and stock option expense, EQT funded portion of indemnity capital expenditures and principal payments received / (paid) on preferred interest. 2017 Unlevered Free Cash flow is also adjusted to exclude $150 MM of non-cash derivative gains and capital expenditures for acquisitions.

(3)
Defined as Unlevered Free Cash Flow attributable to the upstream business, as adjusted by EQT management. The adjustments by EQT management and resulting forecast were not provided to Rice or Barclays.

        The EQT prospective financial information summarized above, which was provided to the EQT board and Citi, incorporated certain updated assumptions regarding general and administrative expenses as compared to the version of such prospective financial information provided to Rice and Barclays. These updates resulted in the projections for each of EBITDAX and unlevered free cash flow provided to Rice and Barclays being approximately $24 million higher in 2017 and $11 million higher in 2018-2021 than the amounts set forth above.

        In addition, EQT management provided to the EQT board, Rice and Rice's financial advisor certain estimates of the amounts and timing of the cost savings and operational synergies anticipated by EQT management to result from the merger during the calendar year ending December 31, 2018 through the calendar year ending December 31, 2026, which consisted of EQT prepared estimates of annual cost synergies of $100 million (which amount EQT management rounded from, and which amount was not duplicative of, the $93 million of annual corporate general and administrative benefits reflected in the Expected Development and Cost Savings described below) expected to be realized following the closing in 2018 and beyond (such estimated annual cost savings, the "Expected Synergies"). The Expected Synergies also were provided to Citi for its use and reliance in connection with its opinion and related financial analyses described in the section entitled "—Opinion of EQT's Financial Advisor."

        EQT management provided to the EQT board certain estimates of the potential strategic implications and financial and operational benefits which EQT management anticipated to result from the mergers during the calendar year ending December 31, 2018 through the calendar year ending December 31, 2026 (collectively, the "Expected Development and Cost Savings"). The Expected Development and Cost Savings also were provided to Citi for its use and reliance in connection with its opinion and related financial analyses. The Expected Development and Cost Savings included assumptions of (i) development synergies of approximately $333 million in 2018, $448 million in 2019, $283 million in 2020, $244 million in 2021, $379 million in 2022, $371 million in 2023, $406 million in 2024, $33 million in 2025 and $0 in 2026 and (ii) corporate general and administrative benefits per year in 2018-2026 of approximately $93 million. The assumptions described in the preceding sentence reflected no potential midstream benefits and no benefits attributable to upside potential identified by EQT management that could potentially be achieved from drilling and completion best practices, buying power, marketing optimization, upstream lifting and operating expense optimization, lengthening West Virginia laterals, perpetuity general and administrative savings or accelerated expansion of the Mountain Valley Pipeline.

        In addition, EQT management provided to the EQT board certain unaudited prospective financial and operating information with respect to Rice, which was generally derived from the information provided by Rice management and summarized in this joint proxy statement under the caption "—Certain Rice Unaudited Prospective Financial and Operating Information," except that EQT management adjusted the information provided by Rice management in order to harmonize certain of the assumptions underlying such information with the assumptions underlying EQT's prospective financial information summarized above. Such forecasts with respect to Rice also were provided to Citi for its use and reliance in connection with its financial analyses and opinion described in the section "—Opinion of EQT's Financial Advisor." The following table sets forth a summary of this adjusted prospective financial and operating information regarding Rice for the years 2017 through 2021 as prepared by EQT management.

	2017E	2018E	2019E	2020E	2021E
Operating Results
Production (Mmcfe/d)	1,299	1,640	2,124	2,599	3,182
Financial Results ($ million, except per unit amounts)
EBITDAX(1)	$875	$1,132	$1,448	$1,721	$2,151
Unlevered Free Cash Flow(2)	$171	$6	$442	$535	$595
Unlevered Free Cash Flow (Upstream Business Only)	$(127)	$(20)	$30	$118	$461
Unlevered Free Cash Flow (Retained Midstream)	$378	$(17)	$344	$321	$—
Distributable Cash Flow Per Unit of Rice Midstream Partners LP	$1.38	$1.83	$2.49	$2.94	$3.24
Cash Flows Generated by Incentive Distribution Rights of Rice Midstream Partners LP(3)	$8	$29	$58	$95	$142

(1)
EBITDAX is defined as earnings before interest, taxes, depreciation, amortization and exploration expense. Includes unconsolidated upstream and retained midstream EBITDAX plus LP and GP distributions from Rice Midstream GP Holdings, LP.

(2)
Defined as EBITDAX adjusted to reflect the cash flow impact of proceeds from retained midstream dropdown transactions, cash taxes, capital expenditures and distributions received vs. earned.

(3)
Represents Rice's 91.75% interest in such cash flows.

Certain Rice Unaudited Prospective Financial and Operating Information

        Rice does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Rice's management prepared certain unaudited internal financial forecasts with respect to Rice, which were provided to the Rice board and EQT, as well as Rice's and EQT's respective financial advisors, in connection with their evaluation of the proposed merger. The inclusion of this information should not be regarded as an indication that any of EQT, Rice, their respective advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

        This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Rice's management, including, among others, Rice's and EQT's future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions and other matters described in the sections entitled "Cautionary Statements Regarding Forward-Looking Statements" and "Risk Factors." The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Rice and EQT can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled "Risk Factors." See also "Cautionary Statements Regarding Forward-Looking Statements" and "Where You Can Find More Information."

        The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Rice's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Rice contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Rice, and such report does not extend to the projections included below and should not be read to do so.

        Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Rice and EQT can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Rice and EQT do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Rice or EQT of the merger, the effect on Rice of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Rice or EQT of any possible failure of the merger to occur. None of EQT, Rice, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Rice stockholder or EQT shareholder or other person regarding Rice's or EQT's ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by EQT, Rice, their respective advisors or any other person that it is viewed as material information of Rice or EQT, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger, the share issuance or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to the Rice board, EQT, and Rice's and EQT's respective financial advisors in connection with the merger.

        In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Rice stockholders and EQT shareholders are cautioned not to place undue reliance on such information, and Rice and EQT urge all Rice stockholders and EQT shareholders to review Rice's most recent SEC filings for a description of Rice's reported financial results and EQT's most recent SEC filings for a description of EQT's reported financial results. See the section titled "Where You Can Find More Information."

        Rice's Pricing Assumptions.    In preparing the prospective financial and operating information for Rice and EQT described below, the management team of Rice used the following price assumptions, which are based on NYMEX oil and gas strip pricing as of May 11, 2017:

	NYMEX
	2017E	2018E	2019E	2020E	2021E
Commodity Prices
Natural Gas ($/Mmbtu)	$3.42	$3.14	$2.87	$2.86	$2.89
Crude Oil ($/Bbl)	$48.73	$49.73	$49.85	$50.41	$51.34
Natural Gas Liquids ($/Bbl)	$19.49	$19.89	$19.94	$20.16	$20.53

        Rice Management Projections.    The following tables set forth certain summarized prospective financial and operating information regarding each of Rice's three reporting segments for the years 2017 through 2021—based on the respective price assumptions indicated above—which information was prepared by Rice management, which are collectively referred to as the "Rice Projections for Rice." The financial information below is reported in the following segments: (i) the E&P segment, which is engaged in the acquisition, exploration and development of natural gas, oil and NGLs, (ii) the RMH segment, which is engaged in the gathering and compression of natural gas production in Belmont and Monroe Counties, Ohio and (iii) the RMP segment, which is engaged in the gathering and compression of natural gas production in Washington and Greene Counties, Pennsylvania and in the provision of water services to support the well completion services of Rice and third parties in Washington and Greene Counties, Pennsylvania and in Belmont County, Ohio.

	Rice Case
	2017E	2018E	2019E	2020E	2021E
Operating Results
Production (Mmcfe/d)	1,407	1,829	2,441	2,944	3,632
Financial Results
E&P	$899	$1,146	$1,489	$1,780	$2,334
RMH	$67	$52	$44	$27	$0
RMP	$263	$434	$618	$799	$981

EBITDA(1)	$1,229	$1,633	$2,151	$2,607	$3,315
E&P	$804	$1,051	$1,394	$1,685	$2,239
RMH	$33	$20	$16	$22	$(1)
RMP	$245	$396	$570	$730	$892

Cash Flow From Operations(2)	$1,081	$1,467	$1,980	$2,437	$3,130
E&P	$910	$1,135	$1,275	$1,456	$1,443
RMH	$235	$119	$101	$34	$—
RMP	$302	$269	$551	$406	$335

Capital Expenditures(3)	$1,447	$1,522	$1,927	$1,895	$1,777

(1)
EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

(2)
Cash Flow From Operations is defined as EBITDA less interest expense and cash taxes.

(3)
Capital Expenditures for E&P is defined as capital needed for drilling and completion activities and excludes additions to leasehold, acquisitions and divestitures. Capital expenditures for RMH and RMP is defined as capital needed for both maintenance and growth of the midstream.

        The EBITDA and Cash Flow From Operations forecasts for Rice presented above were adjusted for use in the financial analyses performed by Barclays. Adjusted EBITDA reflects the EBITDA from the E&P segment, the EBITDA from the RMH segment and the cash distributions earned from the common units, subordinated units and incentive distribution rights Rice owns in RMP. Adjusted Cash Flow from Operations reflects the Cash Flow from Operations from the E&P segment, the Cash Flow from Operations from the RMH segment and the cash distributions earned from the common units, subordinated units and incentive distribution rights it owns in RMP. The following table presents a summary of such adjusted forecasts for Rice for the same periods reflected above, on a consolidated basis:

	Rice Case
	2017E	2018E	2019E	2020E	2021E
Financial Results(1)
Adjusted EBITDA	$1,003	$1,264	$1,636	$1,958	$2,544
Adjusted Cash Flow From Operations	$873	$1,136	$1,513	$1,857	$2,447

(1)
Reflects financial results of E&P and RMH, along with cash distributions earned from common units, subordinated units and incentive distribution rights in RMP.

Opinion of EQT's Financial Advisor

        EQT has engaged Citi to act as its financial advisor in connection with the proposed mergers. In connection with Citi's engagement, the EQT board requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be paid by EQT pursuant to the merger agreement. On June 19, 2017, at a meeting of the EQT board held to evaluate the proposed mergers, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated June 19, 2017, to the EQT board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be paid by EQT pursuant to the merger agreement was fair, from a financial point of view, to EQT.

        The full text of Citi's written opinion, dated June 19, 2017, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the EQT board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the mergers or related transactions. Citi expressed no view as to, and its opinion did not address, the underlying business decision of EQT to effect or enter into the mergers or any related transactions, the relative merits of the mergers or any related transactions as compared to any alternative business strategies that might exist for EQT or the effect of any other transaction in which EQT might engage or consider. Citi's opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed mergers, any related transactions or otherwise.

        In arriving at its opinion, Citi:

  •
  reviewed an execution version of the merger agreement, provided to Citi on June 19, 2017;

  •
  held discussions with certain senior officers, directors and other representatives of EQT and certain senior officers and other representatives of Rice concerning the businesses, operations and prospects of EQT and Rice;

  •
  reviewed certain publicly available and other business and financial information relating to EQT and Rice provided to or discussed with Citi by the respective managements of EQT and Rice,

    including certain internal financial forecasts and other information and data relating to EQT provided to or discussed with Citi by the management of EQT and certain financial forecasts and other information and data relating to Rice provided to or discussed with Citi by the managements of EQT and Rice and as adjusted by the management of EQT;

  •
  reviewed certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of EQT to result from the mergers;

  •
  reviewed the financial terms of the mergers as set forth in the merger agreement in relation to, among other things, current and historical market prices of EQT common stock and Rice common stock, the financial condition and historical and projected cash flows and other operating data of EQT and Rice and the capitalization of EQT and Rice;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of EQT and Rice;

  •
  evaluated certain potential pro forma financial effects of the mergers on EQT utilizing the financial forecasts and other information and data relating to EQT and Rice and the potential strategic implications and financial and operational benefits referred to above; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of EQT and Rice that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data (including tax rate assumptions and adjustments to the financial forecasts and other information and data relating to Rice prepared by the management of EQT) that Citi was directed to utilize in its analyses, Citi was advised by the respective managements of EQT and Rice, and Citi assumed, with EQT's consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, as the case may be, as to, and were a reasonable basis upon which to evaluate, the future financial performance of EQT and Rice, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of EQT to result from, and other potential pro forma financial effects of, the mergers and the other matters covered thereby. Citi expressed no opinion as to any financial and other information or data (or underlying assumptions on which any such financial and other information or data are based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with EQT's consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the mergers, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

        Citi relied, at EQT's direction, upon the assessments of the managements of EQT and Rice as to, among other things, (i) the redemption of certain securities of subsidiaries of Rice contemplated by the merger agreement and the other transaction related to the mergers, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on EQT and Rice of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the natural gas, oil and natural gas liquid and energy infrastructure industries, including commodity pricing and supply and demand for natural gas, oil and natural gas liquid, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi's analyses or opinion, (iii) natural gas, oil and natural gas liquid reserves and growth, expansion and other development and exploration projects of EQT and Rice, including with respect to the likelihood and timing thereof and capital expenditures and other financial aspects involved, (iv) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key lessors, employees, customers, derivatives counterparties and other commercial relationships of EQT and Rice and (v) the ability to integrate the operations of EQT and Rice. Citi assumed, with EQT's consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to Citi's analyses or opinion.

        Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of EQT, Rice or any other entity and Citi did not make any physical inspection of the properties or assets of EQT, Rice or any other entity. Citi assumed, with EQT's consent, that the mergers and related transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there would not be any delays, limitations, restrictions, conditions or other actions, including any divestitures or other requirements, amendments or modifications, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the mergers or related transactions that would be meaningful in any respect to Citi's analyses or opinion. Citi also assumed, with EQT's consent, that the merger and the post-closing merger, taken together, would qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code. Citi did not express any view or opinion as to the actual value of EQT common stock or any other securities when issued, redeemed or acquired in connection with the mergers and related transactions or the prices at which EQT common stock, Rice common stock or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the mergers and related transactions. Representatives of EQT advised Citi, and Citi further assumed, that the final terms of the merger agreement did not vary materially from those set forth in the execution version reviewed by Citi. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters and relied, with EQT's consent, upon the assessments of representatives of EQT as to such matters.

        Citi's opinion did not address any terms (other than the merger consideration to the extent expressly specified therein) or other aspects or implications of the mergers or related transactions, including, without limitation, the form or structure of the mergers, the form or structure, or financial or other terms, of any related transactions or any terms, aspects or implications of any voting or non-competition agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the mergers, related transactions or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the mergers or any related transactions, or any class of such persons, relative to the merger consideration or otherwise. Citi's opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi is not obligated to update, revise or reaffirm its opinion. As the EQT board was aware, the credit, financial and stock markets, and the industries in which EQT and Rice operate, have experienced and continue to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on EQT, Rice or the mergers (including the contemplated benefits thereof) or related transactions. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of EQT and Rice. No company, business or transaction reviewed is identical or directly comparable to EQT or Rice or the mergers and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or the results from any particular analysis.

        The estimates contained in Citi's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the mergers. The type and amount of consideration payable in the mergers were determined through negotiations between EQT and Rice and the decision to enter into the merger agreement was solely that of the EQT board. Citi's opinion was only one of many factors considered by the EQT board in its evaluation of the mergers and related transactions and should not be viewed as determinative of the views of the EQT board or EQT management with respect to the mergers, related transactions or the merger consideration.

Financial Analyses

        The following is a summary of the material financial analyses prepared and reviewed with the EQT board in connection with Citi's opinion, dated June 19, 2017. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Citi assumes no responsibility if future results are different from those described, whether or not any such difference is material.

        For purposes of the financial analyses described below, (i) the term "EBITDA" refers to earnings before interest, taxes, depreciation and amortization, (ii) the term "implied merger consideration" refers to an implied consideration of $27.04 per outstanding share of Rice common stock based on the merger consideration of $5.30 in cash and 0.37 of a share of EQT common stock utilizing, for the stock portion of the consideration, the closing price per share of EQT common stock on June 16, 2017 of $58.77 and (iii) approximate implied per share equity value reference ranges derived for each of Rice, EQT and the pro forma combined company were based on fully diluted shares outstanding (assuming, among other things, the conversion of outstanding in-the-money equity awards) as provided by the respective managements of Rice and EQT. Financial data for EQT and Rice utilized in the financial analyses described below were based on, among other things, internal forecasts and estimates relating to EQT prepared by the management of EQT (referred to in this section as the "EQT forecasts") and forecasts and estimates relating to Rice prepared by the management of Rice and as adjusted by the management of EQT (referred to in this section as the "adjusted Rice forecasts").

        Approximate implied per share equity value reference ranges derived from the financial analyses described below were rounded to the nearest $0.05, other than such ranges derived from historical stock trading histories and Wall Street research analysts' stock price targets. Approximate implied per share equity value reference ranges derived for each of Rice and EQT on a standalone basis may not be reflective of Rice's and EQT's relative values.

Rice Financial Analyses

        Rice Selected Public Companies Analyses.    Citi performed selected public companies analyses of Rice both on a consolidated and sum-of-the-parts basis in which Citi reviewed certain financial and stock market information relating to Rice and the selected publicly traded companies or partnerships listed below.

        In its selected public companies analysis of Rice on a consolidated basis, Citi reviewed certain financial and stock market information relating to Rice and the following five selected companies that Citi considered generally relevant as publicly traded companies with significant upstream energy operations and associated midstream operations (as applicable) primarily in the Appalachian region (collectively, the "Rice selected companies"):

  •
  Antero Resources Corporation

  •
  Cabot Oil & Gas Corporation

  •
  EQT Corporation

  •
  Gulfport Energy Corporation

  •
  Range Resources Corporation

        Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on June 16, 2017, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, deconsolidated (as applicable) for total debt and cash and cash equivalents of controlled master limited partnerships ("MLPs"), as a multiple of calendar year 2017 and calendar year 2018 estimated upstream and retained midstream EBITDA plus distributions from MLPs (as applicable) and closing stock prices on June 16, 2017 as a multiple of calendar year 2017 and calendar year 2018 estimated cash flow per share. Financial data of the Rice selected companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of Rice was based on the adjusted Rice forecasts and public filings.

        The overall low to high calendar year 2017 and calendar year 2018 estimated EBITDA multiples observed for the Rice selected companies were 4.8x to 9.9x (with a median of 8.0x) and 3.6x to 7.8x (with a median of 6.5x), respectively, and the overall low to high calendar year 2017 and calendar year 2018 estimated cash flow per share multiples observed for the Rice selected companies were 3.5x to 9.7x (with a median of 8.6x) and 2.6x to 8.1x (with a median of 5.5x), respectively. Citi noted that the calendar year 2017 and calendar year 2018 estimated EBITDA multiples for Rice were 7.4x and 5.7x, respectively, and the calendar year 2017 and calendar year 2018 estimated cash flow per share multiples for Rice were 6.3x and 4.8x, respectively. Citi then applied selected ranges of calendar year 2017 and calendar year 2018 estimated EBITDA multiples derived from the Rice selected companies of 7.2x to 8.8x and 5.7x to 7.1x, respectively, to corresponding data of Rice and selected ranges of calendar year 2017 and calendar year 2018 estimated cash flow per share multiples derived from the Rice selected companies of 6.3x to 9.5x and 4.8x to 6.0x, respectively, to corresponding data of Rice. This analysis indicated the following selected average approximate implied per share equity value reference range for Rice, as compared to the implied merger consideration:

Selected Approximate Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$19.45 - $26.20	$27.04

        Citi also performed a selected public companies analysis of Rice on a sum-of-the-parts basis to observe an approximate implied per share equity value reference range for Rice based on approximate implied values for (i) Rice's upstream business (the "Rice upstream business"), (ii) Rice's retained midstream assets (the "Rice retained midstream business"), (iii) Rice's limited partner interests in RMP ("Rice's LP interests") and (iv) Rice's general partner interests and related incentive distribution rights ("GP/IDRs") in RMP ("Rice's GP/IDR interests").

        In evaluating the Rice upstream business, Citi reviewed certain financial and stock market information, as applicable, relating to the Rice upstream business and the following three selected companies that Citi considered generally relevant as publicly traded companies with significant upstream energy operations and associated midstream operations (as applicable) primarily in the Appalachian region but with no affiliated publicly traded MLPs (collectively, the "selected upstream companies"):

  •
  Cabot Oil & Gas Corporation

  •
  Gulfport Energy Corporation

  •
  Range Resources Corporation

        Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on June 16, 2017, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, deconsolidated (as applicable) for total debt and cash and cash equivalents of controlled MLPs, as a multiple of calendar year 2017 and calendar year 2018 estimated upstream EBITDA and upstream enterprise values, calculated as implied equity values based on closing stock prices on June 16, 2017, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, deconsolidated (as applicable) for total debt and cash and cash equivalents of controlled MLPs, and the value of assets other than upstream assets (as applicable), as a multiple of calendar year 2017 and calendar year 2018 estimated production. Financial data of the selected upstream companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of the Rice upstream business was based on the adjusted Rice forecasts and public filings.

        The overall low to high calendar year 2017 and calendar year 2018 estimated EBITDA multiples observed for the selected upstream companies were 4.8x to 9.5x (with a median of 8.0x) and 3.6x to 7.8x (with a median of 6.4x), respectively, and the overall low to high calendar year 2017 and calendar year 2018 estimated production multiples observed for the selected upstream companies were $3,380/Mcfe/d to $6,139/Mcfe/d (with a median of $4,633/Mcfe/d) and $2,442/Mcfe/d to $5,171/Mcfe/d (with a median of $3,829/Mcfe/d), respectively. Citi then applied selected ranges of calendar year 2017 and calendar year 2018 estimated EBITDA multiples derived from the selected upstream companies of 7.2x to 8.8x and 5.8x to 7.0x, respectively, to corresponding data of the Rice upstream business and selected ranges of calendar year 2017 and calendar year 2018 estimated production multiples derived from the selected upstream companies of $4,170/Mcfe/d to $5,096/Mcfe/d and $3,446/Mcfe/d to $4,212/Mcfe/d, respectively, to corresponding data of the Rice upstream business. This analysis indicated a selected average approximate implied value reference range for the Rice upstream business of $5,610 million to $6,860 million.

        In evaluating the Rice retained midstream business, Citi performed a discounted cash flow analysis of the Rice retained midstream business by calculating the estimated present value of the unlevered free cash flows that the Rice retained midstream business was expected to generate during the last six months of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2021 based on the adjusted Rice forecasts. The present value (as of June 30, 2017) of cash flows was calculated using a selected range of discount rates of 8.6% to 10.1%. This analysis indicated a selected approximate implied value reference range for the Rice retained midstream business of $965 million to $980 million.

        In evaluating Rice's LP interests, Citi reviewed certain financial and stock market information relating to RMP and the following six selected partnerships that Citi considered generally relevant as publicly traded midstream MLPs with upstream sponsors (collectively, the "RMP selected midstream partnerships"):

  •
  Antero Midstream Partners LP

  •
  CONE Midstream Partners LP

  •
  EnLink Midstream Partners, LP

  •
  EQT Midstream Partners, LP

  •
  Noble Midstream Partners LP

  •
  Western Gas Partners, LP

        Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing limited partner unit prices on June 16, 2017, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2017 and calendar year 2018 estimated EBITDA and closing limited partner unit prices on June 16, 2017 as a multiple of calendar year 2017 and calendar year 2018 estimated distributable cash flow per limited partner unit. Citi also reviewed indicative yields, calculated as the most recently announced quarterly distribution per unit, as annualized, divided by the closing limited partner unit price on June 16, 2017, and calendar year 2017 and calendar year 2018 estimated yields. Financial data of the RMP selected midstream partnerships were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of RMP was based on the adjusted Rice forecasts and public filings.

        The overall low to high calendar year 2017 and calendar year 2018 estimated EBITDA multiples, calendar year 2017 and calendar year 2018 estimated distributable cash flow per limited partner unit multiples, indicative yields and calendar year 2017 and calendar year 2018 estimated yields observed for the RMP selected midstream partnerships were as follows:

  •
  calendar year 2017 estimated EBITDA multiples: 13.6x to 19.4x (with a mean of 16.3x and a median of 16.5x)

  •
  calendar year 2018 estimated EBITDA multiples: 10.2x to 15.5x (with a mean of 12.9x and a median of 12.8x)

  •
  calendar year 2017 estimated distributable cash flow per limited partner unit multiples: 10.1x to 18.9x (with a mean of 14.6x and a median of 14.5x)

  •
  calendar year 2018 estimated distributable cash flow per limited partner unit multiples: 9.6x to 15.2x (with a mean of 13.0x and a median of 13.9x)

  •
  indicative yields: 3.6% to 9.8% (with a mean of 5.8% and a median of 5.6%)

  •
  calendar year 2017 estimated yields: 3.8% to 9.8% (with a mean and a median of 6.0%)

  •
  calendar year 2018 estimated yields: 4.6% to 9.9% (with a mean of 6.8% and a median of 6.7%)

        Citi noted that the calendar year 2017 and calendar year 2018 estimated EBITDA multiples for RMP were 18.0x and 11.0x, respectively, the calendar year 2017 and calendar year 2018 estimated distributable cash flow per limited partner unit multiples for RMP were 17.6x and 13.3x, respectively, the indicative yield for RMP was 4.3% and the calendar year 2017 and calendar year 2018 estimated yields for RMP were 4.5% and 5.5%, respectively. Citi then applied the following selected ranges of calendar year 2017 and calendar year 2018 estimated EBITDA multiples, calendar year 2017 and calendar year 2018 estimated distributable cash flow per limited partner unit multiples, indicative yields and calendar year 2017 and calendar year 2018 estimated yields derived from the RMP selected midstream partnerships to corresponding data of RMP (or, in the case of yields, distributions per limited partner unit):

  •
  calendar year 2017 estimated EBITDA multiples: 14.8x to 18.1x

  •
  calendar year 2018 estimated EBITDA multiples: 11.0x to 14.1x

  •
  calendar year 2017 estimated distributable cash flow per limited partner unit multiples: 13.1x to 17.6x

  •
  calendar year 2018 estimated distributable cash flow per limited partner unit multiples: 12.5x to 15.2x

  •
  indicative yields: 6.2% to 4.3%

  •
  calendar year 2017 estimated yields: 6.6% to 4.5%

  •
  calendar year 2018 estimated yields: 7.4% to 5.5%

        This analysis indicated a selected average approximate implied value reference range for Rice's LP interests of $507 million to $699 million.

        In evaluating Rice's GP/IDR interests, Citi reviewed certain financial and stock market information relating to RMP and the following seven selected companies or partnerships that Citi considered generally relevant as publicly traded companies or partnerships that are general partners of affiliated MLPs with midstream energy operations (collectively, the "selected GP companies"):

  •
  Antero Midstream GP LP

  •
  Energy Transfer Equity, L.P.

  •
  EnLink Midstream, LLC

  •
  EQT GP Holdings, LP

  •
  NuStar GP Holdings, LLC

  •
  Tallgrass Energy GP, LP

  •
  Western Gas Equity Partners, LP

        Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing share or unit prices on June 16, 2017, plus total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents and less the value of assets other than GP/IDRs, as a multiple of calendar year 2018 and calendar year 2019 estimated post-tax GP/IDR cash flows. Financial data of the selected GP companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of RMP was based on the adjusted Rice forecasts and public filings.

        The overall low to high calendar year 2018 and calendar year 2019 estimated GP/IDR cash flow multiples observed for the selected GP companies were 8.6x to 48.9x (with a median of 19.4x) and 7.0x to 29.8x (with a median of 13.9x), respectively. Citi then applied selected ranges of calendar year 2018 and calendar year 2019 estimated GP/IDR cash flow multiples derived from the selected GP companies of 23.7x to 48.9x and 18.5x to 29.8x, respectively, to corresponding data of RMP. This analysis indicated a selected average approximate implied value reference range for Rice's GP/IDR interests of $885 million to $1,583 million.

        The analyses described above of the Rice upstream business, the Rice retained midstream business, Rice's LP interests and Rice's GP/IDR interests indicated the following selected approximate implied per share equity value reference range for Rice, as compared to the implied merger consideration:

Selected Approximate Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$25.50 - $34.15	$27.04

        Rice Selected Precedent Transactions Analyses.    Citi performed a selected precedent transactions analysis of Rice on a sum-of-the-parts basis in which Citi reviewed certain financial information relating to the selected transactions listed below to observe an approximate implied per share equity value reference range for Rice based on approximate implied values for (i) the Rice upstream business, (ii) the Rice retained midstream business, (iii) Rice's LP interests and (iv) Rice's GP/IDR interests.

        In evaluating the Rice upstream business, Citi reviewed certain financial terms of the following 49 selected transactions, consisting of 32 selected transactions that Citi considered generally relevant as transactions involving target companies or assets with operations in the Marcellus Shale (collectively, the "Rice selected Marcellus transactions") and 17 selected transactions that Citi considered generally relevant as transactions involving target companies or assets with operations in the Utica Shale (collectively, the "Rice selected Utica transactions" and, together with the Rice selected Marcellus transactions, the "Rice selected upstream transactions"):

Rice Selected Marcellus Transactions

Date	Acquiror	Seller/Target (Primary Region/Project/Interest)
May 2, 2017	• HG Energy II Appalachia, LLC	• Noble Energy, Inc. (Northern West Virginia and southern Pennsylvania)
February 9, 2017	• EQT Corporation	• Stone Energy Corp. (Wetzel, Marshall, Tyler and Marion Counties, West Virginia)
February 1, 2017	• EQT Corporation	• Undisclosed (Marion, Monongalia and Wetzel Counties, West Virginia)
December 22, 2016	• Alta Resources Development, LLC	• Mitsui & Co., Ltd. (Marcellus Shale project)
December 21, 2016	• Alta Resources Development, LLC	• Anadarko Petroleum Corporation (Marcellus Shale of north-central Pennsylvania)
October 25, 2016	• EQT Corporation	• Trans Energy, Inc.
October 25, 2016	• EQT Corporation	• Antero Resources Corporation (Washington, Westmoreland and Greene Counties, Pennsylvania)
October 20, 2016	• Tug Hill Inc.	• Stone Energy Corp. (Appalachia regions of Pennsylvania and West Virginia)
September 26, 2016	• Rice Energy Inc.	• Vantage Energy, LLC/Vantage Energy II, LLC (Greene County)
August 1, 2016	• Antero Resources Corporation	• Statoil ASA (Wetzel, Tyler and Doddridge Counties, West Virginia)
June 9, 2016	• Antero Resources Corporation	• Southwestern Energy Company (Wetzel, Tyler and Doddridge Counties, West Virginia)
May 17, 2016	• Vantage Energy Appalachia II, LLC	• Alpha Natural Resources, Inc. (Greene County, Pennsylvania)

Date	Acquiror	Seller/Target (Primary Region/Project/Interest)
May 2, 2016	• EQT Corporation	• Statoil ASA (Wetzel, Tyler and Harrison Counties, West Virginia)
April 19, 2016	• Banpu Public Company Limited	• Range Resources Corporation (northeast Pennsylvania)
March 1, 2016	• Benefit Street Partners, L.L.C.	• Rex Energy Corporation (joint development in Moraine East and Warrior North)
February 26, 2016	• Undisclosed	• Range Resources Corporation (Bradford County, Pennsylvania)
February 22, 2016	• Tug Hill Inc.	• Gastar Exploration Inc. (Marshall and Wetzel Counties, West Virginia)
August 11, 2015	• ERG Resources LLC	• Endeavour International Corporation (assets)
July 16, 2015	• Antero Resources Corporation	• Undisclosed (Tyler County, West Virginia)
July 2, 2015	• Alpha Natural Resources, Inc.	• EDF Trading Resources, LLC (Marcellus Shale joint venture)
May 7, 2015	• WGL Holdings, Inc.	• Energy Corporation of America (Greene County, Pennsylvania)
March 31, 2015	• ArcLight Capital Partners, LLC	• Rex Energy Corporation (joint venture in Butler County, Pennsylvania)
December 23, 2014	• Southwestern Energy Company	• Statoil ASA (West Virginia and southwest Pennsylvania)
December 2, 2014	• Southwestern Energy Company	• WPX Energy, Inc. (Susquehanna County, Pennsylvania)
October 16, 2014	• Southwestern Energy Company	• Chesapeake Energy Corporation (West Virginia and southwest Pennsylvania)
August 14, 2014	• Royal Dutch Shell, plc	• Ultra Petroleum Corp. (Marcellus Shale assets)
August 12, 2014	• Rex Energy Corporation	• Royal Dutch Shell, plc (Marcellus Shale assets)
July 30, 2014	• Mountaineer Keystone Energy, LLC	• PDC Energy, Inc. (Marcellus Shale joint venture interest)
July 7, 2014	• Rice Energy Inc.	• Chesapeake Energy Corporation (Greene County, Pennsylvania)
July 7, 2014	• Warren Resources, Inc.	• Citrus Energy Corporation (Wyoming County, Pennsylvania)
June 9, 2014	• American Energy Partners, LP	• East Resources, Inc. (Doddridge and Harrison Counties, West Virginia)
January 17, 2014	• Worldwide Internet, Inc.	• Undisclosed (Marcellus Shale assets)

Rice Selected Utica Transactions

Date	Acquiror	Seller/Target (Primary Region/Project/Interest)
October 28, 2015	• Undisclosed	• Hess Corporation (assets)
July 16, 2015	• Antero Resources Corporation	• Undisclosed (Tyler County, West Virginia)
June 9, 2015	• Gulfport Energy Corporation	• American Energy—Utica, LLC (Monroe, Belmont and Jefferson Counties, Ohio)

Date	Acquiror	Seller/Target (Primary Region/Project/Interest)
December 29, 2014	• CONSOL Energy, Inc.	• Columbia Energy Ventures, LLC (Washington County, Pennsylvania and Marshall and Ohio Counties, West Virginia)
September 30, 2014	• Artex Energy Group LLC	• Anadarko Petroleum Corporation
July 30, 2014	• PDC Energy, Inc.	• Undisclosed (Morgan County, Ohio)
May 7, 2014	• Antero Resources Corporation	• Muskingum Watershed Conservancy District (Belmont and Harrison Counties, Ohio)
February 26, 2014	• Gulfport Energy Corporation	• Rhino Resources Partners LP (Utica Shale assets)
January 29, 2014	• American Energy Partners LP	• Hess Corporation (Jefferson County, Ohio)
December 31, 2013	• Undisclosed	• Rice Energy Inc. (Guernsey County, Ohio)
December 31, 2013	• American Energy Partners LP	• Royal Dutch Shell plc (Utica assets)
October 31, 2013	• Carrizo Oil & Gas, Inc.	• Avista Capital Partners, LP (Guernsey and Noble Counties, Ohio)
August 12, 2013	• Magnum Hunter Resources Corporation	• MNW Energy, LLC (Monroe, Noble and Washington Counties, Ohio)
August 9, 2013	• American Energy Partners LP	• EV Energy Partners, L.P. (Guernsey, Harrison and Noble Counties, Ohio)
June 30, 2013	• Antero Resources Corporation	• Undisclosed (Noble County, Ohio)
February 11, 2013	• Gulfport Energy Corporation	• Wexford Capital LP (Belmont County, Ohio)
January 15, 2013	• Carrizo Oil & Gas, Inc.	• Avista Capital Partners, LP (Guernsey County, Ohio)

        Citi reviewed, among other information, transaction values for the Rice selected Marcellus transactions based on the consideration paid in the relevant transaction as a multiple, to the extent publicly available, of the applicable target company's or asset's production publicly disclosed in connection with the relevant transaction. Citi also reviewed, among other information, transaction values for the Rice selected Utica transactions based on the consideration paid in the relevant transaction as a multiple, to the extent publicly available, of the applicable target company's or asset's net acreage publicly disclosed in connection with the relevant transaction. Financial data of the Rice selected upstream transactions were based on public filings and other publicly available information. Financial data of the Rice upstream business was based on the adjusted Rice forecasts and public filings.

        The overall low to high production multiples observed for the Rice selected Marcellus transactions were $2,638/Mcfe/d to $85,000/Mcfe/d (with a mean of $14,591/Mcfe/d and a median of $8,140/Mcfe/d). The overall low to high net acreage multiples observed for the Rice selected Utica transactions were $2,692/acre to $22,561/acre (with a mean of $10,172/acre and a median of $10,064/acre). Citi then applied a selected range of production multiples derived from the Rice selected Marcellus transactions of $7,326/Mcfe/d to $8,954/Mcfe/d to the production (as of December 31, 2016) of Rice's Marcellus Shale operations and a selected range of net acreage multiples derived from the Rice selected Utica transactions of $9,058/acre to $11,071/acre to the net acreage (as of December 31, 2016) of Rice's Utica Shale operations. This analysis indicated a selected aggregate approximate implied value reference range for the Rice upstream business of $6,320 million to $7,725 million.

        In evaluating the Rice retained midstream business, Citi performed the discounted cash flow analysis of the Rice retained midstream business described above under "—Rice Selected Public Companies Analyses."

        In evaluating Rice's LP interests, Citi reviewed certain financial terms of the following 14 selected transactions that Citi considered generally relevant as transactions involving acquisitions of third-party target companies with operations in the midstream energy industry (collectively, the "Rice selected midstream transactions"):

Announcement Date	Acquiror	Target
September 6, 2016	• Enbridge Inc.	• Spectra Energy Corp
January 26, 2015	• TransCanada Corporation	• Columbia Pipeline Group, Inc.
July 13, 2015	• MPLX LP	• MarkWest Energy Partners, L.P.
October 26, 2014	• Access Midstream Partners, L.P.	• Williams Partners L.P.
October 13, 2014	• Targa Resources Partners LP	• Atlas Pipeline Partners, L.P.
October 1, 2014	• Enterprise Products Partners L.P.	• Oiltanking Partners L.P.
October 10, 2013	• Regency Energy Partners, L.P.	• PVR Partners, L.P.
May 6, 2013	• Inergy Midstream, L.P.	• Crestwood Midstream Partners LP
January 29, 2013	• Kinder Morgan Energy Partners, L.P.	• Copano Energy, L.L.C.
August 10, 2014	• Kinder Morgan, Inc.	• El Paso Corporation
June 16, 2011	• Energy Transfer Equity, L.P.	• Southern Union Company
June 12, 2006	• Plains All American Pipeline, L.P.	• Pacific Energy Partners, L.P.
May 29, 2006	• Knight Holdco LLC	• Kinder Morgan, Inc.
November 1, 2004	• Valero L.P.	• Kaneb Pipe Line Partners, L.P.

        Citi reviewed, among other information, transaction values for the Rice selected midstream transactions based on the consideration paid in the relevant transaction as a multiple of the applicable target company's next 12 months estimated EBITDA as of the date of announcement of the relevant transaction. Financial data of the Rice selected midstream transactions were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of RMP was based on the adjusted Rice forecasts and public filings.

        The overall low to high next 12 months estimated EBITDA multiples observed for the Rice selected midstream transactions were 10.7x to 24.9x (with a mean of 15.4x and a median of 14.6x). Citi then applied a selected range of next 12 months estimated EBITDA multiples derived from the Rice selected midstream transactions of 14.5x to 19.6x to the next 12 months (as of June 30, 2017) estimated EBITDA of RMP. This analysis indicated a selected approximate implied value reference range for Rice's LP interests of $720 million to $1,113 million.

        In evaluating Rice's GP/IDR interests, Citi reviewed certain financial terms of the following 22 selected transactions that Citi considered generally relevant as transactions involving acquisitions of GP/IDR interests in MLPs with operations in the midstream energy industry (collectively, the "Rice selected GP transactions"):

Announcement Date	Acquiror	Seller
January 9, 2017	• Williams Partners L.P.	• The Williams Companies, Inc.
July 11, 2016	• Plains All American Pipeline, L.P.	• Plains GP Holdings, L.P.
January 8, 2016	• ArcLight Capital Partners LLC	• NGL Energy Partners LP
October 13, 2014	• Targa Resources Corp.	• Atlas Energy, L.P.
October 1, 2014	• Enterprise Products Partners L.P.	• OTLP GP, LLC
June 15, 2014	• The Williams Companies, Inc.	• Global Infrastructure Partners Ltd
May 6, 2013	• Inergy, L.P.	• Crestwood Holdings LLC
December 28, 2010	• Genesis Energy, L.P.	• Quintana Capital Group, L.P./Insiders
September 21, 2010	• Penn Virginia Resource Partners, L.P.	• Penn Virginia GP Holdings, L.P.
September 20, 2010	• Natural Resource Partners L.P.	• NRP (GP) LP
August 8, 2010	• Inergy, L.P.	• Inergy Holdings L.P.
June 11, 2010	• Buckeye Partners, L.P.	• Buckeye GP Holdings, L.P.

Announcement Date	Acquiror	Seller
February 5, 2010	• Quintana Capital Group, L.P.	• Denbury Resources Inc.
March 3, 2009	• Magellan Midstream Partners, L.P.	• Magellan Midstream Holdings, L.P.
September 5, 2007	• MarkWest Energy Partners L.P.	• MarkWest Hydrocarbon, Inc.
May 7, 2007	• Enterprise GP Holdings L.P.	• Insiders
November 1, 2006	• Energy Transfer Equity, L.P.	• Energy Transfer Investments, L.P.
February 24, 2005	• Enterprise GP Holdings L.P.	• Duke Energy Field Services, LLC
December 15, 2003	• Enterprise Products Partners L.P.	• El Paso Corporation
October 3, 2003	• The Goldman Sachs Group, Inc.	• El Paso Corporation
April 3, 2000	• Duke Energy Field Services, LLC	• Duke Energy Corporation
July 8, 1999	• KN Energy Inc.	• Kinder Morgan, Inc.

        Citi reviewed, among other information, transaction values for the Rice selected GP transactions based on the consideration paid in the relevant transaction, adjusted for the acquisition value of other assets or MLP interests acquired concurrently with such transaction, as a multiple, to the extent publicly available, of the applicable target entity's next 12 months estimated GP/IDR cash flows as of the date of announcement of the relevant transaction. Financial data of the Rice selected GP transactions were based on publicly available Wall Street research analysts' estimates and public filings. Financial data of RMP was based on the adjusted Rice forecasts and public filings.

        The overall low to high next 12 months estimated GP/IDR cash flow multiples observed for the Rice selected GP transactions were 8.1x to 59.2x (with a mean of 21.7x and a median of 17.0x). Citi then applied a selected range of next 12 months estimated GP/IDR cash flow multiples derived from the Rice selected GP transactions of 43.2x to 59.2x to the next 12 months (as of June 30, 2017) estimated GP/IDR cash flows of RMP. This analysis indicated a selected approximate implied value reference range for Rice's GP/IDR interests of $711 million to $973 million.

        The analyses described above of the Rice upstream business, the Rice retained midstream business, Rice's LP interests and Rice's GP/IDR interests indicated the following selected approximate implied per share equity value reference range for Rice, as compared to the implied merger consideration:

Selected Approximate Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$28.50 - $36.85	$27.04

        Rice Discounted Cash Flow Analyses.    Citi performed discounted cash flow analyses of Rice both on a consolidated and sum-of-the-parts basis.

        Citi performed a discounted cash flow analysis of Rice on a consolidated basis by calculating the estimated present value of the unlevered, after-tax free cash flows that Rice was expected to generate during the last six months of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2021 based on the adjusted Rice forecasts. Citi calculated implied terminal values for Rice by applying to Rice's calendar year 2021 estimated upstream EBITDA plus distributions from RMP a selected range of EBITDA multiples of 7.2x to 8.8x. The present values (as of June 30, 2017) of cash flows and terminal values were then calculated using a selected range of discount rates of 7.9% to 9.2%. This analysis indicated the following selected approximate implied per share equity value reference range for Rice, as compared to the implied merger consideration:

Selected Approximate Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$31.35 - $40.40	$27.04

        Citi also performed a discounted cash flow analysis of Rice on a sum-of-the-parts basis to observe an approximate implied per share equity value reference range for Rice based on approximate implied values for (i) the Rice upstream business, (ii) the Rice retained midstream business, (iii) Rice's LP interests and (iv) Rice's GP/IDR interests.

        In evaluating the Rice upstream business, Citi performed a net asset value analysis of the Rice upstream business by calculating the estimated present value of the unlevered free cash flows that the Rice upstream business was expected to generate during the last six months of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2067 based on the adjusted Rice forecasts and forward pricing curve of oil and gas commodity prices reported on the NYMEX as of May 11, 2017 per EQT management. The present value (as of June 30, 2017) of cash flows was calculated using selected discount rates of 7.9% and 9.2% after taking into account risk adjustments for the number of locations drilled, capital expenditures for drilling and completing wells and actual resource recovery amount per EQT management. This analysis indicated a selected approximate implied post-tax value reference range for the Rice upstream business of $8,933 million to $10,162 million.

        In evaluating the Rice retained midstream business, Citi performed the discounted cash flow analysis of the Rice retained midstream business described above under "—Rice Selected Public Companies Analysis."

        In evaluating Rice's LP interests, Citi performed a discounted cash flow analysis of limited partner interests in RMP by calculating the estimated present value of the distributable cash flow per limited partner unit that RMP was expected to generate during the last six months of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2021 based on the adjusted Rice forecasts. Citi calculated implied terminal values for limited partner interests in RMP by applying to RMP's calendar year 2021 estimated distributable cash flow per limited partner unit a selected range of distributable cash flow per limited partner unit multiples of 13.1x to 17.6x. The present values (as of June 30, 2017) of distributable cash flow per limited partner unit and terminal values were then calculated using a selected range of discount rates of 9.2% to 11.3%. This analysis indicated a selected approximate implied post-tax value reference range for Rice's LP interests of $819 million to $1,107 million.

        In evaluating Rice's GP/IDR interests, Citi performed a discounted cash flow analysis of GP/IDR interests in RMP by calculating the estimated present value of the GP/IDR cash flows that RMP was expected to generate during the last six months of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2021 based on the adjusted Rice forecasts. Citi calculated implied terminal values for GP/IDR interests in RMP by applying to RMP's calendar year 2021 estimated GP/IDR cash flows a selected range of GP/IDR cash flow multiples of 22.3x to 26.8x. The present values (as of June 30, 2017) of GP/IDR cash flows and terminal values were then calculated using a selected range of discount rates of 9.3% to 11.3%. This analysis indicated a selected approximate implied post-tax value reference range for Rice's GP/IDR interests of $1,509 million to $1,913 million.

        The analyses described above of the Rice upstream business, the Rice retained midstream business, Rice's LP interests and Rice's GP/IDR interests indicated the following selected approximate implied per share equity value reference range for Rice, as compared to the implied merger consideration:

Selected Approximate Implied Per Share Equity Value Reference Range	Implied Merger Consideration
$37.55 - $44.95	$27.04

EQT Financial Analyses

        EQT Selected Public Companies Analyses.    Citi performed selected public companies analyses of EQT both on a consolidated and sum-of-the-parts basis in which Citi reviewed certain financial and stock market information relating to EQT and the selected publicly traded companies or partnerships listed or referred to below.

        In its selected public companies analysis of EQT on a consolidated basis, Citi reviewed certain financial and stock market information relating to EQT and the following five selected companies that Citi considered generally relevant as publicly traded companies with significant upstream energy operations and associated midstream operations (as applicable) primarily in the Appalachian region (collectively, the "EQT selected companies"):

  •
  Antero Resources Corporation

  •
  Cabot Oil & Gas Corporation

  •
  Gulfport Energy Corporation

  •
  Range Resources Corporation

  •
  Rice Energy Inc.

        Citi reviewed, among other information, enterprise values (calculated as described above for Rice on a consolidated basis under "—Rice Financial Analyses—Rice Selected Public Companies Analyses") as a multiple of calendar year 2017 and calendar year 2018 estimated upstream and retained midstream EBITDA plus distributions from controlled MLPs (as applicable) and closing stock prices on June 16, 2017 as a multiple of calendar year 2017 and calendar year 2018 estimated cash flow per share. Financial data of the EQT selected companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of EQT was based on the EQT forecasts and public filings.

        The overall low to high calendar year 2017 and calendar year 2018 estimated EBITDA multiples observed for the EQT selected companies were 4.8x to 9.9x (with a median of 8.0x) and 3.6x to 7.8x (with a median of 6.4x), respectively, and the overall low to high calendar year 2017 and calendar year 2018 estimated cash flow per share multiples observed for the EQT selected companies were 3.5x to 9.7x (with a median of 5.8x) and 2.6x to 8.1x (with a median of 4.5x), respectively. Citi noted that the calendar year 2017 and calendar year 2018 estimated EBITDA multiples for EQT were 7.6x and 7.5x, respectively, and the calendar year 2017 and calendar year 2018 estimated cash flow per share multiples for EQT were 7.8x and 7.3x, respectively. Citi then applied selected ranges of calendar year 2017 and calendar year 2018 estimated EBITDA multiples derived from the EQT selected companies of 7.2x to 8.8x and 5.8x to 7.5x, respectively, to corresponding data of EQT and selected ranges of calendar year 2017 and calendar year 2018 estimated cash flow per share multiples derived from the EQT selected companies of 5.2x to 7.8x and 4.1x to 7.3x, respectively, to corresponding data of EQT. This analysis indicated the following selected average approximate implied per share equity value reference range for EQT, as compared to the closing price per share of EQT common stock on June 16, 2017:

Selected Approximate Implied Per Share Equity Value Reference Range	EQT Common Stock Closing Price
$42.65 - $61.40	$58.77

        Citi also performed a selected public companies analysis of EQT on a sum-of-the-parts basis to observe an approximate implied per share equity value reference range for EQT based on approximate implied values for (i) EQT's upstream business (the "EQT upstream business") and (ii) EQT's interests in EQGP.

        In evaluating the EQT upstream business, Citi reviewed certain financial and stock market information, as applicable, relating to the EQT upstream business and the selected upstream companies. Citi reviewed, among other information, enterprise values (calculated as described above for the Rice upstream business under "—Rice Financial Analyses—Rice Selected Public Companies Analyses") as a multiple of calendar year 2017 and calendar year 2018 estimated upstream EBITDA and upstream enterprise values (calculated as described above for the Rice upstream business under "—Rice Financial Analyses—Rice Selected Public Companies Analyses") as a multiple of calendar year 2017 and calendar year 2018 estimated production. Financial data of the selected upstream companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of the EQT upstream business was based on the EQT forecasts and public filings.

        The overall low to high calendar year 2017 and calendar year 2018 estimated EBITDA multiples and calendar year 2017 and calendar year 2018 estimated production multiples observed for the selected upstream companies were as described above for the Rice upstream business under "—Rice Financial Analyses—Rice Selected Public Companies Analyses." Citi then applied the selected ranges of calendar year 2017 and calendar year 2018 estimated EBITDA multiples and calendar year 2017 and calendar year 2018 estimated production multiples derived from the selected upstream companies described above under "—Rice Financial Analyses—Rice Selected Public Companies Analyses" to corresponding data of the EQT upstream business. This analysis indicated a selected average approximate implied value reference range for the EQT upstream business of $9,015 million to $11,020 million.

        In evaluating EQT's interests in EQGP, Citi reviewed certain financial and stock market information relating to EQGP and the selected GP companies (excluding EQGP). Citi reviewed, among other information, calendar year 2017 and calendar year 2018 estimated yields. Financial data of the selected GP companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of EQGP was based on the EQT forecasts and public filings.

        The overall low to high calendar year 2017 and calendar year 2018 estimated yields observed for the selected GP companies were 1.5% to 9.1% (with a median of 6.1%) and 2.0% to 9.1% (with a median of 7.2%), respectively. Citi noted that the calendar year 2017 and calendar year 2018 estimated yields for EQGP were 3.6% and 4.6%, respectively. Citi then applied selected ranges of calendar year 2017 and calendar year 2018 estimated yields derived from the selected GP companies of 3.6% to 2.8% and 4.6% to 3.4%, respectively, to calendar year 2017 and calendar year 2018 distributions per unit of EQGP. This analysis indicated a selected average approximate implied value reference range for EQT's interests in EQGP of $5,981 million to $7,875 million.

        The analyses described above of the EQT upstream business and EQT's interests in EQGP indicated the following selected approximate implied per share equity value reference range for EQT (which does not reflect potential costs and dis-synergies, relating to taxes or otherwise, that may be incurred in order to separate EQT's businesses), as compared to the closing price per share of EQT common stock on June 16, 2017:

Selected Approximate Implied Per Share Equity Value Reference Range	EQT Common Stock Closing Price
$76.65 - $98.95	$58.77

        EQT Discounted Cash Flow Analyses.    Citi performed discounted cash flow analyses of EQT both on a consolidated and sum-of-the-parts basis.

        Citi performed a discounted cash flow analysis of EQT on a consolidated basis by calculating the estimated present value of the unlevered, after-tax free cash flows that EQT was expected to generate during the last six months of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2021 based on the EQT forecasts. Citi calculated implied terminal values for EQT by applying to EQT's calendar year 2021 estimated upstream and retained midstream EBITDA plus distributions from EQGP a selected range of EBITDA multiples of 7.2x to 8.8x. The present values (as of June 30, 2017) of cash flows and terminal values were then calculated using a selected range of discount rates of 7.0% to 8.2%. This analysis indicated the following selected approximate implied per share equity value reference range for EQT, as compared to the closing price per share of EQT common stock on June 16, 2017:

Selected Approximate Implied Per Share Equity Value Reference Range	EQT Common Stock Closing Price
$43.05 - $57.75	$58.77

        Citi also performed a discounted cash flow analysis of EQT on a sum-of-the-parts basis to observe an approximate implied per share equity value reference range for EQT based on approximate implied values for (i) the EQT upstream business and (ii) EQT's interests in EQGP.

        In evaluating the EQT upstream business, Citi performed a net asset value analysis of the EQT upstream business by calculating the estimated present value of the unlevered free cash flows that the EQT upstream business was expected to generate during the last six months of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2067 based on the EQT forecasts and forward pricing curve of oil and gas commodity prices reported on the NYMEX as of May 11, 2017 per EQT management. The present value (as of June 30, 2017) of cash flows was calculated using selected discount rates of 7.0% and 8.2% after taking into account risk adjustments for the number of locations drilled, capital expenditures for drilling and completing wells and actual resource recovery amount per EQT management. This analysis indicated a selected approximate implied post-tax value reference range for the EQT upstream business of $11,470 million to $13,850 million.

        In evaluating EQT's interests in EQGP, Citi performed a discounted cash flow analysis of EQGP by calculating the estimated present value of the distributions per unit that EQGP was expected to generate during the last six months of the calendar year ending December 31, 2017 through the full calendar year ending December 31, 2021 based on the EQT forecasts. Citi calculated implied terminal values for EQGP by applying to EQGP's calendar year 2021 estimated distributions per unit a selected range of yields of 6.1% to 4.9%. The present values (as of June 30, 2017) of distributions per unit and terminal values were then calculated using a selected range of discount rates of 8.3% to 10.0%. This analysis indicated a selected approximate implied post-tax value reference range for EQT's interests in EQGP of $5,214 million to $6,604 million.

        The analyses described above of the EQT upstream business and EQT's interests in EQGP indicated the following selected approximate implied per share equity value reference range for EQT (which does not reflect potential costs and dis-synergies, relating to taxes or otherwise, that may be incurred in order to separate EQT's businesses), as compared to the closing price per share of EQT common stock on June 16, 2017:

Selected Approximate Implied Per Share Equity Value Reference Range	EQT Common Stock Closing Price
$71.25 - $91.15	$58.77

        Has/Gets Analysis.    Citi compared approximate implied per share equity value reference ranges derived for the pro forma combined company both on a consolidated and sum-of-the-parts basis relative to the approximate implied per share equity value reference ranges derived for EQT both on a consolidated and sum-of-the-parts basis in the discounted cash flow analyses of EQT described above under "—EQT Financial Analyses—EQT Discounted Cash Flow Analyses" to illustrate the potential value uplift for EQT that could result from the mergers both before and after taking into account the Expected Development and Cost Savings. Financial data of Rice was based on the adjusted Rice forecasts and public filings. Financial data of the pro forma combined company was based on the EQT forecasts, the adjusted Rice forecasts and public filings.

        Citi observed an illustrative approximate implied per share equity value reference range for the pro forma combined company on a consolidated basis derived from a discounted cash flow analysis of the pro forma combined company applying the selected ranges of calendar year 2021 estimated EBITDA multiples and discount rates described above for EQT on a consolidated basis under "—EQT Financial Analyses—EQT Discounted Cash Flow Analyses."

        Citi also observed an illustrative approximate implied per share equity value reference range for the pro forma combined company on a sum-of-the-parts basis based on approximate implied values for (i) the EQT upstream business, (ii) the Rice upstream business, (iii) the Rice retained midstream business, (iv) Rice's LP interests, (v) EQT's interests in EQGP and (vi) Rice's GP/IDR interests derived from:

  •
  EQT upstream business and Rice upstream business: the net asset value analyses of such businesses described above under "—EQT Financial Analyses—EQT Discounted Cash Flow Analyses" and "—Rice Financial Analyses—Rice Discounted Cash Flow Analyses," in each case applying the selected discount rates for the EQT upstream business

  •
  Rice retained midstream business: a discounted cash flow analysis of such business on a pro forma basis applying a selected range of EBITDA multiples of 8.0x to 9.8x and the selected range of discount rates described above for the Rice retained midstream business under "—Rice Financial Analyses—Rice Selected Public Companies Analyses"

  •
  Rice's LP interests: a discounted cash flow analysis of such interests on a pro forma basis applying the selected ranges of distributable cash flow per limited partner unit multiples and discount rates described above for Rice's LP interests under "—Rice Financial Analyses—Rice Discounted Cash Flow Analyses"

  •
  EQT's interests in EQGP: the discounted cash flow analysis of such interests described above under "—EQT Financial Analyses—EQT Discounted Cash Flow Analyses"

  •
  Rice's GP/IDR interests: a discounted cash flow analysis of such interests on a pro forma basis applying the selected ranges of GP/IDR cash flow multiples and discount rates described above for Rice's GP/IDR interests under "—Rice Financial Analyses—Rice Discounted Cash Flow Analyses"

        The analyses described above indicated the following approximate implied per share equity value reference ranges for the pro forma combined company both before and after taking into account the net present value of the Expected Development and Cost Savings (applying a selected discount rate of 7.6% and a capitalization multiple of 8.0x and assuming tax-affected economic development synergies and corporate general and administrative benefits at a tax rate of 35.0%) under a "low potential operational synergies" scenario reflecting 50% of the anticipated development synergies reflected in the Expected Development and Cost Savings and a "high potential operational synergies" scenario reflecting 100% of the anticipated development synergies reflected in the Expected Development and

Cost Savings, in each case reflecting 100% of the anticipated corporate general and administrative benefits reflected in the Expected Development and Cost Savings:

  •
  consolidated discounted cash flow analysis: $55.10 to $74.65 (no potential benefits), $60.40 to $79.95 (low potential operational synergies) and $63.40 to $82.95 (high potential operational synergies)

  •
  sum-of-the-parts discounted cash flow analysis: $83.75 to $105.30 (no potential benefits), $89.10 to $110.60 (low potential operational synergies) and $92.10 to $113.60 (high potential operational synergies)

        Citi observed that, based on the analyses described above, the mergers could result in potential value uplift for EQT (i) before taking into account the Expected Development and Cost Savings of approximately 28% to 29.3% in the case of the pro forma combined company on a consolidated basis and approximately 15.5% to 17.5% in the case of the pro forma combined company on a sum-of-the-parts basis and (ii) after taking into account the net present value of such Expected Development and Cost Savings as described above of approximately 38.4% to 47.3% in the case of the pro forma combined company on a consolidated basis and approximately 21.3% to 29.3% in the case of the pro forma combined company on a sum-of-the-parts basis. Actual results achieved by EQT, Rice and the pro forma combined company may vary from forecasted results and such variations may be material.

Certain Additional Information

        Citi also observed certain additional factors that were not considered part of Citi's financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

        Rice Selected Public Companies Analysis (Based on Wall Street Research Analysts' Estimates).    Citi reviewed certain financial and stock market information relating to Rice and the Rice selected companies. Citi reviewed, among other information, enterprise values (calculated as described above for Rice on a consolidated basis under "—Rice Financial Analyses—Rice Selected Public Companies Analyses") as a multiple of calendar year 2017 and calendar year 2018 estimated upstream and retained midstream EBITDA plus distributions from controlled MLPs (as applicable) and closing stock prices on June 16, 2017 as a multiple of calendar year 2017 and calendar year 2018 estimated cash flow per share. Financial data of the Rice selected companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of Rice was based on publicly available Wall Street research analysts' estimates and public filings.

        The overall low to high calendar year 2017 and calendar year 2018 estimated EBITDA multiples and calendar year 2017 and calendar year 2018 estimated cash flow per share multiples observed for the Rice selected companies were as described above under "—Rice Financial Analyses—Rice Selected Public Companies Analyses." Citi noted that the calendar year 2017 and calendar year 2018 estimated EBITDA multiples for Rice were 6.1x and 4.9x, respectively, and the calendar year 2017 and calendar year 2018 estimated cash flow per share multiples for Rice were 5.4x and 4.5x, respectively. Citi then applied selected ranges of calendar year 2017 and calendar year 2018 estimated EBITDA multiples derived from the Rice selected companies of 6.1x to 8.8x and 4.9x to 7.1x, respectively, to corresponding data of Rice and selected ranges of calendar year 2017 and calendar year 2018 estimated cash flow per share multiples derived from the Rice selected companies of 5.4x to 9.5x and 4.5x to 6.0x, respectively, to corresponding data of Rice. This analysis indicated a selected average approximate implied per share equity value reference range for Rice of $19.55 to $30.75.

        EQT Selected Public Companies Analysis (Based on Wall Street Research Analysts' Estimates).    Citi reviewed certain financial and stock market information relating to EQT and the EQT selected companies. Citi reviewed, among other information, enterprise values (calculated as described above for Rice on a consolidated basis under "—Rice Financial Analyses—Rice Selected Public Companies Analyses") as a multiple of calendar year 2017 and calendar year 2018 estimated upstream and retained midstream EBITDA plus distributions from controlled MLPs (as applicable) and closing stock prices on June 16, 2017 as a multiple of calendar year 2017 and calendar year 2018 estimated cash flow per share. Financial data of the EQT selected companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of EQT was based on publicly available Wall Street research analysts' estimates and public filings.

        The overall low to high calendar year 2017 and calendar year 2018 estimated EBITDA multiples and calendar year 2017 and calendar year 2018 estimated cash flow per share multiples observed for the EQT selected companies were as described above under "—EQT Financial Analyses—EQT Selected Public Companies Analyses." Citi noted that the calendar year 2017 and calendar year 2018 estimated EBITDA multiples for EQT were 8.0x and 6.5x, respectively, and the calendar year 2017 and calendar year 2018 estimated cash flow per share multiples for EQT were 8.9x and 7.3x, respectively. Citi then applied selected ranges of calendar year 2017 and calendar year 2018 estimated EBITDA multiples derived from the EQT selected companies of 7.2x to 8.8x and 5.8x to 7.0x, respectively, to corresponding data of EQT and selected ranges of calendar year 2017 and calendar year 2018 estimated cash flow per share multiples derived from the EQT selected companies of 5.2x to 8.9x and 4.1x to 7.3x, respectively, to corresponding data of EQT. This analysis indicated a selected average approximate implied per share equity value reference range for EQT of $42.60 to $62.00.

        Other.    Citi also observed the following:

  •
  historical trading prices of Rice common stock during the 52-week period ended June 16, 2017, which indicated low to high closing prices for Rice common stock during such period of approximately $18.30 to $29.36 per share;

  •
  historical trading prices of EQT common stock during the 52-week period ended June 16, 2017, which indicated low to high closing prices for EQT common stock during such period of approximately $52.65 to $80.60 per share;

  •
  undiscounted publicly available Wall Street research analysts' price targets for Rice common stock, which indicated standalone price targets for Rice common stock of $24.00 to $40.00 per share (with a median of $28.00 per share);

  •
  undiscounted publicly available Wall Street research analysts' price targets for EQT common stock, which indicated standalone price targets for EQT common stock of $64.00 to $91.00 per share (with a median of $80.00 per share); and

  •
  the illustrative pro forma financial impact of the transaction on EQT's estimated cash flow per share for the calendar years ending December 31, 2018 and December 31, 2019 based on the EQT forecasts and the adjusted Rice forecasts, among other things, after taking into account the Expected Synergies, which indicated that the mergers could be accretive to EQT's estimated cash flow per share for the calendar years ending December 31, 2018 and December 31, 2019 by approximately 19.7% and 32.3%, respectively. Actual results achieved by EQT, Rice and the pro forma combined company may vary from forecasted results and variations may be material.

Miscellaneous

        EQT has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee of $15 million, of which a portion was payable upon delivery of Citi's opinion and $13 million is payable contingent upon consummation of the mergers. In addition, EQT agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement.

        As the EQT board was aware, at EQT's request, Citi and certain of its affiliates expect to participate in a bridge facility and related financings in connection with the mergers, for which services Citi and such affiliates have received and will receive compensation, including acting as lead arranger for, and as a lender under, such financings. EQT currently expects that Citi's aggregate fees in connection with such financings will range from approximately $8.5 million to $10.5 million based on, among other things, the amount and type of debt securities sold by EQT in connection with the mergers. As the EQT board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to EQT and certain of its affiliates unrelated to the proposed mergers and related transactions, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as (i) co-syndication agent, joint lead arranger and bookrunner for, and as a lender under, certain credit facilities of EQT and an affiliate of EQT and (ii) joint bookrunning manager and/or as an underwriter or sales agent for equity offerings of certain affiliates of EQT, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $2 million from EQT. As the EQT board further was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Rice and certain of its affiliates and EIG Global Energy Partners, LLC ("EIG") and certain of its affiliates and portfolio companies, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as (i) with respect to Rice and certain of its affiliates, co-documentation agent for, and/or as a lender under, certain credit facilities of Rice and certain of its affiliates and (ii) with respect to EIG and certain of its affiliates and portfolio companies, a lender under certain credit facilities of certain portfolio companies of EIG, for which services described in clause (i) above Citi and its affiliates received during such two-year period aggregate fees of approximately $3 million from Rice and for which services described in clause (ii) above Citi and its affiliates did not receive fees from EIG during such two-year period. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of EQT, Rice, EIG and their respective affiliates (or portfolio companies, as applicable) for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with EQT, Rice, EIG and their respective affiliates (or portfolio companies, as applicable).

        EQT selected Citi to act as financial advisor in connection with the proposed merger based on Citi's reputation, experience and familiarity with EQT, Rice and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Rice's Financial Advisor

        Rice engaged Barclays to act as its financial advisor with respect to the merger. On June 18, 2017, Barclays rendered its oral opinion (which opinion was subsequently confirmed in writing) to the Rice board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to Rice stockholders (other than holders of excluded shares) is fair, from a financial point of view, to such stockholders.

        The full text of Barclays' written opinion, dated as of June 19, 2017, is attached as Annex D to this joint proxy statement/prospectus. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays' opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Fairness Opinion Committee, is addressed to the Rice board, addresses only the fairness, from a financial point of view, to Rice stockholders (other than holders of excluded shares) of the merger consideration to be offered to such stockholders and does not constitute a recommendation to any Rice stockholder as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm's-length negotiations between Rice and EQT and were unanimously approved by the Rice board. Barclays did not recommend any specific form of consideration to Rice or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion does not in any manner address, Rice's underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any party to the merger or any class of such persons, relative to the consideration to be offered to Rice stockholders in connection with the merger. Barclays' opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Rice might engage. No limitations were imposed by the Rice board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays, among other things, reviewed and analyzed:

  •
  the merger agreement, including all ancillary documents thereto, and the specific terms of the merger;

  •
  publicly available information concerning Rice and EQT that Barclays believed to be relevant to its analysis, including, without limitation, each of Rice's and EQT's Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017;

  •
  publicly available information concerning RMP, EQM and EQGP that Barclays believed to be relevant to its analysis, including, without limitation, each of RMP's, EQM's and EQGP's Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017;

  •
  certain financial and operating information with respect to the business, operations and prospects of Rice furnished to Barclays by Rice, including financial projections of Rice prepared by Rice's management (the "Rice Management Projections");

  •
  certain financial and operating information with respect to the business, operations and prospects of EQT furnished to Barclays by EQT, including financial projections of EQT prepared by EQT's management (the "EQT Management Projections");

  •
  estimates of certain oil and gas reserves and resources provided by Rice (the "Rice Resources") as prepared by Rice's management (the "Rice Resources Report");

  •
  estimates of certain oil and gas reserves and resources provided by EQT (the "EQT Resources") as prepared by EQT's management (the "EQT Resources Report");

  •
  a trading history of each of Rice common stock and EQT common stock from January 23, 2014 to June 16, 2017 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

  •
  a comparison of the historical financial results and present financial condition of Rice and EQT with each other and with those of other companies that Barclays deemed relevant;

  •
  a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

  •
  the pro forma impact of the merger on the future financial performance of the combined company, including the amounts and timing of the Expected Synergies, upon which management of Rice authorized Barclays to rely in connection with its fairness opinion and related financial analyses, and other strategic benefits expected by the managements of each of Rice and EQT to result from a combination of the businesses;

  •
  published estimates of independent research analysts with respect to the future financial performance and price targets of Rice and EQT;

  •
  the relative contributions of Rice and EQT to the anticipated future financial and operating performance of the combined company on a pro forma basis; and

  •
  commodity price assumptions and the outlook for future commodity prices published by independent information service providers.

        In addition, Barclays had discussions with the management of both Rice and EQT concerning its business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of management of Rice that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Rice Management Projections, upon the advice and at the direction of Rice, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Rice as to the future financial performance of Rice and that Rice would perform substantially in accordance with such projections. With respect to the Rice Resources Report, Barclays discussed this resources database with the management of Rice and upon the advice and at the direction of Rice, Barclays assumed that the Rice Resources Report is a reasonable basis on which to evaluate the Rice Resources. With respect to the EQT Management Projections, upon the advice and at the direction of Rice, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EQT as to the future financial performance of EQT and that EQT would perform substantially in accordance with such projections. With respect to the EQT Resources Report, Barclays discussed this resources database with the management of Rice and upon the advice and at the direction of Rice, Barclays assumed that the EQT Resources Report is a reasonable basis on which to evaluate the EQT Resources. Furthermore, upon the advice and at the direction of Rice, Barclays assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Rice and did not make or obtain any evaluations or appraisals of the assets or liabilities of Rice. Barclays' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of June 19, 2017. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred or that may occur after June 19, 2017.

        In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Rice common stock but rather made its determination as to fairness, from a financial point of view, to holders of Rice common stock (other than holders of excluded shares) of the merger consideration to be offered to such stockholders in connection with the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Rice board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters as more fully described above, many of which are beyond the control of Rice or any other parties to the merger. None of Rice, EQT, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Summary of Analyses

        The following is a summary of the principal financial analyses performed by Barclays with respect to Rice and EQT in preparing Barclays' opinion:

  •
  discounted cash flow analysis;

  •
  net asset valuation analysis;

  •
  comparable company analysis; and

  •
  comparable transaction analysis

        Each of these methodologies was used to generate reference enterprise and equity value ranges, as applicable, for each of Rice and EQT. The enterprise value ranges for each company were adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities to arrive at implied equity value ranges (in aggregate dollars) for each company, including, as applicable without limitation, the after-tax estimated value impact of each company's current commodity hedging portfolio; net debt; and future estimated general and administrative expenses. The implied equity value ranges for each of Rice and EQT were then divided by diluted shares outstanding, consisting of primary shares and incorporating the dilutive effect of outstanding options or other dilutive securities, as appropriate, in order to derive implied equity value ranges per share for each company. The Rice equity award conversions are accounted for in the fully diluted share count and did not have a material impact on the analysis undertaken by Barclays. For the corporate discounted cash flow analysis, the net asset valuation analysis, the comparable company analysis, and the comparable transaction analysis, the implied equity value range per share of Rice common stock and per share of EQT common stock were used to derive implied merger consideration ranges which were then compared to the merger consideration.

        In addition to analyzing the value of Rice and EQT common stock and the implied merger consideration, Barclays also analyzed and reviewed: (i) the relative financial and operating contribution of Rice and EQT to the combined company on a pro forma basis; (ii) certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders; (iii) the pro forma impact to the combined company of the merger on projected cash flow per share and net asset value per share; (iv) the publicly available price targets of independent Wall Street research analysts; (v) the historical exchange ratios of Rice and EQT common stock for the period from January 23, 2014 to June 16, 2017 and (vi) the daily historical closing prices of Rice and EQT common stock for the period from January 23, 2014 to June 16, 2017.

Discounted Cash Flow Analysis

        In order to estimate the present value of Rice and EQT common stock, Barclays performed a discounted cash flow analysis of each of Rice and EQT. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated enterprise value range of Rice using the discounted cash flow method, Barclays added (i) projected after-tax unlevered free cash flows for the fiscal period from April 1, 2017 through December 31, 2021 based on Rice's projections to (ii) the "terminal value" of Rice, as of December 31, 2021, and discounted such amount to its present value using a range of selected after-tax discount rates. Specifically, Barclays used an after-tax discount rate range of 10.0% to 14.0%. The after-tax discount rates were based on Barclays' analysis of the weighted average cost of capital for Rice as well as the weighted average cost of capital for the Rice selected comparable companies. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, preferred cash dividend, tax expense, depreciation and amortization and subtracting capital expenditures and adjusting for changes in working capital. The residual value of Rice at the end of the forecast period, or "terminal value," was estimated by selecting a range of perpetuity growth rates from 3.0% to 4.0%, and applying such range to the adjusted terminal year, based on annualizing the fourth quarter 2021 earnings before interest, tax expense, depreciation and amortization ("EBITDA"), after-tax free cash flow.

        To calculate the estimated enterprise value range of EQT using the discounted cash flow method, Barclays added (i) projected after-tax unlevered free cash flows for the fiscal period from April 1, 2017 through December 31, 2021 based on EQT's projections to (ii) the "terminal value" of EQT, as of December 31, 2021, and discounted such amount to its present value using a range of selected after-tax discount rates. Specifically, Barclays used an after-tax discount rate range of 7.0% to 8.5%. The after-tax discount rates were based on Barclays' analysis of the weighted average cost of capital for EQT as well as the weighted average cost of capital for the EQT selected comparable companies. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense, depreciation and amortization and subtracting capital expenditures. The residual value of EQT at the end of the forecast period, or "terminal value," was estimated by selecting a range of perpetuity growth rates from 5.25% to 5.75%, and applying such range to the adjusted terminal year, based on the implied growth rate for the EQT management projections period from April 1, 2017 to 2021 EBITDA, after-tax free cash flow.

        The discounted cash flow analysis yielded valuations for Rice and EQT that implied a merger consideration range of 0.1889 to 0.7047 of a share of EQT common stock for each share of Rice common stock. Barclays noted that the merger consideration of 0.4602 of a share of EQT common stock for each share of Rice common stock falls within the merger consideration range as calculated by Barclays' discounted cash flow analysis for Rice and EQT.

Net Asset Valuation Analysis

        Barclays estimated the present value of the future after-tax cash flows expected to be generated from the Rice Resources Report and the EQT Resources Report based on reserve, production and capital and operating cost estimates provided by Rice and EQT, respectively. The present value of the future after-tax cash flows was determined using a range of discount rates and risking factors and assuming a tax rate of 35.0%. Barclays then adjusted the present values of the cash flows by adding or subtracting as applicable (i) the present value of after-tax general and administrative costs for both Rice and EQT; (ii) the present value of hedges for each of Rice and EQT; (iii) the equity value based on the present value of distributable cash flow of RMP and EQM limited partner units owned by Rice and EQT, respectively; (iv) the equity value based on the present value of incentive distribution rights cash flows to RMP's general partner ("RMP GP") and EQGP owned by Rice and EQT, respectively; (v) the present value of unlevered free cash flows of the retained midstream assets of Rice; (vi) the value impact after-tax of EQT's retained midstream assets based on an estimate provide by EQT management; (vii) the value of Rice's divestiture of Barnett assets based on an estimate provided by Rice management; (viii) the present value of Rice capital expenditures not included in the Rice Resources Report; and (ix) the value impact of the change of control payment associated with EIG's ownership in Rice.

        Certain of the oil and natural gas price scenarios employed by Barclays were based on New York Mercantile exchange ("NYMEX"), price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing Oklahoma delivery for oil), to which adjustments were made by Barclays to reflect location and quality differentials. NYMEX gas price quotations stated in heating value equivalents per million British Thermal Units ("Mmbtu"), were adjusted by Barclays to reflect the value per thousand cubic feet, or Mcf, of gas. NYMEX oil price quotations are stated in dollars per barrel ("Bbl"), of crude oil.

        The following table summarizes the oil and natural gas price scenarios Barclays employed to estimate the future after-tax cash flows for each of the reserve and resource categories that Barclays considered for Rice and EQT. Case I reflects an approximation of the NYMEX strip as of the close of business on May 11, 2017. Case II reflects a low commodity price scenario. Case III reflects a high commodity price scenario.

Gas—Henry Hub ($/MMbtu)	2017E	2018E	2019E	2020E	2021E	2022E / Thereafter
Case I Strip	$3.42	$3.14	$2.87	$2.86	$2.89	$2.94
Case II	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50
Case III	$3.50	$3.50	$3.50	$3.50	$3.50	$3.50

Crude Oil—WTI ($/Bbl)	2017E	2018E	2019E	2020E	2021E	2022E / Thereafter
Case I Strip	$48.73	$49.73	$49.85	$50.41	$51.34	$52.55
Case II	$45.00	$45.00	$45.00	$45.00	$45.00	$45.00
Case III	$65.00	$65.00	$65.00	$65.00	$65.00	$65.00

Natural Gas Liquids ($/Bbl)	2017E	2018E	2019E	2020E	2021E	2022E / Thereafter
Case I Strip	$19.49	$19.89	$19.94	$20.16	$20.53	$21.02
Case II	$18.00	$18.00	$18.00	$18.00	$18.00	$18.00
Case III	$26.00	$26.00	$26.00	$26.00	$26.00	$26.00

        Barclays calculated the estimated equity values for each of Rice and EQT's midstream assets associated with the net asset valuation cases, under two midstream scenarios, midstream case 1 and midstream case 2 where midstream case 1 was associated with Case I Strip and Case III, and midstream case 2 was associated with Case II. To calculate the estimated equity value range of Rice's interest in RMP, for each of the midstream case 1 and midstream case 2 scenarios, Barclays added (i) projected distributable cash flow per limited partner unit for the fiscal period from April 1, 2017 through December 31, 2021 based on Rice's projections, for each of the midstream case 1 and midstream case 2 scenarios, to (ii) the "terminal value" of RMP units, as of December 31, 2021, and discounted such amount to its present value using a range of selected after-tax discount rates. Specifically, Barclays used a discount rate range of 17.5% to 19.5% for midstream case 1 and 16.0% to 18.0% for midstream case 2. The discount rates were based on Barclays' analysis of the weighted average cost of equity for RMP as well as the weighted average cost of equity for the RMP selected comparable companies. The residual value of RMP at the end of the forecast period, or "terminal value," was estimated by selecting a range of terminal distributable cash flow yields, from 5.00% to 9.00% in midstream case 1 and 6.50% to 10.50% in midstream case 2, and applying such ranges to the terminal year distributable cash flow per limited partner unit, based on annualizing the fourth quarter 2021 distributable cash flow per limited partner unit. Barclays then calculated the total equity value attributable to Rice's interest in RMP by multiplying the implied RMP unit price by the number of Rice owned units. To calculate the estimated equity value range of EQT's interest in EQM, for each of the midstream case 1 and midstream case 2 scenarios, Barclays added (i) projected distributable cash flow per limited partner unit for the fiscal period from April 1, 2017 through December 31, 2021 based on EQT's projections to (ii) the "terminal value" of EQM units, as of December 31, 2021, and discounted such amount to its present value using a range of selected after-tax discount rates. Specifically, Barclays used a discount rate range of 17.5% to 19.5% for midstream case 1 and 16.0% to 18.0% for midstream case 2. The discount rates were based on Barclays' analysis of the weighted average cost of equity for EQM as well as the weighted average cost of equity for the EQM selected comparable companies. The residual value of EQM at the end of the forecast period, or "terminal value," was estimated by selecting a range of terminal distributable cash flow yields, from 6.50% to 8.50% in midstream case 1 and 8.00% to 10.00% in midstream case 2, and applying such ranges to the terminal year distributable cash flow per limited partner unit, based on holding constant the 2021 distributable cash flow per limited partner unit. Barclays then calculated the total equity value attributable to EQT's interest in EQM by multiplying the implied EQM unit price by the number of EQGP owned units by EQT's interest in EQGP. To calculate the estimated equity value range of RMP GP, for each of the midstream case 1 and midstream case 2 scenarios, Barclays added (i) projected earned distributions for the fiscal period from April 1, 2017 through December 31, 2021 based on Rice's projections, for each the midstream case 1 and midstream case 2 scenarios, to (ii) the "terminal value" of RMP GP, as of December 31, 2021, and discounted such amount to its present value using a range of selected discount rates. Specifically, Barclays used a discount rate range of 23.0% to 27.0% for midstream case 1 and 15.0% to 25.0% for midstream case 2. The discount rates were based on Barclays' analysis of average cost of equity for RMP GP as well as the cost of equity for the RMP GP selected comparable companies. The residual value of RMP GP at the end of the forecast period, or "terminal value," was estimated by selecting a range of terminal distribution multiples, from 25.0x to 35.0x in midstream case 1 and 15.0x to 25.0x in midstream case 2, and applying such ranges to the terminal year earned distributions, based on annualizing the fourth quarter 2021 earned distributions. To calculate the estimated equity value range of the EQM IDRs held by EQGP, for each of the midstream case 1 and midstream case 2 scenarios, Barclays added (i) projected earned distributions for the fiscal period from April 1, 2017 through December 31, 2021 based on EQT's projections, for each the midstream case 1 and midstream case 2 scenarios, to (ii) the "terminal value" of the EQM IDRs held by EQGP, as of December 31, 2021, and discounted such amount to its present value using a range of selected discount rates. Specifically, Barclays used a discount rate range of 15.0% to 25.0% for midstream case 1 and 13.5% to 23.5% for midstream case 2. The discount rates were based on Barclays' analysis of average cost of equity for EQGP as well as the cost of equity for the EQGP selected comparable companies. The residual value of the EQM IDRs held by EQGP at the end of the forecast period, or "terminal value," was estimated by selecting a range of terminal distribution multiples, from 20.0x to 30.0x in midstream case 1 and 12.5x to 22.5x in midstream case 2, and applying such ranges to the terminal year earned distributions, based on holding constant the 2021 earned distributions. Barclays then calculated the total equity value attributable to EQT's interest in EQGP by multiplying the implied EQGP equity value by EQT's interest in EQGP. To calculate the estimated equity value range of Rice retained midstream assets, for each of the midstream case 1 and midstream case 2 scenarios, Barclays evaluated the projected after-tax free cash flow for the fiscal period from April 1, 2017 through December 31, 2021 based on Rice's projections and discounted such amount to its present value using a range of selected discount rates. Specifically, Barclays used a discount rate range of 10.0% to 20.0%. The discount rates were based on Barclays' analysis of the average cost of capital for the Rice retained midstream assets as well as the cost of capital for the Rice retained midstream selected comparable companies. The present value of the midstream assets was then adjusted by subtracting debt, preferred equity, and adding cash to calculate the equity value for the Rice retained midstream assets. With respect the EQT retained midstream assets, the value associated with midstream case 1 and midstream case 2 was provided by EQT management in the EQT projections.

        These net asset valuation analyses yielded valuations for Rice and EQT that implied a merger consideration range of 0.3449 to 0.6055 of a share of EQT common stock for each share of Rice common stock for Case I, a merger consideration range of 0.4048 to 0.8473 of a share of EQT common stock for each share of Rice common stock for Case II, a merger consideration range of 0.2928 to 0.4862 of a share of EQT common stock for each share of Rice common stock for Case III, in each case as compared to the merger consideration of 0.4602 of a share of EQT common stock for each share of Rice common stock. Barclays noted that the merger consideration was within the range of the merger consideration ranges under each of the three price scenarios as calculated by Barclays' net asset valuation analyses for Rice and EQT.

Selected Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Rice and EQT with selected companies that Barclays, based on its experience in the oil and gas exploration and production ("E&P") and midstream industries, deemed comparable to Rice and EQT.

        With respect to Rice, the selected comparable companies were:

  •
  Antero Resources Corporation

  •
  Cabot Oil & Gas Corporation

  •
  Eclipse Resources Corporation

  •
  EQT

  •
  Gulfport Energy Corporation

  •
  Range Resources Corporation

        With respect to EQT, the selected comparable companies were:

  •
  Antero Resources Corporation

  •
  Cabot Oil & Gas Corporation

  •
  Eclipse Resources Corporation

  •
  Gulfport Energy Corporation

  •
  Range Resources Corporation

  •
  Rice

        Barclays calculated and compared various financial multiples and ratios of Rice and EQT and their selected comparable companies, respectively. As part of its selected comparable company analysis, Barclays calculated and analyzed each company's ratio of equity value to cash flow from operations for 2017, 2018 and 2019 based on Wall Street research estimates per FactSet Research Systems ("FactSet"), an independent third party data provider. In addition Barclays calculated and analyzed the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization, and exploration expense ("EBITDAX") for 2017, 2018 and 2019 based on Wall Street research estimates per FactSet.

        Additionally, Barclays reviewed and compared specific financial and operating data relating to each of Rice's and EQT's E&P business segment and midstream business segment, consisting of interests in their MLP, GP and retained midstream assets with selected companies that Barclays deemed comparable.

        With respect to Rice E&P, the selected comparable companies were:

  •
  Antero Resources Corporation

  •
  Cabot Oil & Gas Corporation

  •
  Eclipse Resources Corporation

  •
  EQT

  •
  Gulfport Energy Corporation

  •
  Range Resources Corporation

        With respect to EQT E&P, the selected comparable companies were:

  •
  Antero Resources Corporation

  •
  Cabot Oil & Gas Corporation

  •
  Eclipse Resources Corporation

  •
  Gulfport Energy Corporation

  •
  Range Resources Corporation

  •
  Rice

        With respect to RMP and the retained midstream the selected comparable companies were:

  •
  Antero Midstream Partners LP

  •
  CONE Midstream Partners LP

  •
  EQM

  •
  Noble Midstream Partners LP

  •
  Western Gas Partners, LP

  •
  EnLink Midstream Partners, LP

  •
  Enable Midstream Partners, LP

  •
  DCP Midstream, LP

  •
  Summit Midstream Partners, LP

        With respect to EQM, the selected comparable companies were:

  •
  Antero Midstream Partners LP

  •
  CONE Midstream Partners LP

  •
  Noble Midstream Partners LP

  •
  RMP

  •
  Western Gas Partners, LP

  •
  EnLink Midstream Partners, LP

  •
  Enable Midstream Partners, LP

  •
  DCP Midstream, LP

  •
  Summit Midstream Partners, LP

        With respect to RMP GP, the selected comparable companies were:

  •
  EQGP

  •
  Antero Midstream GP LP

  •
  Tallgrass Energy GP, LP

  •
  Western Gas Equity Partners, LP

        With respect to EQGP, the selected comparable companies were:

  •
  Antero Midstream GP LP

  •
  Tallgrass Energy GP, LP

  •
  Western Gas Equity Partners, LP

        As part of its comparable company analysis by business segment, for the E&P segment, Barclays calculated and analyzed each company's ratio of enterprise value to latest quarter average daily production as of March 31, 2017 (measured in Mmcfe/d) and proved reserves as of December 31, 2016 (measured in Bcfe) pro forma for any acquisition and divestiture activity. With respect to each company's midstream segment, Barclays calculated and analyzed, for the MLPs, the equity value yields based on each company's distributable cash flow yield per limited partner unit for 2018 and 2019; for Rice retained midstream assets, the ratio of enterprise value to EBITDA for 2017 and 2018 based on Wall Street research estimates; the value of EQT retained midstream assets based on an estimate provided by EQT management; and for the general partners, the ratio of equity value to earned distributions for 2018, 2019 and 2020 based on Wall Street research estimates. The implied equity value range of each company was obtained by adjusting, as applicable, the calculated enterprise value by its short and long-term debt, the value of any preferred stock at liquidation value, the book value of any minority interest, and its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data including company filings and Wall Street research estimates and closing prices, as of June 16, 2017, the last trading date prior to the delivery of Barclays' opinion.

        The results of the Rice selected comparable company analysis are summarized below:

Rice	Low	High	Median	Mean
Equity Value to 2017 Cash Flow From Operations	3.5x	9.7x	5.7x	5.8x
Equity Value to 2018 Cash Flow From Operations	2.6x	7.9x	4.1x	4.6x
Equity Value to 2019 Cash Flow From Operations	1.8x	5.6x	3.4x	3.5x
Enterprise Value to 2017 EBITDAX	5.2x	9.6x	8.2x	7.5x
Enterprise Value to 2018 EBITDAX	3.8x	8.0x	6.1x	5.9x
Enterprise Value to 2019 EBITDAX	3.1x	6.2x	5.3x	4.9x

Rice E&P	Low	High	Median	Mean
Enterprise Value to Latest Daily Production ($/Mcfed)	$2,688	$6,198	$3,913	$4,200
Enterprise Value to Proved Reserves ($/Mcfe)	$0.42	$2.20	$0.92	$1.05

RMP	Low	High	Median	Mean
2018 Distributable Cash Flow Yield / LP Unit	6.45%	12.70%	8.96%	8.96%
2019 Distributable Cash Flow Yield / LP Unit	7.58%	13.48%	9.00%	9.79%

Rice Retained Midstream	Low	High	Median	Mean
Enterprise Value to 2017 EBITDA	10.7x	19.7x	13.0x	14.0x
Enterprise Value to 2018 EBITDA	7.6x	15.4x	11.4x	11.6x

Rice General Partner	Low	High	Median	Mean
Equity Value as a Multiple of 2018 Earned Distributions	12.4x	47.5x	20.8x	25.4x
Equity Value as a Multiple of 2019 Earned Distributions	9.6x	28.9x	17.0x	18.1x
Equity Value as a Multiple of 2020 Earned Distributions	9.6x	19.2x	14.3x	14.3x

        The results of the EQT selected comparable company analysis are summarized below:

EQT	Low	High	Median	Mean
Equity Value to 2017 Cash Flow From Operations	3.5x	9.7x	5.1x	5.6x
Equity Value to 2018 Cash Flow From Operations	2.6x	7.9x	3.6x	4.3x
Equity Value to 2019 Cash Flow From Operations	1.8x	5.6x	3.0x	3.2x
Enterprise Value to 2017 EBITDAX	5.2x	9.6x	8.0x	7.4x
Enterprise Value to 2018 EBITDAX	3.8x	8.0x	6.0x	5.8x
Enterprise Value to 2019 EBITDAX	3.1x	5.9x	5.1x	4.7x

EQT E&P	Low	High	Median	Mean
Enterprise Value to Latest Daily Production ($/Mcfed)	$1,185	$6,198	$3,913	$3,950
Enterprise Value to Proved Reserves ($/Mcfe)	$0.38	$2.20	$0.92	$1.05

EQM	Low	High	Median	Mean
2018 Distributable Cash Flow Yield / LP Unit	6.45%	12.70%	8.96%	8.95%
2019 Distributable Cash Flow Yield / LP Unit	7.58%	13.48%	9.00%	9.77%

EQT General Partner	Low	High	Median	Mean
Equity Value as a Multiple of 2018 Earned Distributions	12.4x	47.5x	16.1x	25.3x
Equity Value as a Multiple of 2019 Earned Distributions	9.6x	28.9x	14.0x	17.5x
Equity Value as a Multiple of 2020 Earned Distributions	9.6x	19.2x	12.6x	13.8x

        Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Rice or EQT, as applicable. However, because no selected comparable company is exactly the same as Rice or EQT, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of each of Rice and EQT and the selected comparable companies that could affect the public trading values of each of Rice and EQT, their E&P businesses and their midstream businesses in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Rice and EQT and the companies included in the selected company analysis.

        Based upon these judgments, Barclays selected comparable company analysis yielded a merger consideration range of 0.2590 to 0.8345 of a share of EQT common stock for each share of Rice common stock. Barclays noted that the merger consideration of 0.4602 of a share of EQT common stock for each share of Rice common stock falls within the merger consideration ranges as calculated by Barclays' selected comparable company analysis.

Selected Precedent Transaction Analysis

        Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the oil and gas industry that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to each of Rice's and EQT's E&P business and midstream business with respect to the size, focus, commodity mix, reserve profile, margins and other characteristics of their businesses.

        The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of each of Rice's and EQT's E&P business and midstream business and the companies and assets included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies. The criteria used in selecting, from the IHS Herold M&A database, the selected precedent transactions analyzed for the E&P business included all transactions: (a) (i) with target corporations that are public and private; (ii) announced since January 1, 2005 with upstream values greater than $500 million; and (iii) where the target's assets are primarily onshore the continental United States; and (b) (i) with target assets in the Marcellus or Utica; and (ii) announced since January 1, 2014 with values greater than $50 million. The criteria used in selecting the midstream business precedent transactions, included selected transactions: (a) (i) with target companies or businesses that are public and private; (ii) announced since January 1, 2005 with transaction values greater than $200 million; and (iii) having expected high growth in EBITDA; (b) (i) with target MLPs that are public; and (ii) announced since January 1, 1997 with transaction values greater than $1.0 billion; and (c)(i) with targets that are public and private midstream general partnerships; and (ii) announced since January 1, 2010 with transaction values greater than $50 million.

        The following table sets forth the transactions analyzed for Rice and EQT's E&P businesses based on such characteristics and the results of such analysis:

E&P Corporate

Date Announced	Target	Acquirer
1/16/17	Clayton Williams Energy Inc.	Noble Energy Inc.
5/16/16	Memorial Resource Development Corp.	Range Resources Corporation
7/14/15	RKI Exploration & Production, LLC	WPX Energy, Inc.
5/21/15	Eagle Rock Energy Partners, L.P.	Vanguard Natural Resources LLC
5/11/15	Rosetta Resources Inc.	Noble Energy, Inc.
4/20/15	LRR Energy, L.P.	Vanguard Natural Resources LLC
9/29/14	Athlon Energy Inc.	Encana Corporation
7/14/14	Kodiak Oil and Gas Corp.	Whiting Petroleum Corporation
5/12/14	Aurora Oil and Gas Limited	Baytex Energy Corp.
11/4/13	Berry Petroleum Company, LLC	Linn Energy, LLC / LinnCo, LLC
8/12/13	Pioneer Southwest Energy Partners LP	Pioneer Natural Resources Co.
12/17/12	TLP Energy LLC	Sabine Oil & Gas LLC
12/5/12	Plains Exploration & Production Co.	Freeport-McMoRan Inc.
12/5/12	McMoRan Exploration Company	Freeport-McMoRan Inc.
11/1/12	Quantum Energy, Inc. / Ute Energy, LLC	Crescent Point Energy Corp.
5/13/12	Riverstone Holdings LLC / Carlyle Group LP	Concho Resources Inc.
4/25/12	GeoResources, Inc.	Halcon Resources Corporation
1/23/12	Cordillera Energy LLC / EnCap Investments LP	Apache Corporation
7/15/11	Petrohawk Energy Corporation	BHP Billiton Ltd.
6/8/11	Phillips Resources, Inc.; TWP Inc.	Exxon Mobil Corporation
4/12/11	Crow Creek Energy LLC / Natural Gas Partners	Eagle Rock Energy Partners LP
3/24/11	Encore Energy Partners LP	Vanguard Natural Resources LLC
11/17/10	Denbury Resources Inc. / Encore Energy Partners LP	Vanguard Natural Resources LLC
11/9/10	Atlas Energy, Inc.	Chevron Corporation
7/21/10	Ellora Energy Inc.	Exxon Mobil Corporation
7/20/10	Marbob Energy Corporation	Concho Resources Inc.
6/2/10	Arena Resources Inc.	SandRidge Energy, Inc.
4/15/10	Mariner Energy, Inc.	Apache Corporation
3/23/10	Chaparral Energy LLC	CCMP Capital Advisors, LP
12/14/09	XTO Energy Incorporated	Exxon Mobil Corporation
11/1/09	Encore Acquisition Company	Denbury Resources Inc.
8/3/09	Resolute Energy Corporation	Hicks Acquisition Co. I
6/5/08	Henry Petroleum Corp.	Concho Resources Inc.
6/10/08	Hunt Petroleum Corporation	XTO Energy Incorporated
9/19/06	Calumet Oil Company	Chaparral Energy LLC
7/17/07	Pogo Producing Company	Plains Exploration & Production Co.
1/7/07	The Houston Exploration Company	Forest Oil Corporation
4/17/06	Latigo Petroleum Inc.	Pogo Producing Company
9/8/06	American Real Estate Partners LP	SandRidge Energy, Inc.
6/23/06	Western Gas Resources Incorporated	Anadarko Petroleum Corporation
5/2/06	Chief Oil & Gas LLC	Devon Energy Corporation
4/21/06	KCS Energy Incorporated	Petrohawk Energy Corporation
12/12/05	Burlington Resources Incorporated	ConocoPhillips Co.

Date Announced	Target	Acquirer
10/3/05	Columbia Natural Resources, LLC	Chesapeake Energy Corporation
7/19/05	Medicine Bow Energy Corporation	El Paso Corporation
4/4/05	Mission Resources Corporation	Petrohawk Energy Corporation
1/26/05	Magnum Hunter Resources Corporation	Cimarex Energy Co.
1/11/05	Antero Resources Corporation	XTO Energy Incorporated

E&P Asset

Date Announced	Seller	Acquirer
5/2/17	Noble Energy Inc.	HG Energy
2/9/17	Stone Energy Corporation	EQT Corporation
2/2/17	Undisclosed	EQT Corporation
1/4/17	Rex Energy Corporation / MFC Drilling Inc	Antero Resources Corporation
12/22/16	Mitsui & Co., Ltd	Alta Resources, LLC
12/21/16	Anadarko Petroleum Corporation	Alta Resources, LLC
12/19/16	Eclipse Resources Corporation	Undisclosed
12/7/16	Undisclosed	Gulfport Energy Corporation
10/26/16	Murray Energy Corporation	Undisclosed
10/25/16	Trans Energy Inc. / Republic Energy Ventures LLC	EQT Corporation
10/25/16	Antero Resources Corporation	EQT Corporation
9/26/16	Vantage Energy	Rice Energy Inc.
8/1/16	Statoil ASA	Antero Resources Corporation
6/9/16	Southwestern Energy Company	Antero Resources Corporation
5/17/16	Alpha Natural Resources, Inc.	Vantage Energy
5/2/16	Statoil ASA	EQT Corporation
2/26/16	Range Resources Corporation	Banpu Public Company Limited
2/19/16	Gastar Exploration Inc	Tug Hill Operating
9/30/15	Hess Corporation	Undisclosed
7/2/15	EDF Trading	Alpha Natural Resources, Inc.
6/8/15	American Energy—Utica, LLC	Gulfport Energy Corporation
4/15/15	EnCap, Macquarie and Paloma	Gulfport Energy Corporation
12/31/14	Undisclosed	Antero Resources Corporation
12/23/14	Statoil ASA	Southwestern Energy Company
12/2/14	WPX Energy, Inc.	Southwestern Energy Company
10/16/14	Chesapeake Energy Corporation	Southwestern Energy Company
8/12/14	Royal Dutch Shell Plc	Rex Energy Corporation
7/30/14	PDC Energy, Inc.	Mountaineer Keystone
7/7/14	Citrus Energy Corporation	Warren Resources, Inc.
7/7/14	Chesapeake Energy Corporation	Rice Energy Inc.
6/9/14	East Resources	American Energy—Marcellus, LLC
6/9/14	East Resources	American Energy—Utica, LLC
3/19/14	Rhino Resource Partners LP/Rhino Exploration LLC	Gulfport Energy Corporation
1/29/14	Hess Corporation	American Energy Partners, LP

        The following table sets forth the transactions analyzed for Rice and EQT's midstream businesses based on such characteristics and the results of such analysis:

Midstream High Growth

Date Announced	Seller	Acquirer
4/17/17	EagleClaw Midstream Ventures, LLC	Blackstone Energy Partners
4/11/17	Navigator Energy Services, LLC	NuStar Energy LP
1/24/17	Alpha Crude Connector System	Plains All American Pipeline, LP
1/23/17	Outrigger Delaware Operating, LLC, Outrigger Southern Delaware Operating, LLC and Outrigger Midland Operating, LLC	Targa Resources Corp.
9/27/16	Vantage Energy	Rice Energy Inc.
9/26/16	Vitol Group	Sunoco Logistics Partners LP
9/26/16	M3 Midstream	DTE Energy Company
12/7/15	Tall Oak Midstream LLC	EnLink Midstream Partners, LP / EnLink Midstream, LLC
8/3/15	NET Midstream	NextEra Energy Partners, LP
6/1/15	Pioneer Natural Resources (EFS Midstream LLC)	Enterprise Products Partners LP
2/2/15	Coronado Midstream Holdings LLC	EnLink Midstream Partners, LP / EnLink Midstream, LLC
10/28/14	Nuevo Midstream, LLC	Western Gas Partners, LP
10/19/14	QEP field Services LLC	Tesoro Logistics LP
12/19/13	Blackhawk Midstream LLC (Ohio Gathering Company, LLC / Ohio Condensate Company, LLC)	Summit Midstream Partners, LLC
10/10/13	Arrow Midstream Holdings, LLC	Crestwood Midstream Partners LP
6/5/13	MarkWest Energy Partners, LP (Doddridge County, WV rich-gas gathering assets)	Summit Midstream Partners, LP
5/8/13	Chesapeake Energy Corporation (Anadarko Basin midstream assets)	MarkWest Energy Partners, LP
5/1/13	Chesapeake Energy Corporation (Mid-America Midstream Gas Services, LLC)	SemGroup Corporation
4/16/13	TEAK Midstream, LLC	Atlas Pipeline Partners, LP
1/30/13	Copano Energy, LLC	Kinder Morgan Energy Partners, LP
1/9/13	Bear Tracker Energy, LLC	Summit Midstream Partners, LLC
12/3/12	Cardinal Midstream, LLC	Atlas Pipeline Partners, LP
11/15/12	Saddle Butte Pipeline, LLC	Targa Resources Partners LP
5/7/12	Keystone Midstream Services, LLC	MarkWest Energy Partners, LP
4/10/12	Chief Gathering LLC	Penn Virginia Resource Partners, LP
3/19/12	Caiman Energy (Caiman Eastern Midstream LLC)	Williams Partners L.P.
2/27/12	Antero Resources Appalachian Corporation (Harrison and Doddridge Counties, WV gathering)	Crestwood Midstream Partners LP

Date Announced	Seller	Acquirer
12/22/11	Delphi Midstream Partners, LLC (Laser Northeast Gathering System)	Williams Partners LP
12/12/11	Energy & Minerals Group (Interest in MarkWest Liberty Midstream & Resources, LLC)	MarkWest Energy Partners, LP
11/29/11	Velocity South Texas Gathering, LLC	Plains All American Pipeline, LP
5/5/11	Petrohawk Energy Corporation (KinderHawk Field Services LLC)	Kinder Morgan Energy Partners, LP
3/22/11	Louis Dreyfus Highbridge Energy LLC	Energy Transfer Partners, LP
2/18/11	Frontier Gas Services, LLC	Crestwood Midstream Partners LP
4/13/10	Petrohawk Energy Corporation	Kinder Morgan Energy Partners, LP
4/1/10	M2 Midstream LLC	Enterprise Products Partners, LP
9/4/07	Metalmark Capital (Cantera Natural Gas, LLC)	Copano Energy, LLC
9/7/07	Metalmark Capital (Canyon Gas Resources, LLC)	Energy Transfer Partners, LP
5/21/07	Momentum Energy Group Inc.	DCP Midstream, LLC
6/20/05	ScissorTail Energy, LLC	Copano Energy, LLC

Midstream Corporate MLP

Date Announced	Target	Acquirer
11/21/16	Energy Transfer Partners, LP	Sunoco Logistics Partners LP
7/13/15	Markwest Energy Partners LP	MPLX LP
5/6/15	Crestwood Midstream Partners, LP	Crestwood Equity Partners, LP
1/26/15	Regency Energy Partners, LP	Energy Transfer Partners, LP
10/13/14	Atlas Pipeline Partners, LP	Targa Resouces Partners, LP
10/1/14	Oiltanking Partners, LP	Enterprise Products Partners, LP
6/15/14	Williams Partners, LP	Access Midstream Partners, LP
10/10/13	PVR Partners, LP	Regency Energy Partners, LP
5/6/13	Crestwood Midstream Partners, LP	Inergy Midstream, LP
1/30/13	Copano Energy, LLC	Kinder Morgan Energy Partners, LP
4/29/11	Duncan Energy Partners, LP	Enterprise Products Partners, LP
6/29/09	TEPPCO Partners, LP	Enterprise Products Partners, LP
6/12/06	Pacific Energy Partners, LP	Plains All American Pipeline, LP
11/1/04	Kaneb Pipeline Partners, LP	Valero, LP
12/15/03	Gulfterra Energy Partners, LP	Enterprise Products Partners, LP
10/20/97	Santa Fe Pacific Pipeline Partners, LP	Kinder Morgan Energy Partners, LP

Midstream General Partnership

Date Announced	Target	Acquirer
5/18/17	CONE Midstream (50% of CONE Gathering LLC)	Quantum Energy Partners, LP
1/9/17	Williams Companies	Williams Partners, LP
10/24/16	Vitol (50% of VTTI B.V.)	Buckeye Partners, LP
7/19/16	Blueknight GP Holding, LLC	Ergon Asphalt & Emulsions, Inc.
7/11/16	Plains GP Holdings, LP	Plains All American Pipeline, LP
1/8/16	NGL Energy Partners LP (TransMontaigne GP LLC)	ArcLight Capital Partners
8/21/15	MISC Berhad (50% of VTTI B.V.)	Vitol Investment Partnership
1/15/15	Marlin Midstream Partners GP, LLC	Azure Midstream Energy, LLC
11/18/14	Energy Transfer Partners, LP (Sunoco Logistics General Partners interest and IDRs)	Energy Transfer Equity LP
10/13/14	Atlas Energy, LP	Targa Resources Partners LP; Targa Resources Corp.
10/1/14	Oiltanking Holdings America, Inc.	Enterprise Products Partners, LP
6/14/14	Global Infrastructure Partners (Access Midstream Ventures, LLC)	The Williams Companies, Inc.
6/9/14	TransMontaigne, Inc. (TransMontaigne GP LLC)	NGL Energy Partners LP
8/7/13	Energy Transfer Partners, LP (Sunoco Logistics General Partners interest and IDRs)	Energy Transfer Equity LP
5/6/13	Crestwood	Inergy, LP
12/11/12	Global Infrastructure Partners	The Williams Companies, Inc.
6/8/12	Chesapeake Midstream Partners, LP	Global Infrastructure Partners
12/28/10	Genesis Energy, LLC	Genesis Energy, LP
9/21/10	Penn Virginia GP Holdings, LP	Penn Virginia Resource Partners, LP
9/20/10	NRP GP LP	Natural Resource Partners LP
9/7/10	Enterprise GP Holdings, LP	Enterprise Products Partners, LP
8/9/10	Inergy Holdings, LP	Inergy, LP
7/22/10	Quicksilver Gas Services LP	Crestwood Midstream Partners II, LLC / First Reserve Corporation
6/11/10	Buckeye GP Holdings LP	Buckeye Partners, LP
5/11/10	Regency Energy Partners GP	Energy Transfer Equity, LP

        As part of its selected precedent transaction analysis, Barclays calculated and analyzed the ratio of enterprise value to latest daily production and proved reserves for the Rice and EQT E&P businesses. With respect to the Rice and EQT midstream businesses, Barclays calculated and analyzed the ratio of enterprise value to EBITDA on a last twelve months ("LTM") basis as of March 31, 2017, derived from the Rice and EQT projections, as applicable; and the ratio of enterprise value to distributions for the next twelve months as of June 30, 2018 derived from the Rice and EQT projections, as applicable. The implied equity value range of each company was obtained by adjusting, as applicable, the calculated enterprise value by its short and long-term debt and its cash and cash equivalents. All of these calculations were performed and based on publicly available financial data including company filings. The results of the selected precedent transaction analysis are summarized below:

E&P Corporate	Low	High	Median	Mean
Enterprise Value to Latest Daily Production ($/Mcfed)	$7,800	$44,870	$16,912	$19,032
Enterprise Value to Proved Reserves ($/Mcfe)	$1.22	$12.60	$3.35	$3.88

E&P Asset	Low	High	Median	Mean
Enterprise Value to Latest Daily Production ($/Mcfed)	$1,709	$85,000	$9,931	$16,392
Enterprise Value to Proved Reserves ($/Mcfe)	$0.43	$40.91	$1.55	$7.03

Midstream High Growth	Low	High	Median	Mean
Enterprise Value to EBITDA Year of Announcement	7.2x	34.4x	15.5x	17.3x
Enterprise Value to EBITDA 1-Year Forward	4.4x	18.3x	9.3x	9.6 x

Midstream Corporate MLP	Low	High	Median	Mean
Enterprise Value to Last Twelve Months EBITDA	10.8x	25.9x	15.3x	16.4x

Midstream General Partnerships	Low	High	Median	Mean
Enterprise Value to Distributions	11.6x	183.8x	44.1x	57.6x

        Based on Barclays' judgments as described above, Barclays' selected precedent transaction analysis yielded an implied merger consideration range of 0.1975 to 0.5914 of a share of EQT common stock for each share of Rice common stock. Barclays noted that the merger consideration of 0.4602 of a share of EQT common stock for each share of Rice common stock falls within the implied merger consideration range as calculated by Barclays' selected precedent transaction analysis.

Relative Contribution Analysis

        Barclays reviewed and analyzed the relative equity contribution of Rice and EQT, respectively, to the combined company on a pro forma basis based on selected asset metrics, including reserves, acreage, net asset value ("NAV") per share and cash flow from operations, in comparison to the pro forma equity received by Rice stockholders in the combined company. The analysis excluded synergies. For the selected asset metrics, the relative equity contribution was calculated by multiplying Rice's percent asset contribution by the market enterprise value of the combined company (assuming no premium), based on prices as of June 16, 2017, and subtracting short and long-term debt, preferred equity, non-controlling interest and adding cash and cash equivalents.

        Barclays reviewed and analyzed Rice and EQT's contribution of reserves of the combined company on a pro forma basis on a proved ("1P") basis. Rice contributed approximately 13.7% of the pro forma equity value based on 1P reserves. Barclays also reviewed and analyzed Rice and EQT's contribution of acreage on the basis of net core acres, net undeveloped acres and net core acres plus Pennsylvania Utica and Upper Devonian acres. Rice contributed approximately 32.7%, 38.7% and 26.1% of the pro forma equity value based on net core acres, net undeveloped acres and net core acres plus Pennsylvania Utica and Upper Devonian acres, respectively. Barclays also reviewed and analyzed Rice and EQT's contribution to NAV per share based on Wall Street research consensus NAV and NAV per share based on Barclays net asset value at strip price scenario. Rice contributed approximately 32.5% and 39.4% of the pro forma equity value based on Wall Street research consensus NAV per share and NAV per share based on Barclays net asset value at strip price scenario, respectively. Barclays also reviewed and analyzed Rice and EQT cash flow from operations based on estimates provided by management and Wall Street research consensus estimates provided by FactSet for 2017, 2018 and 2019. Rice contributed 39.3%, 44.1% and 49.7% of the pro forma equity value for 2017, 2018 and 2019, respectively, based on estimates provided by management, and 37.9%, 42.0% and 41.0% of the pro forma equity value for 2017, 2018 and 2019, respectively, based on Wall Street research consensus estimates provided by FactSet. Barclays noted that the pro forma ownership received by Rice stockholders in connection with the merger of 39.7%, assuming 100% stock merger consideration, was greater than the equity contribution based on selected asset metrics, and 2017 cash flow from operations for both estimates provided by management and Wall Street research consensus estimates provided by FactSet and less than the equity contribution for cash flow from operation in 2018 and 2019 for both estimates provided by management and Wall Street research consensus estimates provided by FactSet. Barclays notes that the primary shortcoming of a contribution analysis is that it treats all cash flow, reserves, acreage and NAVs the same regardless of capitalization, expected growth rates, upside potential, risk profile or credit profile.

Transaction Premium Analysis

        In order to assess the premium offered to Rice stockholders in connection with the merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in the oil and gas industry in all public transactions of E&P companies domiciled in the U.S. with an enterprise value above $250 million from January 1, 2004 to June 16, 2017. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company's (a) historical average share price during the following periods: (i) one trading day prior to announcement, (ii) five trading days prior to announcement and (iii) 30 trading days prior to announcement, and (b) the 52-week high trading price prior to announcement. The selected transactions and results of this transaction premium analysis are summarized below:

Date Announced	Target	Acquirer
1/16/17	Clayton Williams Energy Inc.	Noble Energy Inc.
5/16/16	Memorial Resource Development Corp.	Range Resources Corporation
05/21/15	Eagle Rock Energy Partners, L.P.	Vanguard Natural Resources LLC
05/11/15	Rosetta Resources Inc.	Noble Energy, Inc.
04/21/15	LRR Energy, L.P.	Vanguard Natural Resources LLC
09/29/14	Athlon Energy Inc.	EnCana Corporation
07/24/14	QR Energy, LP	BreitBurn Energy Partners LP
07/13/14	Kodiak Oil & Gas Corp.	Whiting Petroleum Corporation
03/12/14	EPL Oil & Gas, Inc.	Energy XXI Ltd.
04/30/13	Crimson Exploration, Inc.	Contango Oil & Gas Company
02/21/13	Berry Petroleum Company, LLC	LinnCo, LLC
12/05/12	Plains Exploration & Production Company	Freeport-McMoRan Copper & Gold Inc.
04/25/12	GeoResources, Inc.	Halcon Resources Corporation
10/17/11	Brigham Exploration Company	Statoil ASA
08/29/11	Venoco, Inc.	Venoco, Inc. Management
07/14/11	Petrohawk Energy Corporation	BHP Billiton
03/25/11	Encore Energy Partners LP	Vanguard Natural Resources LLC
11/09/10	Atlas Energy, Inc.	Chevron Corporation
07/27/10	American Oil & Gas Inc.	Hess Corporations
04/15/10	Mariner Energy, Inc.	Apache Corporation
04/04/10	Arena Resources Inc.	SandRidge Energy, Inc.
12/14/09	XTO Energy Inc.	Exxon Mobil Corporation
11/01/09	Encore Energy Partners LP	Denbury Resources Inc.
09/15/09	Parallel Petroleum Corp.	Apollo Global Management LLC

Date Announced	Target	Acquirer
01/15/09	Hiland Partners, LP / Hiland Holdings GP, LP	HH GP Holding, LLC
04/30/08	Bois d'Arc Energy, Inc.	Stone Energy Corporation
07/17/07	Pogo Producing Company	Plains Exploration & Production Co.
01/07/07	The Houston Exploration Company	Forest Oil Corporation
07/08/06	Cascade Natural Gas Corp.	MDU Resources Group Inc.
06/23/06	Kerr-McGee Corporation	Anadarko Petroleum Corporation
06/23/06	Western Gas Resources Incorporated	Anadarko Petroleum Corporation
04/21/06	KCS Energy Incorporated	Petrohawk Energy Corporation
01/23/06	Remington Oil & Gas Corp.	Cal Dive International Inc.
12/12/05	Burlington Resources Inc.	ConocoPhillips
09/19/05	Spinnaker Exploration Company	Norsk Hydro ASA
07/01/05	Tipperary Corporation	Santos Limited
04/04/05	Unocal Corporation	ChevronTexaco Corporation
04/04/05	Mission Resources Corporation	Petrohawk Energy Corporation
01/26/05	Magnum Hunter Resources Corporation	Cimarex Energy Co.
12/16/04	Patina Oil & Gas Corp.	Noble Energy Inc.
06/09/04	Prima Energy Corporation	Petro-Canada
05/24/04	The Wiser Oil Co.	Forest Oil Corporation
05/04/04	Evergreen Resources, Inc.	Pioneer Natural Resources Co.
04/15/04	Tom Brown Inc.	EnCana Corp.
04/07/04	Westport Resources Corp.	Kerr-McGee Corp.
02/12/04	Nuevo Energy Co.	Plains Exploration & Production Co.

	Premiums on Selected All-Stock Deals
	1 Day	5 Days	30 Days	52-Week High
Median	14.9%	16.7%	22.7%	(6.3)%
Mean	14.1%	16.6%	20.9%	(14.0)%
High	37.7%	33.9%	54.6%	18.4%
Low	(5.2)%	(4.6)%	(2.0)%	(55.6)%
Implied premium based on the merger consideration (as of June 16, 2017 close)	37.4%	33.7%	31.3%	(6.0)%

	Premiums on Selected Majority Stock Deals
	1 Day	5 Days	30 Days	52-Week High
Median	18.7%	18.7%	26.3%	7.5%
Mean	18.0%	20.1%	25.6%	(3.4)%
High	44.9%	54.6%	68.1%	44.9%
Low	(5.2)%	(4.6)%	(2.0)%	(55.6)%
Implied premium based on the merger consideration (as of June 16, 2017 close)	37.4%	33.7%	31.3%	(6.0)%

        The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Rice and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger which would affect the acquisition values of the target companies and Rice.

Pro Forma Merger Consequences Analysis

        Barclays reviewed and analyzed the pro forma impact of the merger, including the Expected Synergies, on projected cash flow per share and NAV per share, respectively. With respect to cash flow per share for Rice and EQT, Barclays reviewed the pro forma impact of these metrics for 2018, 2019 and 2020 using projections provided by management of each of Rice and EQT as well as the pro forma impact on cash flow per share for Rice and EQT for 2018 and 2019 using Wall Street research estimates provided by FactSet, in each case, incorporating the Expected Synergies. Barclays noted that pro forma cash flow per share would be accretive to Rice in 2018 (1.0%) and dilutive to Rice for each of 2019 (–10.9%) and 2020 (–12.4%), respectively, based on projections provided by management, and accretive to Rice in each of 2018 (5.5%) and 2019 (7.2%), respectively, based on Wall Street research estimates provided by FactSet. Barclays also noted that pro forma cash flow per share would be accretive to EQT in each of 2018 (20.8%), 2019 (33.3%) and 2020 (33.0%), respectively, based on projections provided by management, and accretive to EQT in each of 2018 (15.6%) and 2019 (13.0%), respectively, based on Wall Street research estimates provided by FactSet. With respect to NAV per share for Rice and EQT, Barclays also reviewed the pro forma impact of this metric using projections provided by management of each of Rice and EQT as well as Wall Street research consensus NAV per share provided by FactSet, in each case, incorporating the Expected Synergies. Barclays also noted that pro forma NAV per share would be accretive to both Rice (2.9%) and EQT (3.9%), respectively, based on projections provided by management, and dilutive to EQT (–6.3%) and accretive to Rice (28.7%), based on Wall Street research consensus NAV per share provided by FactSet.

Analysis of Equity Research Price Targets

        Barclays evaluated the publicly available price targets of Rice and EQT published by independent research analysts associated with various Wall Street firms. The range of undiscounted analyst price targets for Rice commons stock was $22.00 to $40.00 per share as of June 16, 2017, and the range of undiscounted analyst price targets for EQT common stock was $63.00 to $92.00 per share as of June 16, 2017. Barclays noted for illustrative purposes that the merger consideration of 0.4602 of a share of EQT for each share of Rice common stock falls within the range implied by the equity research price targets of 0.2391 to 0.6349 shares of EQT common stock per share of Rice common stock.

Historical Exchange Ratio Analysis

        To provide background information and perspective to the historical share prices of Rice and EQT common stock, Barclays reviewed the daily historical closing prices of Rice common stock and EQT common stock over the period from January 23, 2014 to June 16, 2017. In addition, Barclays reviewed the implied relative exchange ratio based on the share prices of Rice and EQT as of 5 and 30 days prior to June 16, 2017; the 52-week high share price for Rice and EQT respectively; the average 5-day, 10-day, 30-day, 90-day and the period since January 23, 2014; and the maximum exchange ratio during the period from January 23, 2014 to June 16, 2017 of share prices of Rice common stock and EQT common stock, as of June 16, 2017. This analysis implied relative exchange ratios from 0.2800 to 0.3990 shares of EQT common stock per share of Rice common stock.

Historical Share Price Analysis

        To illustrate the trend in the historical trading prices of Rice common stock, Barclays considered historical data with regard to the trading prices of Rice common stock for the period from January 23,

2014 to June 16, 2017 and compared such data with the relative stock price performance during the same period of EQT common stock.

General

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Rice board selected Barclays because of its familiarity with Rice and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

        Barclays is acting as financial advisor to Rice in connection with the merger. As compensation for its services in connection with the merger, Rice paid Barclays a fee of $1,000,000 upon the delivery of Barclays' opinion. Additional compensation of approximately $47 million will be payable on completion of the merger against which the amounts paid for the opinion will be credited. In addition, Rice has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the merger not to exceed $150,000 and to indemnify Barclays for certain liabilities that may arise out of its engagement by Rice and the rendering of Barclays' opinion. Barclays has performed various investment banking and financial services for Rice, EQT and certain of their affiliates in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (A) for Rice and its affiliates, (i) in December 2016, acted as joint bookrunner and joint lead arranger on Rice's refinancing of its $1,450 million credit facility, and as a lender under the credit facility, (ii) in October 2016, acted as joint bookrunner and joint lead arranger on RMP's refinancing of RMP's $850 million credit facility, and as a lender under the credit facility, (iii) in September 2016, acted as placement agent on RMP's $450 million private placement, (iv) in September 2016, acted as joint bookrunner on Rice's $1,200 million registered block trade, (v) in February 2016, acted as sole financial advisor to Rice on the $500 million investment by EIG Global Energy Partners into Rice Midstream Holdings LLC, a subsidiary of Rice ("Rice Midstream Holdings"), and (vi) in November 2015, acted as placement agent on RMP's $175 million private placement; and (B) for EQT and its affiliates, (i) in November 2015, acted as joint bookrunner on EQM's $400 million registered block trade, (ii) in March 2015, acted as joint bookrunner on EQM's $697 million registered block trade, (iii) in May 2015, acted as lead left bookrunner on EQGP's $621 million initial public offering, and (iv) acted as lender under EQT's credit facility.

        Following the public announcement of the merger, EQT requested that Barclays participate, on the same terms as the other lenders thereto, in (i) a $1,000 million increase to its revolving credit facility, and (ii) a $250 million increase to EQM's revolving credit facility (collectively referred to in this paragraph as the "incremental revolver upsizes"). Barclays is a participant in both existing facilities and has received customary commitment fees in connection with such facilities. After being informed of the invitation to participate in the incremental revolver upsizes, Barclays advised Rice that Barclays did not intend to participate in the absence of the consent of Rice and the Rice board. After consultation with outside counsel, Rice and the Rice board provided such consent, and Barclays participated in the incremental revolver upsizes. Barclays is expected to earn customary commitment fees in connection with the incremental revolver upsizes, which are estimated to be an amount equal to or less than $647,500. Barclays has not sought to provide, and Barclays will not provide, "stapled" or acquisition financing in connection with the merger.

        Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Rice and EQT and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Financing of the Transactions

        Excluding any funds required to refinance and/or pay off any indebtedness of Rice and its subsidiaries on the closing date and cash severance costs, EQT anticipates that the total amount of funds necessary to finance the transactions and to pay transaction fees and expenses will be approximately $1.8 billion. This amount is expected to be funded through a combination of available cash on hand, borrowings under EQT's revolving credit facility and the issuance and/or sale by EQT of senior unsecured notes.

        In connection with the transactions, EQT entered into a commitment letter dated June 19, 2017 (as amended, supplemented or otherwise modified, the "commitment letter") with Citi, pursuant to which Citi and certain of its affiliates committed to provide a $1.4 billion senior unsecured 364-day term loan bridge facility (the "Bridge Facility"). On July 14, 2017, EQT entered into joinder letters to the commitment letter, pursuant to which 16 additional banks (together with Citi, the "commitment parties") committed to finance a portion of the Bridge Facility.

        On October 4, 2017, EQT terminated the Bridge Facility and closed an offering of $3.0 billion of its fixed and floating rate senior notes.

        The merger is not conditioned upon receipt by EQT of the proceeds of this or any other financing.

        In connection with the merger, EQT expects to repay and terminate the existing credit facilities of Rice and Rice Midstream Holdings and to redeem, repurchase or otherwise retire Rice's existing senior notes.

Interests of Certain Rice Directors and Executive Officers in the Merger

        In considering the recommendation of the Rice board that the Rice stockholders vote to adopt the merger agreement, Rice's stockholders should be aware that aside from their interests as stockholders of Rice, Rice's directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Rice generally. The members of the Rice board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of Rice that the merger agreement be approved. See "—Background of the Merger" and "—Recommendation of the Rice Board and Reasons for the Merger." Rice's stockholders should take these interests into account in deciding whether to vote "FOR" the approval of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. For the purposes of the plans and agreements described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control or term of similar meaning.

Indemnification and Insurance

        The merger agreement provides that, for a period of six years from the effective time, EQT and the surviving corporation in the merger shall jointly and severally indemnify, defend and hold harmless each present and former director, officer or employee of Rice or any of its subsidiaries and each person who acts as a fiduciary under any Rice plan or any of its subsidiaries or is or was serving at the request of Rice or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement of or incurred in connection with any threatened or actual proceeding to which such person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of Rice or any of its subsidiaries, a fiduciary under any Rice plan or any of its subsidiaries or is or was serving at the request of Rice or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time and whether asserted or claimed prior to, at or after the effective time. For additional information see "The Merger Agreement—Indemnification and Insurance."

Treatment of Rice Equity Awards

        At the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock that is held by an employee or other service provider of Rice (including Rice directors) who will be continuing with EQT following the effective time will be converted into a restricted stock unit award, with substantially the same terms and conditions as were applicable to the pre-conversion award, in respect of a number of shares of EQT common stock equal to the product (rounded to the nearest whole share) of (a) the number of shares of Rice common stock subject to the pre-conversion award multiplied by (b) the stock award exchange ratio. Performance conditions that are applicable to any such Rice performance stock units will be deemed to have been met at the maximum level specified in the award at the effective time, and the converted awards will be subject solely to time-based vesting.

        For Rice employees identified by EQT prior to the effective time as not continuing to be employed following the effective time, at the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock will vest and be settled within seven business days following the closing date for the merger consideration with respect to each share of Rice common stock subject to such awards. Performance conditions that are applicable to such Rice performance stock units will be deemed to have been met at the maximum level specified in the award at the effective time.

Quantification of Equity Awards

        The following table sets forth, as of October 11, 2017, for each of Rice's directors and executive officers who hold restricted stock units and performance stock units, the aggregate number of shares of

Rice common stock subject to the restricted stock units and performance stock units held by such directors and executive officers.

Name	Number of Rice Common Shares Subject to Restricted Stock Units	Number of Rice Common Shares Subject to Performance Stock Units(1)
Executive Officers
William E. Jordan	55,030	336,048
Grayson T. Lisenby	60,396	560,258
Daniel J. Rice IV	60,396	771,770
Derek A. Rice	60,396	771,770
Toby Z. Rice	60,396	771,770
James W. Rogers	53,653	317,004
Robert R. Wingo	48,815	324,296
Non-Employee Directors(2)
James W. Christmas	8,483	—
Kathryn J. Jackson	9,356	—
John McCartney	8,483	—
Daniel J. Rice III	—	—
Robert F. Vagt	12,475	—

(1)
The number of Rice common shares subject to Rice performance stock units is determined assuming the maximum level of performance specified in the award.

(2)
Scott A. Gieselman resigned from the Rice board in April 2017 and Steven C. Dixon resigned from the Rice board in December 2016. Neither Mr. Gieselman nor Mr. Dixon hold any outstanding equity awards.

Treatment of 2017 Bonus

        If the effective time occurs prior to the time that bonuses would be paid in the ordinary course of business consistent with past practice, then each executive officer (along with all other employees who participate in Rice's annual bonus program for 2017 as of immediately prior to the effective time) shall receive a bonus payment equal to 200% of the executive officer's target bonus opportunity, which will be paid no later than seven days following the closing date. As a condition to such payment, each executive officer shall execute an agreement providing that (a) such bonus shall be in lieu of any other entitlement to a bonus in respect of 2017 (including the right to a pro-rata bonus on termination under the employment agreements with each executive officer), and (b) such executive officer shall repay the bonus if his or her employment is involuntarily terminated for "cause" (as defined below) or he or she voluntarily terminates his or her employment without "good reason" (as defined in the executive officer's employment agreement) prior to the time bonuses would have been paid in the ordinary course of business consistent with past practice under Rice's annual bonus plan for 2017 (for additional information regarding the employment agreements, see "—Termination Benefits—Employment Agreements," below). Rice's directors do not participate in Rice's annual bonus program and receive no bonus payment under the merger agreement.

        For purposes of the 2017 bonus payment described above, "cause" means (a) the executive officer's conviction of a felony, a crime of moral turpitude or fraud or the commission of fraud, misappropriation or embezzlement in connection with the performance of his or her duties to EQT, Rice or their respective affiliates; (b) the executive officer's willful and repeated failure to substantially perform his or her assigned duties; or (c) the executive officer's material violation of any material written policy of EQT, Rice or their respective affiliates.

Quantification of Bonus Payments

        The following table sets forth, for each of Rice's executive officers, the dollar amount of the bonus payable under the merger agreement, as described above, assuming a closing date prior to the time that bonuses would be paid in the ordinary course of business consistent with past practice.

Name	2017 Bonus Payable Under the Merger Agreement (200% of Target)
William E. Jordan	$640,000
Grayson T. Lisenby	$704,000
Daniel J. Rice IV	$704,000
Derek A. Rice	$704,000
Toby Z. Rice	$704,000
James W. Rogers	$640,000
Robert R. Wingo	$640,000

Termination Benefits

        The following outlines the benefits to which Rice's executive officers are eligible to receive if they experience a qualifying termination of employment in connection with the merger.

Employment Agreements

        Rice has entered into employment agreements with each of the executive officers. Although it has not yet been determined whether the executive officers will continue employment with EQT or if they will incur a termination of employment in connection with the merger, for purposes of quantifying the severance benefits that may become payable to each executive officer, the employment of each of the executive officers will be assumed to be terminated without "cause" in connection with the merger, triggering certain compensation and benefits to each of those executive officers pursuant to their employment agreements, described below. Under the terms of each employment agreement, if an executive officer's employment is terminated without "cause" or the executive officer terminates employment for "good reason," in each case within 12 months of a change in control, then such executive officer will be eligible to receive:

  •
  a lump sum cash payment equal to two times the sum of (i) the executive officer's base salary as of the date of such termination and (ii) the executive officer's average annual bonus for the three calendar years preceding the date of termination, which amount shall be paid on the date that is 60 days after the date of termination;

  •
  COBRA medical insurance coverage for up to 18 months, with Rice paying the premium cost in excess of that which applies to active Rice senior executives;

  •
  a prorated annual bonus for the year in which a termination of employment occurs; and

  •
  full vesting of the executive officer's outstanding unvested awards under the Rice LTIP, with performance to be measured based on actual performance at the end of the performance period as if the executive officer had remained employed.

        For purposes of the employment agreements, "cause" means a determination by the Rice board (or its delegate) that the executive officer (a) has engaged in gross negligence, gross incompetence, or misconduct in the performance of his or her duties with respect to Rice or any of its affiliates, (b) has failed without proper legal reason to perform his or her duties and responsibilities to Rice or any of its affiliates, (c) has breached any material provision of the employment agreement or any written agreement or corporate policy or code of conduct established by Rice or any of its affiliates, (d) has engaged in conduct that is, or could reasonably expected to be, materially injurious to Rice or any of its affiliates, (e) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to Rice or any of its affiliates, or (f) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

        For purposes of the employment agreements, "good reason" means (a) a material diminution in the executive officer's base salary, other than as a part of one or more decreases that (i) shall not exceed, in the aggregate, more than 10% of the executive officer's base salary as in effect on the date immediately prior to such decrease, and (ii) are applied similarly to all of Rice's similarly situated executives; (b) a material diminution in the executive officer's authority, duties, or responsibilities; or (c) the involuntary relocation of the geographic location of the executive officer's principal place of employment by more than 75 miles from the location of his or her principal place of employment as of the effective date of the employment agreement.

        In the event that the Rice board determines that payments to be made to an executive officer would constitute excess parachute payments subject to excise taxes under Section 4999 of the Code, then the amount of those payments must either be (i) reduced so that the total compensation received by the executive officer in connection with the transaction is $1.00 less than the amount that would cause the officer to incur such excise tax or (ii) paid in full, whichever results in the better net after tax position for the executive officer. This potential reduction to the termination benefits could be significant. In no event is Rice required to provide tax gross-up payments to any executive officer.

        Under the employment agreements, each executive officer is subject to restrictions on competition and soliciting Rice employees and customers following the executive officer's termination of employment, as described in more detail in "—Impact of Other Agreements," below.

Impact of Other Agreements

        Although, as described above, the executive officers are eligible to receive a prorated bonus for the year of termination under their employment agreements, if the closing date occurs prior to the time that bonuses would be paid in the ordinary course of business consistent with past practice, then, pursuant to the merger agreement, each executive officer would receive a bonus payment of 200% of the executive officer's target bonus opportunity in lieu of such prorated bonus (for additional information on the 2017 bonus payout, see "—Treatment of 2017 Bonus," above). As a result, the prorated bonus amounts are not included in "—Quantification of Termination Payments," below.

        Also pursuant to the terms of the merger agreement, any unvested restricted stock unit awards in respect of EQT common stock that are granted in replacement of canceled Rice equity awards would be subject to accelerated vesting upon the holder's termination of employment without cause, for good reason or due to death or disability prior to the final vesting date, subject to the holder's execution of a release of claims in favor of EQT.

        In connection with the execution of the merger agreement and effective immediately following the closing of the merger, Rice entered into an amendment to the employment agreements with each of the executive officers. The amendments amend terms of the executive officers' existing obligations under their respective employment agreements to refrain from competing with the business of Rice. The employment agreement amendments provide, among other terms, that the executive officers may not engage in certain competitive activities with Rice during the time of their employment and for a period of three years after the end of such employment in any location within the Appalachian Basin, as defined by the United States Energy Information Administration. In addition, in connection with the execution of the merger agreement and effective immediately following the closing of the merger, Rice entered into a confidentiality, non-solicitation and non-competition agreement with Daniel Rice III that imposes confidentiality and non-competition covenants on Mr. Rice III that are comparable to those applicable to the executive officers under their amended employment agreements, with the non-competition period running for three years from the closing of the merger.

Quantification of Termination Payments

        The amounts set forth below reflect the estimated value of compensation and benefits that the current Rice executive officers would be eligible to receive upon a termination without cause or resignation for good reason in connection with the merger, assuming a closing date of October 11, 2017.

Name	Potential Cash Severance(1)	Estimated COBRA Costs	Acceleration of Equity Awards(2)	Total
William E. Jordan	$1,694,135	$15,248	$9,683,091	$11,392,475
Grayson T. Lisenby	$1,914,453	$15,248	$15,367,393	$17,297,094
Daniel J. Rice IV	$1,914,453	$15,248	$20,604,430	$22,534,131
Derek A. Rice	$1,914,453	$5,293	$20,604,430	$22,524,176
Toby Z. Rice	$1,914,453	$15,248	$20,604,430	$22,534,131
James W. Rogers	$1,658,239	$15,248	$9,177,467	$10,850,955
Robert R. Wingo	$1,314,864	$15,248	$9,238,228	$10,568,340

(1)
Represents, pursuant to the employment agreement with each executive officer, a lump sum cash payment equal to two times the sum of (i) the executive officer's base salary as of the date of termination and (ii) the executive officer's average annual bonus for the three calendar years preceding the date of termination. The employment agreements also provide for the payment of a prorated portion of each executive officer's annual bonus, based on the date of termination. Under the merger agreement, however, the prorated bonus would be foregone in lieu of a payment of 200% of the target bonus within seven days of the closing date, and as such is not included in this number. See "—Treatment of 2017 Bonus," above.

(2)
The value of the accelerated equity awards is determined by multiplying the number of shares of Rice common stock subject to each executive officer's restricted stock units and performance stock units by $24.76, which is the average closing price of Rice common stock for the five trading days following the first public announcement of the merger. For performance stock units, the number of Rice common shares subject to each award is determined assuming the maximum level of performance specified in the award.

Quantification of Payments and Benefits to Rice's Named Executive Officers

        Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Rice's named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent. The individuals disclosed within this section are Rice's current principal executive officer, current principal financial officer, and three most highly compensated executive officers other than the principal executive officer and principal financial officer for Rice's most recently completed fiscal year.

        The table set forth below details the amount of payments and benefits that each of Rice's named executive officers could potentially receive in connection with the merger under the merger agreement, the Rice LTIP and the applicable employment agreements. These payments consist of the payments described above and are not in addition to those described in previous sections. The amounts presented in the table below do not necessarily represent what each named executive officer will actually receive, and are calculated based on particular assumptions, as outlined below. These payments are specifically identified in this fashion to allow for a non-binding advisory vote of Rice's stockholders regarding these payments and benefits.

        The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurs on October 11, 2017, (ii) the value of accelerated equity awards is determined by multiplying the number of shares subject to each restricted stock unit or performance stock unit by $24.76, the average closing price of the Rice common stock over the first five trading days following the first public announcement of the merger, with the number of shares subject to each performance stock unit determined assuming achievement of the maximum level of performance specified in the award, (iii) although it has not yet been determined whether the named executive officers will continue employment with EQT or if they will incur a termination of employment in connection with the merger, the employment of each of the named executive officers will be assumed to be terminated without cause immediately following the completion of the merger, (iv) each named executive officer elects to receive continued COBRA coverage for 18 months following termination, (v) there is no reduction to the payments received by each named executive officer to mitigate the potential effects of an excise tax under Section 4999 of the Code, although such reduction is provided for in the employment agreements and could be significant, and (vi) with respect to any agreements that require the named executive officer to execute a release agreement or to comply with restrictive covenants, the named executive officer has properly executed that document or complied with all requirements necessary in order to receive the benefits noted below. Some of the assumptions used in the table below are subject to change and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Daniel J. Rice IV	$2,618,453	$20,604,430	$15,248	$23,238,131
Grayson T. Lisenby	$2,618,453	$15,367,393	$15,248	$18,001,094
Toby Z. Rice	$2,618,453	$20,604,430	$15,248	$23,238,131
Derek A. Rice	$2,618,453	$20,604,430	$5,293	$23,228,176
William A. Jordan	$2,334,135	$9,683,091	$15,248	$12,032,475

(1)
Represents, (i) pursuant to the employment agreement with each named executive officer, a lump sum cash payment equal to two times the sum of (A) the named executive officer's base salary as of the date of termination and (B) the named executive officer's average annual bonus for the three calendar years preceding the date of termination, which will be paid 60 days after the date of termination, and (ii) pursuant to the merger agreement, a payment of each named executive officer's 2017 bonus at 200% of the named executive officer's target bonus opportunity. Only the bonus payment is a "single-

  trigger" payment and will be paid regardless of whether the named executive officer's employment terminates in connection with the merger. All other cash payments are "double-trigger" payments and are only payable to the named executive officer upon a termination of the named executive officer's employment. For additional information regarding these payments, see "—Treatment of 2017 Bonus" and "—Termination Benefits," above.

(2)
The value of the equity awards is determined by multiplying the number of shares of Rice common stock subject to each named executive officer's restricted stock units and performance stock units by $24.76, which is the average closing price of Rice common stock for the five trading days following the first public announcement of the merger. For performance stock units, the number of Rice common shares subject to each award is determined assuming the maximum level of performance specified in the award. This is assuming a "double-trigger" scenario, where each named executive officer is terminated in connection with the merger. There is no "single-trigger" vesting of outstanding Rice equity awards. For additional information regarding the treatment of equity awards in connection with the merger, see "—Treatment of Rice Equity Awards" and "—Employment Agreements," above.

(3)
Represents COBRA medical insurance coverage for 18 months, with Rice paying the premium cost in excess of that which applies to active Rice senior executives. This coverage is only available in a "double-trigger" scenario where the named executive officer is terminated in connection with the merger.

Board of Directors and Management of EQT Following Completion of the Merger

        In the merger agreement, EQT has agreed, subject to the approval of the charter amendment proposal by EQT's shareholders, to increase the size of the EQT board to thirteen members and cause Daniel J. Rice IV and Robert F. Vagt to become members of the EQT board upon the effective time of the merger. If EQT's shareholders do not approve the charter amendment proposal at the EQT special meeting, EQT has agreed to increase the size of the EQT board to twelve directors and appoint either Mr. Rice or Mr. Vagt, at Rice's election, upon the effective time and to seek shareholder approval to increase the maximum size of the EQT board specified in the EQT articles to thirteen directors at its next annual meeting of shareholders and appoint the Rice designee not appointed upon the effective time.

        Upon completion of the merger, the current directors and executive officers of EQT are expected to continue in their current positions, other than as may be publicly announced by EQT in the normal course.

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of the material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of Rice common stock that receive shares of EQT common stock and cash in exchange for their shares of Rice common stock pursuant to the merger. This discussion is limited to U.S. holders (as defined below) who hold their Rice common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the "IRS"), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

        This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Rice common stock in light of their particular facts and circumstances and does not apply to holders of Rice common stock that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, U.S. holders having a "functional currency" other than the U.S. dollar, holders who hold shares of Rice common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, holders that actually or constructively hold (or that held, actually or constructively, at any time during the five year period ending on the date of the disposition of such holder's Rice common stock pursuant to the merger) 5% or more of the Rice common stock, holders who exercise appraisal rights, and holders who acquired their shares of Rice common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan). This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Furthermore, this discussion does not address any tax consequences to holders who are not U.S. holders.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares of Rice common stock that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (a) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Rice common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership level. Such partnerships and persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of Rice common stock should consult their tax advisors regarding the tax consequences of the mergers to them.

        All holders of Rice common stock should consult their own tax advisors to determine the particular tax consequences to them of the mergers, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws. Holders of Rice common stock that are not U.S. holders should consult their own tax advisors regarding the possibility that, in the event the applicable withholding agent is unable to determine whether any cash consideration paid in the merger should be treated as a dividend for applicable U.S. federal income tax purposes, such withholding agent may withhold U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of cash consideration payable to such non-U.S. holder in the merger, and such non-U.S. holders should consult their own tax advisors as to the possible desirability and timing of selling any shares of EQT common stock or Rice common stock that they own.

        EQT and Rice intend that the mergers, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to each of EQT's and Rice's obligation to complete the mergers that it receive a written opinion from its counsel, Wachtell, Lipton, Rosen & Katz and Vinson & Elkins LLP, respectively, to the effect that the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on representations made by EQT and Rice and on customary factual assumptions, as well as certain covenants and undertakings of EQT and Rice. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the mergers could differ materially from those described below. In addition, neither of the opinions described above will be binding on the IRS or any court. EQT and Rice have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following assumes the receipt and accuracy of the above-described opinions.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders

        Subject to the limitations and qualifications described under "Material U.S. Federal Income Tax Consequences" and herein, the legal conclusions set forth in this discussion under "U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders" constitutes the opinion of each of Vinson & Elkins, LLP and Wachtell, Lipton, Rosen and Katz. The U.S. federal income tax consequences of the mergers to U.S. holders of Rice common stock generally are as follows:

  •
  a U.S. holder that receives shares of EQT common stock and cash (other than cash received in lieu of fractional shares of EQT common stock) in exchange for shares of Rice common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the EQT common stock and cash received by the U.S. holder exceeds such U.S. holder's adjusted tax basis in its shares of Rice common stock surrendered and (ii) the amount of cash received by such U.S. holder (in each case excluding any cash received in lieu of fractional shares in EQT common stock, which will be treated as discussed below);

  •
  the aggregate tax basis of the shares of EQT common stock received pursuant to the merger (including any fractional shares of EQT common stock deemed received and redeemed for cash, as discussed below) will be the same as the aggregate tax basis of the shares of Rice common stock surrendered in exchange therefor, (i) decreased by the amount of cash received (excluding any cash received in lieu of fractional shares of EQT common stock), and (ii) increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below, but excluding any gain recognized with respect to any fractional shares of EQT common stock for which cash is received, as discussed below); and

  •
  the holding period of the EQT common stock received (including any fractional shares of EQT common stock deemed received and redeemed for cash, as discussed below) will include the holding period of the Rice common stock for which it is exchanged.

        If a U.S. holder of Rice common stock acquired different blocks of shares of Rice common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of Rice common stock and such U.S. holder's basis and holding period in its shares of EQT common stock may be determined with reference to each block of shares of Rice common stock. Any such holder should consult its tax advisors regarding the manner in which cash and shares of EQT common stock received in the merger should be allocated among different blocks of shares of Rice common stock and with respect to identifying the bases and holding periods of the particular shares of EQT common stock received.

        Subject to the discussion below regarding potential dividend treatment, any gain recognized by a U.S. holder in connection with the mergers generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder has held its shares of Rice common stock surrendered for more than one year as of the effective date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates. In some cases, if a holder actually or constructively owns EQT common stock other than EQT common stock received pursuant to the merger, any gain recognized by such holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder's particular circumstances, including the application of constructive ownership rules, holders of Rice common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

        A U.S. holder of shares of Rice common stock that receives cash in lieu of a fractional share of EQT common stock will generally be treated as having received the fractional share pursuant to the merger, and then as having sold such fractional share to EQT for cash. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of EQT common stock. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (as described above) exceeds one year. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

        Payments of cash to a U.S. holder of Rice common stock in connection with the merger generally will be subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder's U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

        The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the mergers. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of Rice common stock should consult their own tax advisors as to the specific tax consequences of the mergers to them, including tax reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

Accounting Treatment of the Merger

        EQT prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with EQT being considered the acquirer of Rice for accounting purposes. This means that EQT will allocate the purchase price to the fair value of Rice's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price (if any) being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals

Antitrust Clearance

        The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated.

        On June 30, 2017, EQT and Rice each filed a premerger notification and report form under the HSR Act and on July 18, 2017, the FTC granted early termination under the HSR Act.

        At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of EQT or Rice or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Securities and Exchange Commission

        In connection with the share issuance proposal, EQT must file a registration statement with the SEC under the Exchange Act that is declared effective by the SEC.

Exchange of Shares

        As soon as practicable after the effective time (but no later than the second business day after the closing date), an exchange agent will mail to each holder of record of Rice common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of Rice stock certificates and book-entry shares representing Rice book-entry shares in exchange for the merger consideration. Upon receipt by the exchange agent of (i) either Rice stock certificates or Rice book-entry shares and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

Treatment of Rice Long-Term Incentive Compensation

        At the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock that is held by an employee or other service provider of Rice (including Rice directors) who will be continuing with EQT following the effective time will be converted into a restricted stock unit award, with substantially the same terms and conditions as were applicable to the pre-conversion award, in respect of a number of shares of EQT common stock equal to the product (rounded to the nearest whole share) of (a) the number of shares of Rice common stock subject to the pre-conversion award multiplied by (b) the stock award exchange ratio. Performance conditions that are applicable to any such Rice performance stock units will be deemed to have been met at the maximum level specified in the award at the effective time, and the converted awards will be subject solely to time-based vesting.

        For Rice employees identified by EQT prior to the effective time as not continuing to be employed following the effective time, at the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Rice common stock will vest and be settled within seven business days following the closing date for the merger consideration with respect to each share of Rice common stock subject to such awards. Performance conditions that are applicable to such Rice performance stock units will be deemed to have been met at the maximum level specified in the award at the effective time.

Dividend Policy

        EQT has paid a quarterly dividend of $0.03 per share in respect of its common stock for the past several years. Any future decisions to pay dividends on EQT common stock will be at the discretion of the EQT board and will depend on the financial condition, results of operations, capital requirements, and other factors that the EQT board may deem relevant. Subject to limited exceptions, including for EQT's ordinary course quarterly dividends, the merger agreement prohibits EQT (unless consented to in advance by Rice, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of EQT common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

        Since its initial public offering, Rice has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of Rice common stock in the foreseeable future. Subject to limited exceptions, the merger agreement prohibits Rice (unless consented to in advance by EQT, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of Rice common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

        For additional information on the treatment of dividends under the merger agreement, see "The Merger Agreement—Conduct of Business."

Agreement with Certain Rice Stockholders

        Concurrently with the execution of the merger agreement, EQT entered into a voting agreement, attached as Annex F to this joint proxy statement/prospectus, with the named Rice stockholders pursuant to which each of the named Rice stockholders has agreed, among other matters and upon the terms and subject to the conditions set forth in the voting agreement, to vote all of their shares of Rice common stock in favor of the merger agreement proposal and the other actions contemplated by the merger agreement and against any proposal that would reasonably be expected to result in any condition to the consummation of the merger set forth in the merger agreement not being fulfilled. As of the record date for the Rice special meeting, the named Rice stockholders held approximately 36,832,830 shares of Rice common stock in the aggregate, or approximately 15.1% of the voting power of Rice as of the record date.

        The voting agreement will terminate automatically upon the earlier of (i) effective time, (ii) such date and time as the merger agreement shall be terminated pursuant to its terms or (iii) the termination of voting agreement by mutual written consent of the parties thereto.

Listing of EQT Common Stock; Delisting of Rice Common Stock

        It is a condition to the consummation of the merger that the shares of EQT common stock to be issued to Rice stockholders in the merger be authorized for listing on the NYSE, subject to official notice of issuance.

        Shares of Rice common stock currently trade on the NYSE under the stock symbol "RICE." When the merger is completed, the Rice common stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights and Dissenters' Rights

EQT

        Under the PBCL, as well as the governing documents of EQT, the shareholders of EQT are not entitled to dissenters' rights in connection with the merger.

Rice

        Under Delaware law, holders of Rice common stock have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Rice common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration Rice stockholders would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights.

        Rice stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a Rice stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this joint proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of appraisal rights. All references in this summary to a "stockholder" are to the record holder of shares of Rice common stock unless otherwise indicated.

        Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders' meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes notice to Rice stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If a Rice stockholder wishes to consider exercising appraisal rights, such stockholder should carefully review the text of Section 262 contained in Annex E to this joint proxy statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

        If you are a record holder of shares of Rice common stock and wish to elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  •
  You must deliver to Rice a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

  •
  You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a Rice stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

  •
  You must continue to hold your shares of Rice common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Rice common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of Rice common stock. All demands for appraisal should be addressed to Rice Energy Inc., 2200 Rice Drive, Canonsburg, Pennsylvania 15317, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the Rice special meeting and should be executed by, or on behalf of, the record holder of the shares of Rice common stock. The demand must reasonably inform Rice of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of Rice common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his, her or its Rice stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Rice. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If a Rice stockholder holds shares of Rice common stock in a brokerage account or in other nominee form and wishes to exercise appraisal rights, such stockholder should consult with his, her or its broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within ten days after the effective time, the surviving corporation must give written notice that the merger has become effective to each former Rice stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Rice common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting Rice stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any Rice stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all Rice stockholders entitled to appraisal. A person who is the beneficial owner of shares of Rice common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file the petition described in the previous sentence. Upon the filing of the petition by a Rice stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting Rice stockholders. Accordingly, the failure of a Rice stockholder to file such a petition within the period specified could nullify the Rice stockholder's previously written demand for appraisal. There is no present intent on the part of Rice to file an appraisal petition, and Rice stockholders seeking to exercise appraisal rights should not assume that Rice will file such a petition or that Rice will initiate any negotiations with respect to the fair value of such shares. Accordingly, Rice stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. There is no present intent on the part of Rice to file an appraisal petition, and Rice stockholders seeking to exercise appraisal rights should not assume that Rice will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares. Accordingly, Rice stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        If a petition for appraisal is duly filed by a Rice stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all Rice stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those Rice stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the Rice stockholders who have demanded appraisal for their shares to submit their Rice stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Rice stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determination of the Rice stockholders entitled to appraisal of their shares of Rice common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, Rice may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the Rice stockholders entitled to receive the same, upon surrender by such holders of the Rice stock certificates representing those shares.

        In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."

        Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Rice stockholders should be aware that the fair value of shares of Rice common stock as determined under Section 262 could be more than, the same as, or less than the value that such Rice stockholder is entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the Rice stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a Rice stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Rice stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Rice stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the Rice stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that Rice stockholder to appraisal will cease and that Rice stockholder will be entitled to receive an amount of shares of EQT common stock equal to the exchange ratio for his, her or its shares of Rice common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Rice stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any Rice stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

        In view of the complexity of Section 262 of the DGCL, Rice stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Litigation Relating to the Merger

        As discussed below, various suits have been filed relating to the merger. EQT and Rice do not expect any of these lawsuits to affect the planned merger. A description of each matter is set forth below.

        On August 2, 2017, a purported Rice stockholder filed a purported class action complaint in the United States District Court for the District of Delaware, captioned Patrick Gordon v. Rice Energy, Inc. et al., Case No. 1:17-cv-01067, on behalf of himself and all other Rice stockholders, against Rice and its directors at the time Rice's proposed merger with EQT was announced. The complaint alleges, among other things, that in connection with the proposed merger, the defendants provided or supervised the providing of allegedly misleading and incomplete disclosures in this joint proxy statement/prospectus. The complaint seeks to recover under Sections 14(a) and 20(a) of the Exchange Act for the alleged misstatements and omissions. The complaint seeks declaratory and injunctive relief (including enjoining the proposed merger or, if the proposed merger has already been implemented, rescinding the transaction and awarding rescissory damages), monetary damages, and an award of attorneys' and experts' fees. The court has entered an order staying the defendants' obligation to answer or otherwise respond to the complaint until such time as a lead plaintiff and lead counsel has been designated for the action, pursuant to the provisions of the Private Securities Litigation Reform Act of 1995.

        On August 3, 2017, a purported Rice stockholder filed a purported class action complaint in the United States District Court for the Western District of Pennsylvania, captioned George Assad v. Rice Energy, Inc. et al., Case No. 2:17-cv-01019, on behalf of himself and all other Rice stockholders, against Rice, its directors at the time the proposed merger was announced, EQT, and Eagle Merger Sub I, Inc. The complaint alleges, among other things, that in connection with the proposed merger, the defendants provided or supervised the providing of allegedly misleading and incomplete disclosures in this joint proxy statement/prospectus. The complaint also alleges that EQT and Eagle Merger Sub I, Inc. acted as controlling persons of Rice within the meaning of Section 20(a) of the Exchange Act. The complaint seeks to recover under Sections 14(a) and 20(a) of the Exchange Act for the alleged misstatements and omissions. The complaint seeks declaratory and injunctive relief (including enjoining the proposed merger or, if the proposed merger has already been implemented, rescinding the transaction and awarding rescissory damages), an order directing the dissemination of a registration statement that is not false or misleading, monetary damages, and an award of attorneys' and experts' fees. The defendants have not yet responded to the complaint.

        On August 11, 2017, a purported Rice stockholder filed a purported class action complaint in the United States District Court for the District of Delaware, captioned Kathryn Boerger v. Rice Energy, Inc. et al., Case No. 1:17-cv-01127, on behalf of herself and all other Rice stockholders, against Rice and its directors at the time the proposed merger was announced. The complaint alleges, among other things, that in connection with the proposed merger, the defendants provided or supervised the providing of allegedly misleading and incomplete disclosures in this joint proxy statement/prospectus. The complaint seeks to recover under Sections 14(a) and 20(a) of the Exchange Act for the alleged misstatements and omissions. The complaint seeks declaratory and injunctive relief (including enjoining the proposed merger or, if the proposed merger has already been implemented, rescinding the transaction and awarding rescissory damages), monetary damages, and an award of attorneys' and experts' fees. The court has entered an order staying the defendants' obligation to answer or otherwise respond to the complaint until such time as a lead plaintiff and lead counsel has been designated for the action, pursuant to the provisions of the Private Securities Litigation Reform Act of 1995.

        On August 11, 2017, a purported Rice stockholder filed a purported class action complaint in the United States District Court for the Western District of Pennsylvania, captioned Dale M. Wilson v. Rice Energy, Inc. et al., Case No. 2:17-cv-01054, on behalf of himself and all other Rice stockholders, against Rice, its directors at the time the proposed merger was announced, EQT, and Eagle Merger Sub I, Inc. The complaint alleges, among other things, that in connection with the proposed merger, the defendants provided or supervised the providing of allegedly misleading and incomplete disclosures in this joint proxy statement/prospectus. The complaint seeks to recover under Sections 14(a) and 20(a) of the Exchange Act for the alleged misstatements and omissions. The complaint seeks declaratory and injunctive relief (including enjoining the proposed merger or, if the proposed merger has already been implemented, rescinding the transaction and awarding rescissory damages), monetary damages, and an award of attorneys' and experts' fees. The court has entered an order staying the defendants' obligation to answer or otherwise respond to the complaint until such time as a lead plaintiff and lead counsel has been designated for the action, pursuant to the provisions of the Private Securities Litigation Reform Act of 1995.

        On August 15, 2017, a purported Rice stockholder filed a purported class action complaint in the United States District Court for the Western District of Pennsylvania, captioned Susan Traurig v. Rice Energy, Inc. et al., Case No. 2:17-cv-01072, on behalf of herself and all other Rice stockholders, against

Rice and its directors at the time the proposed merger was announced. The complaint alleged, among other things, that in connection with the proposed merger, the defendants provided or supervised the providing of allegedly misleading and incomplete disclosures in this joint proxy statement/prospectus. The complaint sought to recover under Sections 14(a) and 20(a) of the Exchange Act for the alleged misstatements and omissions. The complaint sought declaratory and injunctive relief (including enjoining the proposed merger or, if the proposed merger had already been implemented, rescinding the transaction and awarding rescissory damages), monetary damages, and an award of attorneys' and experts' fees. On October 3, 2017, the claims were voluntarily dismissed without prejudice.

        On August 15, 2017, an individual and putative derivative lawsuit captioned Ney v. Porges, et al., Case 2:17-cv-01065 was filed in the United States District Court for the Western District of Pennsylvania against the members of the EQT board, with EQT as a nominal defendant. The complaint alleges, among other things, that the disclosures set forth in the preliminary version of this registration statement were insufficient, and allegedly failed to disclose information about the compensation of EQT's financial advisor for its potential role in financing the merger. The parties entered into a memorandum of understanding providing for the resolution of the lawsuit, and providing for the requested disclosure in this joint proxy statement/prospectus. On September 13, 2017, the parties filed a stipulation dismissing the action with prejudice as to the named plaintiff, with the court retaining jurisdiction over any potential dispute over attorneys' fees. The court approved of the stipulation on the same date and dismissed the action.

        EQT has also received a letter dated August 17, 2017 from a purported EQT shareholder demanding that EQT file suit against the members of the EQT board. The letter alleges, among other things, that the board members breached their fiduciary duties during the acquisition process, and provided or supervised the allegedly misleading and incomplete disclosures in this joint proxy statement/prospectus.

THE MERGER AGREEMENT

        The following describes the material provisions of the merger agreement and certain exhibits thereto, which is included as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. EQT and Rice encourage you to read carefully the merger agreement in its entirety before making any investment or voting decisions as it is the principal legal document governing the business combination between EQT and Rice described in this joint proxy statement/prospectus.

        The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. EQT and Rice are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about EQT or Rice contained in this joint proxy statement/prospectus or EQT's or Rice's public reports filed with the SEC may supplement, update or modify the factual disclosures about EQT or Rice contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by EQT and Rice are qualified and subject to important limitations agreed to by EQT and Rice in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to shareholders or stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Terms of the Merger; Merger Consideration

        The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Rice, whereupon the separate corporate existence of Merger Sub shall cease, and Rice shall continue its existence under the laws of the State of Delaware as the surviving corporation in the merger. Immediately following the merger, the surviving corporation will merge with and into an indirect wholly owned limited liability company subsidiary of EQT, with that limited liability company continuing as an indirect wholly owned subsidiary of EQT.

        Each share of Rice common stock issued and outstanding immediately prior to the effective time (other than shares of Rice common stock (1) (a) held in treasury by Rice or (b) owned by EQT, Merger Sub or EQT Investments Holdings, LLC, the intermediate subsidiary of EQT that holds all of Merger Sub's outstanding capital stock, which will automatically be canceled and cease to exist, (2) held by any wholly owned subsidiary of EQT (other than Merger Sub or EQT Investments Holdings, LLC) or any wholly owned subsidiary of Rice, which will automatically be converted into a number of shares of EQT common stock equal to the sum of (x) the stock consideration and (y) the quotient of the cash consideration and the last reported sale price of EQT common stock on the NYSE (as reported in The Wall Street Journal) on the closing date, or (3) held by any holder of record who is entitled to demand and properly demands appraisal of such shares pursuant to and in compliance with the DGCL), will be cancelled and converted automatically into the right to receive (i) 0.37 shares of EQT common stock and (ii) $5.30 in cash, without interest and subject to applicable withholding taxes.

        EQT will not issue any fractional shares of EQT common stock in connection with the merger. In lieu of any fractional shares of common stock to which a Rice stockholder would otherwise have been entitled, the exchange agent will issue a cash payment (without interest) in an amount equal to the product of (i) the applicable fractional share of EQT common stock multiplied by (ii) the volume weighted average price of EQT common stock for the five consecutive trading days immediately prior to the closing date as reported by Bloomberg, L.P.

Completion of the Merger

        Unless the parties agree otherwise, the closing of the merger will take place on the third business day after all the conditions to closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger but subject to the satisfaction or waiver of such conditions).

        On the closing date of the merger, Rice and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective at such time as the certificate of merger has been filed with the Delaware Secretary of State, unless the parties agree to some other, later time for the completion of the merger and specify that time in the certificate of merger.

        EQT and Rice have targeted to complete the merger in the fourth quarter of fiscal year 2017, subject to receipt of the required stockholder and shareholder approvals, regulatory approvals and the satisfaction or waiver of the other conditions to the merger (described below under "—Conditions to Completion of the Merger").

Exchange and Payment Procedures

        No later than substantially concurrently with the effective time, EQT will enter into an agreement with Rice's transfer agent, or another firm reasonably acceptable to Rice, to act as the exchange agent for the holders of Rice common stock in connection with the merger and to receive the merger consideration and cash sufficient to pay cash in lieu of fractional shares to such holders.

        As soon as practicable after the effective time (but no later than the second business day after the closing date), an exchange agent will mail to each holder of record of Rice common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of Rice stock certificates and Rice book-entry shares in exchange for the merger consideration. Upon receipt by the exchange agent of (i) either Rice stock certificates or Rice book-entry shares and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

        EQT, Rice, Merger Sub, the surviving corporation in the merger, the wholly owned limited liability company that will be a party to the post-closing merger, and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld under applicable tax laws.

        If any Rice stock certificate is lost, stolen or destroyed, upon receipt of an affidavit and, if reasonably required by the surviving corporation, the posting of a bond in a reasonable amount as indemnity against any claim that may be made against the surviving corporation with respect to such

Rice stock certificate, the exchange agent will issue the merger consideration and any other amounts payable in respect thereof pursuant to the merger agreement.

        If any portion of the merger consideration deposited with the exchange agent is not claimed within 365 days following the effective time, such merger consideration will be delivered to EQT, upon demand, and any former holders of Rice common stock who have not theretofore received the merger consideration will thereafter look only to EQT for payment of their claim for such amounts.

The EQT Board Following the Merger

        Subject to the approval by EQT's shareholders of the charter amendment proposal, the merger agreement requires EQT to take all necessary actions to cause the charter amendment to become effective at or immediately following the effective time, and to cause EQT's amended and restated bylaws to be amended and restated to provide that the size of the EQT board shall be not less than five and no more than thirteen members.

        EQT is also required to take all necessary corporate action so that Daniel J. Rice IV and Robert F. Vagt (or, in certain circumstances, a substitute chosen by EQT from the Rice board) are appointed to the EQT board immediately following the effective time, and to nominate them for election to the EQT board in the proxy statement relating to the first annual meeting of EQT shareholders following the closing with respect to which a definitive proxy statement has not been filed by EQT prior to the closing (the "Post-Closing Annual Meeting").

        Approval by EQT's shareholders of the charter amendment proposal is not a condition to any party's obligation to complete the transactions contemplated by the merger agreement, and if the charter amendment proposal has not been approved by EQT's shareholders prior to the effective time, EQT and its board of directors will only be required to appoint one of Messrs. Rice IV and Vagt (as selected by Rice) to the EQT board at closing. In that circumstance, EQT would be required to submit a proposal similar to the charter amendment proposal to its shareholders at the Post-Closing Annual Meeting, and appoint the other Rice designee to the EQT board should the proposal pass.

Redemption of Certain Securities

        The merger agreement requires Rice to redeem, prior to the closing, all 36.7 million outstanding common units that were issued by its subsidiary Rice Energy Operating LLC (the "Operating Company") to certain sellers in connection with Rice's acquisition of Vantage Energy, LLC and Vantage Energy II, LLC. These common units will convert into shares of Rice common stock and receive the merger consideration at closing.

        The merger agreement also requires Rice, unless EQT otherwise requests in writing, to cause its subsidiary Rice Midstream Holdings to exercise its call right with respect to all outstanding Series B Units issued by Rice Midstream Holdings on the closing date.

Representations and Warranties

        Rice and EQT have each made representations and warranties to the other. Rice's representations and warranties relate to, among other topics, the following:

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  organization, standing and corporate power;

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  capital structure;

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  corporate authority to enter into the merger agreement;

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  the absence of conflicts with, or violations of, contracts and organizational documents;

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  consents and approvals relating to the transactions contemplated by the merger agreement;

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  SEC reports and financial statements;

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  absence of certain changes or events;

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  absence of undisclosed liabilities;

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  accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

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  compliance with applicable laws and permits;

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  compensation and employee benefit matters;

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  labor matters;

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  taxes;

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  litigation;

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  intellectual property;

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  real property;

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  rights-of-way;

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  oil and gas matters;

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  environmental matters;

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  material contracts;

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  derivative transactions;

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  insurance;

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  receipt of an opinion from Rice's financial advisor;

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  broker's fees payable in connection with the merger;

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  regulatory matters; and

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  corporate governance.

        EQT's and Merger Sub's representations and warranties relate to, among other topics, the following, as applicable:

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  organization, standing and corporate power;

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  capital structure;

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  corporate authority to enter into the merger agreement;

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  the absence of conflicts with, or violations of, contracts and organizational documents;

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  consents and approvals relating to the transactions contemplated by the merger agreement;

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  SEC reports and financial statements;

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  absence of certain changes or events;

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  accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

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  absence of undisclosed liabilities;

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  compliance with applicable laws and permits;

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  compensation and employee benefit matters;

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  labor matters;

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  taxes;

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  litigation;

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  intellectual property;

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  real property;

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  rights-of-way;

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  oil and gas matters;

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  environmental matters;

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  material contracts;

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  insurance;

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  receipt of an opinion from EQT's financial advisor;

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  broker's fees payable in connection with the merger;

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  absence of ownership of Rice's common stock;

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  activities of Merger Sub;

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  sufficiency of funds to pay the merger consideration and complete the transactions contemplated by the merger agreement; and

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  corporate governance.

        Certain of the representations and warranties given by Rice and EQT and Merger Sub, as applicable, are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect" with respect to a person means any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the financial condition, business, assets, properties or results of operations of such person and its subsidiaries, taken as a whole, or (b) the ability of such person and its subsidiaries to consummate the transactions contemplated by the merger agreement. However, no effect resulting from any of the following shall be deemed to be a "material adverse effect," or shall be taken into account when determining whether a "material adverse effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions; (vi) the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby, subject to certain exceptions; (vii) any actions taken or failure to take action, in each case, which EQT or Rice, as applicable, has requested in writing; (viii) compliance with the terms of, or the taking of any action expressly permitted or required by, the merger agreement, or the failure to take any action prohibited by the merger agreement, subject to certain exceptions; (ix) changes in law, or changes in GAAP or other accounting standards, or that result from any action taken for the purpose of complying therewith; (x) any changes in a person's stock price or trading volume, or any failure by such person to meet any analysts' estimates or expectations of such person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such person or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (except that the facts occurrences giving rise to such changes or failures may be taken into account); or (xi) any proceedings made or brought by any of the current or former stockholders or shareholders of EQT or Rice against a party or its directors or officers, arising out of the merger; provided that the matters described in the foregoing clauses (i) through (v) may be taken into account, but solely to the extent they disproportionately adversely affect a person and its subsidiaries, taken as a whole, as compared to other persons that conduct business in the same regions in the world and in the same industries.

Conduct of Business

        Under the merger agreement, each of Rice and EQT has agreed to restrict the conduct of its respective businesses between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement.

Conduct of Business by Rice and its Subsidiaries

        In general, except as previously disclosed to EQT, expressly permitted or required by the merger agreement or applicable law or otherwise consented to by EQT (such consent not to be unreasonably withheld, delayed or conditioned), Rice has agreed to use commercially reasonable efforts to conduct its businesses only in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers and suppliers.

        In addition, except as previously disclosed to EQT, expressly permitted or required by the merger agreement or applicable law or otherwise consented to by EQT (such consent not to be unreasonably withheld, delayed or conditioned), until the merger closes or the merger agreement is terminated, Rice has agreed that it will not, and will not permit its subsidiaries to:

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  declare, set aside or pay any dividends or other distributions in respect of any outstanding capital stock or other equity interests in Rice or its subsidiaries, subject to certain exceptions including for dividends or distributions (1) expressly required by the organizational documents of Rice or any of its subsidiaries, (2) paid in cash with respect to the Series B Units to the extent expressly required by the organizational documents of Rice Midstream Holdings, (3) that are regular quarterly distributions of RMP, consistent with past practice with respect to timing of declaration and payment and including increases to the extent consistent with financial guidance published prior to the date of the merger agreement and solely from operating surplus and (4) in the ordinary course of business consistent with past practice, by a direct or indirect subsidiary of Rice to Rice, a direct or indirect subsidiary of Rice or any other equityholder in a direct or indirect subsidiary of Rice, subject to certain conditions;

  •
  split, combine or reclassify any capital stock of, or other equity interests in, Rice or any of its subsidiaries;

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  purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Rice or any of its subsidiaries, subject to certain exceptions;

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  offer, issue, deliver, grant or sell or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Rice or any of its subsidiaries, subject to certain exceptions relating to settlement of outstanding equity awards and redemption of certain securities of Rice subsidiaries as required by the merger agreement;

  •
  amend Rice's or its subsidiaries' organizational documents;

  •
  merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of the Operating Company or Rice Midstream Holdings;

  •
  acquire or agree to acquire any business or entity except (1) pursuant to a pre-existing agreement or (2) acquisitions for which the consideration is less than $25,000,000 individually and $100,000,000 in the aggregate;

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  make any loans, advances or capital contributions to, or investments in, any third party other than (1) trade credit granted in the ordinary course of business or (2) capital contributions or investments not in excess of $15,000,000 individually or $45,000,000 in the aggregate;

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  sell, lease, exchange or otherwise dispose of any (1) midstream assets owned by Rice that are not owned by RMP (other than uninstalled or out-of-service assets in an amount not to exceed $25,000,000 in the aggregate) or (2) any material portion of its assets or properties, other than (A) pursuant to a pre-existing agreement, (B) sales in the ordinary course of business for which the consideration and fair value is $25,000,000 individually and $50,000,000 in the aggregate or less or (C) sales or dispositions of hydrocarbons in the ordinary course of business;

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  enter into a plan of complete or partial liquidation or dissolution of Rice or any of its subsidiaries;

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  change material financial accounting principles, practices or methods except as required by GAAP or applicable law;

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  make, change or rescind any material election relating to taxes, amend any material tax return, settle or compromise any material proceeding relating to taxes for an amount materially in excess of the amount accrued or reserved with respect thereto, or change any material method of tax accounting;

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  take any action which could reasonably be expected to cause RMP to be treated as a corporation for U.S. federal income tax purposes;

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  (1) grant any increases in compensation and benefits except as required by applicable law or a pre-existing plan or agreement; (2) grant or provide any change-in-control, severance or retention payments or benefits; (3) establish, adopt, enter into, amend or terminate any benefit plan; (4) enter into, amend or terminate any collective bargaining agreement or similar agreement; (5) hire, promote or terminate the employment or service (other than for cause) of any person with a total annual compensation opportunity in excess of $150,000; or (6) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits;

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  authorize or make capital expenditures in excess of specified limits, subject to certain exceptions;

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  other than in the ordinary course of business consistent with past practice, incur, create or assume any indebtedness or liens, other than the incurrence of indebtedness and related liens (1) under existing credit facilities (other than the credit agreement of RMP) in an amount not to exceed $750,000,000, (2) under the credit agreement of RMP, (3) extensions, renewals or refinancings of existing indebtedness other than Rice's outstanding senior notes, (4) additional borrowings that are prepayable without premium or penalty at the closing of the merger in an amount not to exceed $25,000,000 in the aggregate or (5) borrowings among Rice and wholly owned subsidiaries of the Operating Company or Midstream Holding;

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  except in the ordinary course of business, enter into, amend, terminate or assign, or waive or assign any material rights under, certain specified material contracts;

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  settle litigation involving the payment of monetary damages of any amount exceeding $10,000,000 in the aggregate, or enter into any settlement that involves a material conduct remedy or material injunctive or similar relief, an admission of criminal wrongdoing or has a restrictive impact on the business of Rice or any of its subsidiaries;

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  fail to use reasonable best efforts to maintain insurance coverage such as was maintained at the time of the merger agreement;

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  take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by the merger agreement;

  •
  exercise any right of redemption held by Rice with respect to the common units of the Operating Company, except as provided in the merger agreement;

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  enter into any agreements, arrangements or understandings with third party security holders of certain of the Company's subsidiaries relating to their securities, or conduct any substantive discussions with such third party security holders regarding the foregoing; and

  •
  agree to take any of the foregoing actions.

        The above obligations of Rice and its subsidiaries to take an action or not to take an action shall only apply (i) to the extent permitted by the organizational documents of RMP and its subsidiaries or Strike Force Midstream LLC and its subsidiaries, as applicable, (ii) to the extent Rice is authorized and empowered to bind RMP and its subsidiaries or Strike Force Midstream LLC and its subsidiaries, as applicable and (iii) to the extent such action or inaction would not breach any contractual or other duty to RMP or any of its equity holders or Strike Force Midstream LLC or any of its equity holders, as applicable.

Conduct of Business by EQT and its Subsidiaries

        In general, except as previously disclosed to Rice, expressly permitted or required by the merger agreement or applicable law or otherwise consented to by Rice (such consent not to be unreasonably withheld, delayed or conditioned), EQT has agreed to use commercially reasonable efforts to conduct its businesses only in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers and suppliers.

        In addition, except as previously disclosed to Rice, expressly permitted or required by the merger agreement or applicable law or otherwise consented to by Rice (such consent not to be unreasonably withheld, delayed or conditioned), until the merger closes or the merger agreement is terminated, EQT has agreed that it will not, and will not permit its subsidiaries to:

  •
  declare, set aside or pay any dividends or other distributions in respect of any outstanding capital stock or other equity interests in EQT or its subsidiaries, subject to certain exceptions including for dividends or distributions (1) that are regular quarterly dividends of (a) EQT in an amount not to exceed $0.03 per share and (b) EQGP and EQM, consistent with past practice with respect to timing of declaration and payment and including increases to the extent consistent with financial guidance published prior to the date of the merger agreement and, in the case of EQM, solely from operating surplus, (2) the declaration and payment of dividends or other distributions to EQT by an direct or indirect wholly owned subsidiary of EQT, (3) the declaration and payment of dividends or other distributions to EQM by any of its direct or indirect wholly owned subsidiaries, (4) the declaration and payment of dividends or other distributions to EQM by EQT Energy Supply, LLC and (5) in the ordinary course of business consistent with past practice, the declaration and payment of dividends and other distributions to EQT, a direct or indirect wholly owned subsidiary of EQT or any other equityholder in a direct or indirect subsidiary of EQT, subject to certain conditions;

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  split, combine or reclassify any capital stock of, or other equity interests in, EQT or any of its subsidiaries;

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  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, EQT or any of its subsidiaries, subject to certain exceptions relating to settlement of outstanding equity awards and a general exception for issuances of EQT common stock in an amount not exceeding 5% of EQT's outstanding common stock (or 7.5% of EQT's outstanding common stock, if the merger is not completed by December 31, 2017);

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  amend EQT's or its subsidiaries' organizational documents that would adversely affect consummation of the transactions contemplated by the merger agreement, subject to certain exceptions;

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  take any action that could reasonably be expected to cause each of EQM and EQGP to be treated as a corporation for U.S. federal income tax purposes;

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  enter into a plan of complete or partial liquidation or dissolution of EQT or any of its subsidiaries;

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  other than acquisitions that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by the merger agreement, acquire any property, business, entity or assets;

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  take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by the merger agreement;

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  except to facilitate the board composition contemplated by the merger agreement, increase the size of the EQT board to more than eleven members; and

  •
  agree to take any of the foregoing actions.

        The above obligations of EQT and its subsidiaries to take an action or not to take an action shall only apply (i) to the extent permitted by the organizational documents of EQM and its subsidiaries or EQGP and its subsidiaries, as applicable, (ii) to the extent EQT is authorized and empowered to bind EQM and its subsidiaries or EQGP and its subsidiaries, as applicable, and (iii) to the extent such action or inaction would not breach any contractual or other duty to EQM or any of its equity holders or EQGP or any of its equity holders, as applicable.

No Solicitation of Alternative Proposals

        Each of EQT and Rice has agreed that it will, and will cause its respective subsidiaries and will use reasonable best efforts to cause its respective representatives to, cease and terminate any solicitation, encouragement, discussion or negotiations with any person conducted prior to the execution of the merger agreement with respect to a competing proposal. In addition, the parties have agreed that they will not, and will cause their respective subsidiaries and will use reasonable best efforts to cause their respective representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a competing proposal, (ii) engage in any discussions or negotiations with respect to a competing proposal, (iii) furnish any non-public information, or access to its properties, assets or employees, to any person in connection with or in response to a competing proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement providing for a competing proposal or (v) resolve, agree or publicly propose to do any of the actions referred to in clauses (i) - (iv).

        Each party has agreed to advise the other party within 48 hours of its receipt of any competing proposal or any request for discussions, negotiations or non-public information or data in connection therewith, and to provide the other party (within such 48 hour time frame) either a copy or written summary of any such competing proposal. A party that has received a competing proposal must also keep the other party reasonably informed regarding its status and material terms, and any material changes to the status of any such discussions or negotiations, and must promptly (and in no event later than 24 hours after transmittal or receipt) provide the other party with copies of any material correspondence with respect thereto.

        A "competing proposal" means, with respect to the applicable party, any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions involving: (a) any acquisition of any business or assets of the applicable party that generated 20% or more of the parties' net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve (12) months, (b) any acquisition of beneficial ownership by any person or group of 20% or more of the outstanding shares of that party's common stock or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving that party which is structured to permit any person or group to acquire beneficial ownership of at least 20% of the party's assets or equity interests.

        Nevertheless, the parties are permitted, prior to obtaining the applicable shareholder or stockholder approval of the transactions contemplated by the merger agreement, to engage in the activities described in the first paragraph of this "—No Solicitation of Alternative Proposals" section solely with and to any person who has made a written, bona fide competing proposal that did not result from a breach of the applicable party's non-solicitation obligations; provided, that (A) no non-public information may be furnished until the party receives an executed confidentiality agreement containing limitations on the use and disclosure of non-public information no less favorable to that party in the aggregate than the terms of the confidentiality agreement between EQT and Rice; and (B) prior to taking any such actions, the party's board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a superior proposal and, after consultation with its outside legal counsel, that the failure to engage in such activities would be inconsistent with the board's duties under applicable law.

        A "superior proposal" means, with respect to a party, any written proposal by any person or group (other than the other party or any of its affiliates) to acquire, directly or indirectly, (a) businesses or assets of that party that generated two-thirds or more of the party's net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) more than two-thirds of the outstanding shares of that party's common stock, that in the good faith determination of the party's board, after consultation with its financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the party's shareholders or stockholders than the transactions contemplated by the merger agreement.

Change in Board Recommendation

        EQT and Rice have both agreed that unless specifically permitted by the merger agreement, they will not fail to include in this joint proxy statement/prospectus, in the case of EQT, the recommendation that EQT's shareholders vote in favor of the share issuance proposal and the charter amendment proposal, and in the case of Rice, the recommendation that Rice's stockholders vote in favor of the proposal to adopt the merger agreement. In addition, the parties have agreed that they will not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the other party, their respective board recommendations, (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any competing proposal, (iii) in the event that any competing proposal has been publicly announced or become publicly known, fail to publicly reaffirm the applicable board recommendation within ten business days of the other party's request to do so, or (iv) fail to announce publicly within ten business days after commencement a tender or exchange offer for a party's common stock that the party's board recommends rejection of such tender or exchange offer and reaffirms its recommendation in favor of the transactions contemplated by merger agreement. The taking of any action described in this paragraph is referred to as a "change of recommendation."

        Nevertheless, prior to adoption by Rice stockholders of the merger agreement (in the case of Rice) or approval by EQT shareholders of the share issuance proposal (in the case of EQT), in response to a competing proposal (in EQT's case, which is conditioned upon the termination of the merger agreement or the failure of the merger to be consummated) that did not result from a breach of a party's non-solicitation obligations, if a party's board so chooses, that party may effect a change of recommendation or, solely in the case of Rice, terminate the merger agreement, if prior to taking such action (A) the applicable party's board determines in good faith after consultation with its financial advisors and outside legal counsel that the competing proposal is a superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by the other party in response to such competing proposal), (B) the party's board has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with its duties under applicable law, and (C) the party shall have given notice to the other party that it has received such proposal, specifying the material terms and conditions thereof, and, that the party intends to take such action, and the other party shall not have proposed revisions to the terms and conditions of the merger agreement within three business days thereof which cause the competing proposal to no longer constitute a superior proposal. If there are material modifications to the financial terms of a competing proposal determined by a party's board to be a superior proposal, the time period specified in the preceding sentence shall be extended for 48 hours after notification of such change to the other party.

        In addition, prior to adoption by Rice stockholders of the merger agreement (in the case of Rice) or approval by EQT shareholders of the share issuance proposal (in the case of EQT), in response to an intervening event that occurs or arises after the date of the merger agreement, if a party's board so chooses, that party may effect a change of recommendation if prior to taking such action (A) the applicable party's board determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its duties under applicable law, (B) the party shall have given notice to the other party that it has determined that an intervening event has occurred and that it intends to effect a change of recommendation, and either (1) the other party shall not have proposed revisions to the terms and conditions of the merger agreement within four business days thereof, or (2) if the other party shall have proposed revisions to the terms and conditions of the merger agreement which fail to obviate the need for the board to effect a change of recommendation.

        An "intervening event" means, with respect to a party, a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to that party and that occurs or arises after the date of the merger agreement that was not known to or reasonably foreseeable by the party's board as of the date of the merger agreement. However, in no event shall (i) the receipt, existence or terms of a competing proposal, (ii) changes in general economic circumstances or industry or market conditions (including commodity prices) or (iii) the fact that a party exceeds internal or published projections or guidance or any related matter constitute an intervening event.

Financing Cooperation

        The merger agreement requires Rice to use reasonable best efforts to provide all cooperation reasonably requested by EQT, or as EQT may reasonably determine necessary or advisable, in connection with financing arrangements (including, without limitation, assisting in the arrangement of new financing arrangements and any assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, redemptions, terminations or prepayments of existing financing arrangements of EQT or Rice or their respective subsidiaries) to fund the cash portion of the merger consideration, the completion of the merger or the other transactions contemplated by the merger agreement or to be consummated in connection therewith and the payment of related fees and expenses.

        The merger is not conditioned upon receipt by EQT of the proceeds of borrowings or any other financing.

Efforts to Close the Merger

        Rice, EQT and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate in the most expeditious manner practicable the merger.

        Except for the filings and notifications made pursuant to antitrust laws as described below, promptly following the execution of the merger agreement, EQT, Rice and Merger Sub shall proceed to prepare and file with the appropriate governmental entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement, and shall diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters.

        EQT and Rice shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any filings under antitrust laws. Unless otherwise agreed, EQT and Rice shall use their reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. EQT and Rice shall use their reasonable best efforts to respond to and comply with any request for information or documentary material from any governmental entity charged with enforcing, applying, administering, or investigating the HSR Act or any other law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position, including the FTC, the Antitrust Division of the DOJ, any attorney general of any state of the United States, or any other competition authority of any jurisdiction (collectively, the "antitrust authorities"). In connection therewith, EQT and Rice shall:

  •
  use their reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

  •
  promptly notify the other party of any communication concerning the merger agreement or any of the transactions contemplated thereby to the notifying party from or with any governmental entity, or from any other person alleging that the consent of such person (or another person) is or may be required in connection with the transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by the merger agreement, including furnishing the other party with any written notices or other communications received by such party from, or given by such party to, any governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement (except that any materials concerning one party's valuation of the other may be redacted); and

  •
  permit the other party to review in draft any proposed communication to be submitted by the notifying party to any governmental entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any governmental entity or, in connection with any proceeding by a private party, with any other person, and, to the extent permitted by the applicable governmental entity or person, not agree to participate in any meeting or discussion with any governmental entity relating to any filings or investigations concerning the merger agreement or any of the transactions contemplated thereby unless it consults with the other party and its representatives in advance and invites the other party's representatives to attend in accordance with applicable law.

        EQT shall be entitled to direct any proceedings with any antitrust authorities; provided, however, that it shall afford Rice a reasonable opportunity to participate in such proceedings. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other so as to preserve any applicable privilege.

        EQT and Rice and their respective subsidiaries shall also use their reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any laws, including any antitrust laws; provided, however, that if, in order to resolve any objections, Rice is asked to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom with respect to its or its subsidiaries' ability to retain any of the businesses, product lines, or assets of Rice or its subsidiaries, such actions shall be conditioned upon the consummation of the merger. In furtherance of the foregoing, EQT and Rice and their respective subsidiaries shall use their reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or transactions contemplated thereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other governmental entity vacated or reversed).

        EQT and Merger Sub shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable antitrust law.

Efforts to Hold the Rice and EQT Special Meetings

        Subject to its rights in certain circumstances to postpone or adjourn the Rice stockholder meeting, Rice has agreed to hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of obtaining its stockholders' adoption of the merger agreement proposal. Under the merger agreement, Rice has agreed to submit these proposals to a stockholder vote even if the Rice board has made an adverse recommendation change (as described above under "—Change in Board Recommendation"), except that Rice may terminate the merger agreement (and thus avoid holding a special meeting) to enter into a definitive agreement with respect to a superior proposal (as described above under "—No Solicitation of Alternative Proposals").

        Subject to its rights in certain circumstances to postpone or adjourn the EQT shareholder meeting, EQT has agreed to hold a meeting of its shareholders as promptly as reasonably practicable for the purpose of obtaining EQT shareholder approval of the share issuance proposal.

        Rice and EQT will use their respective best reasonable efforts to hold their respective meetings on the same date.

Indemnification and Insurance

        From the effective time and until the six year anniversary of the effective time, EQT and the surviving company shall, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to June 19, 2017 or who becomes prior to the effective time, a director, officer or employee of Rice or any of its subsidiaries or who acts as a fiduciary under any Rice equity plan or any of its subsidiaries or is or was serving at the request of Rice or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (collectively, the "indemnified persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) if such liabilities arose by reason of such indemnified person's service at the request or for the benefit of Rice. EQT and the surviving company shall also jointly and severally pay expenses incurred in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law. In the event any such proceeding is brought or threatened to be brought against any indemnified persons (whether arising before or after the effective time), (i) the indemnified persons may retain Rice's regularly engaged legal counsel or other counsel satisfactory to such indemnified persons, and EQT and the surviving company shall pay all reasonable fees and expenses of such counsel for the indemnified persons, and (ii) EQT and the surviving company shall use their best efforts to assist in the defense of any such matter.

        The merger agreement also provides that EQT and the surviving company will cause to be put in place, and EQT shall fully prepay immediately prior to, and conditioned upon the occurrence of, the effective time, "tail" insurance policies with a claims reporting or discovery period of at least six years from the effective time placed, such "tail" policies to be placed with insurance companies having the same or better "AM Best Financial" rating as Rice's and RMP's current directors' and officers' liability insurance companies and with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors' and officers' liability insurance policies maintained by Rice and RMP with respect to matters, acts or omissions existing or occurring at or prior to the effective time; provided, however, that EQT may elect in its sole discretion to, but shall not be required to, spend more than 300% of the last annual premium paid by Rice and RMP prior to June 19, 2017 (the "cap amount") for the six years of coverage under such "tail" policy. If the cost of such "tail" policy exceeds the cap amount, and EQT elects not to spend more than the cap amount for such purpose, then EQT shall purchase as much coverage as is reasonably available for the cap amount.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

  •
  cooperation between Rice and EQT in the preparation of this joint proxy statement/prospectus;

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  access by each party to certain information about the other party during the period prior to the effective time or termination of the merger agreement, as applicable;

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  certain employee matters;

  •
  participation in the defense or settlement of any shareholder litigation relating to the transactions;

  •
  advice and reports on operational matters;

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  actions to be taken or not to be taken for the mergers, taken together, to qualify as a "reorganization" under the Code;

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  cooperation between Rice and EQT in connection with public announcements;

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  the listing of EQT shares to be issued in the merger on the NYSE;

  •
  certain notifications;

  •
  requirements of Section 16(a) of the Exchange Act;

  •
  obligations of EQT to cause Merger Sub to perform its obligations under the merger agreement; and

  •
  the composition of the EQT board following the effective time.

Conditions to Completion of the Merger

        The obligations of Rice and EQT to consummate the merger are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

  •
  adoption of the merger agreement proposal by Rice stockholders and approval of the share issuance proposal by EQT shareholders;

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  any waiting period applicable to the merger under the HSR Act shall have been terminated or expired;

  •
  absence of any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and no law shall have been adopted that makes consummation of the merger illegal or otherwise prohibited;

  •
  the registration statement on Form S-4 filed by EQT in connection with the share issuance having been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceedings for that purpose having been sought by the SEC; and

  •
  EQT common stock issued in the merger having been approved for listing on the NYSE, upon official notice of issuance.

        The obligation of Rice to effect the merger is also subject to the satisfaction or waiver by Rice of the following additional conditions:

  •
  the accuracy of the representations and warranties of EQT and Merger Sub set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Rice's receipt of an officer's certificate from EQT to such effect;

  •
  performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with under the merger agreement by EQT at or prior to the effective time (and Rice's receipt of an officer's certificate from EQT to such effect);

  •
  the absence, since the date of the merger agreement, of any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to EQT; and

  •
  the receipt by Rice of a written tax opinion from Vinson & Elkins LLP, in form and substance reasonably satisfactory to Rice and dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        The obligations of EQT and Merger Sub to effect the merger are also subject to the satisfaction or waiver by EQT of the following additional conditions:

  •
  the accuracy of the representations and warranties of Rice set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and EQT's receipt of an officer's certificate from Rice to such effect;

  •
  performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with under the merger agreement by Rice at or prior to the effective time (and EQT's receipt of an officer's certificate from Rice to such effect);

  •
  the absence, since the date of the merger agreement, of any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Rice; and

  •
  the receipt by EQT of a written tax opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to EQT and dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        As further discussed under the section titled "Risk Factors," neither EQT nor Rice can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

        None of EQT, Rice or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement (as described below), on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of the merger agreement.

Termination of the Merger Agreement

        Rice and EQT may mutually agree to terminate the merger agreement before consummating the merger, even after adoption of the merger agreement proposal by Rice stockholders and approval of the share issuance proposal by EQT shareholders.

        In addition, either EQT or Rice may terminate the merger agreement if:

  •
  any governmental authority having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any law that permanently makes consummation of the merger illegal or otherwise permanently prohibited (provided that this right to terminate the merger agreement shall not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the cause of or resulted in such injunction or law);

  •
  subject to certain exceptions, the merger is not consummated by the end date (provided that this right to terminate the merger agreement shall not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before the end date);

  •
  subject to certain exceptions, there has been a breach of the merger agreement by the other party or there has been a failure to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) if it was continuing to occur on the closing date, would result in a failure of a condition to close by such breaching party and (2) is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period (provided the party seeking to terminate the merger agreement pursuant to this provision is not then in terminable breach);

  •
  if the Rice special meeting has concluded without adoption of the merger agreement proposal by Rice stockholders or if the EQT special meeting has concluded without approval of EQT shareholders of the share issuance proposal; or

  •
  prior to the adoption of the merger agreement by Rice stockholders or approval of the share issuance by EQT shareholders, as applicable, the other party (i) makes an adverse recommendation change or (ii) is in material violation of its non-solicitation obligations.

        Rice may also terminate the merger agreement in order to enter into a definitive agreement with respect to a Rice superior proposal (provided that contemporaneous with such termination Rice tenders a termination fee payment to EQT).

Expenses and Termination Fees Relating to the Termination of the Merger Agreement

        Rice or EQT, as applicable, will be obligated to pay the other party a termination fee of $255 million in the following circumstances:

  •
  if such party effects an adverse recommendation change or such party commits a material breach of its non-solicitation obligations; or

  •
  (i) a competing proposal has been announced, disclosed or otherwise communicated to the Rice board or the EQT board, as applicable, and not withdrawn by a date that is at least three business days prior to the Rice special meeting or EQT special meeting, as applicable, or at least three business days prior to the termination of the merger agreement due to occurrence of the end date or a terminable breach by Rice or EQT, as applicable, (ii) thereafter, the merger agreement is terminated because the other party's shareholders fail to adopt the merger agreement or approve the share issuance, as applicable, or because of the occurrence of the end date or a terminable breach by the other party and (iii) within twelve months of the termination of the merger agreement, the other party enters into a definitive agreement with a third party with respect to or consummates a transaction that is a competing proposal with a third party.

        Rice will also be required to pay a termination fee of $255 million if Rice terminates the merger agreement in order to enter into a superior proposal.

        In addition, unless otherwise entitled to the $255 million termination fee, EQT or Rice will be obligated to pay the other party an expense reimbursement fee of $67 million if such party's shareholders fail to adopt the merger agreement or approve the share issuance, as applicable.

        In no event shall either party be entitled to receive more than one termination fee and one expense reimbursement fee. If a party receives a termination fee, then such party will not be entitled to also receive an expense reimbursement fee, and any payment of the expense reimbursement fee shall be fully creditable against any subsequent payment of the termination fee.

Amendments and Waivers

        Any provision of the merger agreement may be amended or waived by the parties at any time before the adoption of the merger agreement by Rice stockholders. However, after such stockholder approval is obtained, there may not be, without further approval of Rice stockholders, any amendment or waiver of any provision of the merger agreement for which applicable laws requires further approval by Rice stockholders.

Specific Performance

        In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically its terms and provisions.

Governing Law

        The merger agreement is governed by the laws of the State of Delaware (subject to certain exceptions). All matters relating to the fiduciary duties of the EQT board will be governed by the laws of the Commonwealth of Pennsylvania.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        The following unaudited pro forma condensed combined financial statements (the "pro forma financial statements") have been prepared to reflect the effects of the merger on the financial statements of EQT. The unaudited pro forma condensed combined balance sheet (the "pro forma balance sheet") is presented as if the merger had occurred on June 30, 2017. The unaudited pro forma combined statements of operations (the "pro forma statements of operations") for the year ended December 31, 2016, and the six months ended June 30, 2017, are presented as if the merger had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the statements of operations only, are expected to have a continuing impact on the combined results.

        The following unaudited pro forma financial statements, derived from the historical consolidated financial statements of EQT and Rice, have been adjusted to reflect the following:

  •
  EQT's merger with Rice under the acquisition method of accounting;

  •
  assumed conversion of common units in Rice Energy Operating LLC into the right to receive the consideration received by holders of Rice's common stock in the merger;

  •
  assumed redemption of the Series B preferred interest in Rice Midstream Holdings by EQT for $430 million and the related elimination of preferred dividends and accretion of redeemable noncontrolling interests;

  •
  adjustments to Rice's historical consolidated financial statements to reflect the acquisition of Vantage Energy LLC and Vantage Energy II, LLC (collectively, "Vantage") as though that acquisition occurred on January 1, 2016;

  •
  elimination of historical transactions between Rice and EQT that would be treated as intercompany transactions after the merger;

  •
  issuance of $3.0 billion in new EQT notes (which EQT priced on September 27, 2017 and expects to close on October 4, 2017), with maturities of three, five and ten years (the "EQT notes"), to fund a portion of the cash merger consideration and the planned extinguishment of Rice's senior notes (the "Rice notes"), Rice's revolving credit facility (the "Rice credit facility") and Rice Midstream Holdings LLC's revolving credit facility (the "Rice Midstream Holdings credit facility," and together with the Rice credit facility, the "Rice credit facilities") as the interest rate and terms on the Rice notes and Rice credit facilities are significantly less favorable than what EQT obtained with this issuance;

  •
  planned upsize of (which EQT completed on July 31, 2017), and borrowing under, EQT's revolving credit facility;

  •
  assumption of liabilities for transaction-related expenses;

  •
  adjustment of depreciation, depletion and amortization related to the step up of property, plant and equipment to estimated fair value and to adjust the depreciation expense on certain Rice midstream assets to EQT's depreciation policies;

  •
  amortization of the intangible asset identified as part of the assets acquired; and

  •
  estimated tax impact of pro forma adjustments.

        The pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification 805, Business Combinations ("ASC 805"), with EQT treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company's future results of operations and financial position.

        The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma financial statements should be read in conjunction with:

  •
  The accompanying notes to the pro forma financial statements;

  •
  The audited consolidated financial statements and accompanying notes of EQT contained in its Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein;

  •
  The audited consolidated financial statements and accompanying notes of Rice contained in its Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein;

  •
  The unaudited condensed consolidated financial statements and accompanying notes of EQT contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, incorporated by reference herein;

  •
  The unaudited consolidated financial statements and accompanying notes of Rice contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein;

  •
  The audited consolidated financial statements and accompanying notes of Vantage Energy, LLC and Vantage Energy II, LLC contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein;

  •
  The unaudited condensed consolidated financial statements and accompanying notes of Vantage Energy LLC contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein; and

  •
  The unaudited condensed combined financial statements and accompanying notes of Vantage Energy II Group contained in EQT's Current Report on Form 8-K filed September 27, 2017, incorporated by reference herein.

 EQT CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2017

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments			EQT Pro Forma Combined
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$572,344	$161,540	$(1,751,000)	(a	)	$447,336
			1,464,452	(c	)
Accounts receivable	310,975	339,419	(9,699)	(b	)	640,695
Derivative instruments, at fair value	85,442	10,624	214,337	(j	)	310,403
Prepaid expenses and other	28,092	11,347	—			39,439

Total current assets	996,853	522,930	(81,910)			1,437,873
Property, plant and equipment, net	14,257,262	6,446,251	3,423,894	(a	)	24,127,407
Investment in nonconsolidated entity	260,737	—	—			260,737
Other assets	209,159	789	5,332	(j	)	215,280
Gas collateral account	—	5,332	(5,332)	(j	)	—
Deferred financing costs, net	—	33,274	(22,781)	(a	)	16,603
			6,110	(c	)
Goodwill	—	879,011	747,835	(a	)	1,626,846
Intangible assets, net	—	43,717	1,071,284	(a	)	1,115,001
Acquisition deposit	—	18,033	—			18,033
Derivative assets	—	45,713	(45,713)	(j	)	—

TOTAL ASSETS	$15,724,011	$7,995,050	$5,098,719			$28,817,780

LIABILITIES AND EQUITY
Current portion of long-term debt	$707,189	$—	$—			$707,189
Accounts payable	368,422	24,131	(9,699)	(b	)	745,951
			82,412	(d	)
			280,685	(j	)
Derivative instruments, at fair value	107,880	39,061	193,215	(j	)	340,156
Other current liabilities	172,235	90,194	19,870	(j	)	282,299
Royalties payable	—	104,091	(104,091)	(j	)	—
Accrued capital expenditures	—	176,594	(176,594)	(j	)	—
Accrued interest	—	14,540	(14,208)	(c	)	—
			(332)	(j	)
Embedded derivative liability	—	15,417	(15,417)	(a	)	—
Leasehold payable	—	19,538	(19,538)	(j	)	—

Total current liabilities	1,355,726	483,566	236,303			2,075,595
Long-term debt	2,584,973	1,599,779	95,721	(a	)	5,765,243
			1,484,770	(c	)
Deferred income taxes	1,876,324	362,767	1,084,843	(a	)	3,300,711
			(23,223)	(i	)
Other liabilities and credits	529,418	90,204	12,279	(j	)	631,901
Derivative liabilities	—	24,591	(24,591)	(j	)	—
Leasehold payable	—	12,279	(12,279)	(j	)	—

TOTAL LIABILITIES	6,346,441	2,573,186	2,853,823			11,773,450
Mezzanine equity	—	396,711	(271,711)	(a	)	125,000
Shareholders' equity:
Common stock	3,440,691	2,117	(2,117)	(e	)	9,428,691
			5,988,000	(a	)
Additional paid in capital		3,473,266	(3,473,266)	(e	)	—
Treasury stock, shares at cost	(82,000)	—	—			(82,000)
Retained earnings	2,703,778	(350,514)	(82,412)	(d	)	2,644,589
			350,514	(e	)
			23,223	(i	)
Accumulated other comprehensive income	(293)	—	—			(293)

Total common shareholders' equity	6,062,176	3,124,869	2,803,942			11,990,987
Noncontrolling interests in consolidated subsidiaries	3,315,394	1,900,284	(287,335)	(a	)	4,928,343

Total shareholders' equity	9,377,570	5,025,153	2,516,607			16,919,330

TOTAL LIABILITIES AND EQUITY	$15,724,011	$7,995,050	$5,098,719			$28,817,780

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT CORPORATION
UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS
SIX MONTHS ENDED JUNE 30, 2017

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
	(Thousands, except per unit amounts)
Revenues:
Sale of natural gas, oil and NGLs	$1,250,179	$705,726	$—		$1,955,905
Pipeline and net marketing services	151,169	—	(19,881)	(b)	217,675
			86,387	(j)
Gain (loss) on derivatives not designated as hedges	187,068	—	88,779	(j)	275,847
Gathering, compression and water distribution	—	68,408	(68,408)	(j)	—
Other revenue	—	17,979	(17,979)	(j)	—

Total operating revenues	1,588,416	792,113	68,898		2,449,427
Operating expenses:
Transportation and processing	268,524	78,557	(19,881)	(b)	327,200
Operation and maintenance	40,867	14,998	—		55,865
Production	90,182	12,832	40,294	(j)	143,308
Exploration	6,603	11,118	—		17,721
Selling, general and administrative	129,067	73,050	10,298	(j)	207,177
			(5,238)	(d)
Depreciation, depletion, and amortization	472,735	282,782	39,001	(f)	794,518
Impairment of long-lived assets	—	92,355	—		92,355
Lease operating	—	40,294	(40,294)	(j)	—
Incentive unit expense	—	7,683	(7,683)	(j)	—
Acquisition expense	—	2,615	(2,615)	(j)	—
Other expense	—	19,365	—		19,365
Amortization of intangible assets	—	808	17,775	(g)	18,583

Total operating expenses	1,007,978	636,457	31,657		1,676,092

Operating income (loss)	580,438	155,656	37,241		773,335
Other income	10,019	453	—		10,472
Interest expense	86,733	54,292	(878)	(c)	141,429
			(817)	(d)
			2,099	(j)
Gain on derivative instruments	—	88,779	(88,779)	(j)	—
Loss on embedded derivatives	—	15,417	(15,417)	(h)	—
Amortization of deferred financing costs	—	6,078	(3,979)	(c)	—
			(2,099)	(j)

Income (loss) before income taxes	503,724	169,101	(30,447)		642,378
Income tax expense (benefit)	130,374	33,341	(1,538)	(i)	162,177

Net income	373,350	135,760	(28,909)		480,201
Less: Net income attributable to noncontrolling interests	(168,232)	(78,533)	16,841	(e)	(220,193)
			5,316	(f)
			4,415	(g)
Less: Preferred dividends and accretion of redeemable noncontrolling interests	—	(28,988)	28,988	(h)	—

Net income attributable to EQT Corporation	$205,118	$28,239	$26,651		$260,008

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	173,320		92,198	(a)	265,518

Net income	$1.18		$—		$0.98

Diluted:
Weighted average common stock outstanding	173,525		92,198	(a)	265,723

Net income	$1.18		$—		$0.98

Dividends declared per common share	$0.06	$—	$—		$0.06

See accompanying notes to unaudited pro forma condensed combined financial statements.

 EQT CORPORATION
UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS
YEAR ENDED DECEMBER 31, 2016

	EQT Historical	Rice Energy Pro Forma (Note 3)	Pro Forma Adjustments		EQT Pro Forma Combined
	(Thousands, except per unit amounts)
Revenues:
Sale of natural gas, oil and NGLs	$1,594,997	$796,735	$—		$2,391,732
Pipeline and net marketing services	262,342	—	(41,493)	(b)	359,753
			138,904	(j)
(Loss) on derivatives not designated as hedges	(248,991)	—	(213,889)	(j)	(462,880)
Gathering, compression and water services	—	114,496	(114,496)	(j)	—
Other revenue	—	24,408	(24,408)	(j)	—

Total operating revenues	1,608,348	935,639	(255,382)		2,288,605

Operating expenses:
Transportation and processing	365,817	144,576	(41,493)	(b)	468,900
Operation and maintenance	73,266	28,898	—		102,164
Production	174,826	21,173	63,578	(j)	259,577
Exploration	13,410	21,434	—		34,844
Selling, general and administrative	272,747	131,489	57,870	(j)	462,106
Depreciation, depletion, and amortization	927,920	469,837	194,607	(f)	1,592,364
Impairment of long-lived assets	66,687	23,057	20,853	(j)	110,597
Lease operating	—	63,578	(63,578)	(j)	—
Incentive unit expense	—	51,761	(51,761)	(j)	—
Acquisition expense	—	6,109	(6,109)	(j)	—
Other expense	—	28,039	—		28,039
Amortization of intangible assets	—	1,634	35,533	(g)	37,167
Impairment of gas properties	—	20,853	(20,853)	(j)	—

Total operating expenses	1,894,673	1,012,438	188,647		3,095,758

Gain on sale / exchange of assets	8,025	—	—		8,025

Operating (loss)	(278,300)	(76,799)	(444,029)		(799,128)
Other income	31,693	1,268	—		32,961
Interest expense	147,920	133,879	(31,909)	(c)	251,369
			1,479	(j)
Loss on derivative instruments	—	213,889	(213,889)	(j)	—
Amortization of deferred financing costs	—	7,545	(6,066)	(c)	—
			(1,479)	(j)

(Loss) before income taxes	(394,527)	(430,844)	(192,165)		(1,017,536)
Income tax (benefit)	(263,464)	(162,136)	(94,114)	(i)	(519,714)

Net (loss)	(131,063)	(268,708)	(98,051)		(497,822)
Less Net income attributable to noncontrolling interests	(321,920)	(31,419)	(64,415)	(e)	(398,297)
			10,631	(f)
			8,826	(g)
Less: Preferred dividends and accretion of redeemable noncontrolling assets	—	(28,450)	28,450	(h)	—

Net (loss) attributable to EQT Corporation	$(452,983)	$(328,577)	$(114,559)		$(896,119)

Earnings per share of common stock attributable to EQT corporation:
Basic:
Weighted average common stock outstanding	166,978		92,198	(a)	259,176

Net (loss)	$(2.71)		$—		$(3.46)

Diluted:
Weighted average common stock outstanding	166,978		92,198	(a)	259,176

Net (loss)	$(2.71)		$—		$(3.46)

Dividends declared per common share	$0.12	$—	$—		$0.12

See accompanying notes to unaudited pro forma condensed combined financial statements.

EQT CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Basis of Presentation

        The pro forma financial statements have been prepared to reflect the effects of the merger on the financial statements of EQT. The pro forma balance sheet is presented as if the merger had occurred on June 30, 2017. The pro forma statements of operations for the year ended December 31, 2016, and the six months ended June 30, 2017, are presented as if the merger had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the statements of operations only, are expected to have a continuing impact on the combined results.

        The pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in ASC 805, with EQT treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company's future results of operations and financial position.

        The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of EQT would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

2.  Pro Forma Adjustments and Assumptions

        The adjustments are based on currently available information and certain assumptions that EQT believes are reasonable. The actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments are provided as follows:

        (a)   These adjustments reflect the estimated value of net consideration to be paid by EQT in the merger and the adjustment of the historical book values of Rice assets and liabilities as of June 30, 2017 to their estimated fair values. The following table represents the preliminary purchase price allocation to the assets acquired and liabilities assumed from Rice. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and the pro forma statements of operations. The final purchase price allocation will be determined when EQT has completed the detailed valuations and necessary calculations subsequent to closing the merger. The final purchase price allocation will differ from these estimates and could differ materially from the preliminary allocation used in the pro forma adjustments. EQT expects to finalize its allocation of the merger consideration as soon as practicable after completion of the merger.

        The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to:

  •
  changes in the estimated fair value of the shares of EQT common stock issued as consideration to the Rice stockholders, based on EQT's share price at the effective time of the merger;

  •
  finalization of assumed and retired Rice indebtedness;

  •
  changes in the estimated fair value of the Rice assets acquired and liabilities assumed as of the date of the merger, which could result from changes in future commodity prices, reserve estimates, inclusion of drilling synergies, other changes in cost assumptions, interest rates and other facts and circumstances existing at the closing date of the merger compared to the filing date of the pro forma financial statements;

  •
  the tax basis of Rice's assets and liabilities as of the effective time of the merger;

  •
  changes in the fair value of the noncontrolling interest attributable to the public unit holders of RMP, based on RMP's share price at the effective time of the merger; and

  •
  the risk factors described in "Risk Factors."

Preliminary Purchase Price Allocation (in thousands)
Consideration:
Fair value of EQT common stock to be issued	$5,988,000
Cash consideration	1,751,000

Total consideration	7,739,000
Fair value of liabilities assumed:
Current liabilities	448,611
Interest bearing debt	1,695,500
Leasehold payables	31,817
Deferred income taxes	1,447,610
Other long term liabilities	114,795

Amount attributable to liabilities assumed	3,738,333
Fair value of assets acquired:
Cash	161,540
Current assets	361,390
Natural gas and oil properties	7,938,260
Other property, plant, and equipment	1,931,885
Intangible assets	1,115,001
Other long term assets	80,360
Mezzanine equity	(125,000)
Noncontrolling interests	(1,612,949)

Amount attributable to assets acquired	9,850,487

Goodwill as of June 30, 2017	$1,626,846

        As part of the preliminary price allocation, EQT identified an intangible asset for customer contracts and the related customer relationships in Rice's midstream business. The fair value of the identified intangible asset was determined using the income approach which requires a forecast of the expected future cash flows generated by these customer relationships. Goodwill is recognized to offset net deferred tax liabilities arising from differences between the purchase price allocated to Rice's assets and liabilities based on fair value and the tax basis of these assets and liabilities. The merger and the post-closing merger, taken together, are intended to be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code; therefore, Rice's tax basis in its assets and liabilities will carry over to EQT and EQT must recognize a deferred tax liability for the net increase in the book value. The goodwill is also attributable to EQT's qualitative assumptions of long-term value that the merger creates for EQT shareholders, including additional capital efficiencies from longer laterals and lower development costs on the expanded and concentrated acreage position created by the merger, and substantial operating and administrative synergies. Differences between the preliminary purchase price allocation and the final purchase price allocation may change the amount of intangible asset and goodwill, if any, actually recognized at the effective time of the merger.

        Pursuant to the merger agreement, EQT will pay $5.30 in cash and issue 0.37 of a share of EQT common stock for each share of Rice common stock outstanding at the effective time of the merger, which would result in the issuance by EQT of approximately 92,198,000 shares of EQT common stock valued at $5,988 million (based on the closing price as of September 26, 2017 of $64.95) and payment of $1,321 million in cash. This includes the conversion of common units in Rice Energy Operating LLC into the right to receive the merger consideration received by holders of Rice common stock in the merger. In addition, Rice will exercise its call right with respect to the Series B preferred equity interest in Rice Midstream Holdings, and EQT will pay approximately $430 million in cash at closing to redeem this interest.

        From June 16, 2017, the last trading date prior to the transaction's initial announcement, to September 26, 2017, the preliminary value of EQT's merger consideration to be transferred had increased by approximately $569.8 million, as a result of the increase in the share price for EQT's common stock from $58.77 to $64.95. The final value of total merger consideration paid by EQT will be determined based on the actual number of EQT shares issued and the market price of EQT's common stock at the effective time of the merger. A ten percent increase or decrease in the closing price of EQT common stock, as compared to the September 26, 2017 closing price of $64.95, would increase or decrease the total consideration by approximately $598.8 million, assuming all other factors are held constant.

        The pro forma fair value of natural gas and oil properties to be acquired includes the following (in thousands):

Proved properties	$4,324,140
Unproved properties	3,614,120

Pro forma fair value of natural gas and oil properties acquired	$7,938,260

        NYMEX strip pricing as of June 30, 2017 was utilized in determining the pro forma fair value of proved producing reserves at a discount rate of 8.0%, after adjustment for expenses and basis differential. An increase or decrease in commodity price as of the closing date will result in a corresponding increase or decrease in the fair value of proved producing properties.

        (b)   The following pro forma adjustments eliminate historical transactions between Rice and EQT that would be treated as intercompany transactions after the merger:

  1.
  Elimination of $9.7 million of receivables and corresponding payables, consisting of $6.7 million for gathering transactions, $2.5 million for gas sales transactions, and $0.5 million for transmission transactions in the pro forma balance sheet as of June 30, 2017.

  2.
  Elimination of $19.9 million in revenue and corresponding expenses related to the elimination of $17.1 million of gathering transactions and $2.8 million of transmission transactions in the pro forma statement of operations for the period ended June 30, 2017.

  3.
  Elimination of $41.5 million in revenue and corresponding expenses related to the elimination of $38.1 million of gathering transactions and $3.4 million of transmission transactions in the pro forma statement of operations for the year ended December 31, 2016.

        (c)   Certain adjustments that are directly related to the merger were made to debt and debt related accounts. These adjustments include the planned extinguishment of the Rice notes and the Rice credit facilities at or near closing. The issuance of $3.0 billion of EQT notes and the planned upsize of EQT's revolving credit facility were to fund the cash portion of the merger consideration and to support ongoing operations with better interest rates and terms available to EQT as a result of the Company's investment grade credit rating. The adjustments are as follows:

  1.
  A $1,464.5 million increase to cash reflecting the issuance of $3.0 billion of EQT notes, net of $25.7 million of issuance costs and discounts, repayment of the Rice notes, including call premium, of $1,377.0 million, $14.2 million of accrued interest on the Rice notes, repayment of $112.5 million of outstanding amounts on the Rice Midstream Holdings credit facility and $6.1 million of estimated debt issuance costs for fees related to increasing EQT's revolving credit facility to support the merger.

  2.
  A $6.1 million increase to deferred financing costs of estimated debt issuance costs for fees related to increasing EQT's revolving credit facility to support the merger.

  3.
  A $1,484.8 million increase to long term debt reflecting the anticipated issuance of $3.0 billion of EQT notes, net of $25.7 million of issuance costs offset by the repayment of the Rice notes recorded at fair value of $1,377.0 million and the repayment of $112.5 million of outstanding amounts on the Rice Midstream Holdings credit facility.

  4.
  A $0.9 million decrease in interest expense for the period ended June 30, 2017 consisting of the elimination of $49.9 million of Rice historical interest expense and an increase to interest expense of $49 million relating to the issuance of the EQT notes at a weighted average interest rate of 3.14% per annum and amortization of associated deferred financing costs and discounts.

  5.
  A $4.0 million pro forma adjustment was made to eliminate the amortization of deferred financing costs related to the Rice notes and the Rice credit facilities for the period ended June 30, 2017.

  6.
  A $31.9 million decrease in interest expense for the year ended December 31, 2016 consisting of the elimination of $129.9 million of Rice pro forma interest expense, including $34.3 million of pro forma Vantage interest expense, and an increase to interest expense of $98.0 million relating to the issuance of the EQT notes at a weighted average interest rate of 3.14% per annum and amortization of associated deferred financing costs and discounts.

  7.
  A $6.1 million pro forma adjustment was made to eliminate the amortization of deferred financing costs related to the Rice notes and the Rice credit facilities for the year ended December 31, 2016.

        A one percent change in the assumed interest rate of the EQT notes would increase or decrease the interest expense by $15.0 million and $30.0 million for the six months ended June 30, 2017 and for the year ended December 31, 2016, respectively.

        (d)   To accrue for estimated remaining transaction costs of $82.4 million related to the merger, including underwriting, banking, legal and accounting fees that are not capitalized as part of the merger. The estimated remaining costs are not reflected in the historical June 30, 2017 balance sheets of EQT and Rice, but are reflected in the pro forma balance sheet as an increase to liabilities as they will be expensed by EQT and Rice as incurred. Transaction expenses recognized in the six months ended June 30, 2017 and their corresponding tax effect have been eliminated in the pro forma statements of operations due to their nonrecurring nature.

        (e)   Pro forma adjustment to show the impact of the elimination of the Rice equity on the pro forma balance sheet and the elimination of the noncontrolling interest in Rice Energy Operating, LLC on the pro forma statement of operations for the six months ended June 30, 2017 and the year ended December 31, 2016.

        (f)    Pro forma adjustment of historical depreciation, depletion and amortization expense (DD&A) related to the step up of property, plant and equipment to estimated fair value. In addition, this adjustment includes a pro forma adjustment for DD&A to adjust the depreciation on certain Rice midstream assets to EQT's policy to depreciate gathering pipelines over a 50 year useful life and to depreciate compression and measurement assets over a 25 year useful life.

        (g)   As part of the preliminary price allocation, EQT identified intangible assets related to Rice's Midstream business. This pro forma adjustment reflects the amortization of the fair value of the intangible assets acquired using a 30 year estimated life and a straight line method of amortization.

        (h)   Pro forma adjustment for elimination of preferred dividends and accretion of redeemable noncontrolling interests related to EQT's redemption of the Series B preferred interest in Rice Midstream Holdings for $430 million. A pro forma adjustment of $15.4 million for the six months ended June 30, 2017 was also made to eliminate the loss on embedded derivatives as it relates to the option on the Series B preferred interest which will be redeemed at the merger as reflected in pro forma adjustment (a).

        (i)    The pro forma income tax adjustments included in the pro forma statement of operations for the periods ended June 30, 2017 and December 31, 2016 reflect the income tax effects of the pro forma adjustments presented. The tax rate applied to the pro forma adjustments was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income, excluding income allocated to noncontrolling interests as taxes attributable to noncontrolling interests and not borne by EQT. No adjustment has been included in the pro forma statement of operations for potential adjustments to EQT's valuation allowance on deferred tax assets due to the nonrecurring nature of any such adjustment.

        (j)    The following reclassifications were made as a result of the transaction to conform to EQT's presentation:

  1.
  Reclassification of $45.7 million of long term derivative assets, $24.6 million of long term derivative liabilities, to current and an increase of $168.6 million to current derivative assets and liabilities to conform to EQT's presentation of derivatives.

  2.
  Reclassification of $5.3 million of Rice's gas collateral account to other assets.

  3.
  Reclassification of $104.1 million of Rice's royalties payable to accounts payable.

  4.
  Reclassification of $176.6 million of Rice's accrued capital expenditures to accounts payable.

  5.
  Reclassification of $19.5 million of Rice's current leasehold payable to other current liabilities.

  6.
  Reclassification of $0.3 million of Rice's accrued interest to other current liabilities.

  7.
  Reclassification of $12.3 million of Rice's long-term leasehold payable to other long term liabilities.

  8.
  Reclassification on the June 30, 2017 pro forma statement of operations of $68.4 million of Rice's gathering, compression and water services to pipeline and net market services.

  9.
  Reclassification on the June 30, 2017 pro forma statement of operations of $18.0 million of Rice's other revenue to pipeline and net marketing services.

  10.
  Reclassification on the June 30, 2017 pro forma statement of operations of $88.8 million of Rice's loss (gain) on derivative instruments to (loss) gain on derivatives not designated as hedges.

  11.
  Reclassification on the June 30, 2017 pro forma statement of operations of $40.3 million of Rice's lease operating expenses to production expense.

  12.
  Reclassification on the June 30, 2017 pro forma statement of operations of $7.7 million of Rice's incentive unit expense to selling, general and administrative expense.

  13.
  Reclassification on the June 30, 2017 pro forma statement of operations of $2.6 million of Rice's acquisition expense to selling, general and administrative expense.

  14.
  Reclassification on the June 30, 2017 pro forma statement of operations of $2.1 million of Rice's amortization of deferred finance costs to interest expense.

  15.
  Reclassification on the December 31, 2016 pro forma statement of operations of $114.5 million of Rice's gathering, compression and water services to pipeline and net marketing services.

  16.
  Reclassification on the December 31, 2016 pro forma statement of operations of $24.4 million of Rice's other revenue to pipeline and net marketing services.

  17.
  Reclassification on the December 31, 2016 pro forma statement of operations of $213.9 million of Rice's loss on derivative instruments to (loss) on derivatives not designated as hedges.

  18.
  Reclassification on the December 31, 2016 pro forma statement of operations of $63.6 million of Rice's lease operating expenses to production expenses.

  19.
  Reclassification on the December 31, 2016 pro forma statement of operations of $20.9 million of Rice's impairment of gas properties to impairment of long lived assets.

  20.
  Reclassification on the December 31, 2016 pro forma statement of operations of $51.7 million of Rice's incentive unit expense to selling, general and administrative expense.

  21.
  Reclassification on the December 31, 2016 pro forma statement of operations of $6.1 million of Rice's acquisition expense to selling, general and administrative expense.

  22.
  Reclassification on the December 31, 2016 pro forma statement of operations of $1.5 million of Rice's amortization of deferred financing costs to interest expense.

        The pro forma financial statements do not reflect any compensation related adjustments as certain personnel matters are evolving and any recurring impact from compensation adjustments would not be factually supportable. In addition, the combined pro forma financial statements do not reflect the realization of any expected cost savings or other synergies from the merger as a result of restructuring activities and other cost savings initiatives. Although EQT believes cost savings and other synergies will be realized following the business combination, there can be no assurance that cost savings or any other synergies will be achieved in full or at all. In addition, the pro forma financial statements do not reflect the planned restructuring charges associated with these cost savings, which are expected to be expensed in EQT's statement of operations.

3.     Rice's Unaudited Pro Forma Condensed Combined Statements of Operations

Rice's unaudited pro forma statement of operations for the year ended December 31, 2016 included in the unaudited pro forma condensed combined statement of operations gives effect to Rice's acquisition of Vantage and their subsidiaries pursuant to the terms of the Purchase and Sale Agreement dated

September 26, 2016 between Rice and Vantage. Rice's unaudited pro forma combined statement of operations is presented as if Rice had acquired Vantage on January 1, 2016:

	Rice Energy Historical(1)	Vantage Historical(2)	Pro Forma Adjustments		Rice Energy Pro Forma Combined
	(Thousands, except per unit amounts)
Revenues:
Sale of natural gas, oil and NGLs	$653,441	$143,294	$—		$796,735
Gathering, compression and water services	101,057	13,439	—		114,496
Other revenue	24,408	—	—		24,408

Total operating revenues	778,906	156,733	—		935,639

Operating expenses:
Transportation and processing	123,852	20,724	—		144,576
Operation and maintenance	23,215	5,683	—		28,898
Production	13,866	7,307	—		21,173
Exploration	15,159	—	6,275	(a)	21,434
Selling, general and administrative	118,093	13,396	—		131,489
Depreciation, depletion, and amortization	368,455	64,314	37,068	(b)	469,837
Impairment of long-lived assets	23,057	—	—		23,057
Lease operating	50,574	13,004	—		63,578
Incentive unit expense	51,761	—	—		51,761
Acquisition expense	6,109	—	—		6,109
Other expense	27,308	731	—		28,039
Amortization of intangible assets	1,634	—	—		1,634
Impairment of gas properties	20,853	237,668	(237,668)	(c)	20,853

Total operating expenses	843,936	362,827	(194,325)		1,012,438

Operating (loss) income	(65,030)	(206,094)	194,325		(76,799)
Other income (loss):	1,406	(138)	—		1,268
Interest expense	99,627	34,252	—		133,879
Loss (gain) on derivative instruments	220,236	(6,347)	—		213,889
Amortization of deferred financing costs	7,545	—	—		7,545

(Loss) income before income taxes	(391,032)	(234,137)	194,325		(430,844)
Income tax (benefit) expense	(142,212)	—	(19,924	)(d)	(162,136)

Net (loss)	(248,820)	(234,137)	214,249		(268,708)
Less: Net income attributable to noncontrolling interests	(20,931)	—	(20,420)	(e)	(31,419)
			9,932	(f)

Net (loss) attributable to Rice	(269,751)	(234,137)	203,761		(300,127)
Less: Preferred dividends and accretion of redeemable noncontrolling assets	(28,450)	—	—		(28,450)

Net (loss) attributable to Rice common stockholders	$(298,201)	$(234,137)	$203,761		$(328,577)

Earnings per share of common stock attributable to Rice corporation:
Basic and Diluted:
Weighted average common stock outstanding	162,226				162,226

Net (loss)	$(1.84)				$(2.03)

(1)
Includes Vantage amounts from October 19, 2016 through December 31, 2016.

(2)
Represents the amounts on the Vantage Statement of Operations for January 1, 2016 through October 18, 2016.

(a)
Reflects exploratory costs capitalized by Vantage under the full cost method that would have been charged to exploration expense under the successful efforts method of accounting for oil and gas properties.

(b)
Adjustment of historical depreciation, depletion and amortization of Vantage to adjust to Rice's policy to deprecate midstream assets over a 60 year useful life and to include pro forma provisions for DD&A related to the step up of property, plant and equipment to estimated fair value and application of the successful efforts method of accounting in the determination of the depletion rate.

(c)
To eliminate the historical natural gas and oil properties impairment charges recorded under the ceiling test of the full cost method of accounting to conform to Rice's successful efforts method of accounting in the determination of the depletion rate.

(d)
To reflect tax impact of Vantage results of operations under Rice's corporate tax structure. The tax rate applied to the pro forma adjustments and Vantage's untaxed preacquisition net loss was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income, excluding income allocated to non controlling interests as taxes attributable to non controlling interests not borne by Rice.

(e)
To adjust for historical estimated impact of Vantage on Rice Midstream Holdings noncontrolling interest.

(f)
To adjust for historical estimated impact of Vantage on Rice Energy Operating noncontrolling interest.

4.     Supplemental Pro Forma Natural Gas, NGLs and Crude Oil Reserves Information

        The following tables present the estimated pro forma combined net proved developed and undeveloped, natural gas, NGLs and crude oil reserves as of December 31, 2016, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2016. The pro forma reserve information set forth below gives effect to the merger as if the transaction had occurred on January 1, 2016.

        The following estimated pro forma reserve information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2016 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors."

	Total (Bcfe)—Natural Gas, Oil, and NGLs(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	9,976.6	1,700.0	—		11,676.6
Revisions of previous estimates	(472.3)	17.2	—		(455.1)
Extensions, discoveries and other additions	2,384.7	1,667.8	—		4,052.5
Purchase of hydrocarbons in place	2,395.8	—	924.7	(a)	3,320.5
Acquisitions	—	924.7	(924.7	)(a)	—
Production	(776.4)	(304.4)	—		(1,080.8)

Balance—December 31, 2016	13,508.4	4,005.3	—		17,513.7

Proved developed reserves as of
December 31, 2015	6,279.6	1,014.9	—		7,294.5

December 31, 2016	6,843.0	2,178.8	—		9,021.8

Proved undeveloped reserves as of
December 31, 2015	3,697.0	685.1	—		4,382.1

December 31, 2016	6,665.4	1,826.5	—		8,491.9

(a)
Reclassification of hydrocarbons to purchase of hydrocarbons in place.

	Natural Gas (Bcf)(1)
	EQT Historical	Rice Energy Historical(1)	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	9,110.3	1,694.3	—		10,804.6
Revisions of previous estimates	(607.1)	17.5	—		(589.6)
Extensions, discoveries and other additions	2,241.5	1,657.5	—		3,899.0
Purchase of natural gas in place	2,288.2	—	886.9	(a)	3,175.1
Acquisitions	—	886.9	(886.9	)(a)	—
Production	(701.0)	(302.3)	—		(1,003.3)

Balance—December 31, 2016	12,331.9	3,953.9	—		16,285.8

Proved developed reserves as of
December 31, 2015	5,653.0	1,010.4	—		6,663.4

December 31, 2016	6,075.0	2,136.1	—		8,211.1

Proved undeveloped reserves as of
December 31, 2015	3,457.3	683.9	—		4,141.2

December 31, 2016	6,256.9	1,817.8	—		8,074.7

(a)
Reclassification of natural gas acquisitions to purchase of natural gas in place.

	NGLs (Thousands of Bbls)(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	138,481	883	—		139,364
Revisions of previous estimates	21,322	(137)	—		21,185
Extensions, discoveries and other additions	23,797	1,706	—		25,503
Purchase of NGLs in place	17,932	—	6,125	(a)	24,057
Acquisitions	—	6,125	(6,125	)(a)	—
Production	(11,837)	(281)	—		(12,118)

Balance—December 31, 2016	189,695	8,296	—		197,991

Proved developed reserves as of
December 31, 2015	98,528	678	—		99,206

December 31, 2016	121,605	6,844	—		128,449

Proved undeveloped reserves as of
December 31, 2015	39,953	205	—		40,158

December 31, 2016	68,090	1,452	—		69,542

(a)
Reclassification of NGL acquisitions to purchase of NGLs in place.

	Oil (Thousands of Bbls)(1)
	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Balance—December 31, 2015	5,900	71	—		5,971
Revisions of previous estimates	1,159	98	—		1,257
Extensions, discoveries and other additions	62	8	—		70
Purchase of oil in place	3	—	172	(a)	175
Acquisitions	—	172	(172	)(a)	—
Production	(729)	(72)	—		(801)

Balance—December 31, 2016	6,395	277	—		6,672

Proved developed reserves as of
December 31, 2015	5,900	71	—		5,971

December 31, 2016	6,395	273	—		6,668

Proved undeveloped reserves as of
December 31, 2015	—	—	—		—

December 31, 2016	—	4	—		4

(a)
Reclassification of oil acquisitions to purchase of oil in place

(1)
One thousand BBl equals approximately 6 million cubic feet (MMcf)

        The pro forma standardized measure of discounted future net cash flows relating to proved natural gas, NGLs and crude oil reserves as of December 31, 2016 is as follows (in thousands):

	EQT Historical	Rice Energy Historical	EQT Pro Forma Combined
Future cash flows	$24,011,281	$7,174,765	$31,186,046
Future production costs	(14,864,126)	(3,103,526)	(17,967,652)
Future development costs	(3,778,698)	(1,124,478)	(4,903,176)
Future income tax expense	(1,753,067)	(41,135)	(1,794,202)

Future net cash flows	3,615,390	2,905,626	6,521,016
10% annual discount for estimated timing of cash flows	(2,626,636)	(1,357,411)	(3,984,047)

Standardized measure of discounted future net cash flows	$988,754	$1,548,215	$2,536,969

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2016 are as follows (in thousands):

	EQT Historical	Rice Energy Historical	Pro Forma Adjustments		EQT Pro Forma Combined
Net changes in prices, production and development costs	$(1,129,026)	$(18,656)	$—		$(1,147,682)
Revisions of previous quantity estimates	(60,959)	46,894	—		(14,065)
Sales and transfers of natural gas and oil produced—net	(539,980)	(510,868)	—		(1,050,848)
Net change in income taxes	(91,823)	(20,191)	—		(112,014)
Accretion of discount	122,674	88,627	—		211,301
Purchases of minerals in place—net	592,078	—	407,690	(a)	999,768
Extensions, discoveries and improved recovery, less related costs	590,885	516,370	—		1,107,255
Acquisitions	—	407,690	(407,690)	(a)	—
Development costs incurred during the period	402,891	—	111,276	(b)	514,167
Previously estimated development costs incurred	—	111,276	(111,276)	(b)	—
Sales of minerals in place—net	—	—	—		—
Timing and other	124,460	40,800	—		165,260

Net change for the year	11,200	661,942	—		673,142
Beginning of year	977,554	886,273	—		1,863,827

End of year	$988,754	$1,548,215	$—		$2,536,969

(a)
Reclassification of $407.7 million of natural gas acquisitions to purchase of minerals in place—net

(b)
Reclassification of $111.3 million of previously estimated development costs incurred to development costs incurred during the period.

DESCRIPTION OF EQT CAPITAL STOCK

        The following description of the material terms of the EQT capital stock is a summary only and is not a complete description of such terms. Following completion of the transactions, the rights of the holders of EQT common stock will be governed by the PBCL, the EQT articles and the Amended and Restated Bylaws of EQT (the "EQT bylaws"). Copies of the EQT articles and the EQT bylaws have been filed as Exhibits to EQT's Annual Report on Form 10-K for the year ended December 31, 2016 and are incorporated by reference into this joint proxy statement/prospectus. See also "Where You Can Find More Information." EQT and Rice urge you to read the EQT articles and the EQT bylaws carefully and in their entirety.

General

        Under the EQT articles, EQT is authorized to issue 320,000,000 shares of common stock, no par value, and 3,000,000 shares of preferred stock, no par value. As of the close of business on the record date for the EQT special meeting, there were approximately 173,832,392 shares of EQT common stock and no shares of EQT preferred stock issued and outstanding. In this joint proxy statement/prospectus, EQT common stock and EQT preferred stock are collectively referred to as "EQT stock."

EQT Common Stock

Voting Rights

        Each share of EQT common stock is entitled to one vote on all matters requiring a vote of shareholders. Shareholders do not have cumulative voting rights in elections of directors. A director nominee is elected to the board of directors at a meeting of shareholders if the votes cast "for" such nominee exceed the votes cast "against" such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected are elected.

Dividend Rights

        Subject to the rights of the holders of any outstanding shares of preferred stock, each share of EQT common stock is entitled to receive any dividends, in cash, securities or property, as the EQT board may declare. Pennsylvania law prohibits the payment of dividends if EQT is insolvent or if EQT would become insolvent after the dividend or repurchase.

Liquidation and Other Rights

        In the event of the liquidation, dissolution or winding up, either voluntarily or involuntarily, of EQT, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of EQT's remaining assets available for distribution.

Exchange Listing

        EQT common stock is listed on the NYSE and traded under the symbol "EQT."

Transfer Agent and Registrar

        The transfer agent and registrar for EQT common stock is Computershare.

Miscellaneous

        The holders of EQT common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to EQT's common stock. Holders of fully paid shares of EQT's common stock are not subject to any liability for further calls or assessments.

Description of Preferred Stock

        Under Pennsylvania law and the EQT articles, the EQT board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, the EQT articles and the EQT bylaws, the EQT board can determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

        Holders of EQT preferred stock have no voting rights for the election of directors and have no other voting rights except as the EQT board may determine pursuant to its authority under the EQT articles with respect to any particular series of EQT preferred stock and except as provided by law.

        The particular terms of any series of EQT preferred stock will be set by the EQT board for that series of preferred stock. Those terms may include:

  •
  the distinctive serial designation of such series;

  •
  the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;

  •
  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

  •
  the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

  •
  the preferential amount or amounts payable upon shares of such series in the event of EQT's voluntary or involuntary liquidation;

  •
  the voting rights, if any, of such series;

  •
  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of EQT's securities into which such shares may be converted;

  •
  the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued; and

  •
  any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

        While the terms summarized above may generally apply to any shares of preferred stock that EQT may offer, the EQT board will include the specific terms of each series of preferred stock in a statement with respect to preferred stock that will be filed with the Pennsylvania Department of State.

Anti-Takeover Effect of EQT's Governing Documents and Pennsylvania Business Corporation Law

        The EQT articles and the EQT bylaws contain a number of provisions relating to corporate governance and to the rights of EQT shareholders. Certain of these provisions may have a potential "anti-takeover" effect by delaying, deferring or preventing a change of control of EQT. In addition, certain provisions of Pennsylvania law may have a similar effect.

Required Vote for Authorization of Certain Actions

        The EQT articles require the vote of the holders of not less than 80% of the combined voting power of the then outstanding shares of capital stock of all classes and series entitled to vote generally in the annual election of directors, voting together as a single class, for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations, reorganizations, reclassification of securities, liquidation or dissolution, or any agreement, plan, contract or other arrangement providing for such a transaction, involving EQT or its subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the then outstanding shares of EQT's capital stock entitled to vote generally in an annual election of directors), unless such business combination has been approved by two-thirds of the continuing directors, or the aggregate amount of cash, together with the "fair market value" of other consideration, is not less than the "highest equivalent price" threshold and other procedural requirements specified in the EQT articles are met.

Required Vote for Amendment of the EQT Articles and the EQT Bylaws

        Except as may be specifically provided to the contrary in any provision in the EQT articles with respect to amendment or repeal of such provision, the EQT articles cannot be amended and no provision may be repealed by its shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of EQT's capital stock entitled to vote in an annual election of directors of EQT, voting together as a single class, unless such amendment has been approved by two-thirds of EQT's whole board of directors, in which event (unless otherwise expressly provided in the EQT articles) the EQT articles may be amended and any provision repealed by such shareholder approval as may be specified by law. The EQT board may make, amend and repeal the EQT bylaws with respect to those matters which are not, by statute, reserved exclusively to EQT's shareholders, subject to the power of EQT's shareholders to change such action. No bylaw may be made, amended or repealed by EQT's shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of EQT's capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of EQT's whole board of directors, in which event (unless otherwise expressly provided in the EQT articles or the EQT bylaws) the EQT bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

Preferred Stock

        The purpose of authorizing the EQT board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of EQT's outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of EQT's common stock.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law

        EQT is subject to certain provisions of Chapter 25 of the PBCL, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against EQT, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

        Under Section 2524 of the PBCL, shareholders of EQT cannot act by partial written consent except as permitted under the EQT articles.

        Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between EQT and an "interested shareholder" (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving EQT or one of EQT's subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by the EQT board or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the transaction involves certain subsidiaries. This voting requirement is in addition to any other voting requirement under the PBCL, the EQT articles or the EQT bylaws.

        Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of EQT's shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder's shares at a price determined in an appraisal proceeding.

        Under Subchapter 25F of the PBCL, EQT may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other "business combination" transactions with a person which becomes the "beneficial owner" of shares representing 20% or more of the voting power in an election of EQT's directors unless: (1) the business combination or the acquisition of the 20% interest is approved by the EQT board prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of EQT's outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

        EQT has elected to opt out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H of the PBCL (which would have required a person or group to disgorge to EQT any profits received from a sale of EQT's equity securities under certain circumstances).

Advance Notice Requirements

        The EQT bylaws require EQT shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at EQT's annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at EQT's annual meeting must be in writing and received by EQT's secretary at its principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year's annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and be accompanied by an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes "against" than "for" the director's election.

Special Meetings of Shareholders

        The EQT bylaws provide that a special meeting of shareholders may be called by the board of directors or by EQT's chief executive officer. EQT shareholders do not have a right to call a special meeting under the current EQT bylaws or under the PBCL.

Special Treatment for Specified Groups of Nonconsenting Shareholders

        Additionally, the PBCL permits an amendment of a corporation's articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

Exercise of Director Powers Generally

        The PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on "poison pills" or the anti-takeover provisions of the PBCL. EQT does not currently have a "poison pill."

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF EQT AND COMMON
STOCKHOLDERS OF RICE

        EQT is incorporated in Pennsylvania and Rice is incorporated in Delaware. Your rights as a Rice stockholder are governed by the DGCL, the Rice amended and restated certificate of incorporation, as amended (the "Rice certificate of incorporation"), and the Rice amended and restated bylaws (the "Rice bylaws"). Upon completion of the merger, as an EQT shareholder your rights will be governed by the PBCL, the EQT articles and the EQT bylaws. The following is a summary of the material differences between the rights of holders of EQT common stock or preferred stock and the rights of holders of Rice common stock or Rice preferred stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the PBCL, the DGCL, the EQT articles, the Rice certificate of incorporation, the EQT bylaws and the Rice bylaws. The EQT articles, the Rice certificate of incorporation, the EQT bylaws, and the Rice bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under "Where You Can Find More Information."

Rice	EQT
AUTHORIZED CAPITAL STOCK

Authorized Shares. Rice is authorized under the Rice certificate of incorporation to issue 650,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.	Authorized Shares. EQT is authorized under the EQT articles to issue 320,000,000 shares of common stock, no par value, and 3,000,000 shares of preferred stock, no par value.

Preferred Stock. The Rice board has designated 40,000 shares of its authorized preferred stock as Class A Preferred Stock. As of September 21, 2017, 15,217 shares of its preferred stock were issued and outstanding. In addition, the Rice certificate of incorporation authorizes the Rice board to, without stockholder approval, authorize the issuance of preferred stock from time to time in one or more classes or series, and with respect to each series of preferred stock, to fix and state by resolution the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each series of preferred stock.
Preferred Stock. Under the EQT articles, the EQT board may, from time to time and without shareholder approval, establish and cause EQT to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such classes or series.
DIVIDENDS

Under the Rice bylaws and in accordance with the DGCL, the Rice board may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, the Rice board cannot declare and pay dividends out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes of stock having a preference on the distribution of assets.

Under the Certificate of Designation of Class A Preferred Stock of Rice, dated October 19, 2016, dividends shall not be declared or paid on such shares.
Under the PBCL, subject to restrictions in the bylaws of a corporation, if any, the board of directors of the corporation may authorize, and the corporation may make, distributions on the shares of its capital stock. However, no distribution may be made if it would result in the corporation becoming unable to pay its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were dissolved, to satisfy the shareholders whose preferential rights are superior to those receiving the distribution.

Rice	EQT
VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION

Under the DGCL and the Rice certificate of incorporation, an amendment to the Rice certificate of incorporation requires (1) the approval of the Rice board and (2) the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of Rice entitled to vote thereon, voting together as a single class.
Under Section 321(c) of the PBCL, a plan of merger or consolidation may be adopted if, among other conditions, it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Under Section 321(d) of the PBCL, no shareholder vote is required for a merger where the articles of incorporation of the surviving corporation are identical to those of the corporation being merged, or for a merger of an 80%-owned subsidiary into the parent.

The EQT articles require that 80% of the voting power of the then outstanding shares of capital stock of EQT entitled to vote in an annual election of directors, voting together as a single class, is required for the approval or authorization of any Business Combination (as defined in the EQT articles) involving a Related Person (as defined in the EQT articles).
AMENDMENT TO THE CERTIFICATE/ARTICLES OF INCORPORATION

Under the DGCL and the Rice certificate of incorporation, an amendment to the Rice certificate of incorporation requires (1) the approval of the Rice board and (2) the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of Rice entitled to vote thereon, voting together as a single class.
Under the PBCL, an amendment to the articles of incorporation can be proposed by adoption of a resolution by the EQT board. An amendment must be submitted to a vote and approved by a majority of the shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote, except for amendments on matters specified in Section 1914(c) of the PBCL that do not require shareholder approval and for those matters specified to require a higher vote under the EQT articles.

Except as may be specifically provided to the contrary in any provision in the EQT articles with respect to amendment or repeal of such provision, the EQT articles cannot be amended and no provision may be repealed by its shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of EQT's capital stock entitled to vote in an annual election of directors of EQT, voting together as a single class, unless such amendment has been approved by two-thirds of EQT's whole board of directors, in which event (unless otherwise expressly provided in the EQT articles) the EQT articles may be amended and any provision repealed by such shareholder approval as may be specified by law.

Rice	EQT
AMENDMENT TO THE BYLAWS

Under the Rice certificate of incorporation, the Rice bylaws may be amended, altered or repealed (1) by resolution adopted by a majority of the directors present at any special or regular meeting of the Rice board at which a quorum is present or (2) at any regular or special meeting of the stockholders upon the affirmative vote of at least 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

The Rice board may adopt, amend or repeal the Rice bylaws without any action on the part of the Rice stockholders, provided that any bylaw adopted or amended by the Rice board, and any powers thereby conferred, may be amended, altered or repealed by the Rice stockholders.

The Rice bylaws may be adopted, altered, amended or repealed by Rice stockholders holding not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.
The EQT board may make, amend and repeal the EQT bylaws with respect to those matters which are not, by statute, reserved exclusively to EQT's shareholders, subject to the power of EQT's shareholders to change such action. No bylaw may be made, amended or repealed by EQT's shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of EQT's capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of EQT's whole board of directors, in which event (unless otherwise expressly provided in the EQT articles or the EQT bylaws) the EQT bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

However, the EQT board may not adopt or change a bylaw on certain subjects committed expressly to the shareholders by Section 1504(b) of the PBCL.
APPRAISAL/DISSENTERS' RIGHTS

Under the DGCL, a stockholder of a Delaware corporation such as Rice who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder's shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation's stock is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders.
Under Section 1571(b) of the PBCL, dissenters' rights are not generally conferred to shareholders in a merger if their shares are (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) held beneficially or of record by more than 2,000 persons. Because EQT's shares are registered on the NYSE, a national securities exchange, EQT shareholders would not have dissenters' rights in such a transaction.

In such circumstances, appraisal rights can be restored if the stockholder is required to accept as consideration in an applicable transaction anything other than (1) stock of the surviving corporation or resulting from the transaction or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) stock of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts is or will be listed on a national securities exchange or held by more than 2,000 stockholders, or (3) any combination thereof.
Under Sections 317 and 1517(c) of the PBCL, the bylaws or a resolution of the board of directors may direct that all or part of the shareholders shall have dissenters' rights in connection with any corporation action or transaction that would not otherwise entitle such shareholders to dissenters' rights. The EQT bylaws do not provide for any additional dissenters' rights and EQT has not adopted any resolution providing for additional dissenters' rights.

Rice	EQT
SPECIAL MEETINGS OF SHAREHOLDERS

Under the DGCL, special stockholder meetings of a corporation may be called by the corporation's board of directors, or by any person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Under the Rice certificate of incorporation, subject to the rights of holders of any series of preferred stock, special meetings of Rice stockholders may be called only by the Chief Executive Officer, the Chairman of the Rice board or the Rice board, pursuant to a resolution adopted by the majority of the total number of directors that Rice would have if there were no vacancies on the Rice board.
Under Section 2521 of the PBCL, shareholders can call special meetings if a registered corporation has adopted, after July 1, 2015, a provision permitting 25% or more of the outstanding shares entitled to vote at a special meeting to call a special meeting. The EQT articles do not contain a provision permitting shareholders to call a special meeting.

Under the EQT bylaws, only the board of directors or the chief executive officer may call special shareholder meetings.
SHAREHOLDER ACTION BY WRITTEN CONSENT

Under the DGCL, any action that can be taken at any annual or special meeting of stockholders of a corporation may also be taken by stockholders without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise. Under the Rice certificate of incorporation, subject to the rights of holders of any series of preferred stock, action required or permitted to be taken by the Rice stockholders may not be taken by any consent in writing of such stockholders.
Section 1766 of the PBCL provides that, unless otherwise restricted by a corporation's bylaws, any action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by unanimous written consent of the shareholders.

Section 2524 of the PBCL provides that an action may be authorized by the shareholders of a registered corporation without a meeting by less than unanimous consent only if permitted by its articles.

Neither the EQT articles nor the EQT bylaws contain any provisions altering action by written consent.

Rice	EQT
SHAREHOLDER PROPOSALS AND NOMINATIONS

The Rice bylaws generally permit stockholders to bring a proposal or nomination before an annual or special meeting if the nominating or proposing stockholder was a stockholder of record at the time of giving of the notice required by the bylaws, is entitled to vote at the meeting and has given to Rice's corporate secretary timely written notice, in proper form, of the stockholder's intention to bring that proposal or nomination before the meeting.

 Annual Meeting

To be timely delivered for an annual meeting, a stockholder's notice must be delivered to Rice's corporate secretary at Rice's principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of the preceding year's annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the date that is later than (1) 90 days prior to the 2018 annual meeting or, (2) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Rice.
The EQT bylaws require EQT shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at EQT's annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at EQT's annual meeting must be in writing and received by EQT's secretary at its principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year's annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and be accompanied by an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes "against" than "for" the director's election.
To be in proper form, a stockholder's notice must set forth certain information:

Rice	EQT

(1) As to the Rice stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (A) the name and address of such stockholder, (B) (i) the class or series and number of shares of Rice owned by such stockholder and beneficial owner, (ii) any derivative instrument owned beneficially by such stockholder, (iii) a description of any understanding or relationship pursuant to which such stockholder has a right to vote any security of Rice, (iv) any short interest in any security of Rice, (v) any rights to dividends on the shares of Rice, (vi) any proportionate interest in shares of Rice or derivative instruments held by a partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner and (vii) any performance-related fees that such stockholder is entitled to based on any increase or decrease in the value of shares of Rice or derivative instruments, (C) any other information relating to such stockholder and beneficial owner required to be disclosed in a proxy statement filed in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act, (D) a representation that the stockholder is a holder of record of stock of Rice entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (E) a representation as to whether such stockholder or beneficial owner intends or is part of a group that intends to solicit proxies from stockholders in support of such proposal or nomination;

(2) If the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting: (A) a brief description of the business, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (B) a description of all agreements and understandings between such stockholder and beneficial owner and any other person in connection with the proposal of such business;

(3) As to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Rice board: (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) a description of compensation and other material monetary agreements and arrangements between such stockholder and beneficial owner and each proposed nominee; and

Rice	EQT
(4) With respect to each nominee for election or reelection to the Rice board: a completed and signed questionnaire, representation and agreement provided by Rice.

The Rice bylaws provide that this is the exclusive means for a stockholder to make nominations or propose business at an annual meeting of stockholders, other than business included in Rice's proxy materials pursuant to Rule 14a-8 under the Exchange Act.
Special Meeting

Nominations of persons for election to the Rice board may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting, by any stockholder of Rice who is a stockholder of record at the time of giving of notice, at the time of the special meeting is entitled to vote at the meeting, and complies with the advance procedures required under the Rice bylaws.

If a special meeting of stockholders is called for the purpose of electing one or more directors to the Rice board, any such stockholder may nominate one or more persons for election as director to such position(s) as specified in Rice's notice of meeting. Such stockholder's notice must comply with the notice requirements summarized above under "—Annual Meeting" with respect to any nomination and be delivered to Rice's corporate secretary not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Rice board to be elected at such meeting.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Rice's notice of meeting.
PROXY ACCESS FOR DIRECTOR NOMINATIONS
Neither the Rice certificate of incorporation nor the Rice bylaws contain proxy access provisions.
The EQT bylaws provide that when EQT solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to certain limitations, EQT shall include in its proxy statement and proxy card for such annual meeting, in addition to any persons nominated for election by the EQT board or any committee thereof, the name and certain required information of any person nominated for election to the EQT board by a shareholder or group of no more than 20 shareholders that satisfies certain requirements, and who expressly elects to have its nominee included in EQT's proxy materials.

Rice	EQT
The limitations and requirements include, among other things, a maximum number of shareholder nominees that can be included on the proxy statement (the greater of (x) two and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a valid proxy access notice may be delivered to EQT), the nominating shareholder or group of shareholders must have continually owned 3% or more of the aggregate voting power of the EQT common stock for at least 3 years, and the nominating shareholder or group of shareholders must deliver a notice to EQT satisfying certain timeliness and substantive criteria. To be timely, the notice must be delivered to the principal executive offices of EQT not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that EQT mailed its proxy statement for the preceding year's annual meeting of shareholders.
BOARD OF DIRECTORS Number of Directors

Under the DGCL, the board of directors of a corporation must consist of one or more members, each of whom must be a natural person. The bylaws provide that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Rice board. Presently, the number of directors is fixed at seven.
The EQT board has eleven directors. The EQT articles provide that the number of directors on the EQT board shall not be less than five nor more than twelve. The EQT bylaws provide that the number of directors is fixed only by resolution of the EQT board.

If the charter amendment proposal is not approved by EQT's shareholders, it is expected that following the merger the EQT board will have twelve directors. If the charter amendment proposal is approved by the shareholders of EQT, the EQT articles will provide that the number of directors on the EQT board shall be not less than five nor more than thirteen and it is expected that the EQT board will have thirteen directors.
Classified Board

The DGCL permits classified boards and the Rice certificate of incorporation provides that directors of Rice, other than those who may be elected by the holders of any series of preferred stock, will be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with each class serving three-year staggered terms.	The PBCL permits classified boards but EQT does not have a classified board of directors.

Rice	EQT
Removal

The DGCL provides that directors serving on a classified board may be removed only for cause by the holders of a majority of the shares then entitled to vote in an election of directors. Under the Rice certificate of incorporation, subject to the rights of the holders of any preferred stock, any director may be removed only for cause, upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Rice's stock entitled to vote generally for the election of directors, acting at a meeting of the stockholders.
Under the EQT articles, a director may be removed with or without cause by the affirmative vote of 80% of the votes which all shareholders would be entitled to cast at an annual election of directors.

In addition, under Section 1726(c) of the PBCL, a court may remove a director upon application in a derivative suit in cases of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause. Section 1726(a)(4) of the PBCL also provides that the board of directors may be removed at any time with or without cause by the unanimous vote or written consents of shareholders entitle to vote thereon.
Vacancies

Under the Rice certificate of incorporation, subject to the rights of holders of preferred stock, any vacancies on the Rice board for any reason and any newly created directorships resulting from an increase in the number of directors may be filled only by the Rice board, upon the affirmative vote of a majority of the total number of directors then in office. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.
Vacancies in the board, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors though less than a quorum except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. Any directors elected in these circumstances will hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy.
Special Meetings of the Board
Under the Rice bylaws, special meetings of the Rice board may be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Rice board then in office.	Special meetings of the board of directors may be called by the chief executive officer of EQT or by the EQT board.

Rice	EQT
Directors Liability and Indemnification

The DGCL provides that a corporation may indemnify a director or officer against expenses actually and reasonably incurred by such individual in association with any action, suit or proceeding in which he or she is involved by reason of his or her service to the corporation, if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, the director or officer had no reason to believe that the act was unlawful.

Under the Rice bylaws, Rice must indemnify any person who is a defendant or made a defendant in any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, if the person, or a person for whom he or she is the legal representative, is or was a director or officer of Rice or, while a director or officer of Rice, is or was serving at the request of Rice as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent, or in any other capacity while serving as a director, officer, trustee, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding.

The Rice bylaws provide that Rice will be required to indemnify and advance expenses (including attorneys' fees) to such indemnified persons to the fullest extent permitted by law. To the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding are made only upon receipt of an undertaking by the covered person to repay all amounts advanced if it should be ultimately determined that the covered person is not entitled to indemnification under the Rice certificate of incorporation or the Rice bylaws.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such.

The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such individual in connection therewith.

Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under Pennsylvania law.

The EQT articles and bylaws provide that a director shall to the maximum extent permitted by Pennsylvania law, have no personal liability or monetary damages for any action taken, or any failure to take any action as a director. The EQT articles and bylaws also provide for indemnification for current and former directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The EQT bylaws also permit the advancement of expenses.

Rice	EQT
The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director for any breach of fiduciary duty. A corporation may not eliminate liability for a director's breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit. Under the Rice certificate of incorporation, no director of Rice will be liable to Rice or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
RIGHTS PLAN

The DGCL does not include a statutory provision expressly validating shareholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. Rice does not have a shareholder rights plan currently in effect.	While the PBCL authorizes a corporation to adopt a shareholder rights plan, EQT does not have a shareholder rights plan currently in effect.

Rice	EQT
STATE ANTI-TAKEOVER STATUTES Business Combinations
The DGCL generally prohibits a corporation from engaging in a "business combination" with an "interested stockholder" (generally, one who beneficially owns 15% or more of the voting power) for a period of three years following the date that the stockholder became an "interested stockholder" unless:

•

prior to that time the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder";

•

upon completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

•

at or subsequent to that time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the "interested stockholder."

The three-year prohibition on business combinations with an "interested stockholder" does not apply under certain circumstances, including business combinations with a corporation that does not have a class of voting stock that is:

•

listed on a national security exchange; or

•

held of record by more than 2,000 stockholders;

unless, in each case, this result was directly or indirectly caused by the "interested stockholder" or from a transaction in which a person became an "interested stockholder."

The term "business combination" is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation's assets and various other transactions that may benefit an "interested stockholder."

Under the Rice certificate of incorporation, Rice has opted out of this section of the DGCL.

Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an "interested shareholder" to be approved by a majority of disinterested shareholders. "Interested shareholder" is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.

Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at "fair value." "Fair value" means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act, are not counted towards the determination of whether the 20% share ownership threshold has been met for purposes of Subchapter 25E.

Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a "business combination" with an "interested shareholder." "Interested shareholder" is defined generally to be any beneficial owner of 20% or more of the corporation's voting stock. "Business combination" is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder's acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.

Subchapter 25G of the PBCL provides that "control shares" lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquiror, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. "Control shares" are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 331/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.

Rice	EQT
Subchapter 25H of the PBCL provides that if any person or group publicly discloses that the person or group may acquire control of the corporation, or a person or group acquires, or publicly discloses an offer or intent to acquire, 20% or more of the voting power of the corporation and, in either case, sells shares in the following 18 months, then the profits from such sale must be disgorged to the corporation if the securities that were sold were acquired during the 18-month period or within the preceding 24 months.

If shareholders approve a control share acquisition under Subchapter 25G, the corporation is also subject to Subchapters 25I and 25J of the PBCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.
EQT has elected to opt out of Subchapter 25G and Subchapter 25H of the PBCL.
DUTIES OF DIRECTORS

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and the duty of care requires directors in managing the corporate affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.
Under the PBCL, the standard of conduct for directors is governed by statute. The PBCL requires that a director of a Pennsylvania corporation perform his or her duties: (1) in good faith, (2) in a manner he or she reasonably believes to be in the best interests of the corporation, and (3) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.
APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

Rice stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Rice common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into EQT common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.
Under the PBCL, as well as the governing documents of EQT, the EQT shareholders are not entitled to dissenters' rights in connection with the merger or the transactions contemplated by the merger.
See "The Merger—Appraisal Rights and Dissenters' Rights"

LEGAL MATTERS

        The legality of the shares of EQT common stock issuable in the merger will be passed upon for EQT by Reed Smith LLP, Pittsburgh, Pennsylvania. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for EQT by Wachtell, Lipton, Rosen & Katz and for Rice by Vinson & Elkins LLP.

EXPERTS

EQT

        The consolidated financial statements of EQT Corporation and Subsidiaries appearing in EQT Corporation's Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of EQT Corporation and Subsidiaries' internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The information incorporated by reference into this joint proxy statement/prospectus as of December 31, 2016 relating to EQT's estimated quantities of its proved natural gas and oil reserves is derived from an audit report prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in its audit report with respect thereto. This information is incorporated by reference into this joint proxy statement/prospectus in reliance upon the authority of such firm as experts with respect to the matters covered by their report and the giving of their report.

Rice

        The consolidated financial statements Rice Energy Inc. appearing in Rice Energy's Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Rice Energy Inc.'s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

        Estimates of Rice's oil and natural gas reserves, related future net cash flows and the present values thereof related to Rice's properties as of December 31, 2016 incorporated in this joint proxy statement by reference from Rice's Annual Report on Form 10-K filed with the SEC on March 1, 2017, were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. Rice has incorporated these estimates by reference upon the authority of such firm as an expert in such matters.

Vantage

        The audited consolidated financial statements of Vantage Energy, LLC as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audited consolidated financial statements of Vantage Energy II, LLC as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 SHAREHOLDER AND STOCKHOLDER PROPOSALS

EQT

        EQT will hold a regular annual meeting in 2018 regardless of whether the merger is completed.

        For inclusion in EQT's proxy statement and form of proxy relating to EQT's 2018 annual meeting of shareholders, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received at EQT's principal executive offices no later than October 30, 2017. Shareholders proposals submitted pursuant to Rule 14a-8 should be addressed to EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary.

        In accordance with the EQT bylaws, for a proposal of a shareholder to be raised from the floor and presented at EQT's 2018 annual meeting of shareholders (other than a shareholder proposal intended to be included in EQT's proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act), a shareholder's notice must be hand-delivered or mailed by certified or registered mail, return receipt requested, to EQT's principal executive offices, together with all supporting documentation required by the EQT bylaws, not prior to December 20, 2017 nor later than January 19, 2018. Shareholder proposals should be addressed to EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary.

        Under the EQT bylaws, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years shares of EQT representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT's 2018 proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the EQT board, provided that such nominations are submitted in writing and received by EQT's Corporate Secretary not earlier than September 30, 2017, and not later than the close of business on October 30, 2017, and contain the required information set forth in the EQT bylaws.

Rice

        If the merger agreement is approved by the requisite vote of the Rice stockholders and the merger is completed, Rice will become an indirect wholly owned subsidiary of EQT and, consequently, will not hold an annual meeting of its stockholders in 2018. Rice stockholders will be entitled to participate, as shareholders of EQT following the merger, in the 2018 annual meeting of shareholders of EQT.

        If the merger agreement is not adopted by the requisite vote of the Rice stockholders or if the transactions are not completed for any reason, Rice intends to hold an annual meeting of its stockholders in 2018.

        Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in Rice's proxy statement and proxy card for the next annual meeting would have to be received by Rice's corporate secretary no later than December 18, 2017 if the next annual meeting were held within 30 days of May 31, 2018. In the event that Rice elects to hold its next annual meeting more than 30 days before or after May 31, 2018, such stockholder proposals would have to be received by Rice a reasonable time before Rice begins to print and send its proxy materials. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in Rice's proxy statement.

        Rice stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Rice board at an annual meeting or special meeting of Rice stockholders at which directors are to be elected. The Rice bylaws require all stockholders who intend to make proposals or nominations at an annual stockholders' meeting or special stockholders' meeting to provide a written notice, including the information specified in the Rice bylaws (which information is summarized in "Comparison of Rights of Common Shareholders of

EQT and Common Stockholders of Rice"), to Rice's corporate secretary at Rice's principal executive offices located at 2200 Rice Drive, Canonsburg, PA 15317, not earlier than the close of business on the 120th day and not later than the 90th day prior to the first anniversary of the preceding year's annual meeting of Rice stockholders. To be eligible for consideration at the 2018 annual meeting of Rice stockholders, notices must be received by Rice between January 31, 2018 and March 2, 2018. In the event that the date of the 2018 annual meeting of Rice stockholders is more than 60 days after the one-year anniversary of the 2017 Annual Meeting of Rice stockholders, as set forth in this joint proxy statement/prospectus, stockholder notice must be received no earlier than the close of business on the 120th day prior to the 2018 annual meeting of Rice stockholders and not later than the close of business on the date that is the later of the (i) 90th day prior to the 2018 annual meeting of Rice stockholders or (ii) if the first public announcement of the 2018 annual meeting of Rice stockholders is less than 100 days prior to such meeting, the 10th day following the day on which public announcement of the date of the 2018 annual meeting of Rice stockholders is first made. In the event that the number of directors to be elected to the board is increased and there is no public announcement by Rice naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the first anniversary of the 2017 annual meeting of Rice stockholders, a stockholder's notice required by the Rice bylaws will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to Rice's corporate secretary at Rice's principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by Rice.

 HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders/shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders/shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders/shareholders residing at the same address, unless the stockholders/shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as "householding," potentially provides extra convenience for stockholders/shareholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at its address identified in this paragraph below. Each of EQT and Rice will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder/shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention: Corporate Secretary, Phone: (412) 553-5700 or to Rice Energy Inc., 2200 Rice Drive, Canonsburg, Pennsylvania 15317, Attention: Investor Relations, Phone: (724) 271-7200.

 WHERE YOU CAN FIND MORE INFORMATION

        EQT and Rice each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including EQT and Rice, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult EQT's or Rice's website for more information about EQT or Rice, respectively. EQT's website is http://ir.eqt.com. Rice's website is www.investors.riceenergy.com/. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        EQT has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of EQT common stock to be issued to Rice stockholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about EQT and EQT common stock. The rules and regulations of the SEC allow EQT and Rice to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows EQT and Rice to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the EQT or Rice documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that EQT and Rice have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.

EQT SEC Filings (File No. 001-03551)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2016
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2017 and June 30, 2017
Current Reports on Form 8-K and 8-K/A	Filed on January 9, 2017 (as amended on January 10, 2017), April 20, 2017, June 19, 2017, August 3, 2017, September 27, 2017, October 3, 2017 and October 4, 2017
Proxy for 2017 Annual Meeting of Shareholders on Schedule 14A	Filed on February 17, 2017

Rice SEC Filings (File No. 001-36273)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2016
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2017 and June 30, 2017
Current Reports on Form 8-K	Filed on February 2, 2017, February 23, 2017 (Item 5.03 only), March 21, 2017, April 6, 2017 (Items 1.01 and 5.02 only), June 1, 2017, June 19, 2017 (Items 1.01, 5.01 and 5.02 only), June 20, 2017 and September 19, 2017
Proxy for 2017 Annual Meeting of Stockholders on Schedule 14A	Filed on April 17, 2017
The description of Rice common stock contained in Rice's registration statement on Form 8-A filed under Section 12 of the Exchange Act on January 23, 2014, including any subsequently filed amendments and reports updating such description.

        In addition, EQT and Rice incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the EQT special meeting and the Rice special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or EQT or Rice, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:

EQT Corporation 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania 15222 (412) 553-5700 Attn: Corporate Secretary	Rice Energy Inc. 2200 Rice Drive Canonsburg, Pennsylvania 15317 (724) 271-7200 Attn: Investor Relations

        In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 12, 2017. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither EQT's mailing of this joint proxy statement/prospectus to EQT shareholders or Rice stockholders nor the issuance by EQT of common stock in the merger will create any implication to the contrary.

        This document contains a description of the representations and warranties that each of Rice and EQT made to the other in the merger agreement. Representations and warranties made by Rice, EQT and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this document or are incorporated by reference into this document should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

EQT CORPORATION,

EAGLE MERGER SUB I, INC.

and

RICE ENERGY INC.

Dated as of June 19, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 19, 2017 (this "Agreement"), by and among EQT Corporation, a Pennsylvania corporation ("Parent"), Eagle Merger Sub I, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and Rice Energy Inc., a Delaware corporation (the "Company").

        WHEREAS, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the "Merger"), are fair to, and in the best interests of, the Company's stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the holders of Company Common Stock for adoption and (d) recommended that the holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;

        WHEREAS, the Board of Directors of Parent (the "Parent Board"), at a meeting duly called and held by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the issuance of the shares of common stock of Parent, no par value per share ("Parent Common Stock"), pursuant to this Agreement (the "Parent Stock Issuance"), are fair to, and in the best interests of, Parent and Parent's shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance and (c) recommended that the holders of Parent Common Stock approve the Parent Stock Issuance;

        WHEREAS, the Board of Directors of Merger Sub (the "Merger Sub Board") has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub's sole stockholder and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

        WHEREAS, EQT Investments Holdings, LLC, a direct, wholly owned subsidiary of Parent and an entity disregarded as separate from Parent for U.S. federal income Tax purposes ("EIH"), as the sole stockholder of Merger Sub, has executed and delivered a consent to adopt this Agreement, which consent shall become effective promptly following the execution of this Agreement pursuant to Section 228(c) of the DGCL;

        WHEREAS, Parent desires to acquire 100% of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein;

        WHEREAS, immediately after the effectiveness of the Merger, the Surviving Corporation shall be merged with and into an indirect wholly owned limited liability company subsidiary of Parent organized under the laws of the State of Delaware ("LLC Sub"), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as an indirect wholly owned subsidiary of Parent;

        WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger and the LLC Sub Merger (together, the "Integrated Mergers"), taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement and the LLC Sub Merger Agreement, taken together, constitute and be adopted as a "plan of reorganization" within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a);

        WHEREAS, concurrently with the execution and delivery of this Agreement, Rice Energy 2016 Irrevocable Trust, Rice Energy Holdings LLC, Daniel J. Rice III, Daniel J. Rice IV, Derek A. Rice and Toby Z. Rice, (collectively, the "Company Stockholders") and Parent have entered into a voting agreement (the "Voting Agreement"), which provides, among other things, that the Company Stockholders will vote all of their shares of Company Common Stock in favor of the transactions contemplated by this Agreement; and

        WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders and employees of the Company have simultaneously herewith entered into non-competition agreements with Parent (the "Non-Competition Agreements").

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Certain Definitions.     As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

        1.2    Terms Defined Elsewhere.     As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
2017 Period	6.1(b)(xiv)
2018 Period	6.1(b)(xiv)
Agreement	Preamble
Action	9.7(d))
Annual Period	6.1(b)(xiv)
Antitrust Authority	6.8(b)
Antitrust Laws	6.8(b)
Appraisal Shares	3.4
Book-Entry Shares	3.3(b)(i)(B)
Cancelled Shares	3.1(b)(iii)
Cap Amount	6.10(d)
Cash Consideration	3.1(b)(i)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)(A)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company CEO	6.23(a)
Company Chairman	6.23(a)
Company Change of Recommendation	6.3(c)
Company Class A Preferred Stock	4.2(a)
Company Common Stock	3.1(b)(i)
Company Contracts	4.19(b)
Company Disclosure Letter	Article IV
Company Employee	6.9(a)
Company Independent Petroleum Engineers	4.17(a)(i)
Company Intellectual Property	4.14
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15(a)

Definition	Section
Company Material Real Property Lease	4.15(b)
Company Oil and Gas Leases	4.17(c)(i)
Company Oil and Gas Properties	4.17(a)(ii)
Company Owned Real Property	4.15(a)
Company Permits	4.9
Company Plans	4.10(a)
Company Preferred Stock	4.2(a)
Company PSU Award	3.2(b)
Company Qualified DC Plan	6.9(f)
Company Reserve Report	4.17(a)(i)
Company RSU Award	3.2(a)
Company SEC Documents	4.5(a)
Company Stockholders	Recitals
Company Stockholders Meeting	4.4(b)(i)
Company Stock Plan	3.2(a)
Company Tax Certificate	6.18
Confidentiality Agreement	6.7(b)
Continuation Period	6.9(a)
Converted Shares	3.1(b)(iii)
Creditors' Rights	4.3(a)
Debt Transaction	6.21(b)
Debt Transaction Documents	6.21(b)
DGCL	2.1
Discharge	6.21(d)
EQT MLP Common Units	5.2(d)
EQT MLP General Partner Interest	5.2(d)
EQT MLP IDRs	5.2(d)
e-mail	9.3(c)
EIH	Recitals
Effective Time	2.2(b)
End Date	8.1(b)(ii)
End Date Extension	8.1(b)(ii)
EPC	2.7
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
GAAP	4.5(b)
GP Holdings	4.2(d)
HSR Act	4.4(a)
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Integrated Mergers	Recitals
Joint Proxy Statement	4.4(b)(i)
Letter of Transmittal	3.3(b)(i)(B)
LLC Sub	Recitals
LLC Sub Merger	2.7
LLC Sub Merger Agreement	2.7
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble

Definition	Section
Merger Sub Board	Recitals
New Director	6.23(a)
Non-Company Operating Company Member	3.2(e)
Non-Competition Agreements	Recitals
Offering Documents	6.21(a)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Change of Recommendation	6.4(c)
Parent Charter Amendment Recommendation	5.3(a)
Parent Common Stock	Recitals
Parent Contracts	5.19
Parent Disclosure Letter	Article V
Parent Intellectual Property	5.14
Parent Independent Petroleum Engineers	5.17(a)(i)
Parent Material Adverse Effect	5.1
Parent Material Leased Real Property	5.15
Parent Material Real Property Lease	5.15
Parent Owned Real Property	5.15
Parent Permits	5.9
Parent Plan	5.10(a)(i)
Parent Preferred Stock	5.2(a)(ii)
Parent Reserve Report	5.17(a)(i)
Parent RSU Award	3.2(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Tax Certificate	6.18
Payoff Letters	6.21(c)
Post-Closing Annual Meeting	6.23(a)
Post-Closing Charter Amendment Proposal	6.23(b)
Post-Closing Proxy Statement	6.23(b)
Redemption	3.2(e)
Registration Statement	4.8(a)
Rice MLP Common Units	4.2(d)
Rice MLP General Partner Interest	4.2(d)
Rice MLP IDRs	4.2(d)
Rice MLP Subordinated Units	4.2(d)
Rights-of-Way	4.16
Sarbanes-Oxley Act	4.5(a)
Series B Units	4.2(f)
Share Consideration	3.1(b)(i)
Surviving Corporation	2.1
Terminable Breach	8.1(b)(iii)
Voting Agreement	Recitals

ARTICLE II
THE MERGER

        2.1    The Merger.     Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation"). At the Effective Time, EIH shall own all of the stock and other equity, if any, in Merger Sub and shall be the sole stockholder of Merger Sub, and Merger Sub shall be treated as a direct corporate subsidiary of Parent for U.S. federal income Tax purposes.

        2.2    Closing.

          (a)   The closing of the Merger (the "Closing"), shall take place at 10:00 a.m., Eastern time, on a date that is three (3) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York, or such other place as Parent and the Company may agree in writing. For purposes of this Agreement "Closing Date" shall mean the date on which the Closing occurs.

          (b)   As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the "Effective Time").

        2.3    Effect of the Merger.     At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.4    Organizational Documents of the Surviving Corporation.     At the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended and restated to be in the form of the certificate of incorporation and bylaws of Merger Sub as of the date of this Agreement, except that the name of the Surviving Corporation shall be changed, until such certificate of incorporation and bylaws are thereafter amended and restated, subject to Section 6.10(b), in accordance with their respective terms and applicable Law.

        2.5    Directors and Officers of the Surviving Corporation.     The parties shall take all necessary action such that from and after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

        2.6    Organizational Documents of Parent.

          (a)   Subject to the approval by Parent's shareholders of the Parent Charter Amendment prior to the Effective Time, Parent shall take all necessary actions to cause the Parent Charter Amendment to become effective at or immediately following the Effective Time, and Parent's restated articles of incorporation, as amended by the Parent Charter Amendment, shall be the articles of incorporation of Parent until thereafter amended in accordance with the provisions thereof and applicable Law.

          (b)   Subject to the approval by Parent's shareholders of the Parent Charter Amendment prior to the Effective Time, Parent shall take all necessary actions to cause the amended and restated bylaws of Parent to be amended as of the Effective Time so that such bylaws shall provide that the size of the Parent Board shall be no more than thirteen (13) members.

        2.7    Post-Closing Merger.     Immediately following the Effective Time, the Surviving Corporation shall merge with and into LLC Sub (the "LLC Sub Merger"), with LLC Sub continuing as the surviving entity in such merger as an indirect wholly owned subsidiary of Parent, pursuant to a merger agreement substantially in the form attached hereto as Exhibit A (the "LLC Sub Merger Agreement"). At the time of and immediately after the LLC Sub Merger, EQT Production Company, a direct wholly owned subsidiary of EIH ("EPC") shall own all of the membership interests and other equity, if any, in LLC Sub and shall be the sole member of LLC Sub, and LLC Sub shall be treated as an entity disregarded as separate from EPC for U.S. federal income Tax purposes.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB;
EXCHANGE

        3.1    Effect of the Merger on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

          (a)    Capital Stock of Merger Sub.    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Capital Stock of the Company.

              (i)  Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, any Converted Shares and any Appraisal Shares), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 3.2 or that were issued in connection with the Redemption pursuant to Section 3.2(e), shall be converted into the right to receive from Parent: (A) that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Share Consideration") and (B) $5.30 in cash, without interest (the "Cash Consideration", and together with the Share Consideration, the "Merger Consideration"). As used in this Agreement, "Exchange Ratio" means 0.37.

             (ii)  All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than shares of Company Common Stock described in Section 3.1(b)(iii) ) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

            (iii)  All shares of Company Common Stock held by the Company as treasury shares or by Parent, EIH or Merger Sub immediately prior to the Effective Time (the "Cancelled Shares") shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by any wholly owned Subsidiary of Parent (other than EIH or Merger Sub) or any wholly owned Subsidiary of the Company immediately prior to the Effective Time (the "Converted Shares") shall automatically be converted into such number of shares of Parent Common Stock equal to the sum of (A) such number of shares of Parent Common Stock equal to the quotient of the Cash Consideration divided by the Closing Parent Common Stock Price and (B) the Share Consideration.

          (c)    Impact of Stock Splits, Etc.    Without limiting the parties' respective obligations under Section 6.1 and Section 6.2, in the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be used to calculate the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c).

        3.2    Treatment of Equity Compensation Awards; Common Units.

          (a)    Restricted Stock Units.    Except as set forth on Schedule 6.9 of the Company Disclosure Letter, as of the Effective Time, any outstanding award of restricted stock units of Company Common Stock (each, a "Company RSU Award") granted pursuant to the Company's 2014 Long-Term Incentive Plan, as amended from time to time (the "Company Stock Plan") shall be assumed by Parent and shall be converted into an award of restricted stock units of Parent Common Stock (each, a "Parent RSU Award") with respect to a number of whole shares of Parent Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time by (ii) the Stock Award Exchange Ratio. Except as otherwise provided in this Section 3.2(a), each Company RSU Award assumed and converted into a Parent RSU Award pursuant to this Section 3.2(a) shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting) as applied to the corresponding Company RSU Award as of immediately prior to the Effective Time.

          (b)    Performance Stock Units.    Except as set forth on Schedule 6.9 of the Company Disclosure Letter, as of the Effective Time, any outstanding award of performance stock units of Company Common Stock (each, a "Company PSU Award") granted pursuant to the Company Stock Plan shall be assumed by Parent and shall be converted into a Parent RSU Award with respect to a number of whole shares of Parent Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company PSU Award as of immediately prior to the Effective Time by (ii) the Stock Award Exchange Ratio. Except as otherwise provided in this Section 3.2(b), each Company PSU Award assumed and converted into a Parent RSU Award pursuant to this Section 3.2(b) shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting) as applied to the corresponding Company PSU Award as of immediately prior to the Effective Time; provided that any performance conditions applicable to such converted Company PSU Awards in respect of performance periods that are incomplete as of the Effective Time shall be fixed at the Effective Time based on the maximum performance level specified in the applicable

  Company PSU Award and such Company PSU Awards thereafter shall be subject only to continued service-based vesting.

          (c)    Company Actions.    Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall take such action and adopt such resolutions as are required to effectuate the treatment of the Company RSU Awards and Company PSU Awards pursuant to the terms of this Section 3.2, and to take all actions reasonably required to effectuate any provision of this Section 3.2 (including with respect to Schedule 6.9 of the Company Disclosure Letter).

          (d)    Plans and Awards Assumed by Parent; Parent Actions.    At the Effective Time, Parent shall assume all obligations in respect of the Company Stock Plan, including the Company RSU Awards and Company PSU Awards. Parent shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon settlement of the Parent RSU Awards in accordance with this Section 3.2. If registration of any plan interests in the Company Stock Plan or the shares of Company Common Stock issuable thereunder is required under the Securities Act, on the Closing Date or as promptly as reasonably practicable thereafter, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such awards.

          (e)    Common Units of the Operating Company.    The Company shall, within five (5) Business Days of the date hereof, provide written notice of an expected Manager Change of Control (as defined in the Operating Company LLC Agreement) to all members of the Operating Company other than the Company in accordance with Section 11.01(g) of the Operating Company LLC Agreement. The Company shall exercise its right pursuant to Section 11.01(g) of the Operating Company LLC Agreement to cause any Person other than the Company (a "Non-Company Operating Company Member") to effect a redemption of any and all Common Units (as defined in the Operating Company LLC Agreement) (along with 1/1000th of a share of Company Class A Preferred Stock in respect of each such Common Unit) outstanding held by each such Person as of immediately prior to the Effective Time in exchange for an equal number of shares of Company Common Stock (the "Redemption"). Such shares of Company Common Stock issued in the Redemption shall be treated as an outstanding share of Company Common Stock for purposes of Section 3.1(b). All Common Units and shares of Company Class A Preferred Stock (or fractions thereof) subject to the Redemption shall be deemed transferred to the Company as of immediately prior to the Effective Time and such Non-Company Operating Company Member shall cease to have any rights with respect to such Common Units and shares of Company Class A Preferred Stock (or fractions thereof) (other than the right to receive shares of Company Common Stock pursuant to such Redemption and the right to receive the Merger Consideration in exchange therefor pursuant to Section 3.1(b)(i)).

          (f)    Series B Units of Midstream Holdings.    Unless Midstream Holdings has received a valid Change in Control Put Notice (as defined in the Midstream Holdings LLC Agreement) with respect to all issued and outstanding Series B Units within five (5) Business Days prior to the expected Closing Date, then the Company shall, unless Parent otherwise requests in writing, cause Midstream Holdings to (i) issue a Change in Control Call Notice (as defined in the Midstream Holdings LLC Agreement) pursuant to and in compliance with Section 7.2(c) of the Midstream Holdings LLC Agreement to each Person that holds Series B Units and that did not deliver a valid Change in Control Put Notice with respect to all Series B Units held by such Person, and (ii) acquire all remaining Series B Units on the Closing Date pursuant to such Change in Control Call Notice and in compliance with Section 7.2(g) of the Midstream Holdings LLC Agreement.

        3.3    Payment for Securities; Exchange.

          (a)    Exchange Agent; Exchange Fund.    No later than substantially concurrently with the Effective Time, Parent shall enter into an agreement with the Company's transfer agent, or another firm reasonably acceptable to the Company, to act as agent for the holders of Company Common Stock in connection with the Merger (the "Exchange Agent") and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h) to which such holders shall become entitled pursuant to this Article III. No later than substantially concurrently with the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the "Exchange Fund." The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

          (b)    Payment Procedures.

              (i)  As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of (A) shares represented by a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (B) shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), in each case, which shares were converted into the right to receive the Merger Consideration at the Effective Time, a letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1(b)(i).

             (ii)  Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

          (c)    Termination of Rights.    All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock described in Section 3.1(b)(iii)), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the three hundred and sixty fifth (365th) day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to Parent for payment of their claim for such amounts.

          (e)    No Liability.    None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

          (f)    Lost, Stolen, or Destroyed Certificates.    If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(b)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).

          (g)    Distributions with Respect to Unexchanged Shares of Parent Common Stock.    No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a subsequent payment date with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

          (h)    No Fractional Shares of Parent Common Stock.    No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (i)    Withholding Taxes.    Notwithstanding anything in this Agreement to the contrary, Parent, the Company, Merger Sub, the Surviving Corporation, LLC Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

  Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that any amounts are so deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

        3.4    Appraisal Rights.     Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(b)(i), but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any such Company SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:

        4.1    Organization, Standing and Power.     Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents, as well as the equivalent Organizational Documents of each Subsidiary, in each case as of the date hereof.

        4.2    Capital Structure.

          (a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 650,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on June 15, 2017: (A) 206,465,466 shares of Company Common Stock were issued and outstanding; (B) 36,700 shares of Class A Preferred Stock of the Company, par value $0.01 per share (the "Company Class A Preferred Stock") were issued and outstanding; (C) 36,700,000 shares of Company Common Stock remained available for issuance upon redemption of the Common Units in the Operating Company; and (D) 17,500,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan, of which (1) 1,871,366 shares of Company Common Stock were issuable in respect of outstanding Company RSU Awards and (2) 2,073,512 shares (assuming satisfaction of performance conditions at the target level) or 4,147,023 shares (assuming satisfaction of performance conditions at the maximum level) of Company Common Stock were issuable in respect of outstanding Company PSU Awards.

          (b)   All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in applicable contracts. As of the close of business on June 15, 2017, except as set forth in this Section 4.2 and except for the Common Units in the Operating Company, which are exchangeable for shares of Company Common Stock, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock of the Subsidiaries of the Company that are owned by the Company, or a direct or indirect owned Subsidiary of the Company, are free and clear of all Encumbrances, other than Permitted Encumbrances and restrictions on transfer set forth in the Operating Company LLC Agreement, the Rice MLP LP Agreement and the Strike Force Midstream LLC Agreement. Except as set forth in this Section 4.2, and except for changes since June 15, 2017 resulting from the redemption of Common Units in the Operating Company in exchange for shares of Company Common Stock or the exercise of stock options or settlement of equity awards, in each case, outstanding as of such date, there are outstanding as of the date hereof: (a) no shares of Company Capital Stock, (b) no Voting Debt, (c) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, and (d) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Other than the Stockholders' Agreement, there are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock. As of the date of this Agreement, the Company has no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2 of the Company Disclosure Letter or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than a wholly owned direct or indirect Subsidiary of the Company. No Subsidiary of the Company owns any shares of capital stock of the Company.

          (c)   Schedule 4.2(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) each Company Stock Award, (ii) the name of each Company Stock Award holder, (iii) the number of shares of Company Common Stock underlying each Company Stock Award (assuming satisfaction of performance conditions at both the target and maximum levels), (iv) the date on which each Company Stock Award was granted, (v) the exercise price of each Company Stock Award, if applicable, (vi) the expiration date of each Company Stock Award, if applicable and (vii) the vesting schedule applicable to each Company Stock Award. All Company Stock Awards were (x) granted in accordance with the terms of the Company Stock Plan, the Exchange Act, all other applicable Laws and rules of the NYSE and (y) properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

          (d)   The authorized equity interests of Rice MLP consist of common units representing limited partner interests in Rice MLP ("Rice MLP Common Units"), subordinated units representing limited partner interests in Rice MLP ("Rice MLP Subordinated Units"), incentive distribution rights of Rice MLP (the "Rice MLP IDRs"), and a non-economic general partner interest in Rice MLP (the "Rice MLP General Partner Interest"). As of June 15, 2017, the issued and outstanding limited partner interests and general partner interests of Rice MLP consisted of (i) 73,519,133 Rice MLP Common Units, of which 3,623 are held by Rice Midstream GP Holdings LP ("GP Holdings"), (ii) 28,753,623 Rice MLP Subordinated Units, all of which are held by GP Holdings, (iii) the Rice MLP General Partner Interest, all of which is held by Midstream Holdings, (iv) the Rice MLP IDRs, all of which are held by GP Holdings and (v) 5,000,000 Rice MLP Common Units reserved for issuance pursuant to the Rice Midstream Partners LP 2014 Long-Term Incentive Plan, of which 301,304 Rice MLP Common Units were issuable in respect of outstanding phantom units. Except as set forth in the preceding sentence, no limited partner interests of Rice MLP are authorized, issued or outstanding, as of June 15, 2017. All outstanding equity interests of Rice MLP are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). The outstanding general partner interests of Rice MLP are duly authorized and validly issued and free of preemptive rights.

          (e)   The authorized equity interests of GP Holdings consist of (i) 10,000,000 common units representing limited partner interest in GP Holdings and (ii) a non-economic general partner interest, all of which is held by Midstream Holdings. As of June 15, 2017, 9,175,000 of such common units are held by Midstream Holdings and 825,000 of such common units are held by Third Party Security Holders. Except as set forth in the preceding sentence, no equity interests of GP Holdings are authorized, issued or outstanding, as of June 15, 2017. All outstanding equity interests of GP Holdings are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

          (f)    The authorized equity interests of Midstream Holdings consist of (i) 1,000 Series A Units, all of which are held by the Operating Company and (ii) 375,000 Series B Units (the "Series B Units"), all of which, as of the date hereof, are held by Third Party Security Holders. Except as set forth in the preceding sentence, no equity interests of Midstream Holdings are authorized, issued or outstanding, as of June 15, 2017. All outstanding equity interests of Midstream Holdings are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

          (g)   The authorized equity interests of the Operating Company consist solely of common units, of which, as of June 15, 2017, 206,465,466 are held by the Company and 36,700,000 are held by Third Party Security Holders. Except as set forth in the preceding sentence, no equity interests of the Operating Company are authorized, issued or outstanding, as of June 15, 2017. All outstanding equity interests of the Operating Company are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

          (h)   The authorized equity interests of Strike Force Midstream LLC consist solely of a single class of membership interests, of which, as of June 15, 2017, 75% are held by a direct wholly-owned Subsidiary of the Operating Company and, as of the date hereof, 25% are held by Gulfport Energy Corporation or one of its subsidiaries. Except as set forth in the preceding sentence, no equity interests of Strike Force Midstream LLC are authorized, issued or outstanding. All outstanding equity interests of Strike Force Midstream LLC are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

        4.3    Authority; No Violations; Consents and Approvals.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, "Creditors' Rights"). The Company Board, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company's stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) took all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Company Common Stock as set forth in the Company's Organizational Documents or in any state takeover statute (including, without limitation, Section 203 of the DGCL) to be inapplicable to the transactions contemplated by this Agreement (including the Integrated Merger) and the Voting Agreement (iv) directed that this Agreement be submitted to the holders of Company Common Stock for its adoption and (v) recommended that the holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (such recommendation described in clause (v), the "Company Board Recommendation"). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the Merger.

          (b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained), (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) , any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.4    Consents.     No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a Joint proxy statement in preliminary and definitive form (the "Joint Proxy Statement") relating to the meeting of the stockholders of the Company to consider the adoption of this Agreement (including any postponement, adjournment or recess thereof, the "Company Stockholders Meeting") and the Parent Shareholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or Takeover Laws; and (f) any such consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.5    SEC Documents; Financial Statements.

          (a)   Since January 1, 2016, each of the Company and Rice MLP has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, collectively, the "Company SEC Documents"). As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Rice MLP, respectively, have made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the related rules and regulations promulgated thereunder with respect to the Company SEC Documents. As of the date hereof, neither the Company nor Rice MLP nor any of their respective officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the

  SEC with respect to any of the Company SEC Documents. As of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

          (b)   The financial statements of the Company and Rice MLP included in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries and of Rice MLP and its consolidated Subsidiaries, as applicable, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries and of Rice MLP and its consolidated Subsidiaries, as applicable, for the periods presented therein.

        4.6    Absence of Certain Changes or Events.

          (a)   Since December 31, 2016, there has not been any event, change, effect or development that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

          (b)   From December 31, 2016 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects and (ii) neither the Company nor any of its Subsidiaries has undertaken any action that would be prohibited by Section 6.1(b)(iv), (v), (vii), (viii), (ix), (x) or (xiv)  if such provision were in effect at all times since December 31, 2016 (or, in the case of clause (x), since March 31, 2017).

        4.7    No Undisclosed Liabilities.     There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2017 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the three (3)-months ended March 31, 2017, (b) liabilities adequately provided for on the balance sheet of Rice MLP dated as of March 31, 2017 (including the notes thereto) contained in Rice MLP's Quarterly Report on Form 10-Q for the three (3)-months ended March 31, 2017, (c) liabilities incurred in the ordinary course of business consistent with past practice subsequent to March 31, 2017; (d) liabilities incurred in connection with the Transactions; (e) liabilities not required to be presented on the face of or in the notes to an unaudited interim balance sheet prepared in accordance with GAAP; (f) liabilities incurred as permitted under Section 6.1(b)(x); and (g) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.8    Information Supplied.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of the Company and to shareholders of Parent and at the time of the Company Stockholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

        4.9    Company Permits; Compliance with Applicable Law.     The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to so hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since January 1, 2016 have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.10    Compensation; Benefits.

          (a)   Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute, or to which the Company or any of its Subsidiaries otherwise has any liability (the "Company Plans"). No Company Plan is established or maintained outside of the United States or for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside of the United States. The Company has furnished or made available to Parent or its Representatives true, correct and complete copies of each of the Company Plans (or, in the case of any unwritten plan, a summary of the terms thereof) and, with respect thereto, if applicable, (i) related trust (or other funding vehicle) documents, (ii) favorable determination letters, (iii) the reports filed on Form 5500 (including, where applicable, all schedules and actuarial and accountants' reports) for the two most recent plan years and the most recent actuarial report or other financial statement and summary plan description and (iv) any material correspondence with a Governmental Entity regarding any Company Plan.

          (b)   (i) Each Company Plan has been maintained and administered in compliance with its terms and all applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (ii) neither the Company nor any of its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (iii) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any member of its Aggregated Group, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification from the Internal

  Revenue Service or is entitled to rely on an advisory or opinion letter as to its qualification issued with respect to an Internal Revenue Service approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

          (d)   There are no Proceedings pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans or any trusts related thereto, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, taken as a whole, all contributions or other payments (including insurance premiums or intercompany charges) required to be made by or with respect to the Company Plans pursuant to their terms or applicable Law have been timely made.

          (f)    There are no material unfunded benefit obligations that have not been properly accrued for in the Company's financial statements or, where required, disclosed in the notes thereto in accordance with GAAP.

          (g)   None of the Company or any member of its Aggregated Group maintains, contributes to or has an obligation to contribute to, or participates in, or during the six (6) years preceding the date of this Agreement has maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), a "multiple employer plan" (as defined in Section 413(c) of the Code) or a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or (iii) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (h)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole, each Company Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code.

          (i)    Except as set forth on Schedule 4.10(i)(i)-(v) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, forgiveness of Indebtedness or otherwise) or benefit becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise, (ii) increase any benefits otherwise payable or trigger any other obligation under any Company Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any limitation on the right of the Company or any of its Subsidiaries to administer, amend, merge or terminate or receive a reversion of assets from any Company Plan or related trust or (v) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (j)    No Company Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

        4.11    Labor Matters.

          (a)   As of the date of this Agreement and in the preceding three (3) years, (i) neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or other agreement or work rules or practices with any labor union or similar representatives of employees, (ii) there is and has been no pending or, to the knowledge of the Company, threatened, union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) the Company does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)   As of the date of this Agreement and in the preceding three (3) years, there is and has been no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   As of the date of this Agreement and in the preceding three (3) years, there is and has been no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   The Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Laws respecting employment and employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers' compensation, immigration, pay equity and the collection and payment of withholding or social security), and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship, other than any such matters described in this sentence that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct investigation or been subject to such an investigation, in each case, with respect to the Company or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.12    Taxes.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   All Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete, and all Taxes that are due and payable by the Company or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, shareholders or other Persons) have been paid in full, in each case, except to the extent adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents.

          (b)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.

          (c)   There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents. There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes.

          (d)   There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for statutory Liens for Taxes not yet due and payable.

          (e)   In the last three (3) years, neither the Company nor any of its Subsidiaries has received a written claim by any Governmental Entity in a jurisdiction where it does not file income or franchise Tax Returns that it is or may be subject to income or franchise taxation by that jurisdiction.

          (f)    Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) any contract or arrangement solely among the Company and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (ii) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

          (g)   Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

          (h)   Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

          (i)    Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement.

          (j)    After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Integrated Mergers, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (k)   Rice MLP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under

  Section 7704 of the Code, and has properly been treated as such at all times since its formation. At least 90% of the gross income of Rice MLP for each taxable year since its formation has been "qualifying income" within the meaning of Section 7704(d) of the Code.

          (l)    The Company is not an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

        4.13    Litigation.    Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any Subsidiary of the Company is a defendant in any material Proceeding in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company.

        4.14    Intellectual Property.     The Company and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that have not had would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.15    Real Property.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of the Company's Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the "Company Owned Real Property") and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the "Company Material Leased Real Property") free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a "Company Material Real Property Lease") to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors' Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company's Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

        4.16    Rights-of-Way.    Each of the Company and its Subsidiaries has such consents, easements, rights-of-way, fee assets, permits and licenses from each Person (collectively "Rights-of-Way") as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Company SEC Document, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Systems operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.17    Oil and Gas Matters.

          (a)   Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the "Company Independent Petroleum Engineers") relating to the Company interests referred to therein as of December 31, 2016 (the "Company Reserve Report") or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (the "Company Oil and Gas Properties") and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, "good and defensible title" means that the Company's or one or more of its Subsidiaries', as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

          (b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are a part of the Company Oil and Gas Properties ("Company Oil and Gas Leases") have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Company Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid, (iii) none of the Company or any of its Subsidiaries (and, to the Company's knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Company Oil and Gas Lease) included in the Company Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.

          (d)   All proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties are being received by such selling entities in a timely manner and no material proceeds from the sale of Hydrocarbons produced from any such Company Oil and Gas Properties are being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason except as reported in the Company SEC Documents.

        4.18    Environmental Matters.     Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   the Company and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws;

          (b)   as of the date of this Agreement, the Company and its Subsidiaries are not subject to any pending or, to the Company's knowledge, threatened Proceeding under Environmental Laws;

          (c)   there have been no Releases of Hazardous Substances at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases are reasonably likely to result in material liability to the Company under Environmental Law, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Substances from the Company's operations have been sent for treatment, disposal storage or handling; and

          (d)   there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

        4.19    Material Contracts.

          (a)   Schedule 4.19 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each of the following agreements to which or by which the Company or any Subsidiary of the Company is a party or is otherwise bound:

              (i)  each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) (provided, however, that the Company shall not be required to list any such agreements in clause (i)(i) of Schedule 4.19 of the Company Disclosure Letter);

             (ii)  each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $15,000,000;

            (iii)  each contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $15,000,000, other than agreements solely between or among the Company and its Subsidiaries;

            (iv)  each contract for lease of personal property or real property (other than Oil and Gas Properties) involving aggregate payments in excess of $15,000,000 in any calendar year that are not terminable without penalty within sixty (60) days, other than contracts related to drilling rigs;

             (v)  each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that, following the Effective Time, by virtue of Parent becoming an Affiliate of the Company as a result of the Transactions, would by its terms materially restrict the ability of Parent or any of its Subsidiaries to compete in any line of business or geographic area or with any Person during any period of time after the Effective Time;

            (vi)  each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

           (vii)  each contract for any Derivative Transaction in excess of $5,000,000, and each International Swaps and Derivatives Association Master Agreement;

          (viii)  each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;

            (ix)  each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $15,000,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

             (x)  each collective bargaining agreement to which the Company or any of its Subsidiaries is a party or is subject;

            (xi)  each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of the following: (x) an executive officer or director of the Company or any Subsidiary of the Company; (y) a beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Company Common Stock; or (z) an Affiliate, "associate" or member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the Persons described in the foregoing clauses (x) or (y);

           (xii)  any contract that provides for a "take-or-pay" clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes in excess of 50 million cubic feet ("MMcf") (or, in the case of liquids, in excess of 8,333 barrels of oil equivalent) of Hydrocarbons per day over a period of one (1) month (calculated on a yearly average basis) or for a term greater than ten (10) years or that dedicate acreage in excess of 1,000 net acres, committed by or to the Company or any of its Subsidiaries;

          (xiii)  each agreement that contains any "most favored nation" or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its wholly owned Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of the Company and its Subsidiaries, taken as a whole;

          (xiv)  each agreement or Organizational Document of the Company or any of its Subsidiaries that would, on or after the Closing Date, prohibit or restrict the ability of the Company or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any indebtedness, obligations or liabilities from time to time owed to Parent or any of its Subsidiaries (including the Company and its Subsidiaries), make loans or advances to Parent or any of its Subsidiaries (including the Company and its Subsidiaries), or transfer any of its properties or assets to Parent or any of its Subsidiaries (including the Company and its Subsidiaries);

           (xv)  any contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors, or any holder of 5% or more of the outstanding shares of Company Common Stock (or any such Person's Affiliates) on the other hand;

          (xvi)  any contract that, upon the consummation of the Merger, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing; and

         (xvii)  any contract that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions.

          (b)   Collectively, the contracts set forth in Section 4.19(a) are herein referred to as the "Company Contracts." Except as has not had and would not reasonably be expected to have,

  individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. The Company has heretofore made available to Parent complete and correct copies of the Company Contracts as of the date hereof.

        4.20    Derivative Transactions.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

          (b)   The Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

        4.21    Insurance.    The Company and its Subsidiaries have obtained and maintained in full force and effect insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably adequate and customary for their business and operations. Schedule 4.21 of the Company Disclosure Letter sets forth a complete and correct list of all insurance policies maintained by the Company and each of its Subsidiaries for the last three (3) years. The Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect, including, but not limited to, reporting of claims or incidents that may give rise to a claim. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any notice of any actual or threatened modification, non-renewal or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company's industry. As of the date hereof, none of the limits for any such policy currently in force have been exhausted or materially reduced.

        4.22    Opinion of Financial Advisor.     The Company Board has received the opinion of Barclays Capital Inc. addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, from a financial point of view, the Merger Consideration to be offered to the holders of the Company Common Stock in the Transactions (other than the holders of shares of Company Common Stock described in Section 3.1(b)(iii) of this Agreement and any Appraisal Shares) is fair to such stockholders.

        4.23    Brokers.    Except for the fees and expenses payable to Barclays Capital Inc., no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        4.24    Regulatory Matters.

          (a)   Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

          (b)   All natural gas pipeline Systems and related facilities owned by the Company or any of its Subsidiaries are (A) "gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

        4.25    Corporate Governance.

          (a)   As of the date of this Agreement, each of the Company and Rice MLP, as applicable, has disclosed to the Company's or Rice MLP's auditors and audit committees (A) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company's or Rice MLP's ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company's or Rice MLP's internal controls over financial reporting. Since January 1, 2015, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company or Rice MLP (as defined in Rule 3b-7 under the Exchange Act) or director of the Company, Rice MLP or any of their respective Subsidiaries.

          (b)   The Company and Rice MLP have established and maintain "disclosure controls and procedures" (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). To the knowledge of the Company, such disclosure controls and procedures are designed to ensure that material information relating to the Company and Rice MLP, including their respective Subsidiaries, required to be disclosed by the Company and Rice MLP, including their respective Subsidiaries, in the reports that they file or submit under the Exchange Act is accumulated and communicated to the Company's and Rice MLP's respective principal executive officers and principal financial officers to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company and Rice MLP in the reports that they file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

        4.26    No Additional Representations.

          (a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), and except as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any such Parent SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        5.1    Organization, Standing and Power.     Each of Parent and its Subsidiaries (including Merger Sub) is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a "Parent Material Adverse Effect"). Each of Parent and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.

        5.2    Capital Structure.

          (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 320,000,000 shares of Parent Common Stock and (ii) 3,000,000 shares of preferred stock, no par value ("Parent Preferred Stock"). At the close of business on June 16, 2017: (A) 173,800,724.6384 shares of Parent Common Stock were issued and outstanding, including 223,044.661024 shares of restricted Parent Common Stock issued pursuant to the Parent Stock Plans; (B) no shares of Parent Preferred Stock were issued and outstanding; and (C) 6,136,560 shares of Parent Common Stock remained available for issuance pursuant to the Parent Stock Plans, of which (I) 1,307,600 shares of Parent Common Stock were subject to issuance upon exercise of outstanding options to purchase Parent Common Stock, (II) 840,969 shares of Parent Common Stock were issuable in respect of outstanding Parent RSU Awards and (III) 1,325,707 shares (assuming satisfaction of performance conditions at the target level) or 3,977,121 shares

  (assuming satisfaction of performance conditions at the maximum level) of Parent Common Stock were issuable in respect of outstanding performance stock units in respect of Parent Common Stock.

          (b)   All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in applicable contracts. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (a) validly issued, fully paid and nonassessable and not subject to preemptive rights and (b) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. As of the close of business on June 16, 2017, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, are free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in this Section 5.2, and except for changes since June 16, 2017 resulting from the exercise of stock options or settlement of equity awards, in each case, outstanding as of such date, there are outstanding as of the date hereof: (A) no shares of capital stock, Voting Debt or other voting securities of Parent; (B) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of Parent, and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any shareholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent. As of the date of this Agreement, Parent has no (1) material joint venture or other similar material equity interests in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2 of the Parent Disclosure Letter or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than a wholly owned direct or indirect Subsidiary of Parent. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by EIH.

          (c)   As of June 16, 2017, the authorized equity interests of EQT GP consist of (i) 266,165,000 common units issued and outstanding representing the entire limited partner interest in EQT GP, of which 239,715,000 common units were held by Subsidiaries of Parent and (ii) a non-economic general partner interest of EQT GP, all of which is held by a Subsidiary of Parent. Except as set forth in the preceding sentence, no equity interests of EQT GP are authorized, issued or outstanding as of June 16, 2017. All outstanding limited partner interests of EQT GP are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). The outstanding general partner interests of EQT GP are duly authorized and validly issued and free of preemptive rights.

          (d)   As of June 16, 2017, the authorized equity interests of EQT MLP consist of common units representing limited partner interests in EQT MLP ("EQT MLP Common Units"), incentive distribution rights of EQT MLP (the "EQT MLP IDRs"), and a 1.8% general partner interest in EQT MLP (the "EQT MLP General Partner Interest"). As of June 16, 2017, the issued and outstanding limited partner interests and general partner interests of EQT MLP consisted of (i) 80,581,758 EQT MLP Common Units, of which 21,811,643 are held by EQT GP and its Subsidiaries, (ii) the EQT MLP General Partner Interest, all of which is held by EQT GP and its Subsidiaries and (iii) the EQT MLP IDRs, all of which are held by EQT GP and its Subsidiaries. Except as set forth in the preceding sentence, no equity interests of EQT MLP are authorized, issued or outstanding as of June 16, 2017. All outstanding limited partner interests of EQT MLP are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). The outstanding general partner interests of EQT MLP are duly authorized and validly issued and free of preemptive rights.

          (e)   As of June 16, 2017, the authorized equity interests of Mountain Valley Pipeline, LLC consist solely of a single class of membership interests, of which, as of the date hereof, 45.5% are held by a Subsidiary of Parent and 55.5% are held by third parties. Except as set forth in the preceding sentence, no equity interests of Mountain Valley Pipeline, LLC are authorized, issued or outstanding as of June 16, 2017. All outstanding equity interests of Mountain Valley Pipeline, LLC are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

        5.3    Authority; No Violations, Consents and Approvals.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Shareholder Approval) and Merger Sub (other than the adoption of this Agreement by EIH as sole stockholder of Merger Sub, which shall be effective immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject as to enforceability to Creditors' Rights. The Parent Board, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent's shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, (iii) approved and declared advisable the Parent Charter Amendment, (iv) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iv), the "Parent Board Recommendation") and (v) resolved to recommend that the holders of Parent Common Stock approve the Parent Charter Amendment (such recommendation described in clause (v), the "Parent Charter Amendment Recommendation"). The Merger Sub Board has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the sole stockholder of Merger Sub and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger. EIH, as the owner of all of the outstanding shares of capital stock of Merger Sub, has executed a written consent that will become effective immediately after the execution and delivery of this Agreement pursuant to Section 228(c) of the DGCL to adopt this Agreement in its capacity as sole stockholder of Merger Sub. The Parent Shareholder Approval is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Parent Stock Issuance and the Merger. Approval of the Parent Charter Amendment by the affirmative vote of a majority of the votes cast by all holders of Parent Common Stock entitled to vote thereon in person and represented by proxy at the Parent Shareholders Meeting in accordance with the Organizational Documents of Parent and applicable Law is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Parent Charter Amendment.

          (b)   The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub (assuming the Parent Shareholder Approval is obtained), (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 5.4 are duly and timely obtained or made and the Parent Shareholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.4    Consents.    No Consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions except for: (i) the filing of a competition law notification report under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (ii) the filing with the SEC of (A) the Joint Proxy Statement and the Registration Statement and (B) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (iii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (iv) filings with the NYSE; (v) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws or Takeover Laws; and (vi) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.5    SEC Documents.

          (a)   Since January 1, 2016, each of Parent and EQT MLP has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, collectively, the "Parent SEC Documents"). As of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and

  EQT MLP respectively, have made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Parent SEC Documents. As of the date hereof, neither Parent nor EQT MLP nor any of their respective officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by Parent from the SEC with respect to any of the Parent SEC Documents. As of the date hereof, to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

          (b)   The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

        5.6    Absence of Certain Changes or Events.

          (a)   Since December 31, 2016, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

          (b)   From December 31, 2016 through the date of this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

        5.7    Information Supplied.     None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of the Company and to shareholders of Parent and at the time of the Company Stockholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

        5.8    No Undisclosed Liabilities.     There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of March 31, 2017 (including the notes thereto) contained in Parent's Quarterly Report on Form 10-Q for the three (3)-months ended March 31, 2017; (b) liabilities adequately provided for on the balance sheet of EQT GP dated as of March 31, 2017 (including the notes thereto) contained in EQT GP's Quarterly Report on Form 10-Q for the three (3)-months ended March 31, 2017; (c) liabilities adequately provided for on the balance sheet of EQT MLP dated as of March 31, 2017 (including the notes thereto) contained in EQT MLP's Quarterly Report on Form 10-Q for the three (3)-months ended March 31, 2017; (d) liabilities incurred in the ordinary course of business consistent with past practice subsequent to March 31, 2017; (e) liabilities incurred in connection with the Transactions; (f) liabilities not required to be presented on the face of or in the notes to an unaudited interim balance sheet prepared in accordance with GAAP; and (g) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.9    Parent Permits; Compliance with Applicable Laws.     Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since January 1, 2016 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.10    Compensation; Benefits.

          (a)   (i) Each Employee Benefit Plan sponsored, maintained or contributed by Parent or any of its Subsidiaries, to which Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute, or to which the Parent or any of its Subsidiaries otherwise has any liability (a "Parent Plan") has been maintained and administered in compliance with its terms and all applicable Laws, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (ii) neither Parent nor any of its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon Parent or any of its Subsidiaries pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (iii) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent or any member of its Aggregated Group, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification from the Internal Revenue Service or is entitled to rely on an advisory or opinion letter as to its qualification issued with respect to an Internal Revenue Service approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

          (c)   There are no Proceedings pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans or any trusts related thereto, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent or any of its Subsidiaries, taken as a whole, all material contributions or other payments (including insurance premiums or intercompany charges) required to be made by or with respect to the Parent Plans pursuant to their terms or applicable Law have been timely made.

          (e)   There are no material unfunded benefit obligations that have not been properly accrued for in Parent's financial statements or, where required, disclosed in the notes thereto in accordance with GAAP.

          (f)    None of Parent or any member of its Aggregated Group contributes to or has an obligation to contribute to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.11    Labor Matters.

          (a)   As of the date of this Agreement and in the preceding three (3) years, (i) neither Parent nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or other agreement or work rules or practices with any labor union or similar representatives of employees, (ii) there is and has been no pending or, to the knowledge of Parent, threatened union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)   As of the date of this Agreement and in the preceding three (3) years, there is and has been no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   As of the date of this Agreement and in the preceding three (3) years, there is and has been no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   Parent and each of its Subsidiaries are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Laws respecting employment and employment or labor practices (including all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers' compensation, immigration, pay equity and the collection and payment of withholding or social security), and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2015, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or been subject to such an investigation, in each case, with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.12    Taxes.    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

          (a)   All Tax Returns required to be filed (taking into account extension of time for filing) by Parent or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete, and all Taxes that are due and payable by Parent or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, shareholders or other Persons) have been paid in full, in each case, except to the extent adequate reserves have been established in accordance with GAAP in the Parent SEC Documents.

          (b)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Parent or any of its Subsidiaries.

          (c)   There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents. There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes.

          (d)   There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries except for statutory Liens for Taxes not yet due and payable.

          (e)   In the last three (3) years, neither Parent nor any of its Subsidiaries has received a written claim by any Governmental Entity in a jurisdiction where it does not file income or franchise Tax Returns that it is or may be subject to income or franchise taxation by that jurisdiction.

          (f)    Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) any contract or arrangement solely among Parent and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business (e.g., leases, credit agreements or other commercial agreements)). Neither Parent nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (ii) any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

          (g)   Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

          (h)   Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction" as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

          (i)    Neither Parent nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement.

          (j)    After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Integrated Mergers, taken together, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (k)   Each of EQT GP and EQT MLP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has properly been treated as such at all times since its formation. At least 90% of the gross income of each of EQT GP and EQT MLP for each taxable year since its formation has been "qualifying income" within the meaning of Section 7704(d) of the Code.

          (l)    Parent is not an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

        5.13    Litigation.    Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

        5.14    Intellectual Property.     Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the "Parent Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.15    Real Property.     Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of Parent's Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries (collectively, the "Parent Owned Real Property") and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the "Parent Material Leased Real Property") free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a "Parent Material Real Property Lease") to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors' Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent's Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.

        5.16    Rights-of-Way.    Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Parent SEC Document, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        5.17    Oil and Gas Matters.

          (a)   Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Ryder Scott Company, L.P. (the "Parent Independent Petroleum Engineers") relating to the Parent interests referred to therein as of December 31, 2016 (the "Parent Reserve Report") or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, "good and defensible title" means that Parent's or one or more of its Subsidiaries', as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

          (b)   Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid, (iii) none of Parent or any of its Subsidiaries (and, to the Parent's knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries.

        5.18    Environmental Matters.     Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

          (a)   Parent and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws;

          (b)   as of the date of this Agreement, Parent and its Subsidiaries are not subject to any pending or, to Parent's knowledge, threatened Proceedings under Environmental Laws;

          (c)   there have been no Releases of Hazardous Substances at any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases are reasonably likely to result in material liability to Parent under Environmental Law, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any off-site location where Hazardous Substances from Parent's operations have been sent for treatment, disposal storage or handling; and.

          (d)   there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

        5.19    Material Contracts.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which or by which Parent or any Subsidiary of Parent is a party or is otherwise bound ("Parent Contracts") is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder.

        5.20    Insurance.    Parent and its Subsidiaries have obtained and maintained in full force and effect insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably adequate and customary for their business and operations. Schedule 5.20 of the Parent Disclosure Letter sets forth a complete and correct list of all insurance policies maintained by Parent and each of its Subsidiaries for the last three (3) years. Parent or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect, including, but not limited to, reporting of claims or incidents that may give rise to a claim. All such policies are valid, outstanding and enforceable and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Parent or any of its Subsidiaries received any notice of any actual or threatened modification, non-renewal or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Parent's industry. As of the date hereof, none of the limits for any such policy currently in force have been exhausted or materially reduced.

        5.21    Opinion of Financial Advisor.     The Parent Board has received the opinion of Citigroup Global Markets Inc. addressed to the Parent Board to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent.

        5.22    Brokers.    Except for the fees and expenses payable to Citigroup Global Markets Inc., no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

        5.23    Ownership of Company Common Stock.     Neither Parent nor any of its Subsidiaries own or have, within the last three (3) years, owned any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

        5.24    Business Conduct.     Merger Sub was incorporated on June 2, 2017. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

        5.25    Sufficient Funds.     Parent has as of the date of this Agreement or will have as of the Closing sufficient cash on hand with which to pay the cash portion of the Merger Consideration and consummate the transactions contemplated hereby. Parent expressly acknowledges that its ability to obtain financing is not a condition to its obligations under this Agreement.

        5.26    Corporate Governance.

          (a)   As of the date of this Agreement, each of Parent and EQT MLP, as applicable, has disclosed to Parent's or EQT MLP's auditors and audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent's or EQT MLP's ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent's or EQT MLP's internal controls over financial reporting. Since January 1, 2015, neither Parent nor any of its Subsidiaries has made or permitted to remain outstanding any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent or EQT MLP (as defined in Rule 3b-7 under the Exchange Act) or director of Parent, EQT MLP or any of their respective Subsidiaries.

          (b)   Parent and EQT MLP have established and maintain "disclosure controls and procedures" (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). To the knowledge of Parent, such disclosure controls and procedures are designed to ensure that material information relating to Parent and EQT MLP, including their respective Subsidiaries, required to be disclosed by Parent and EQT MLP, including their respective Subsidiaries, in the reports that they file or submit under the Exchange Act is accumulated and communicated to Parent's and EQT MLP's respective principal executive officers and principal financial officers to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent and EQT MLP in the reports that they file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

        5.27    No Additional Representations.

          (a)   Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI
COVENANTS AND AGREEMENTS

        6.1    Conduct of Company Business Pending the Merger.

          (a)   Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to in advance by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses only in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

          (b)   Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for dividends or distributions (1) expressly required by the Organizational Documents of the Company or any of its Subsidiaries in the form made available to Parent prior to the date of this Agreement, (2) paid in cash with respect to the Series B Units to the extent expressly required by the Organizational Documents of Midstream Holdings in the form made available to Parent prior to the date of this Agreement, (3) that are regular quarterly distributions of Rice MLP, consistent with past practice with respect to timing of declaration and payment and including increases to the extent consistent with financial guidance published prior to the date hereof and solely from Operating Surplus (as defined in the Rice MLP LP Agreement) or (4) in the ordinary course of business consistent with past practice, by a direct or indirect Subsidiary of the Company to the Company, a direct or indirect Subsidiary of the Company or any other equityholder in a direct or indirect Subsidiary of the Company (provided, however, that any such dividends or distributions paid to such other equityholders are no greater on a pro rata basis than those paid to the Company or a direct or indirect Subsidiary of the Company, as the case may be), it being understood that to the extent any subjective determinations by a Subsidiary's governing body are required for such Subsidiary to make distributions permitted by this clause (4), such subjective determinations shall be made in the ordinary course of business consistent with past practice; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except as expressly required by the terms of any capital stock or equity interest of a Subsidiary or for acquisitions of shares of Company Common Stock tendered by holders of Company Stock Awards in accordance with the terms of the Company Stock Plan and the applicable award agreements as in effect on the date of this Agreement to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

             (ii)  except as set forth on Schedule 6.9 of the Company Disclosure Letter, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Company Common Stock or MLP Common Units upon the vesting, settlement, exercise or lapse of any restrictions on any Company Stock Awards in accordance with the terms of the Company Stock Plan and the applicable award agreements or phantom unit awards in Rice MLP in accordance with the terms of the applicable award agreements, in each case, as in effect on the date of this Agreement; (B) issuances of Company Common Stock in connection with the Redemption or a redemption of Common Units in the Operating Company pursuant to the Operating Company LLC Agreement; and (C) the shares of capital stock or other equity issued as a dividend made in accordance with Section 6.1(b)(i).

            (iii)  amend the Company's Organizational Documents or amend or adopt (or permit to be adopted) any change in the Organizational Documents of any of the Company's Subsidiaries;

            (iv)  (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Operating Company or Midstream Holdings, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement or (2) acquisitions for which the consideration is $25,000,000 individually and $100,000,000 in the aggregate or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Subsidiaries of the Operating Company or Midstream Holdings) other than (1) loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business or (2) capital contributions to, or investments in, any Person not in excess of $15,000,000 individually or $45,000,000 in the aggregate;

             (v)  sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any (x) Company Retained Midstream (other than uninstalled or out-of-service Company Midstream in an amount not to exceed $25,000,000 in the aggregate) or (y) any material portion of its assets or properties, other than, in the case of this clause (y) , (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (B) sales, leases or dispositions (1) for which the consideration and fair value is $25,000,000 individually and $50,000,000 in the aggregate or less and (2) made in the ordinary course of business (which, for avoidance of doubt, shall be deemed to exclude, without limitation, the sale, exchange or other disposition of any equity interests in any of the Company's Subsidiaries) or (C) sales or dispositions of hydrocarbons in the ordinary course of business;

            (vi)  consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

           (vii)  change in any material respect their material financial accounting principles, practices or methods except as required by GAAP or applicable Law;

          (viii)  (A) make, change or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election in its discretion), (B) amend any material Tax Return, (C) settle or compromise any material Proceeding relating to Taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the financial statements of the Company included in the Company SEC Documents, or (D) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

            (ix)  take any action which could reasonably be expected to cause Rice MLP to be treated as a corporation for U.S. federal income tax purposes;

             (x)  except as set forth on Schedule 6.9 of the Company Disclosure Letter, (A) grant any increases in the compensation (including incentive, severance, change-in-control or retention compensation) or benefits payable, provided or to become payable or provided to, or grant any cash- or equity-based awards (including Company Stock Awards or long-term cash awards) to, any current or former directors, officers, employees or other individual service providers of the Company or its Subsidiaries, except as required by applicable Law or as required by a Company Plan in accordance with its terms as in effect as of the date hereof; (B) grant or provide any change-in-control, severance or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of the Company or any of its Subsidiaries; (C) establish, adopt, enter into, amend or terminate any Company Plan or any other plan, policy, program, agreement or arrangement that would be a Company Plan if in effect on the date hereof; (D) enter into, amend or terminate any collective bargaining agreement or similar agreement; (E) hire, promote or terminate the employment or service (other than for cause) of any employee or other individual service provider of the Company or any of its Subsidiaries with a total annual compensation opportunity in excess of $150,000; or (F) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Plan.

            (xi)  other than in the ordinary course of business consistent with past practice, incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or create any material Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict (A) the incurrence of Indebtedness (1) under existing credit facilities (other than the Rice MLP Credit Agreement) in an amount not to exceed $750,000,000, (2) under the Rice MLP Credit Agreement, (3) for extensions, renewals or refinancings of existing Indebtedness (including related premiums and expenses) other than the Company Notes, (4) additional borrowings that are prepayable without premium or penalty at the Closing in an amount not to exceed $25,000,000 in the aggregate or (5) by the Company that is owed to any wholly-owned Subsidiary of the Operating Company or Midstream Holdings or by any Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Operating Company or Midstream Holdings or (B) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (A) above;

           (xii)  except in the ordinary course of business, (A) enter into any contract that would be a Company Contract or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Contract;

          (xiii)  settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes, which shall be governed exclusively by clause (viii)) involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $10,000,000 in the aggregate; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries or (C) has a restrictive impact on the business of the Company or any of its Subsidiaries in any material respect;

          (xiv)  authorize or make capital expenditures (not including any capital expenditures funded by a non-wholly owned Subsidiary by or as a result of capital contributions from a third Person) that are (A) with respect to the period from the date of this Agreement through December 31, 2017 (the "2017 Period"), in the aggregate greater than 125% of the aggregate amount of capital expenditures scheduled to be made in the Company's capital expenditure budget for the 2017 Period as set forth in Schedule 6.1(b)(xiv) of the Company Disclosure Letter, (B) for the period from January 1, 2018 through June 30, 2018 (the "2018 Period"), in the aggregate greater than 125% of the aggregate amount of capital expenditures scheduled to be made in the Company's capital expenditure budget for the 2018 Period as set forth in Schedule 6.1(b)(xiv) of the Company Disclosure Letter, and (C) with respect to the period from the date of this Agreement through June 30, 2018 (the "Annual Period"), in the aggregate greater than 110% of the aggregate amount of capital expenditures scheduled to be made in the Company's capital expenditure budget for the Annual Period, in each case as set forth in Schedule 6.1(b)(xiv) of the Company Disclosure Letter, except, in each case, for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

           (xv)  fail to use reasonable best efforts to maintain, with financially reputable insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

          (xvi)  take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions;

         (xvii)  except as provided for in Section 3.2(e), exercise any right of the Company to redeem any Common Units of the Operating Company;

        (xviii)  enter into any agreements, arrangements or understandings with Third Party Security Holders relating to their securities of the Company or the Company's Subsidiaries, or conduct any substantive discussions with Third Party Security Holder regarding the foregoing; or

          (xix)  agree to take any action that is prohibited by this Section 6.1(b).

          (c)   The obligations of the Company and its Subsidiaries under Section 6.1 to take an action or not to take an action shall only apply (i) to the extent permitted by the Organizational Documents of Rice MLP and its Subsidiaries or Strike Force Midstream LLC and its Subsidiaries, as applicable, (ii) to the extent the Company is authorized and empowered to bind Rice MLP and its Subsidiaries or Strike Force Midstream LLC and its Subsidiaries, as applicable and (iii) to the extent such action or inaction would not breach any contractual or other duty to Rice MLP or any of its equity holders or Strike Force Midstream LLC or any of its equity holders, as applicable.

        6.2    Conduct of Parent Business Pending the Merger.

          (a)   Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to in advance by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its businesses only in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

          (b)   Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

              (i)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for (1) the declaration and payment by Parent, EQT GP and EQT MLP of ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment, in amounts not to exceed (x) $0.03 per share, in the case of Parent, and the payment to holders of equity awards of Parent Common Stock of dividend equivalents that correspond to such dividends, (y) solely out of Operating Surplus (as defined in the EQT MLP LP Agreement), in the case of EQT MLP and (z) including increases to the extent consistent with financial guidance published prior to the date hereof, in the case of EQT GP and EQT MLP, (2) the declaration and payment of dividends or other distributions to Parent by any direct or indirect wholly owned Subsidiary of Parent, (3) the declaration and payment of dividends or other distributions to EQT MLP by any of its direct or indirect wholly owned Subsidiaries, (4) the declaration and payment of dividends or other distributions to EQT MLP by EQT Energy Supply, LLC and (5) in the ordinary course of business consistent with past practice, the declaration and payment of dividends and other distributions to Parent, a direct or indirect wholly owned Subsidiary of Parent or any other equityholder in a direct or indirect Subsidiary of Parent (provided, however, that any such dividends or distributions paid to such other equityholders are no greater on a pro rata basis than those paid to Parent or a direct or indirect wholly owned Subsidiary of Parent, as the case may be), it being understood that to the extent any subjective determinations by a Subsidiary's governing body are required for such Subsidiary to make distributions permitted by this clause (5), such subjective determinations shall be made in the ordinary course of business consistent with past practice; or (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries;

             (ii)  offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Parent Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any awards granted under Parent Stock Plan and outstanding on the date hereof or issued in compliance with clause (C) below; (B) issuances by a wholly-owned Subsidiary of Parent of such Subsidiary's capital stock or other equity interests to Parent or any other wholly-owned Subsidiary of Parent; (C) issuances of awards granted under Parent Stock Plans to employees and directors with grant date fair values generally consistent with past practice; and (D) sales or issuances of shares of Parent Common Stock or convertible securities in an amount not exceeding 5% of the issued and outstanding shares of Parent Common Stock (in the case of convertible securities, on an as-converted basis) as of the date of this Agreement; provided, however, that if the Transactions have not been consummated by December 31, 2017, the reference in clause (D) to "5%" shall be deemed to be a reference to "7.5%."

            (iii)  except as contemplated by Section 2.6 or Section 6.23, amend Parent's or Merger Sub's Organizational Documents, or amend the Organizational Documents or adopt any change in the Organizational Documents of any of Parent's Subsidiaries that would adversely affect the consummation of the Transactions, in either case, including by merger, consolidation or otherwise;

            (iv)  take any action that could reasonably be expected to cause each of EQT MLP and EQT GP to be treated as a corporation for U.S. federal income tax purposes;

             (v)  adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among the Parent and any wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Parent;

            (vi)  other than acquisitions that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets;

           (vii)  take any action that would or would reasonably be expected to materially delay, impede or prevent the consummation of any of the Transactions;

          (viii)  except to facilitate the appointment of a New Director immediately following the Effective Time pursuant to Section 6.23, increase the size of the Parent Board to more than eleven (11) members; or

            (ix)  agree to take any action that is prohibited by this Section 6.2(b).

          (c)   The obligations of Parent and its Subsidiaries under Section 6.2 to take an action or not to take an action shall only apply (i) to the extent permitted by the Organizational Documents of EQT MLP and its Subsidiaries or EQT GP and its Subsidiaries, as applicable, (ii) to the extent the Company is authorized and empowered to bind EQT MLP and its Subsidiaries or EQT GP and its Subsidiaries, as applicable and (iii) to the extent such action or inaction would not breach any contractual or other duty to EQT MLP or any of its equity holders or EQT GP or any of its equity holders, as applicable.

        6.3    No Solicitation by the Company.

          (a)   From and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII hereof, the Company will, and will cause its Subsidiaries and will use reasonable best efforts to cause its Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or any of its or their respective Representatives with respect to a Company Competing Proposal.

          (b)   Except as otherwise expressly permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII hereof, the Company will not, and will cause its Subsidiaries and will use reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal or any indication of interest that would reasonably be expected to lead to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii)) or (v) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) - (iv).

  (c)
  Unless specifically permitted by Section 6.3(d), the Company shall not (i) fail to include the Company Board Recommendation in the Joint Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Competing Proposal, (iv) in the event that any Company Competing Proposal (other than a Company Competing Proposal subject to clause (v)) has been publicly announced or been delivered to the Company Board and become publicly known (including through media reports and/or market rumors), fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of Parent's request to do so, or (v) fail to announce publicly within ten (10) Business Days after a tender or exchange offer relating to any Company Common Stock shall have been commenced that the Company Board recommends rejection of such tender or exchange offer and reaffirms the Company Board Recommendation (the taking of any action described in this Section 6.3(c) being referred to as a "Company Change of Recommendation").

          (d)   From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within 48 hours thereof), and the Company shall provide to Parent (within such 48 hour time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal (including the identity of the Person making such Company Competing Proposal). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations, and shall promptly (and in no event later than 24 hours after transmittal or receipt), provide Parent with copies of any material correspondence and, with respect to material oral communications, a written summary of such correspondence or communications, between: (x) on the one hand, the Company or any of their Representatives; and (y) on the other hand, the Person that made or submitted such Company Competing Proposal or any Representative of such Person.

          (e)   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

              (i)  to the extent applicable, comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(e)(iii) or Section 6.3(f), effect a Company Change of Recommendation including in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

             (ii)  prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(i), 6.3(b)(ii) or 6.3(b)(iii), solely with and to any Person who has made a written, bona fide Company Competing Proposal that did not result from a breach of this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and, after consultation with its outside legal counsel, that the failure to engage in such activities would be inconsistent with the Company Board's duties under applicable Law;

            (iii)  prior to the receipt of the Company Stockholder Approval, in response to a Company Competing Proposal that did not result from a breach of this Section 6.3, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), if prior to taking such action (A) the Company Board (or a committee thereof)

    determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), (B) the Company Board has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the Company Board's duties under applicable Law, and (C) the Company shall have given notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent's revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made the time period set forth in this clause (C) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for 48 hours after notification of such change to Parent; and

          (f)    Notwithstanding anything in this Agreement to the contrary, prior to receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement, the Company may, if the Company Board (or any committee thereof) so chooses, effect a Company Change of Recommendation if prior to taking such action (A) the Company Board (or a committee thereof) determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the Company Board's duties under applicable Law, (B) the Company shall have given notice to Parent that the Company has determined that a Company Intervening Event has occurred or arisen (which notice will reasonably describe such Company Intervening Event) and that the Company intends to effect a Company Change of Recommendation, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fourth Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be inconsistent with the Company Board's duties under applicable Law.

        6.4    No Solicitation by Parent.

          (a)   From and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII hereof, Parent will, and will cause its Subsidiaries and will use reasonable best efforts to cause its Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or any of its or their respective Representatives with respect to a Parent Competing Proposal.

          (b)   Except as otherwise expressly permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier the termination of this Agreement in accordance with Article VIII hereof, Parent will not, and will cause its Subsidiaries and will use reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal or any indication of interest that would reasonably be expected to lead to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(e)(ii)) or (v) resolve, agree or publicly propose to, or permit Parent or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) - (iv) .

  (c)
  Unless specifically permitted by Section 6.4(d), Parent shall not (i) fail to include the Parent Board Recommendation in the Joint Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Company, the Parent Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Competing Proposal, (iv) in the event that any Parent Competing Proposal (other than a Parent Competing Proposal subject to clause (v)) has been publicly announced or been delivered to the Parent Board and become publicly known (including through media reports and/or market rumors), fail to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days of the Company's request to do so, or (v) fail to announce publicly within ten (10) Business Days after a tender or exchange offer relating to any Parent Common Stock shall have been commenced that the Parent Board recommends rejection of such tender or exchange offer and reaffirms the Parent Board Recommendation (the taking of any action described in this Section 6.4(c) being referred to as a "Parent Change of Recommendation"). Parent shall not fail to include the Parent Charter Amendment Recommendation in the Joint Proxy Statement, or withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the Parent Charter Amendment Recommendation.

          (d)   From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within 48 hours thereof), and Parent shall provide to the Company (within such 48 hour time frame) either (i) a copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal (including the identity of the Person making such Parent Competing Proposal). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations, and shall promptly (and in no event later than 24 hours after transmittal or receipt), provide the Company with copies of any material correspondence and, with respect to material oral communications, a written summary of such correspondence or communications, between: (x) on the one hand, Parent or any of their Representatives; and (y) on the other hand, the Person that made or submitted such Parent Competing Proposal or any Representative of such Person.

          (e)   Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

              (i)  to the extent applicable, comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 6.4(e)(iii) or Section 6.4(f), effect a Parent Change of Recommendation including in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

             (ii)  prior to the receipt of the Parent Shareholder Approval, engage in the activities prohibited by Sections 6.4(b)(i), 6.4(b)(ii) or 6.4(b)(iii), solely with and to any Person who has made a written, bona fide Parent Competing Proposal that did not result from a breach of this Section 6.4; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (B) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and, after consultation with its outside legal counsel, that the failure to engage in such activities would be inconsistent with the Parent Board's duties under applicable Law;

            (iii)  prior to the receipt of the Parent Shareholder Approval, in response to a Parent Competing Proposal that is conditioned upon the termination of this Agreement or the failure of the Transactions to be consummated (including through the failure of any of the conditions set forth in Article VII) and that did not result from a breach of this Section 6.4, if the Parent Board (or any committee thereof) so chooses, cause Parent to effect a Parent Change of Recommendation, if prior to taking such action (A) the Parent Board (or a committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal), (B) the Parent Board has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the Parent Board's duties under applicable Law, and (C) Parent shall have given notice to the Company that Parent has received such proposal, specifying the material terms and conditions of such proposal, and, that Parent intends to take such action, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Shareholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company's revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made the time period set forth in this clause (C) prior to which Parent may effect a Parent Change of Recommendation or terminate this Agreement shall be extended for 48 hours after notification of such change to the Company; and

          (f)    Notwithstanding anything in this Agreement to the contrary, prior to receipt of the Parent Shareholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement, Parent may, if the Parent Board (or any committee thereof) so chooses, effect a Parent Change of Recommendation if prior to taking such action (A) the Parent Board (or a committee thereof) determines in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the Parent Board's its fiduciary duties to Parent's shareholders under applicable Law, (B) Parent shall have given notice to the Company that Parent has determined that a Parent Intervening Event has occurred or arisen (which notice will reasonably describe such Parent Intervening Event) and that Parent intends to effect a Parent Change of Recommendation, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Shareholders Meeting and the fourth Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board (or any committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change of Recommendation would be inconsistent with the Parent Board's duties to Parent's shareholders under applicable Law.

        6.5    Preparation of Joint Proxy Statement and Registration Statement.

          (a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of its capital stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the adoption by its stockholders of this Agreement. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement and any amendments or supplements thereto.

          (b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and the holders of Parent Common Stock at the Parent Shareholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

          (c)   Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

          (d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the shareholders of Parent.

        6.6    Stockholder and Shareholder Meetings.

          (a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as expressly permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has made the Company Board Recommendation. The Company's obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company's stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may, and at Parent's request shall, adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(e)(iii)(C). If requested by Parent, the Company shall promptly provide all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company's transfer agent, proxy solicitor or other Representative.

          (b)   Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Shareholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.4, the Parent Board shall recommend that the shareholders of Parent vote in favor of the issuance of Parent Common Stock in the Merger and the Parent Board shall solicit from shareholders of Parent proxies in favor of such issuance of Parent Common Stock in the Merger, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has made the Parent Board Recommendation. The Parent Board shall recommend that the shareholders of Parent vote in favor of the Parent Charter Amendment and the Parent Board shall solicit from shareholders of Parent proxies in favor of the Parent Charter Amendment, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has made the Parent Charter Amendment Recommendation. Parent's obligations to call, give notice of, convene and hold the Parent Shareholder Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Competing Proposal, or by any Parent Change of Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Shareholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent's shareholders or (B) if, as of the time for which the Parent Shareholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Shareholders Meeting or (ii) may, and at the Company's request shall, adjourn or postpone the Parent Shareholders Meeting if, as of the time for which the Parent Shareholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Shareholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Parent Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Parent Shareholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Shareholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(e)(iii)(C). If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Shareholders Meeting that have been prepared by Parent or Parent's transfer agent, proxy solicitor or other Representative.

          (c)   The parties shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same day.

        6.7    Access to Information.

          (a)   Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1 of this Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other party. Each party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 6.7(a), neither party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement. Notwithstanding the foregoing, neither party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other party's good faith opinion the disclosure of which could subject the other party or any of its Subsidiaries to risk of liability. Notwithstanding the foregoing, neither party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of the other party, which may be granted or withheld in such other party's sole discretion. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

          (b)   The Confidentiality Agreement dated as of April 24, 2017 between Parent and the Company (as amended from time to time, the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be "Preliminary Discussions" as defined under the Confidentiality Agreement.

        6.8    HSR and Other Approvals.

          (a)   Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.8(b) and (e), and not this Section 6.8(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

          (b)   As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the parties shall make any filings required under the HSR Act. Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information or documentary material from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, "Antitrust Laws"), including the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction ("Antitrust Authority").

          (c)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.8(b), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Transactions, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party's valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party's Representatives to attend in accordance with applicable Laws. Parent shall be entitled to direct any Proceedings with any Antitrust Authority or other Person relating to any of the foregoing; provided, however, that it shall afford the Company a reasonable opportunity to participate therein. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

          (d)   In furtherance and not in limitation of the foregoing, each of Parent and the Company and each of their respective Subsidiaries shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including any Antitrust Laws; provided, however, that if, in order to resolve any objections, the Company is asked to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom with respect to its or its Subsidiaries' ability to retain any of the businesses, product lines, or assets of the Company or its Subsidiaries, such actions shall be conditioned upon the consummation of the Merger. In furtherance of the foregoing, each of Parent and the Company and each of their respective Subsidiaries shall use reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

          (e)   Parent and Merger Sub shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

        6.9    Employee Matters.

          (a)   For a period of one year following the Closing Date (the "Continuation Period"), Parent shall cause each individual who is employed as of the Closing Date by the Company or a Subsidiary thereof (a "Company Employee") and who remains employed by Parent or any of its Subsidiaries (including the Surviving Corporation, LLC Sub or any of their respective Subsidiaries) to be provided with, for the portion of the Continuation Period during which such Company Employee is employed, (i) base compensation (salary or wages, as applicable), and as applicable, an annual bonus opportunity that are no less favorable than those provided to similarly situated employees of Parent or its Subsidiaries (provided that, with respect to each applicable Company Employee's annual bonus for 2017, the benefits contemplated by Item 1 of Schedule 6.9 of the Company Disclosure Letter shall be deemed to satisfy the incentive compensation opportunity requirements of this clause (i)) and (ii) employee benefits (other than severance) that are substantially comparable in the aggregate to those that are provided to similarly situated employees of Parent or its Subsidiaries; provided that, for purposes of this clause (ii), the employee benefits (other than severance) generally provided to employees of the Company and its Subsidiaries as of immediately prior to the Closing Date shall be deemed to be substantially comparable in the aggregate to those provided to similarly situated employees of Parent or its Subsidiaries, it being understood that so long as all Company Employees are continuously provided with the employee benefits required by this clause (ii), the Company Employees may commence participation in the "employee benefit plans," as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the "New Plans") at such times as are determined by Parent.

          (b)   From and after the Effective Time, as applicable, the Company Employees shall be given credit for purposes of eligibility to participate, vesting and, with respect to severance, vacation or paid-time off benefits, for purposes of benefit accrual, in each case, in any New Plan (other than (x) for any purpose, with respect to any "defined benefit plan" as defined in Section 3(35) of ERISA or plan that provides retiree medical benefits or disability benefits, or (y) to the extent it would result in a duplication of benefits) in which the Company Employees participate, for such Company Employees' service with the Company and its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Plan immediately prior to the Closing Date.

          (c)   Parent shall, or shall cause the Surviving Corporation or its Subsidiaries, to comply with Schedule 6.9.

          (d)   From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to take commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare New Plan to the extent (x) such Company Employee and his or her eligible dependents are covered under a Company Plan immediately prior to the Closing Date that provides corresponding benefits and (y) such conditions, periods or requirements are satisfied by, or waived for, such Company Employee and his or her eligible dependents under such Company Plan (ii) give each Company Employee credit for the plan year in which the Closing Date occurs for any payments made towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made to the same extent that such credit was given under the analogous Company Plan prior to the date that the Company Employee first participates in the New Plan, in each case, to the extent permitted by the applicable insurance plan provider.

          (e)   Except as otherwise provided in this Agreement of the Company Disclosure Letter, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to assume and honor their respective obligations to individuals employed prior to the Closing Date by the Company or a Subsidiary thereof under all employment, severance, change in control and other agreements or plans, if any, entered into or sponsored by the Company (or a Subsidiary thereof).

          (f)    If requested by Parent not less than 10 Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Company Plans that are Tax-qualified defined contribution plans (collectively, the "Company Qualified DC Plan"), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code), in the form of cash or (in the case of loans) notes, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.

          (g)   From the date of this Agreement until the Closing, the Company shall provide Parent with a reasonable opportunity to review, comment on and approve all written or broad-based oral communications to employees and other individual service providers of the Company and its Subsidiaries related to the transactions contemplated hereby, including in regard to employment or compensation or benefits matters addressed in this Agreement or to be provided following the Closing.

          (h)   Nothing in this Agreement generally, or this Section 6.9 specifically, shall be deemed or construed to (i) constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries, (ii) limit Parent's or its Subsidiaries' right to amend any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries or other compensation or benefit plan or arrangement for any purpose; (iii) require Parent or its Subsidiaries to maintain any particular Employee Benefit Plan; (iv) require Parent or its Subsidiaries to continue to employ or retain the services of any particular employee or other service provider for any period after Closing; (v) create a right in any employee to employment with Parent or its Subsidiaries; or (vi) limit the right of Parent or its Subsidiaries to terminate the employment of any employee following Closing. The provisions of this Section 6.9 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement.

        6.10    Indemnification; Directors' and Officers' Insurance.

          (a)   Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise,

  from the Effective Time and until the six (6) year anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the "Indemnified Persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company's regularly engaged legal counsel or other counsel satisfactory to such Indemnified Persons, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.10(a) except to the extent such failure materially prejudices such party's position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10(a), such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation or the Indemnified Person within the last three (3) years.

          (b)   Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

          (c)   To the fullest extent permitted under applicable Law, Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10, relating to the enforcement of such Indemnified Person's rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

          (d)   Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to, and conditioned upon the occurrence of, the Effective Time, "tail" insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as the Company's and Rice MLP's current directors' and officers' liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors' and officers' liability insurance policies maintained by the Company and Rice MLP with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion to, but shall not be required to, spend more than 300% (the "Cap Amount") of the last annual premium paid by the Company and Rice MLP prior to the date hereof for the six (6) years of coverage under such "tail" policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase as much coverage as is reasonably available for the Cap Amount.

          (e)   In the event that Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or such Subsidiary of the Surviving Corporation, as the case may be, shall assume the obligations set forth in Section 6.10(a). Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under Section 6.10(a). The provisions of Section 6.10(a) are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to Section 6.10(a), and his heirs and representatives.

        6.11    Agreement to Defend; Stockholder Litigation.     In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Without limiting the foregoing, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Proceeding, and no settlement shall be agreed to or offered without Parent's prior written consent.

        6.12    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. The parties will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the parties unless such statements are substantially identical to public statements previously approved by each party; provided, however, that a party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures required by applicable Law or the rules of any stock exchange upon which such party's or its Subsidiary's capital stock is traded; provided that such party uses reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, however, that neither party shall be (i) restricted from making internal communications with its employees which are not made public or (ii) required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or Parent Competing Proposal, as applicable, and matters related thereto or a Company Change of Recommendation or Parent Change of Recommendation other than as set forth in Section 6.3 or Section 6.4, as applicable.

        6.13    Advice of Certain Matters; No Control of Business.     Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.8, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any party's rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.14    Transfer Taxes.     Except as otherwise provided in this Agreement, (i) all Transfer Taxes imposed with respect to the Integrated Mergers, if any, shall be borne and paid by Parent, the Company or any of their respective Subsidiaries when due, and Parent shall file or cause to be filed all necessary Tax Returns and other documentation required to be filed by Parent, the Company or any of their respective Subsidiaries with respect to any such Transfer Taxes, and (ii) Parent shall reimburse, indemnify, defend and hold harmless against liability for any such Transfer Taxes any holder of Company Common Stock. The parties will cooperate, in good faith, in the filing of any such Tax Returns with respect to such Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any such Transfer Taxes.

        6.15    Reasonable Best Efforts; Notification.

          (a)   Except to the extent that the parties' obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3 and Section 6.4), each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

          (b)   The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Section 7.2(a) or 7.3(a) not being met, or (ii) the failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        6.16    Section 16 Matters.     Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

        6.17    Listing Application.     Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

        6.18    Tax Matters.     Each of Parent and the Company will use its reasonable best efforts to cause the Integrated Mergers, taken together, to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Integrated Mergers, taken together, from qualifying, as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company will use its reasonable best efforts and will cooperate with one another to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.3(e). In connection therewith, (a) Parent shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable each such counsel to render the opinion described in Sections 7.2(e) or Section 7.3(e), as applicable, (the "Parent Tax Certificate") and (b) the Company shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 7.2(e) or Section 7.3(e), as applicable, (the "Company Tax Certificate"), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent and the Company shall provide such other information as reasonably requested by each such counsel for purposes of rendering the opinion described in Section 7.2(e) or Section 7.3(e), as applicable.

        6.19    Takeover Laws.     None of the parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

        6.20    Obligations of Merger Sub.     Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

        6.21    Financing Cooperation.

          (a)   The Company shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent, or as Parent may reasonably determine necessary or advisable, in connection with financing arrangements (including, without limitation, assisting in the arrangement of new financing arrangements (including the Financing) and any assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, redemptions, terminations or prepayments of existing financing arrangements of Parent or the Company or their respective subsidiaries) to fund the cash portion of the Merger Consideration, the completion of the Merger or the other transactions contemplated hereby or to be consummated in connection therewith and the payment of related fees and expenses. Such cooperation shall include, without limitation, (A) furnishing Parent and any of its Financing Sources with (i) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows for the Company for the fiscal quarter ended June 30, 2017 and each subsequent fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the close of its most recent fiscal year and at least forty (40) days prior to the Closing Date (with respect to which independent auditors have performed a SAS 100 review) and (ii) in the event that the Closing Date occurs on a date that is more than sixty (60) days following December 31, 2017, audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2017, in each case prepared in accordance with GAAP and (B) using reasonable best efforts to (i) cause management teams of the Company or its Subsidiaries, with appropriate seniority and expertise, upon reasonable notice, to participate in, and provide reasonable and timely assistance with the preparation of materials for, meetings, due diligence and drafting sessions, rating agency presentations and road shows, if any, related to such financing arrangements; (ii) provide information with respect to the Company and its Subsidiaries reasonably requested by Parent or any of its Financing Sources to facilitate such financing arrangements, including reasonably assisting Parent in connection with the preparation of pro forma financial information and financial statements to be included in any Offering Document; (iii) as promptly as practical upon the reasonable request of Parent, furnish Parent and any of its Financing Sources with such financial and other information reasonably requested by Parent relating to the Company or its Subsidiaries that is customary or reasonably required for the preparation of the Offering Documents; (iv) assist in the preparation of SEC filings to be made by Parent, offering memoranda, private placement memoranda, prospectuses, bank confidential information memoranda, syndication materials, rating agency presentations and similar documents required in connection with such financing arrangements ("Offering Documents"); (v) (x) cause Ernst & Young LLP or other relevant accountants of the Company and its Subsidiaries to provide assistance and cooperation to Parent, including using reasonable best efforts to (1) cause their participation in drafting sessions and accounting due diligence sessions and assistance in the preparation of any pro forma financial statements referred to in clause (B)(ii) above, (2) cause them to provide customary consents to use their audit reports on the consolidated financial statements of the Company as required in any Offering Documents or in connection with any filings made with the SEC or pursuant to applicable law, and (3) cause them to provide any customary comfort letters (including "negative assurance" comfort) in connection with any such financing arrangements and (y) cooperate with Parent's legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with such financing arrangements; (vi) cooperate with any due diligence, to the extent customary and reasonable; (vii) in connection with any such financing arrangements, provide customary authorization letters authorizing the distribution of information provided by the Company to prospective lenders, subject to customary confidentiality undertakings by such prospective lenders with respect thereto, and containing customary representations that such information does not contain a material misstatement or omission and that the "public side" versions of any Offering Documents only include information about the Company that is public information or information that is not material to the Company or its Subsidiaries or its or their securities; (viii) furnish promptly, and in any event at least four (4) Business Days prior to the Closing Date (to the extent requested within nine (9) Business Days prior to the Closing Date), all documentation and other information required by any Governmental Authority or as reasonably requested by any Financing Source under applicable "know your customer," anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (ix) in connection with such financing arrangements, execute and deliver any definitive financing documents, including any necessary pledge and security documents, as reasonably requested by Parent and otherwise facilitating the pledging of collateral in connection with such financing arrangements, including taking reasonable actions necessary to permit the applicable Financing Sources to evaluate the Company's and its Subsidiaries' assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing); and (x) cause the taking of any corporate, limited liability company or partnership actions, as applicable, by the Company or its Subsidiaries reasonably necessary to permit the completion of such financing arrangements, subject to the occurrence of the Closing.

          (b)   The Company shall, and shall cause its Subsidiaries to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, use reasonable best efforts to seek an amendment or amendments to any of the Company Debt Agreements or pursue any approach chosen by Parent to the assumption, defeasance, satisfaction and discharge, constructive satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, tender, exchange or other treatment of, the Company Debt Agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a "Debt Transaction"). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of the necessary legal documentation required in connection with such Debt Transaction (collectively, the "Debt Transaction Documents"), and the Company and its legal counsel shall have had a reasonable opportunity to review and comment on the Debt Transaction Documents. The Company shall, and shall cause its Subsidiaries to, cause its and their respective Representatives to use reasonable best efforts to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any Debt Transaction Documents to be entered into prior to Closing and delivering all officer's certificates and legal opinions required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided that any such Debt Transaction Documents that amend any Company Debt Agreement prior to the Closing Date shall provide that such amendments are not operative until the Closing.

          (c)   The Company shall, and shall cause its Subsidiaries to, after (and not prior to) the receipt of a written request from Parent to do so, use reasonable best efforts to deliver all notices and take all other actions to facilitate the termination at the Closing of all commitments in respect of each of the Company Credit Agreement, the Rice Midstream Holdco Credit Agreement and the Rice MLP Credit Agreement, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, the release on the Closing Date of any Encumbrances securing such indebtedness and guarantees in connection therewith, and, with respect to any letters of credit outstanding thereunder, the cash collateralization thereof or the making of any alternate arrangements with respect thereto that are reasonably requested by Parent. In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a written request from Parent to do so, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent (i) at least five (5) Business Days prior to the Closing Date, a draft payoff letter with respect to each of the Company Credit Agreement, the Rice Midstream Holdco Credit Agreement and the Rice MLP Credit Agreement and any other indebtedness of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date and (ii) at least three (3) Business Days prior to the Closing Date, an executed payoff letter with respect to each of Company Credit Agreement, the Rice Midstream Holdco Credit Agreement and the Rice MLP Credit Agreement (the "Payoff Letters"), in each case in customary form and substance from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Encumbrances (and guarantees), if any, granted in connection with the Company Credit Facilities or any other indebtedness of the Company or its Subsidiaries to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. To the extent Parent has requested the termination of the commitments under the Company Credit Agreement, the Rice Midstream Holdco Credit Agreement or the Rice MLP Credit Agreement, Parent shall deposit, or cause to be deposited, funds with the applicable administrative agent no later than the Closing Date in an amount sufficient for such repayment.

          (d)   The Company shall, and shall cause its Subsidiaries to, after (and not prior to) the receipt of a written request from Parent to do so, use reasonable best efforts to (i) issue one or more notices of optional redemption (and any updates thereto), which notices may be subject to one or more conditions specified by Parent, for all of the outstanding aggregate principal amount of each series of Company Notes pursuant to the applicable Company Notes Indenture in order to effect a redemption of the Company Notes on or after the Closing Date, and (ii) provide any other reasonable cooperation requested by Parent to facilitate the redemption of the Company Notes (and, if elected by Parent, the satisfaction and discharge of the Company Notes and the Company Notes Indentures substantially concurrently with the Closing) and the release of all guarantees in connection therewith, effective as of and conditioned upon the occurrence of the Closing Date (including delivering any legal opinions, notices, requests, order or certificates required to be delivered in connection with the Discharge). Parent shall deposit, or cause to be deposited, funds with the trustee for the applicable series of Company Notes sufficient to fund any Discharge requested by Parent no later than the redemption time specified in the applicable redemption notice in accordance with the applicable Company Notes Indentures. The redemption (or, if applicable, satisfaction and discharge) of the Company Notes and Company Notes Indentures pursuant to this Section 6.21(d) and the release of all guarantees in connection therewith, are referred to collectively as the "Discharge."

          (e)   Notwithstanding anything to the contrary in this Section 6.21, no action shall be required of the Company or its Subsidiaries pursuant to Section 6.21(a)-(d), if any such action shall: (i) unreasonably disrupt or interfere with the business or ongoing operations of Company and its Subsidiaries; (ii) cause any representation or warranty or covenant contained in this Agreement to be breached (unless waived by Parent); (iii) involve the entry by the Company or any Subsidiary into any agreement with respect to any financing arrangement that is operative prior to the Closing (it being understood and agreed that such agreements may be effective and binding against the Company and its Subsidiaries prior to the Closing); (iv) require Company or any of its Subsidiaries or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions, other than certificates or legal opinions delivered at (or effective as of) the Closing Date, customary representation and authorization letters and, any officer's certificate required to be delivered pursuant to the Company Notes Indenture in connection with any Discharge pursuant to Section 6.21(d); (v) require the Company or any Subsidiary to pay any commitment or other fee prior to the Closing Date for which it has not received prior reimbursement; (vi) require the Company or any of its Subsidiaries or their respective Representatives to prepare pro forma financial information or projections, which shall be the responsibility of Parent (without waiver of the covenant set forth in Section 6.21(a)(B)(ii)); or (vii) cause any director, officer, or employee of Company or any of its Subsidiaries to execute any agreement or certificate in his or her individual, rather than official, capacity.

          (f)    Promptly upon the Company's request, all reasonable and documented out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with assisting in any financing arrangement pursuant to this Section 6.21 shall be paid or reimbursed by Parent, and, in the event the Closing shall not occur, Parent shall indemnify and hold harmless Company, its Subsidiaries and its and their Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement or consummation of such financing arrangement, except to the extent such losses arise out of or results from the fraud, intentional misrepresentation, intentional breach, gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or any of its or their Representatives related to this Section 6.21, or from the information provided by the Company or its Subsidiaries for use in the Offering Documents or otherwise in connection with such financing arrangement.

        6.22    Discussions with Third Party Security Holders.     If Parent shall so request, the Company shall reasonably cooperate with and assist Parent to facilitate Parent's discussions with Third Party Security Holders and any transactions that are contemplated by or arise from such discussions, it being understood and agreed that the Company shall only be required pursuant to this Section 6.22 to facilitate transactions (and discussions with respect thereto) that would be conditioned upon the occurrence of the Closing.

        6.23    Directors of Parent Following the Effective Time.

          (a)   Subject to Section 6.23(b), (i) prior to the Effective Time, Parent shall take all necessary corporate action so that the Company's Chief Executive Officer as of the date of this Agreement (the "Company CEO") and the Chairman of the Company Board as of the date of this Agreement (the "Company Chairman," and together with the Company CEO, the "New Directors"), are appointed to the Parent Board immediately following the Effective Time and (ii) Parent, through the Parent Board, shall take all necessary action to nominate the New Directors for election to the Parent Board in the proxy statement relating to the first annual meeting of the shareholders of Parent following the Closing with respect to which a definitive proxy statement has not been filed by Parent prior to the Closing (the "Post-Closing Annual Meeting"). In the event that either the Company CEO or the Company Chairman are unable or unwilling to serve on the Parent Board as of immediately following the Effective Time, then a substitute shall be chosen by Parent from among the directors of the Company Board identified as independent in the Company's definitive proxy statement for its 2017 annual meeting who indicate to Parent their willingness to serve on the Parent Board, which substitute member shall be deemed to be a New Director for purposes of this Agreement.

          (b)   Notwithstanding anything to the contrary in this Agreement, (i) the parties expressly acknowledge that approval by Parent's shareholders of the Parent Charter Amendment is not a condition to any party's obligation to complete the Transactions and (ii) if the Parent Charter Amendment has not been approved by Parent's shareholders prior to the Effective Time, (x) Parent and the Parent Board shall only be required to appoint to the Parent Board immediately following the Effective Time and nominate in the proxy statement with respect to the Post-Closing Annual Meeting (the "Post-Closing Proxy Statement") one New Director selected by the Company Board and (y) Parent shall include in the Post-Closing Proxy Statement a proposal to amend its articles of incorporation in the manner contemplated by the Parent Charter Amendment (the "Post-Closing Charter Amendment Proposal") in order to permit the other New Director to be appointed to the Parent Board, which appointment shall be effected as soon as reasonably practicable following approval by Parent's shareholders of the Post-Closing Charter Amendment Proposal; provided that all obligations of Parent and the Parent Board pursuant to this clause (y) shall terminate in the event that Parent's shareholders fail to approve the Post-Closing Charter Amendment at the Post-Closing Annual Meeting.

          (c)   The provisions of this Section 6.23 are intended to be for the benefit of, and shall be enforceable by, the parties and each New Director.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Consummate the Merger.     The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

          (a)    Stockholder Approvals.    The Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and Parent, as applicable.

          (b)    Regulatory Approval.    Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

          (c)    No Injunctions or Restraints.    No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

          (d)    Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

          (e)    NYSE Listing.    The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

        7.2    Additional Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

          (a)    Representations and Warranties of the Company.    (i) The representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(b) and Section 4.6(a) shall be true and correct (except, with respect to Section 4.2(a) and Section 4.2(b) for any de minimis inaccuracies) as of the date of this Agreement and the Closing Date, as though made on and as of the such date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.3(a) and Section 4.23 shall be true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Company Material Adverse Effect") in all material respects as of the date of this Agreement and the Closing Date, as though made on and as of such date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date) and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and the Closing Date, as though made on and as of such date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Company Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

          (c)    No Company Material Adverse Effect.    Since the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)    Compliance Certificate.    Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

          (e)    Tax Opinion.    Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Integrated Mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), Wachtell, Lipton, Rosen & Katz shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

        7.3    Additional Conditions to Obligations of the Company.     The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

          (a)    Representations and Warranties of Parent and Merger Sub.    (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2(a), Section 5.2(b) and Section 5.6(a) shall be true and correct (except, with respect to Section 5.2(a) and Section 5.2(b) for any de minimis inaccuracies) as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date) and (ii) the representations and warranties of Parent set forth in Section 5.3(a) and shall be Section 5.22 true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Parent Material Adverse Effect") in all material respects as of the date of this Agreement and the Closing Date, as though made on and as of such (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date) and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and the Closing Date, as though made on and as of such date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality" or "Parent Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

          (c)    No Parent Material Adverse Effect.    Since the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          (d)    Compliance Certificate.    The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

          (e)    Tax Opinion.    The Company shall have received an opinion from Vinson & Elkins LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Integrated Mergers, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(e), Vinson & Elkins LLP shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

        7.4    Frustration of Closing Conditions.     None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION

        8.1    Termination.     This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained:

          (a)   by mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent:

              (i)  if any Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

             (ii)  if the Merger shall not have been consummated on or before 5:00 p.m. Eastern time, on February 19, 2018; provided that if on such date the condition to closing set forth in Section 7.1(b) or Section 7.1(c) (if the failure of such condition to be then satisfied is due to an Antitrust Law) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company from time to time by written notice to the other party up to a date that is no later than May 19, 2018 (the "End Date Extension", and such date, as it may be extended by the End Date Extension, the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

            (iii)  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement (other than those contained in Section 6.21(a)(A)) which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the date of the proposed termination (a "Terminable Breach"); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

            (iv)  if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof or (B) the Parent Shareholder Approval shall not have been obtained upon a vote held at a duly held Parent Shareholders Meeting, or at any adjournment or postponement thereof.

          (c)   by Parent, prior to the time the Company Stockholder Approval is obtained:

              (i)  if the Company Board or any committee thereof shall have effected a Company Change of Recommendation; or

             (ii)  if the Company is in violation in any material respect of its obligations under Section 6.3;

          (d)   by the Company in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 8.3(b);

          (e)   by the Company, prior to the time the Parent Shareholder Approval is obtained:

              (i)  if the Parent Board or any committee thereof shall have effected a Parent Change of Recommendation; or

             (ii)  if Parent is in violation in any material respect of its obligations under Section 6.4.

        8.2    Notice of Termination; Effect of Termination.

          (a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party.

          (b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages for any willful and material breach of any covenant, agreement or obligation hereunder or intentional fraud.

        8.3    Expenses and Other Payments.

          (a)   Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

          (b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation or Material Breach of Non-Solicit) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay Parent the Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than two Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

          (c)   If the Company terminates this Agreement pursuant to Section 8.1(e) (Parent Change of Recommendation or Material Breach of Non-Solicit), then Parent shall pay the Company the Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than two Business Days after notice of termination of this Agreement.

          (d)   If either the Company or Parent terminates this Agreement pursuant to (i) Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), then the Company shall pay Parent the Expenses (unless Parent is then entitled to terminate this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation or Material Breach of Non-Solicit), in which event the Company shall pay Parent the Termination Fee) or (ii) Section 8.1(b)(iv)(B) (Failure to Obtain Parent Shareholder Approval), then Parent shall pay the Company the Expenses (unless the Company is then entitled to terminate this Agreement pursuant to Section 8.1(e) (Parent Change of Recommendation or Material Breach of Non-Solicit), in which event Parent shall pay the Company the Termination Fee), in each case, no later than two Business Days after notice of termination of this Agreement.

          (e)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), (B) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date), or (C) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn (A) at least three (3) Business Days prior to the Company Stockholders Meeting (in the case of a termination pursuant to clause (i)(A)) or (B) at least three (3) Business Days prior to the date of such termination (in the case of a termination pursuant to clauses (i)(B) or (i)(C)) and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal or consummates any transaction meeting the parameters of a Company Competing Proposal, then the Company shall pay Parent the Termination Fee, less any amount previously paid by the Company pursuant to Section 8.3(d), in cash by wire transfer of immediately available funds to an account designated by Parent, on the earliest date of when such definitive agreement is executed or such transaction is consummated. For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to "20%" shall be deemed to be a reference to "more than 50%."

          (f)    If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Shareholder Approval), (B) Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or (C) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), (ii) on or before the date of any such termination a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn (A) at least three (3) Business Days prior to the Parent Stockholders Meeting (in the case of a termination pursuant to clause (i)(A)) or (B) at least three (3) Business Days prior to the date of such termination (in the case of a termination pursuant to clauses (i)(B) or (i)(C)) and (iii) within twelve (12)  months after the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal or consummates any transaction meeting the parameters of a Parent Competing Proposal, then Parent shall pay the Company the Termination Fee, less any amount previously paid by Parent pursuant to Section 8.3(d), in cash by wire transfer of immediately available funds to an account designated by the Company, on the earliest date of when such definitive agreement is executed or such transaction is consummated. For purposes of this Section 8.3(f), any reference in the definition of Parent Competing Proposal to "20%" shall be deemed to be a reference to "more than 50%."

          (g)   In no event shall either party be entitled to receive more than one payment of the applicable Termination Fee and one payment of the applicable Expenses. Notwithstanding the foregoing sentence, if a party receives an applicable Termination Fee, then such party will not be entitled to also receive a payment of the applicable Expenses, and any payment of the Expenses shall be fully creditable against any subsequent payment by the applicable party of the Termination Fee. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in Section 8.1(d) and this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or willful and material breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a willful and material breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a willful and material breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or willful and material breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a willful and material breach of any covenant, agreement or obligation.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Schedule Definitions.     All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

        9.2    Survival.     Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and the sixth sentence of Section 6.7(a), Sections 6.7(b), Section 6.9 and Section 6.10 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

        9.3    Notices.     All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail ("e-mail") (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)	if to Parent or Merger Sub, to:
EQT Corporation 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania
	Attention:	General Counsel
	Facsimile:	412-553-7781
	E-mail:	lgardner@eqt.com
with a required copy to (which copy shall not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	Steven A. Cohen Benjamin M. Roth
	Facsimile	(212) 403-2000
	E-mail:	SACohen@wlrk.com BMRoth@wlrk.com
(ii)	if to the Company, to:
Rice Energy Inc. 2200 Rice Drive Canonsburg, Pennsylvania 15317
	Attention:	General Counsel
	Facsimile	(832) 708-3445
	E-mail:	will.jordan@riceenergy.com
with a required copy to (which copy shall not constitute notice):
Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002
	Attention:	Stephen M. Gill Douglas E. McWilliams
	Facsimile	(713) 615-5956
	E-mail:	sgill@velaw.com dmcwilliams@velaw.com

        9.4    Rules of Construction.

          (a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

          (b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such disclosure, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

          (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

          (d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Eastern time.

          (e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) "days" mean calendar days.

        9.5    Counterparts.     This Agreement may be executed in two or more counterparts, including via facsimile or email in "portable document format" (".pdf") form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.6    Entire Agreement; Third Party Beneficiaries.     This Agreement (together with the Confidentiality Agreement, the Voting Agreement, the Non-Competition Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock, Company RSU Awards and/or Company PSU Awards to receive the Merger Consideration), (b) Section 6.23 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the New Directors), and (c) Sections 6.9 and 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the provisions set forth in this proviso to Section 9.6, Sections 9.7(d) and 9.13 and the proviso to Section 9.11, in each case will inure to the benefit of the Financing Sources and their respective successors, legal representatives and permitted assigns, all of whom are expressly intended to be third-party beneficiaries thereof and with respect to their rights thereunder.

        9.7    Governing Law; Venue; Waiver of Jury Trial.

          (a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. NOTWITHSTANDING THE FOREGOING, ALL MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE PARENT BOARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

          (b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION

  OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

          (d)   Notwithstanding anything in this Section 9.7 or otherwise in this Agreement to the contrary, each of the parties hereto acknowledges and irrevocably agrees (i) that it will not bring or support, or permit any of its Affiliates to bring or support, any Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise (each, an "Action") involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing Commitment Letter, the Financing or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) to waive any right to trial by jury in respect of any such Action, and (iii) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

        9.8    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        9.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

        9.10    Specific Performance.     The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.10. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

        9.11    Amendment.     This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval; provided that Sections 9.7(d) and 9.13, the proviso to Section 9.6, and this proviso to Section 9.11, and the definitions of "Financing", "Financing Commitment Letter" and "Financing Sources", in each case, may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        9.12    Extension; Waiver.     At any time prior to the Effective Time, the Company and Parent may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed:

          (a)   extend the time for the performance of any of the obligations or acts of the other party hereunder;

          (b)   waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c)   waive compliance with any of the agreements or conditions of the other party contained herein.

        Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

        9.13    No Liability of Financing Sources.     Notwithstanding anything to the contrary contained herein, the Company agrees that none of the Financing Sources will have any liability to the Company or any of its Subsidiaries or respective Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

[Signature Pages Follow]

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EQT CORPORATION
By:	/s/ ROBERT J. MCNALLY
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer
EAGLE MERGER SUB I, INC.
By:	/s/ ROBERT J. MCNALLY
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

RICE ENERGY INC.
By:	/s/ DANIEL J. RICE IV
	Name:	Daniel J. Rice IV
	Title:	Chief Executive Officer

SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER

ANNEX A
Certain Definitions

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

        "Aggregated Group" means all entities under common control with any Person within the meaning of Section 414(b), (k), or (m) of the Code or Section 4001 of ERISA.

        "beneficial ownership," including the correlative term "beneficially owning," has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Business Day" means a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.

        "Closing Parent Common Stock Price" means the last reported sale price of Parent Common Stock on the New York Stock Exchange (as reported in The Wall Street Journal) on the Closing Date.

        "Company 2022 Notes Indenture" means that certain Indenture, dated as of April 25, 2014, by and among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, in respect of the Company's 6.25% Senior Notes due 2022, and as otherwise modified or supplemented prior to the date of this Agreement.

        "Company 2023 Notes Indenture" means that certain Indenture, dated as of March 26, 2015, by and among the Company, the guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, in respect of the Company's 7.25% Senior Notes due 2023, and as otherwise modified or supplemented prior to the date of this Agreement.

        "Company Competing Proposal" means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company's and its Subsidiaries' net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit any Person or group to acquire beneficial ownership of at least 20% of the Company's and its Subsidiaries' assets or equity interests.

        "Company Credit Agreement" means that certain Fourth Amended and Restated Credit Agreement, dated as of October 19, 2016, by and among the Company, the Operating Company, the lenders and other parties from time to time party thereto, and Wells Fargo Bank, N.A., as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

        "Company Debt Agreements" means the Company Credit Agreement, the Rice Midstream Holdco Credit Agreement, the Rice MLP Credit Agreement and the Company Notes Indentures.

        "Company Intervening Event" means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to the Company that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of

Annex A-1

the date of this Agreement; provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Company Competing Proposal, (ii) changes in general economic circumstances or industry or market conditions (including commodity prices) or (iii) the fact that the Company or any of its Subsidiaries exceeds internal or published projections or guidance or any matter relating thereto or of consequence thereof constitute a Company Intervening Event.

        "Company Notes" means (a) the Company's 6.25% Senior Notes due 2022 issued pursuant to the Company 2022 Notes Indenture and (b) the Company's 7.25% Senior Notes due 2023 issued pursuant to the Company 2023 Notes Indenture.

        "Company Notes Indentures" means (a) the Company 2022 Notes Indenture and (b) the Company 2023 Notes Indenture.

        "Company Retained Midstream" means all Systems except such assets as are held as of the date hereof by Rice MLP, including, without limitation, all assets held as of the date hereof by Strike Force Midstream LLC and Rice Olympus Midstream LLC.

        "Company Stock Award" means a Company RSU Award or Company PSU Award.

        "Company Stockholder Approval" means the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Organizational Documents of the Company.

        "Company Superior Proposal" means any written proposal by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated two thirds or more of the Company's and its Subsidiaries' net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) more than two-thirds of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, business combination or similar transaction, that in the good faith determination of the Company Board or any committee thereof, after consultation with its financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company's stockholders than the Transactions.

        "Consent" means any approval, consent, ratification, permission, waiver, or authorization.

        "control" and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Controlled Group Liability" means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

        "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Annex A-2

        "Employee Benefit Plan" of any Person means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

        "Encumbrances" means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.

        "Environmental Laws" means any and all Laws pertaining to exposure to Hazardous Substances or contamination in the environment, or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), conservation of natural resources (including threatened or endangered species) or natural resource damages, currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Atomic Energy Act, as amended, the Occupational, Safety and Health Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Pennsylvania Oil and Gas Act, as amended, the West Virginia Natural Gas Horizontal Well Control Act, as amended, and any state or local Laws implementing or analogous to the foregoing federal Laws.

        "EQT GP" means EQT GP Holdings, LP, a Delaware limited partnership.

        "EQT MLP" means EQT Midstream Partners, LP, a Delaware limited partnership.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Expenses" means a cash amount equal to $67,000,000 to be paid in respect of the applicable party's costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

        "Financing" means the debt financing incurred or intended to be incurred pursuant to the Financing Commitment Letter, including the offering or private placement of debt securities or borrowing of loans contemplated by the Financing Commitment Letter and any related engagement letter.

        "Financing Commitment Letter" means that certain commitment letter, dated as of the date hereof, by and between Citigroup Global Markets Inc. and Parent, as amended, supplemented or otherwise modified from time to time.

        "Financing Sources" means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Financing Commitment Letter or in connection with all or any part of the Financing described therein, or replacement debt financings in connection with the transactions contemplated hereby, including the parties providing or arranging financing pursuant to

Annex A-3

any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates' officers, directors, employees, agents and representatives and their respective successors and assigns.

        "Governmental Entity" means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

        "group" has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Hazardous Substance" means and includes each substance or material defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law, and any petroleum or petroleum products that have been Released into the environment.

        "Hydrocarbons" means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

        "Indebtedness" of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Intellectual Property" means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

        "knowledge" means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

        "Law" means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

        "Material Adverse Effect" means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and

Annex A-4

its Subsidiaries to consummate the Transactions; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Material Adverse Effect," and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (provided that the exception in this clause (vi) shall not apply to any representation or warranty contained in Section 4.3(b), Section 4.10(i) or Section 5.3(b)) or to the determination of whether any inaccuracy in such representations or warranties constitutes, individually or in the aggregate, a Company Material Adverse Effect for purposes of Section 7.2(a)(iii) or Section 7.2(c) or a Parent Material Adverse Effect for purposes of Section 7.3(a)(iii) or Section 7.3(c)), (vii) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has requested in writing; (viii) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement, or the failure to take any action prohibited by this Agreement (provided that the exception in this clause (viii) shall not apply to any representation or warranty contained in Section 4.3(b), Section 4.10(i) or Section 5.3(b) or to the determination of whether any inaccuracy in such representations or warranties constitutes, individually or in the aggregate, a Company Material Adverse Effect for purposes of Section 7.2(a)(iii) or Section 7.2(c) or a Parent Material Adverse Effect for purposes of Section 7.3(a)(iii) or Section 7.3(c)); (ix) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (x) any changes in such Person's stock price or the trading volume of such Person's stock, or any failure by such Person to meet any analysts' estimates or expectations of such Person's revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xi) any Proceedings made or brought by any of the current or former stockholders or shareholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur solely to the extent they are disproportionate).

Annex A-5

        "Midstream Holdings" means Rice Midstream Holdings LLC, a Delaware limited liability company.

        "Midstream Holdings LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of Midstream Holdings dated as of February 22, 2016, as amended, amended and restated, supplemented or otherwise modified from time to time.

        "NYSE" means the New York Stock Exchange.

        "Oil and Gas Leases" means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person's business.

        "Oil and Gas Properties" means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all wells located on or producing from such leases and properties and (c) all Systems.

        "Operating Company" means Rice Energy Operating LLC, a Delaware limited liability company.

        "Operating Company LLC Agreement" means that certain Third Amended and Restated Limited Liability Company Agreement of the Operating Company dated as of October 19, 2016, as amended, amended and restated, supplemented or otherwise modified from time to time.

        "Organizational Documents" means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

        "other party" means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

        "Parent Charter Amendment" means an amendment to Parent's Restated Articles of Incorporation providing that the number of members of the Parent Board be no more than thirteen (13).

        "Parent Competing Proposal" means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Parent's and its Subsidiaries' net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Parent Common Stock or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Parent Common Stock or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit any Person or group to, directly or indirectly, acquire beneficial ownership of at least 20% of Parent's and its Subsidiaries' assets or equity interests.

Annex A-6

        "Parent Intervening Event" means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Parent that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement; provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Parent Competing Proposal, (ii) changes in general economic circumstances or industry or market conditions (including commodity prices) or (iii) the fact that Parent or any of its Subsidiaries exceeds internal or published projections or guidance or any matter relating thereto or of consequence thereof constitute a Parent Intervening Event.

        "Parent Stock Plans" means Parent 2014 Long-Term Incentive Plan, Parent 2009 Long-Term Incentive Plan, Parent 1999 Non-Employee Directors' Stock Incentive Plan, Parent 2009 Dividend Reinvestment and Stock Purchase Plan, Parent 2008 Employee Stock Purchase Plan, Parent 2005 Directors' Deferred Compensation Plan and Parent 1999 Directors' Deferred Compensation Plan.

        "Parent Shareholder Approval" means the approval of the Parent Stock Issuance by the affirmative vote of the holders of a majority of the votes cast at the Parent Shareholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

        "Parent Shareholders Meeting" means a meeting of the shareholders of Parent to consider the approval of the Parent Stock Issuance and the Parent Charter Amendment, including any postponement, adjournment or recess thereof.

        "Parent Superior Proposal" means any written proposal by any Person or group to acquire, directly or indirectly, (a) businesses or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated two-thirds or more of Parent's and its Subsidiaries' net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) more than two-thirds of the outstanding shares of Parent Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Parent Board or any committee thereof, after consultation with its financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Parent's shareholders than the Transactions.

        "party" or "parties" means a party or the parties to this Agreement, except as the context may otherwise require.

        "Permitted Encumbrances" means:

          (a)   to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

          (b)   contractual or statutory mechanic's, materialmen's, warehouseman's, journeyman's and carrier's liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

          (c)   Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as

Annex A-7

  applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or Parent Reserve Report, as applicable;

          (d)   Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) has no material adverse effect on the value, use or operation of the property encumbered thereby;

          (e)   such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries) or the Parent (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing;

          (f)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

          (g)   any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with the Closing);

          (h)   Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

          (i)    Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such party's Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such party's Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; or

          (j)    with respect to the Company and its Subsidiaries, Encumbrances arising under or the Company Credit Agreement, the Rice Midstream Holdco Credit Agreement or the Rice MLP Credit Agreement.

        "Person" means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

        "Proceeding" means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and

Annex A-8

whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

        "Production Burdens" means any royalties (including lessor's royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

        "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

        "Representatives" means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

        "Rice Midstream Holdco Credit Agreement" means that certain Credit Agreement, dated as of December 22, 2014, among Midstream Holdings, the lenders and other parties from time to time party thereto, and Wells Fargo Bank, N.A., as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

        "Rice MLP" means Rice Midstream Partners LP, a Delaware limited partnership.

        "Rice MLP Credit Agreement" means that certain Credit Agreement, dated as of December 22, 2014, among Rice MLP, Rice Midstream OpCo LLC, the lenders and other parties from time to time party thereto, and Wells Fargo Bank, N.A., as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

        "Rice MLP LP Agreement" means that certain Amended and Restated Agreement of Limited Partnership of Rice MLP, dated as of December 22, 2014, as amended, amended and restated, supplemented or otherwise modified from time to time.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933.

        "Stock Award Exchange Ratio" means the sum of (a) the Exchange Ratio and (b) the quotient of (i) the Cash Consideration divided by (ii) the average of the closing sale prices of Parent Common Stock on the NYSE as reported by The Wall Street Journal for each of the five (5) consecutive trading days ending on (and including) the last complete trading day immediately prior to the Effective Time.

        "Stockholders' Agreement" means that certain Stockholders' Agreement, dated as of January 29, 2014, by and among the Company, Rice Energy Holdings LLC, NGP Rice Holdings, LLC, Rice Energy Family Holdings, LP and Alpha Natural Resources, Inc.

        "Strike Force Midstream LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of Strike Force Midstream LLC, dated as of February 1, 2016, as amended, amended and restated, supplemented or otherwise modified from time to time.

        "Subsidiary" means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

        "Systems" means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, compressors, meters, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment and rights of way, easements, licenses, surface interests, fee interests and other real property interests related or appurtenant to the foregoing that are owned by the Company or any of its Subsidiaries, and

Annex A-9

are used for the conduct of the business of the Company or any of its Subsidiaries as presently conducted.

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under applicable Law.

        "Taxes" means any and all taxes, duties, levies or other similar governmental assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, escheat, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties and additions to tax imposed with respect thereto.

        "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

        "Taxing Authority" means any Governmental Entity having jurisdiction in matters relating to Tax matters.

        "Termination Fee" means a cash amount equal to $255,000,000.

        "Third Party Security Holders" means third party security holders in the Operating Company, Midstream Holdings, GP Holdings or Strike Force Midstream LLC.

        "Transaction Agreements" means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

        "Transactions" means the Integrated Mergers and the other transactions (including the Redemption and the Parent Stock Issuance) contemplated by this Agreement and the Transaction Agreements.

        "Transfer Taxes" means any transfer, sales, use, stamp, registration or other similar Taxes; provided that, for the avoidance of doubt, Transfer Taxes shall not include any income, franchise or similar Taxes.

        "Voting Debt" of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

Annex A-10

EXHIBIT A
FORM OF LLC SUB MERGER AGREEMENT

Exhibit A-1

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of [    •    ], is by and between [      ], a Delaware corporation ("[      ]"), and EQT RE, LLC, a Delaware limited liability company (the "Company," and together with [      ], the "Parties") and an indirect wholly owned subsidiary of EQT Corporation, a Delaware corporation ("Parent").

RECITALS

        WHEREAS, EQT Investments Holdings, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent ("EIH"), is an entity disregarded as separate from Parent for U.S. federal income tax purposes;

        WHEREAS, EQT Production Company, an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of EIH ("EPC"), is taxed as a corporation for U.S. federal income tax purposes and is the sole member of the Company, which is treated as an entity disregarded as separate from EPC for U.S. federal income tax purposes;

        WHEREAS, Parent, Rice Energy Inc. ("Rice") and Eagle Merger I, Inc. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of EIH, entered into an Agreement and Plan of Merger dated as of June 19, 2017 (the "Acquisition Agreement");

        WHEREAS, pursuant to the Acquisition Agreement, at the Effective Time (as defined in the Acquisition Agreement), Merger Sub was merged with and into Rice (the "First Merger"), with Rice as the surviving corporation (the "Surviving Corporation");

        WHEREAS, pursuant to the Acquisition Agreement, at the Effective Time (as defined in the Acquisition Agreement), the name of the Surviving Corporation was changed to [      ];

        WHEREAS, the Acquisition Agreement provides that immediately following the First Merger, [      ] shall be merged with and into the Company, with the Company continuing as the surviving entity following such merger (the "Second Merger" and, together with the First Merger, the "Mergers");

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and that the Acquisition Agreement and this Agreement together constitute and be adopted as a "plan of reorganization" within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a);

        WHEREAS, it is proposed that the Company and [      ] enter into this Merger Agreement to effectuate the Second Merger; and

        WHEREAS, the sole Member and Manager of the Company and the Board of Directors of [      ] have each approved this Agreement and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

        1.1    Merger.     At the Effective Time, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), [      ] shall be merged with and into the Company, whereupon the separate existence of [      ] shall cease and the Company shall continue its existence as a limited

Exhibit A-2

liability company under the laws of the State of Delaware (the "Surviving Entity"). As of the Second Merger Effective Time (as defined below), the separate corporate existence of [      ] shall cease.

        1.2    Effective Time of the Second Merger.     Subject to the provisions of this Agreement and the Acquisition Agreement, the Second Merger will become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as may be specified in the Certificate of Merger (the "Second Merger Effective Time").

        1.3    Effects of the Merger.     At and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in the DGCL and DLLCA.

        1.4    Cancellation of [      ] Common Stock.     At the Effective Time, by virtue of the Second Merger and without any actions of the Parties or otherwise, each share of the common stock, par value $0.01 per share, of [      ] issued and outstanding immediately prior to the Second Merger Effective Time, shall automatically be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

        1.5    Surviving Entity Membership Interests.     The limited liability company interests in the Company shall not be affected, altered or modified in any respect by reason of the Second Merger, and shall remain as they were immediately prior to the Second Merger Effective Time.

ARTICLE II

THE SURVIVING ENTITY

        2.1    Certificate of Formation.     At the Second Merger Effective Time and without any further action on the part of the Parties or otherwise, the certificate of formation of the Company (the "Certificate of Formation"), as in effect immediately prior to the Second Merger Effective Time, shall become the Certificate of Formation of the Surviving Entity until altered, amended or repealed in accordance with applicable law.

        2.2    Limited Liability Company Agreement.     At the Second Merger Effective Time and without any further action on the part of the Parties or otherwise, the Limited Liability Company Operating Agreement of the Company, as in effect immediately prior to the Second Merger Effective Time, shall become the Limited Liability Company Operating Agreement of the Surviving Entity until altered, amended or repealed in accordance with the provisions thereof or applicable law.

        2.3    Intended Tax Treatment.     It is intended that the Mergers, taken together, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that the Acquisition Agreement and this Agreement shall together constitute and be adopted as a "plan of reorganization" within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

ARTICLE III

CONDITION

        3.1    Condition to Each Party's Obligations to Effect the Merger.     The respective obligation of each Party to effect the Second Merger shall be subject to the requisite approval and adoption of this Agreement and the Merger by the sole stockholder of [      ] and the sole member of the Company in accordance with the DGCL and the DLLCA, respectively.

ARTICLE IV

MISCELLANEOUS

        4.1    Captions and Counterparts.     The captions in this Agreement are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this

Exhibit A-3

Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        4.2    Governing Law.     This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles.

        4.3    Further Assurances.     The Parties shall execute and deliver such further instruments of conveyance, transfer and assignment, including filing the necessary documents with the Secretary of State of Delaware to complete the Second Merger and will take such other actions as either of them may reasonably request of the other to effectuate the purposes of this Agreement and to carry out the terms hereof.

        4.4    Complete Agreement.     This Agreement contains the complete agreement among the Parties with respect to the Second Merger and supersedes all prior agreements and understandings with respect to the Second Merger.

        4.5    Successors; Binding Effect; Third Parties.     This Agreement shall be binding on the successors of [      ] and the Company. Nothing herein expressed or implied is intended or is to be construed to confer upon or give to any person, other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

        4.6    Severability.     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

[SIGNATURES ON THE FOLLOWING PAGE]

Exhibit A-4

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

[ ]
By:
Name:
Title:
EQT RE, LLC
By:
Name:
Title:

[Signature page for LLC Sub Merger Agreement]

Annex B

PROPOSED AMENDMENT AND RESTATEMENT OF EQT RESTATED ARTICLES
OF INCORPORATION

FORM OF RESTATED ARTICLES OF EQT CORPORATION

(As amended through [    •    ])

        First:    The name of the Company is EQT CORPORATION.

        Second:    The location and post office address of its current registered office in the Commonwealth of Pennsylvania is c/o CT Corporation System, Allegheny County.

        Third:    The purposes for which the Company is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law, including but not limited to:

          A.    the supply of heat, light and power to the public by any means;

          B.    the production, purchase, generation, manufacture, transmission, transportation, storage, distribution and supplying of natural or artificial gas, steam or air conditioning, electricity, or any combination thereof to or for the public; and

          C.    manufacturing, processing, owning, using and dealing in personal property of every class and description, engaging in research and development, the furnishing of services, and acquiring, owning, using and disposing of real property of every nature whatsoever.

        Fourth:    The term of the Company's existence shall be perpetual.

        Fifth:    The aggregate number of shares which the Company shall have authority to issue shall be:

    (a)
    3,000,000 shares of Preferred Stock, without par value; and

    (b)
    320,000,000 shares of Common Stock, without par value.

The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Preferred Stock and of the Common Stock of the Company, and a statement of the authority hereby vested in the Board of Directors of the Company to fix and determine the designations, preferences, qualifications, limitations, restrictions, and special or relative rights in respect of all series of the Preferred Stock shall be as follows:

Division A: THE PREFERRED STOCK

        1.1    Preferred Stock.    The Preferred Stock may be divided into and issued in series. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of the Preferred Stock into series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the designation and the relative rights and preferences of the series so established, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

          (a)   the distinctive serial designation of such series;

          (b)   the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

          (c)   the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

          (d)   the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

          (e)   the preferential amount or amounts payable upon shares of such series in the event of the voluntary or involuntary liquidation of the Company;

          (f)    the voting rights, if any, of shares of such series;

          (g)   the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of securities of the Company into which such shares may be converted;

          (h)   the relative seniority, parity or junior rank of such series with respect to other series of Preferred Stock then or thereafter to be issued; and

          (i)    such other terms, limitations and relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolutions, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.

Division B: PROVISIONS APPLICABLE TO BOTH THE
PREFERRED STOCK AND THE COMMON STOCK

        2.1    Voting Rights.    Except as provided in this Section 2.1, the holders of the Common Stock shall have exclusive voting rights for the election of Directors and for all other purposes and shall be entitled to one vote for each share held. The holders of the Preferred Stock shall have no voting rights except as may be provided with respect to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof. On any matter on which the holders of the Preferred Stock shall be entitled to vote, they shall be entitled to vote as established by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof.

        A nominee for director shall be elected to the Board of Directors at a meeting of shareholders if the votes by the shareholders entitled to vote in the election cast for such nominee exceed the votes cast against such nominee's election (excluding abstentions), provided, that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. No shareholder shall in any election of directors have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates. The foregoing provisions of this paragraph shall not be changed with respect to any class of stock unless the holders of record of not less than two-thirds of the number of shares of such class of stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which any such change is considered.

        2.2    Pre-emptive Rights.    The Company may issue shares of any class of stock, option rights, or securities having conversion or option rights, without first offering them to the holders of Common Stock or Preferred Stock. The provisions of this Subdivision shall be effective to eliminate and deny any preemptive right which may exist or may have existed in respect of any outstanding shares.

        2.3    Amendments to By-Laws.    The Board of Directors may make, amend and repeal the By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein. No By-Law may be made, amended or repealed by the shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles or the By-Laws) the vote specified by applicable law for valid shareholder action shall be required.

        2.4    Amendments to Articles.    Subject to the voting rights given to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof, and except as may be specifically provided to the contrary in any other provision in the Articles with respect to amendment or repeal of such provision, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend the Articles of the Company or repeal any provision thereof, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles) such shareholder approval as may be specified by law shall be required.

        2.5    General.    The Company may issue and dispose of any of its authorized shares for such consideration as may be fixed by the Board of Directors subject to the laws then applicable.

Division C: BOARD OF DIRECTORS;
CLASSIFICATION; REMOVAL; VACANCIES

        3.1   The business and affairs of the Company shall be managed by a Board of Directors comprised as follows:

          (a)   The Board of Directors shall consist of not less than 5 nor more than ~~12~~13 persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

          (b)   Each person elected as a director of the Company after the 2013 annual meeting of shareholders, whether to succeed a person whose term of office as a director has expired (including the expiration of such person's term) or to fill any vacancy, shall be elected for a term expiring at the next annual meeting. Each director elected at or prior to the 2013 annual meeting of shareholders shall be deemed to serve as a member of the class of directors to which he or she was so elected for the term elected. At and after the 2016 annual meeting of shareholders, the directors shall no longer be classified with respect to the time for which they hold office. Notwithstanding the foregoing, each director elected shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal.

          (c)   Any director, any class of directors (if the Board of Directors is then classified) or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors (or of such class of directors if the Board is then classified) shall vote in favor of such removal.

          (d)   Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. A person elected to fill a vacancy in the Board of Directors shall hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (e)   Whenever the holders of any class or series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Company, none of the foregoing provisions of this Section 3.1 shall apply with respect to the director or directors elected by such holders of preferred stock.

        3.2   Notwithstanding any other provisions of law, the Articles or the By-Laws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division C, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors.

        3.3   No Director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless such Director has breached or failed to perform the duties of his or her office under Title 42, Chapter 83, Subchapter F of the Pennsylvania Consolidated Statutes (or any successor statute relating to Directors' standard of care and justifiable reliance); and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        If the Pennsylvania Consolidated Statutes are amended after May 22, 1987, the date this section received shareholder approval, to further eliminate or limit the personal liability of Directors, then a Director shall not be liable, in addition to the circumstances set forth in this section, to the fullest extent permitted by the Pennsylvania Consolidated Statutes, as so amended.

        The provisions of this section shall not apply to any actions filed prior to January 27, 1987 nor to any breach of performance of duty, or any failure of performance of duty, by any Director occurring prior to January 27, 1987.

Division D: PROCEDURES RELATING
TO CERTAIN BUSINESS COMBINATIONS

4.1   Votes Required; Exceptions.

        (a)   The affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors (the "Voting Stock"), voting together as a single class, shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) involving a "Related Person" (as hereinafter defined); provided, however, that the 80% voting requirement shall not be applicable if:

          (1)   The "Continuing Directors" (as hereinafter defined) of the Company by a two-thirds vote have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person; or

          (2)   both the following conditions are satisfied:

            (A)  the aggregate amount of the cash and the "Fair Market Value" (as hereinafter defined) of the property, securities and "Other Consideration" (as hereinafter defined) to be received per share by holders of capital stock of the Company in the Business Combination, other than the Related Person, is not less than the "Highest Equivalent Price" (as hereinafter defined) of such shares of capital stock; and

            (B)  a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such requirements, shall have been mailed to all shareholders of the Company. The proxy or information statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the Company other than any Related Person.

        (b)   Such 80% vote shall in any such instance be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

        4.2    Definitions.    For purposes of this Division D:

          (a)   A "Person" shall mean any individual, partnership, corporation or other entity. As used herein, the pronouns "which" and "it" in relation to Persons which are individuals shall be construed to mean "who" or "whom", "he" or "she", and "him" or "her", as appropriate.

          (b)   The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on November 10, 1983 (the term "registrant" in said Rule 12b-2 meaning in this case the Company).

          (c)   The term "Beneficial Owner" (and variations thereof) shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on November 10, 1983; provided, however, that notwithstanding any provision of Rule 13d-3 to the contrary, an entity shall be deemed to be the Beneficial Owner of any share of capital stock of the Company that such entity has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

          (d)   The term "Voting Stock" shall have the meaning set forth at the beginning of Section 4.1(a) of this Division D.

          (e)   The term "Subsidiary" of any Person shall mean any corporation of which a majority of the capital stock entitled to vote for the election of directors is Beneficially Owned by such Person directly or indirectly though other Subsidiaries of such Person.

          (f)    The term "Substantial Part" of the assets of any person shall mean more than 10% of the Fair Market Value, as determined by a two-thirds vote of the Continuing Directors, of the total consolidated assets of such Person and its Subsidiaries as of the end of its most recent fiscal year ended prior to the time the determination is being made.

          (g)   The term "Other Consideration" shall include, without limitation, shares of Common Stock or other capital stock of the Company retained by the holders of such shares in the event of a Business Combination in which the Company is the surviving corporation.

          (h)   The term "Continuing Director" shall mean a director of the Company who is unaffiliated with any Related Person and either (1) was a director of the Company immediately prior to the time the Related Person involved in a Business Combination became a Related Person or (2) is a successor to a Continuing Director and is recommended to succeed a continuing Director by a majority of the then Continuing Directors. Where this Division D contains provisions for a determination, recommendation or approval by the Continuing Directors, if there is at any particular relevant time no Continuing Director in office, then such provision shall be deemed to be satisfied if the Board, by a two-thirds vote of the whole Board of Directors, makes or gives such determination, recommendation or approval.

          (i)    The term "Business Combination" shall mean

            (1)   any merger, consolidation or share exchange of the Company or a Subsidiary of the Company with a Related Person, in each case without regard to which entity is the surviving entity;

            (2)   any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the Company (including without limitation any voting securities of a Subsidiary of the Company)

    or a Subsidiary of the Company to or with a Related Person (whether in one transaction or series of transactions), or of all or any Substantial Part of the assets of a Related Person to the Company or a Subsidiary of the Company;

            (3)   the issuance, transfer or delivery of any securities of the Company or a Subsidiary of the Company by the Company or any of its Subsidiaries to a Related Person, or of any securities of a Related Person to the Company or a Subsidiary of the Company (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Company or of the Related Person, as the case may be);

            (4)   any recapitalization, reorganization or reclassification of securities (including any reverse stock split) or other transaction that would have the effect, directly or indirectly, of increasing the voting power of a Related Person;

            (5)   the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of a Related Person; or

            (6)   any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

          (j)    The term "Related Person" at any particular time shall mean any Person if such Person, its Affiliates, its Associates, and all Persons of which it is an Affiliate or Associate Beneficially Own in the aggregate 10% or more of the outstanding Voting Stock of the Company, and any Affiliate or Associate of any such Person, and any Person of which such Person is an Affiliate or Associate. With respect to any particular Business Combination, the term "Related Person" means the Related Person involved in such Business Combination, any Affiliate or Associate of such Related Person, and any Person of which such Related Person is an Affiliate or Associate. Where in this Division D any reference is made to a transaction involving, or ownership of securities by, a Related Person, it shall mean and include one or more transactions involving different Persons all included within the definition of "Related Person", or ownership of securities by any or all of such Persons. Each Person who is an Affiliate or Associate of a Related Person shall be deemed to have become a Related Person at the earliest time any of such Persons becomes a Related Person.

          (k)   The term "highest Equivalent Price" with respect to shares of capital stock of the Company of any class or series shall mean the following:

            (1)   with respect to shares of Common Stock, the highest price that can be determined to have been paid at any time by a Related Person for any shares of Common Stock; and

            (2)   with respect to any class or series of shares of capital stock other than Common Stock, the higher of the following:

              (A)  if any shares of such class or series are Beneficially Owned by a Related Person, the highest price that can be determined to have been paid at any time by a Related Person for such shares; or

              (B)  the amount determined by the Continuing Directors, on whatever basis they believe is appropriate, to be the per share price equivalent of the highest price that can be determined to have been paid at any time by a Related Person for any shares of any other class or series of capital stock of the Company.

  In determining the Highest Equivalent Price, all purchases by a Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, soliciting dealers' fees and other expenses paid by the Related Person with respect to the shares of capital stock of the Company acquired by the Related Person. In the case of any Business Combination with a Related Person, the Continuing Directors by a two-thirds vote shall determine the Highest Equivalent Price for each class and series of capital stock of the Company.

          (l)    The term "Fair Market Value" shall mean (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange's consolidated transaction reporting system, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors; and (2) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined by a two-thirds vote of the Continuing Directors.

4.3   Miscellaneous.

        (a)   The Continuing Directors, by a two-thirds vote, are authorized to determine for purposes of this Division D on the basis of information known to them after reasonable inquiry: (1) whether a Person is a Related Person, (2) the number of shares of Voting Stock Beneficially Owned by any Person, (3) whether a Person is an Affiliate or Associate of another, (4) whether certain assets constitute a Substantial Part of the assets of any Person, (5) the amounts of prices paid, market prices, and other factors relative to fixing the Highest Equivalent Price of shares of capital stock of the Company and (6) the Fair Market Value of property, securities and Other Consideration received in a Business Combination. Any such determination made in good faith shall be binding and conclusive on all parties.

        (b)   Nothing contained in this Division D shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

        (c)   The fact that any Business Combination complies with the conditions set forth in Subsection (a)(2) of Section 4.1 of this Division D shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

        (d)   Notwithstanding any other provisions of law, the Articles or the By-Laws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the Voting Stock of the Company, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division D.

        Sixth:    Henceforth, these Articles of the Company shall not include any prior documents.

ANNEX C

Opinion of Citigroup Global Markets Inc.

June 19, 2017

The Board of Directors
EQT Corporation
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to EQT Corporation ("EQT") of the Merger Consideration (defined below) to be paid by EQT pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Agreement") to be entered into among EQT, Eagle Merger Sub I, Inc., an indirect wholly owned subsidiary of EQT ("Merger Sub"), and Rice Energy Inc. ("Rice Energy"). As more fully described in the Agreement, (i) Merger Sub will be merged with and into Rice Energy (the "Merger"), with Rice Energy as the surviving corporation, and (ii) each outstanding share of the common stock, par value $0.01 per share, of Rice Energy ("Rice Energy Common Stock") will be converted into the right to receive (a) $5.30 in cash and (b) 0.37 of a share of the common stock, no par value, of EQT ("EQT Common Stock" and, such cash amount and fraction of a share of EQT Common Stock, collectively, the "Merger Consideration"). We understand that, pursuant to the Agreement, immediately following consummation of the Merger and as part of a single integrated transaction, the surviving corporation in the Merger will be merged with and into an indirect wholly owned limited liability company subsidiary of EQT ("LLC Sub" and, such merger, the "LLC Sub Merger" and the LLC Sub Merger, together with the Merger, the "Mergers"), with LLC Sub as the surviving corporation.

        We also understand that, at or prior to consummation of the Merger, (i) Rice Energy will cause Rice Midstream Holdings LLC ("Rice Midstream") to redeem the Series B units of Rice Midstream held by entities related to EIG Global Energy Partners, LLC ("EIG") and (ii) the common units of Rice Energy Operating LLC ("REO") held by members of REO other than Rice Energy will be redeemed in exchange for shares of Rice Energy Common Stock, with such shares of Rice Energy Common Stock being converted into the right to receive the Merger Consideration, and the associated shares of Series A preferred stock of Rice Energy will be canceled in connection with such redemption (the transactions described in clauses (i) and (ii) above, together with the other transactions contemplated by the Agreement (other than the Mergers), the "Related Transactions"). The terms and conditions of the Mergers and the Related Transactions are more fully set forth in the Agreement.

        In arriving at our opinion, we reviewed an execution version, provided to us on June 19, 2017, of the Agreement and held discussions with certain senior officers, directors and other representatives of EQT and certain senior officers and other representatives of Rice Energy concerning the businesses, operations and prospects of EQT and Rice Energy. We reviewed certain publicly available and other business and financial information relating to EQT and Rice Energy provided to or discussed with us by the respective managements of EQT and Rice Energy, including certain internal financial forecasts and other information and data relating to EQT provided to or discussed with us by the management of EQT and certain financial forecasts and other information and data relating to Rice Energy provided to or discussed with us by the managements of EQT and Rice Energy and as adjusted by the management of EQT. We also were provided with certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of EQT to result from the Mergers. We reviewed the financial terms of the Mergers as set forth in the Agreement in relation to, among other things: current and historical market prices of EQT Common Stock and Rice Energy Common Stock; the financial condition and historical and projected cash

The Board of Directors
EQT Corporation
June 19, 2017

flows and other operating data of EQT and Rice Energy; and the capitalization of EQT and Rice Energy. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of EQT and Rice Energy. We also evaluated certain potential pro forma financial effects of the Mergers on EQT utilizing the financial forecasts and other information and data relating to EQT and Rice Energy and the potential strategic implications and financial and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of EQT and Rice Energy that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data (including tax rate assumptions and adjustments to the financial forecasts and other information and data relating to Rice Energy prepared by the management of EQT) that we have been directed to utilize in our analyses, we have been advised by the respective managements of EQT and Rice Energy, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, as the case may be, as to, and are a reasonable basis upon which to evaluate, the future financial performance of EQT and Rice Energy, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of EQT to result from, and other potential pro forma financial effects of, the Mergers and the other matters covered thereby. We express no opinion as to any financial and other information or data (or underlying assumptions on which any such financial and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Mergers, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

        We have relied, at your direction, upon the assessments of the managements of EQT and Rice Energy as to, among other things, (i) the Related Transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on EQT and Rice Energy of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the natural gas, oil and natural gas liquid and energy infrastructure industries, including commodity pricing and supply and demand for natural gas, oil and natural gas liquid, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) natural gas, oil and natural gas liquid reserves and growth, expansion and other development and exploration projects of EQT and Rice Energy, including with respect to the likelihood and timing thereof and capital expenditures and other financial aspects involved, (iv) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key lessors, employees, customers, derivatives counterparties and other commercial relationships of EQT and Rice Energy and (v) the ability to integrate the operations of EQT and Rice Energy. We have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

The Board of Directors
EQT Corporation
June 19, 2017

        We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of EQT, Rice Energy or any other entity nor have we made any physical inspection of the properties or assets of EQT, Rice Energy or any other entity. We have assumed, with your consent, that the Mergers and the Related Transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that there will not be any delays, limitations, restrictions, conditions or other actions, including any divestiture or other requirements, amendments or modifications, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Mergers or the Related Transactions that would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger and the LLC Sub Merger, taken together, will qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or opinion as to the actual value of EQT Common Stock or any other securities when issued, redeemed or acquired in connection with the Mergers and the Related Transactions or the prices at which EQT Common Stock, Rice Energy Common Stock or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Mergers and the Related Transactions. Representatives of EQT have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution version reviewed by us. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of EQT as to such matters.

        Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Mergers or the Related Transactions, including, without limitation, the form or structure of the Mergers, the form or structure, or financial or other terms, of any Related Transactions or any terms, aspects or implications of any voting or non-competition agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers, the Related Transactions or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of EQT to effect or enter into the Mergers or any Related Transactions, the relative merits of the Mergers or any Related Transactions as compared to any alternative business strategies that might exist for EQT or the effect of any other transaction which EQT might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Mergers or any Related Transactions, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which EQT and Rice Energy operate, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on EQT, Rice Energy, the Mergers (including the contemplated benefits thereof) or the Related Transactions.

        Citigroup Global Markets Inc. has acted as financial advisor to EQT in connection with the proposed Mergers and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Mergers. We also will receive a fee in connection with the delivery of this opinion. In addition, EQT has agreed to reimburse our expenses and to indemnify us against certain liabilities arising

The Board of Directors
EQT Corporation
June 19, 2017

out of our engagement. As you are aware, at EQT's request, we and certain of our affiliates expect to participate in a bridge facility and related financings in connection with the Mergers, for which services we and such affiliates will receive compensation, including acting as lead arranger for, and as a lender under, such financings. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to EQT and certain of its affiliates unrelated to the proposed Mergers and the Related Transactions, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) co-syndication agent, joint lead arranger and bookrunner for, and as a lender under, certain credit facilities of EQT and an affiliate of EQT and (ii) joint bookrunning manager and/or as an underwriter or sales agent for initial and follow-on equity offerings of certain affiliates of EQT. As you further are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Rice Energy and certain of its affiliates and EIG and certain of its affiliates and portfolio companies, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) with respect to Rice Energy and certain of its affiliates, co-documentation agent for, and/or as a lender under, certain credit facilities of Rice Energy and certain of its affiliates and (ii) with respect to EIG and certain of its affiliates and portfolio companies, a lender under certain credit facilities of certain portfolio companies of EIG. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of EQT, Rice Energy, EIG and their respective affiliates (or portfolio companies, as applicable) for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with EQT, Rice Energy, EIG and their respective affiliates (or portfolio companies, as applicable).

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of EQT (in its capacity as such) in its evaluation of the proposed Mergers. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Mergers, any Related Transactions or otherwise.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by EQT pursuant to the Agreement is fair, from a financial point of view, to EQT.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

ANNEX D

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

June 19, 2017

Board of Directors
Rice Energy Inc.
2200 Rice Drive
Canonsburg, PA 15317

Members of the Board of Directors:

        We understand that Rice Energy Inc. ("Rice" or the "Company") intends to enter into a transaction (the "Proposed Transaction") with EQT Corporation ("EQT") and Eagle Merger Sub I, Inc. ("Merger Sub"), a wholly-owned subsidiary of EQT, pursuant to which (i) Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of EQT and (ii) upon the effectiveness of the merger, each share of common stock, par value $0.01 per share, of the Company ("Rice Common Stock") issued and outstanding immediately prior to the effective time of the merger (other than Appraisal Shares, Cancelled Shares and Converted Shares (in each case, as defined in the Agreement) (collectively, the "Excluded Shares")) will be converted into the right to receive (a) 0.37 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share, of EQT ("EQT Common Stock") and (b) $5.30 in cash, without interest (together with the Exchange Ratio, the "Merger Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger among Rice, EQT and Merger Sub, dated as of June 19, 2017 (the "Agreement"). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than holders of Excluded Shares) of the Merger Consideration to be offered to such stockholders. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and EQT that we believe to be relevant to our analysis, including, without limitation, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, EQT's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and EQT's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017; (3) publicly available information concerning Rice Midstream Partners LP

("RMP"), EQT Midstream Partners, LP ("EQM") and EQT GP Holdings, LP ("EQGP") that we believe to be relevant to our analysis, including, without limitation, RMP's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, RMP's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, EQM's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, EQM's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, EQGP's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and EQGP's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017; (4) certain financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the "Rice Management Projections"); (5) certain financial and operating information with respect to the business, operations and prospects of EQT furnished to us by EQT, including financial projections of EQT prepared by management of EQT (the "EQT Management Projections"); (6) estimates of certain oil and gas reserves and resources provided by the Company (the "Rice Resources") as prepared by the management of the Company (the "Rice Resources Report"); (7) estimates of certain oil and gas reserves and resources provided by EQT (the "EQT Resources") as prepared by the management of EQT (the "EQT Resources Report"); (8) a trading history of each of the Rice Common Stock and EQT Common Stock from January 23, 2014 to June 16, 2017 and a comparison of that trading history with those of other companies that we deemed relevant; (9) a comparison of the historical financial results and present financial condition of the Company and EQT with each other and with those of other companies that we deemed relevant; (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (11) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including the amounts and timing of the cost savings and operational synergies expected by the management of the Company and EQT to result from a combination of the businesses (the "Expected Synergies") and other strategic benefits expected by the management of the Company and EQT to result from a combination of the businesses; (12) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and EQT; (13) the relative contributions of the Company and EQT to the anticipated future financial and operating performance of the combined company on a pro forma basis; and (14) commodity price assumptions and the outlook for future commodity prices published by independent information service providers. In addition, we have had discussions with management of both the Company and EQT concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Rice Management Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Rice Resources Report, we have discussed this resources database with the management of the Company and upon the advice and at the direction of the Company, we have assumed that the Rice Resources Report is a reasonable basis on which to evaluate the Rice Resources. With respect to the EQT Management Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EQT as to the future financial performance of EQT and that EQT will perform substantially in accordance with such projections. With respect to the EQT Resources Report, we have discussed this resources database with the management of the Company and upon the advice and at the direction of the Company, we have assumed that the EQT Resources Report is a reasonable basis on which to evaluate the EQT Resources. Furthermore, upon the advice and at the direction of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Rice Common Stock or EQT Common Stock would trade following the announcement of the Proposed Transaction or EQT Common Stock would trade following consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of EQT Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of Rice Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

        We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice and at the direction of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the holders of shares of Rice Common Stock in the Proposed Transaction (other than the holders of Excluded Shares) is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company, EQT and certain of their affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services.

Specifically, in the past two years, we have performed the following investment banking and financial services: (A) for the Company and its affiliates, (i) in December 2016, acted as joint bookrunner and joint lead arranger on the Company's refinancing of its $1,450 million credit facility, and as a lender under the credit facility, (ii) in October 2016, acted as joint bookrunner and joint lead arranger on RMP's refinancing of RMP's $850 million credit facility, and as a lender under the credit facility, (iii) in September 2016, acted as placement agent on RMP's $450 million private placement, (iv) in September 2016, acted as joint bookrunner on the Company's $1,200 million registered block trade, (v) in February 2016, acted as sole financial advisor to the Company on the $500 million investment by EIG Global Energy Partners into Rice Midstream Holdings LLC, a subsidiary of the Company, and (vi) in November 2015, acted as placement agent on RMP's $175 million private placement; (B) for EQT and its affiliates, (i) in November 2015, acted as joint bookrunner on EQM's $400 million registered block trade, (ii) in March 2015, acted as joint bookrunner on EQM's $697 million registered block trade, (iii) in May 2015, acted as lead left bookrunner on EQGP's $621 million initial public offering, and (iv) acted as lender under EQT's credit facility.

        Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and EQT for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
By:	/s/ BARCLAYS CAPITAL INC. BARCLAYS CAPITAL INC.

ANNEX E

[Section 262 of the General Corporation Law of the State of Delaware]

        § 262 Appraisal rights [For application of this section, see 79 Del. Laws, c. 72, § 22, 79 Del. Laws, c. 122, § 12 and 80 Del. Laws, c. 265, § 18]

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §§ 251(h), 253 or 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (4)
  In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX F

VOTING AND SUPPORT AGREEMENT

        This VOTING AGREEMENT, dated as of June 19, 2017 (this "Agreement"), is entered into by and among EQT Corporation, a Pennsylvania corporation ("Parent") and the undersigned signatories set forth on the signature pages hereto under the heading "Company Stockholders" (collectively, the "Company Stockholders"). Parent and the Company Stockholders are each sometimes referred to herein individually as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

        WHEREAS, each of the Company Stockholders are the beneficial or record owners, and have either sole voting power or shared voting power with other Company Stockholders over, such number of shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") as is indicated opposite each such Company Stockholder's name on Schedule A attached hereto;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Eagle Merger Sub I, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Parent ("Merger Sub") and Rice Energy Inc., a Delaware corporation (the "Company") are entering into an Agreement and Plan of Merger (the "Merger Agreement"), that provides, among other things, for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

        WHEREAS, as a condition and an inducement to Parent's willingness to enter into the Merger Agreement, Parent has required that the Company Stockholders agree, and the Company Stockholders have agreed to, enter into this Agreement with respect to all Company Common Stock that the Company Stockholders Beneficially Own, or own of record; and

        WHEREAS, Parent desires that the Company Stockholders agree, and the Company Stockholders are willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of their Subject Securities (as defined below), and to vote their Subject Securities in a manner so as to facilitate consummation of the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.    Definitions.    Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

        "Beneficially Own" or "Beneficial Ownership" has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person's beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

        "Beneficial Owners" shall mean Persons who Beneficially Own the referenced securities.

        "Distribution Date" shall mean September 28, 2017.

        "Expiration Time" shall mean the earliest to occur of (a) Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof or (c) the termination of this Agreement by mutual written consent of the Parties.

        "Holdings LLC" shall mean Rice Energy Holdings LLC.

        "Holdings LLC Agreement" shall mean that certain Amended and Restated Limited Liability Company Agreement of Holdings LLC, dated as of January 29, 2014.

        "Permitted Transfer" shall mean, in each case, with respect to each Company Stockholder, so long as (a) such Transfer is in accordance with applicable Law and (b) such Company Stockholder is, and at all times has been, in compliance with this Agreement, any Transfer of Subject Securities by the Company Stockholder to another Company Stockholder or to an Affiliate of such Company Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Parent, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Company Stockholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Company Stockholder from its obligations under this Agreement, other than with respect to the Company Common Stock transferred in accordance with the foregoing provision; provided, further, that Holdings LLC may distribute Subject Securities on the Distribution Date as required by Section 4.3 of the Holdings LLC Agreement to its members without the requirement that any members who are not Company Stockholders or Named Executive Officers (or any of their respective family members or spouses) or any Affiliate of the foregoing execute a joinder to this Agreement.

        "Subject Securities" shall mean, collectively, shares of Company Common Stock and New Company Common Stock.

        "Transfer" means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, "capital stock" shall include interests in a partnership or limited liability company.

2.    Agreement to Retain Subject Securities.

        2.1    Transfer and Encumbrance of Subject Securities.     Other than a Permitted Transfer, hereafter until the Expiration Time, no Company Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Company Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

        2.2    Injunction.     Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Company Stockholders or their Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of each Company Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits such Company Stockholder from taking any such action, and (ii) each Company Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of such Company Stockholder on the Merger is requested. Notwithstanding anything to the contrary in this Section 2.2, the restrictions set forth in Section 2.1 shall continue to apply with respect to the Subject Securities until the Expiration Time.

        2.3    Additional Purchases; Adjustments.     Each Company Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity that such Company Stockholder purchases or otherwise acquires or with respect to which such Company Stockholder otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Time (the "New Company Common Stock") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Common Stock, and such Company Stockholder shall promptly notify Parent of the existence of any New Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

        2.4    Unpermitted Transfers; Involuntary Transfers.     Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Company Stockholder's Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

        2.5    Transfers by Holdings LLC.     Holdings LLC will not take any action that would increase the number of shares that would be required by Section 4.3 of the Holdings LLC Agreement to be distributed to its members who are not Company Stockholders or Named Executive Officers (or any of their respective family members or spouses) or any Affiliate of the foregoing. To the extent the Distribution Date occurs prior to the Expiration Time, Holdings LLC shall provide Parent with a written notice (a) at least five (5) Business Days in advance of such distribution of the estimated number of shares of Company Common Stock that will be so distributed to members who are not Company Stockholders or Named Executive Officers (or any of their respective family members or spouses) or any Affiliate of the foregoing and (b) within one Business Day of such distribution confirming the actual number of shares of Company Common Stock that will be so distributed to members who are not Company Stockholders or Named Executive Officers (or any of their respective family members or spouses) or any Affiliate of the foregoing.

3.    Agreement to Vote and Approve.    From and after the date hereof until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Company Stockholder shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger, and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger and (b) against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VII of the Merger Agreement not being fulfilled, (ii) any Company Competing Proposal, (iii) any action which could reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Parent or to Parent's shareholders and (iv) any action which could reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company in the Merger Agreement.

4.    Irrevocable Proxy.    By execution of this Agreement, each Company Stockholder hereby appoints and constitutes Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Company Stockholder's true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law), to the fullest extent of such Company Stockholder's rights with respect to the Subject Securities Beneficially Owned by such Company Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof and each Company Stockholder shall retain the authority to vote its Subject Securities on all other matters; provided, however, that the foregoing shall only be effective if such Company Stockholder fails to be counted as present, to consent or to vote such Company Stockholder's Subject Securities, as applicable, in accordance with this Agreement.

5.    Representations and Warranties of the Company Stockholders.    Each Company Stockholder, on behalf of itself and each other Company Stockholder, hereby severally, but not jointly, represents and warrants to Parent as follows:

        5.1    Due Authority.     Such Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Company Stockholder and constitutes a valid and binding agreement of such Company Stockholder enforceable against it in accordance with its terms.

        5.2    Ownership of the Company Common Stock.     As of the date hereof, such Company Stockholder (a) Beneficially Owns the shares of Company Common Stock indicated on Schedule A hereto opposite such Company Stockholder's name, free and clear of any and all Encumbrances, other than those created by this Agreement or as set forth on Schedule B1, and (b) except as set forth on Schedule B2, has sole voting power over all of the shares of Company Common Stock Beneficially Owned by such Company Stockholder. As of the date hereof, such Company Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Company Common Stock set forth on Schedule A opposite such Company Stockholder's name. As of the date hereof, such Company Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Company except as set forth on Schedule A opposite such Company Stockholder's name, or as set forth on Schedule B3.

        5.3    No Conflict; Consents.

        (a)   The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of the obligations under this Agreement and the compliance by such Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Company Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the shares of Company Common Stock Beneficially Owned by such Company Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company Stockholder is a party or by which such Company Stockholder is bound.

        (b)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Company Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Company Stockholder of the transactions contemplated hereby.

        5.4    Absence of Litigation.    There is no Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against or affecting, such Company Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder's obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        5.5    Ownership of Parent Common Stock.    As of the date hereof, such Company Stockholder does not Beneficially Own any shares of Parent Common Stock.

        5.6    Shares by Holdings LLC.    As of the date of this Agreement, Holdings LLC owns of record 4,007,041 shares of Company Common Stock. Pursuant to Section 4.3 of the Holdings LLC Agreement, Holdings LLC is required to make a distribution of all of its property and assets on the Distribution Date. Assuming that the Distributable Amount Value (as defined in the Holdings LLC Agreement) of Company Common Stock is $40 per share or less on the applicable determination date, the maximum number of shares of Company Common Stock that would be distributed as required by Section 4.3 of the Holdings LLC Agreement to members of Holdings LLC (who are not Company Stockholders or Named Executive Officers (or any of their respective family members or spouses) or any Affiliate of the foregoing) is 2,400,000.

        6.    Termination.    This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time.

        7.    Notice of Certain Events.    Each Company Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of each Company Stockholder under this Agreement and (b) the receipt by each Company Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

        8.    No Solicitation.    Each Company Stockholder agrees that neither it nor any of its Affiliates, directors, officers and employees of it, and that it shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (b) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal or any indication of interest that would reasonably be expected to lead to a Company Competing Proposal, (c) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (d) enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal or (e) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (a)—(d).

        9.    Waiver of Certain Actions.    Each Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

        10.    Miscellaneous.

        10.1    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        10.2    Successors and Assigns.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10.2 shall not be deemed to prevent Parent from engaging in any merger, consolidation or other business combination transaction.

        10.3    Amendments and Modifications.    No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, and (b) each of the Company Stockholders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

        10.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email or facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)
if to any of the Company Stockholders, to it at:

Rice Energy Inc.
2200 Rice Drive
Canonsburg, Pennsylvania 15317
Attention:	General Counsel
Email:	Will.Jordan@RiceEnergy.com
Fax No.:	832 708-3445

With a copy (which shall not be considered notice) to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention:	Stephen M. Gill
Doug E. McWilliams
Email:	sgill@velaw.com
dmcwilliams@velaw.com
Fax No.:	(713) 615-5956
and
Nixon Peabody LLP 100 Summer Street Boston, Massachusetts 02110
Attention:	Jay D. Rosenbaum
Email:	jrosenbaum@nixonpeadbody.com
Fax No.:	(877) 567-1974
(b)
if to Parent, to:

EQT Corporation 625 Liberty Avenue, Suite 1700 Pittsburgh, Pennsylvania
Attention:	General Counsel
Email:	lgardner@eqt.com
Fax No.:	412-553-7781
With a copy (which shall not be considered notice) to: Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Phone:	(212) 403-1000
Email:	SACohen@wlrk.com
BMRoth@wlrk.com
Fax:	(212) 403-2000
Attention:	Steven A. Cohen
Benjamin M. Roth

        Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

        10.5    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

        10.6    Submission to Jurisdiction.    Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any Federal court located within the State of Delaware) (the "Chosen Courts") and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen

Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 10.6 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.6. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        10.7    Enforcement.    The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

        10.8    No Third Party Beneficiaries.    Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.9    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

        10.10    Entire Agreement.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

        10.11    Counterparts.    This Agreement may be executed in two or more counterparts, including via facsimile or email in "portable document format" (".pdf") form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all parties need not sign the same counterpart.

        10.12    No Agreement Until Executed.    This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Merger Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

        10.13    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

        10.14    Action in Company Stockholder Capacity Only.    No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer of the Company. The Parties acknowledge and agree that this Agreement is entered into by the Company Stockholders solely in their capacity as the Beneficial Owners of shares of Company Common Stock and nothing in this Agreement shall (a) restrict in any respect any actions taken by the Company Stockholders or their designees or Representatives who are a director or officer of the Company solely in his or her capacity as a director or officer of the Company or (b) be construed to prohibit, limit or restrict such Company Stockholder from exercising its fiduciary duties as a director or officer of the Company. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

        10.15    Documentation and Information.    No Company Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent). Each Company Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Company Stockholder's identity and ownership of the Subject Securities, the existence of this Agreement and the nature of such Company Stockholder's commitments and obligations under this Agreement, and such Company Stockholder acknowledges that Parent may, in Parent's sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Company Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Company Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

        10.16    Obligation to Update Schedule A.    Each of the Company Stockholders agree that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Company Stockholder, the Company Stockholders will, as promptly as practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature pages follow]

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

EQT CORPORATION
By:	/s/ ROBERT J. MCNALLY
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO
VOTING AGREEMENT

RICE ENERGY 2016 IRREVOCABLE TRUST
By:	/s/ ANDREW L. SHARE
	Name:	Andrew L. Share
	Title:	Trustee
RICE ENERGY HOLDINGS LLC
By:	/s/ WILLIAM E. JORDAN
	Name:	William E. Jordan
	Title:	Attorney-in-Fact
/s/ DANIEL J. RICE III Daniel J. Rice III
/s/ DANIEL J. RICE IV Daniel J. Rice IV
/s/ DEREK A. RICE Derek A. Rice
/s/ TOBY Z. RICE Toby Z. Rice

SIGNATURE PAGE TO
VOTING AGREEMENT

SCHEDULE A

Company Stockholder	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record
Rice Energy 2016 Irrevocable Trust	33,807,041	29,800,000
Rice Energy Holdings LLC	33,807,041	4,007,041
Daniel J. Rice III	2,556,844	2,556,844
Daniel J. Rice IV	230,470	230,470
Derek A. Rice	230,470	230,470
Toby Z. Rice	278,132	189,196

SCHEDULE B

B1

  1.
  As of the date of this agreement, 13,000,000 shares beneficially owned by the Rice Energy 2016 Irrevocable Trust are held in a margin account at a brokerage firm, subject to the broker's lien on all of the account assets.

B2

  1.
  Rice Energy Holdings LLC and Rice Energy 2016 Irrevocable Trust have shared voting power of Company Common Stock pursuant to the Stockholders' Agreement.

  2.
  As of the date of this Agreement, the number of shares beneficially owned by Toby Z. Rice includes an aggregate of 88,936 shares and restricted stock units that vest within 60 days of June 15, 2017 that are held by Toby Z. Rice's spouse.

B3

  1.
  As of the date of this Agreement, the number of shares beneficially owned by Daniel J. Rice IV does not include 60,396 restricted stock units or unearned performance stock units which may be settled in up to 771,770 shares (assuming settlement at the maximum possible level) that have been granted to Daniel J. Rice IV under the Company's 2014 Long-Term Incentive Plan (the "LTIP").

  2.
  As of the date of this Agreement, the number of shares beneficially owned by Toby Z. Rice does not include (i) 60,396 restricted stock units that have been granted to Toby Z. Rice under the LTIP, (ii) unearned performance stock units which may be settled in up to 771,770 shares (assuming settlement at the maximum possible level) that have been granted to Toby Z. Rice under the LTIP, (iii) 12,824 restricted stock units that have been granted to Toby Z. Rice's spouse under the LTIP or (iv) unearned performance stock units which may be settled in up to 5,372 shares (assuming settlement at the maximum possible level) that have been granted to Toby Z. Rice's spouse under the LTIP.

  3.
  As of the date of this Agreement, the number of shares beneficially owned by Derek A. Rice does not include 60,396 restricted stock units or unearned performance stock units which may be settled in up to 771,770 shares (assuming settlement at the maximum possible level) that have been granted to Derek A. Rice under the LTIP.

RICE ENERGY INC. PROXY CARD YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting. VOTE BY INTERNET – WWW.CESVOTE.COM Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you access the website and follow the instructions. OR VOTE BY TELEPHONE – 1-888-693-8683 Use a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you call and follow the instructions. OR VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Rice Energy Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: Notice & Proxy Statement are available at www.ViewOurMaterial.com/Rice  If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.  The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3. Proposal 1 Adopt the Agreement and Plan of Merger, dated as of June 19, 2017, among Rice Energy Inc., EQT Corporation, and Eagle Merger Sub I, Inc. (as it may be amended from time to time, the “Merger Agreement”). Proposal 3 Approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not Agreement.  FOR sufficient votes to adopt the Merger  FOR  AGAINST  ABSTAIN   ABSTAIN AGAINST Proposal 2 Approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Rice Energy Inc.’s named executive officers in connection with the merger.  FOR  AGAINST  ABSTAIN Shareholder Signature Date Title Shareholder (Joint Owner) Signature Date Title Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign. CONTROL NUMBER

Driving Directions: From Pittsburgh International Airport Take Airport Parkway - Merge onto I-376 East for 10.3 miles. Merge onto I-79 South via Exit 64A Washington. Travel for approximately 13 miles. Take exit 48 (Southpointe/Hendersonville). Turn right off the exit onto Southpointe Boulevard for approximately 1.5 miles. Turn right onto Technology Drive for .2 miles. Turn left onto Town Center Boulevard and then immediately turn right onto Woodcliff Drive for .4 miles. Rice Energy is on the right. From I-79 southbound Take exit 48 (Southpointe/Hendersonville). Turn right off the exit onto Southpointe Boulevard for approximately 1.5 miles. Turn right onto Technology Drive for .2 miles. Turn left onto Town Center Boulevard and then immediately turn right onto Woodcliff Drive for .4 miles. Rice Energy is on the right. From I-79 northbound Take exit 48 (Southpointe/Hendersonville). Turn left off the exit onto Southpointe Boulevard for approximately 1.5 miles. Turn right onto Technology Drive for .2 miles. Turn left onto Town Center Boulevard and then immediately turn right onto Woodcliff Drive for .4 miles. Rice Energy is on the right. From I-70 east/west Follow signs for I-79 north. Take exit 48 (Southpointe/Hendersonville). Turn left off the exit onto Southpointe Boulevard for approximately 1.5 miles. Turn right onto Technology Drive for .2 miles. Turn left onto Town Center Boulevard and then immediately turn right onto Woodcliff Drive for .4 miles. Rice Energy is on the right.  TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.  RICE ENERGY INC. SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON November 9, 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF RICE ENERGY INC. The undersigned stockholder of Rice Energy Inc., a Delaware corporation, revoking all prior proxies, hereby appoints Daniel J. Rice IV, and William E. Jordan, each or either of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Special Meeting of Stockholders scheduled to be held on November 9, 2017 at Rice’s executive offices at 2200 Rice Drive, Canonsburg, PA 15317, at 8:00 a.m. local time, and at any and all postponements or adjournments thereof, upon all matters described in the Notice of 2017 Special Meeting of Stockholders and related Proxy Statement for the Special Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Special Meeting. PROXY CARD If this proxy card is properly executed, the shares represented by this proxy card will be voted as directed on the reverse side, but if no such direction is made, the proxies named above intend to vote such shares FOR Proposals 1, 2 and 3 and upon other such business as many properly come before the Special Meeting. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE BY THE INTERNET OR BY TELEPHONE. (Continued and to be signed on the reverse side)